Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236011

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated March 23, 2020)

AdaptHealth Corp.

Primary Offering of

9,601,909 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated March 23, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236011). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our definitive proxy supplement on Form DEFR14A relating to our 2020 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2020 (the “Proxy Supplement”). Accordingly, we have attached the Proxy Supplement to this prospectus supplement.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to 9,601,909 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (A) 5,268,576 shares issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the “public warrants”) and (B) 4,333,333 shares issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our “Sponsor”) in a private placement that occurred simultaneously with our initial public offering (the “private placement warrants” and collectively with the public warrants, the “warrants”), which private placement warrants have been distributed from the Sponsor to its members, and (ii) the offer and sale from time to time in one or more offerings by the selling securityholders identified in the Prospectus of up to 75,053,512 shares of our Class A Common Stock and up to 4,333,333 private placement warrants.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On July 31, 2020, the closing price of our Class A Common Stock was $19.48. Our public warrants were formerly listed on Nasdaq under the symbol “AHCOW” and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade “over-the-counter” under the trading symbol “AHCOW”. A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter. The private placement warrants are not listed on any exchange.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

__________________

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus supplement is August 4, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 3)

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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

AdaptHealth Corp.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

IMPORTANT INFORMATION AND SUPPLEMENTAL MATERIALS
FOR ANNUAL MEETING OF STOCKHOLDERS
August 3, 2020
Dear Stockholders of AdaptHealth Corp.:
We are writing to notify you of important information about the Annual Meeting of Stockholders (the “Annual Meeting”) of AdaptHealth Corp. (“AdaptHealth” or the “Company”).
On April 29, 2020, we filed a proxy statement that describes proposals to be voted on at the Annual Meeting. Subsequently, we have determined to postpone the date of the Annual Meeting to August 27, 2020 at 10:30 a.m. Eastern Time and to add a new proposal to be voted on at the Annual Meeting. The new proposal to be presented at the meeting is Proposal 3: asking our stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or greater than 20% of the issued and outstanding common stock or voting power of the Company, (i) issuable upon conversion of the Series A Preferred Stock issued by the Company to OEP AHCO Investment Holdings, LLC on July 1, 2020 pursuant to an Investment Agreement signed on May 25, 2020, and (ii) issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of Series B-2 Preferred Stock issued to Deerfield Partners, L.P. on July 1, 2020 pursuant to an Investment Agreement signed on June 24, 2020, in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable.
Accordingly, we are furnishing to you, together with this letter, an updated notice of the Annual Meeting and a supplement to the previously filed proxy statement for the Annual Meeting, which reflect the revised agenda for the Annual Meeting and describe the new proposal to be voted on at the Annual Meeting, as well as a new proxy card for purposes of casting your vote on all of the proposals to be voted on at the Annual Meeting. The Annual Meeting will remain a completely virtual meeting of stockholders conducted via live audio webcast, which can be accessed on the new date of the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020.
Your vote is important. Please read the proxy statement and the enclosed supplement in their entirety, as together they contain information that is important to your decisions in voting at the Annual Meeting.
Sincerely,
/s/ Luke McGee

Luke McGee
Chief Executive Officer and Director
August 3, 2020

UPDATED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 27, 2020
Dear Stockholders of AdaptHealth Corp.:
You are cordially invited to attend the Annual Meeting of Stockholders of AdaptHealth Corp. The meeting will be held on Thursday, August 27, 2020 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020. We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement and supplement thereto accompanying this notice:
1.
To elect three Class I directors for a three-year term;

2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.
To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), representing equal to or greater than 20% of the outstanding common stock or voting power of the Company, (i) issuable upon conversion of a new series of preferred stock of the Company, designated “Series A Convertible Preferred Stock,” par value $0.0001 per share (“Series A Preferred Stock”), issued by the Company to OEP AHCO Investment Holdings, LLC (the “OEP Purchaser”) on July 1, 2020 pursuant to an Investment Agreement entered into on May 25, 2020 by and among the Company, the OEP Purchaser and, solely for purposes of Section 3.10 thereof, One Equity Partners VII, L.P. (the “OEP Investment Agreement”), and (ii) issuable upon conversion of a new series of preferred stock of the Company, designated “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share (“Series B-1 Preferred Stock”), to be issuable upon conversion of a separate new series of preferred stock of the Company, designated “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share (“Series B-2 Preferred Stock”), issued to Deerfield Partners, L.P., a Delaware limited partnership (“Deerfield Partners”), on July 1, 2020 pursuant to an Investment Agreement entered into on June 24, 2020, by and between the Company and Deerfield Partners (the “Deerfield Investment Agreement”), in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable; and

4.
To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Annual Meeting is June 30, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The proxy statement, form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2019 are being mailed or otherwise distributed to our stockholders on or about August 3, 2020.
By Order of the Board of Directors
/s/ Christopher Joyce

Christopher Joyce
Secretary
August 3, 2020
Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in your proxy materials.

SUMMARY TERM SHEET	1
WHY YOU ARE RECEIVING THIS SUPPLEMENT	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	6
PROPOSAL NO. 3 — APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635, OF (1) THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK AND (2) THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES B-1 PREFERRED STOCK ISSUABLE UPON CONVERSION OF SERIES B-2 PREFERRED STOCK, IN EACH CASE, BY REMOVAL OF THE CONVERSION RESTRICTION THAT PROHIBITS SUCH CONVERSION OF SERIES A PREFERRED STOCK AND SERIES B-2 PREFERRED STOCK, AS APPLICABLE	10
INFORMATION ABOUT THE ACQUISITION AND SOLARA	17
INFORMATION ABOUT THE PURCHASE AGREEMENT	19
RISK FACTORS	21
FINANCIAL INFORMATION ABOUT SOLARA	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOLARA	22
INFORMATION ABOUT ADAPTHEALTH	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADAPTHEALTH	38
ANNEX A	A-1
ANNEX B	B-1
INDEX TO FINANCIAL STATEMENTS	F-1

i

SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement supplement. It might not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement and the other documents referred to in this proxy statement supplement and our Annual Report on Form 10-K that accompanies this proxy statement supplement in order to fully understand the Purchase Agreement, the Acquisition, and the matters to be considered and voted upon at the Annual Meeting.
Proposal 3 (page 10)
Background (page 10)
We are filing this Supplement in part to add a new proposal (Proposal 3) to be voted on by our stockholders at the Annual Meeting asking our stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or in excess of 20% of the issued and outstanding common stock or voting power of the Company, (i) issuable upon conversion of the Series A Preferred Stock issued by the Company to the OEP Purchaser on July 1, 2020 pursuant to the OEP Investment Agreement and (ii) issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock issued to Deerfield Partners on July 1, 2020 pursuant to the Deerfield Investment Agreement, in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable. The key terms of the agreements relating to this proposal are summarized in this Supplement.
OEP Investment Agreement; Series A Certificate of Designations (pages 10 –  12)
Pursuant to the OEP Investment Agreement, on July 1, 2020, the Company issued to the OEP Purchaser 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock in exchange for a purchase price of $190,000,000 (the “OEP Investment”), which Series A Preferred Stock is convertible into 2,887,709 shares of Class A Common Stock (subject to anti-dilution adjustments) following the removal of the conversion restrictions pursuant to Proposal 3. The rights and preferences of the Series A Preferred Stock were designated by the Company’s board in a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Certificate of Designations”), filed with the Secretary of State of the State of Delaware on July 1, 2020. A copy of the OEP Investment Agreement has been filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 29, 2020, and a copy of the Series A Certificate of Designations has been filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on July 2, 2020, and you are encouraged to review the full text of the Current Reports and such documents.
Deerfield Exchange Agreement; Series B-1 Certificate of Designations (page 12)
On June 24, 2020, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (“Deerfield Private Design Fund IV”), pursuant to which, on the date thereof, Deerfield Private Design Fund IV exchanged (the “Exchange”) 15,810,547 shares of Class A Common Stock held by it for 158,105.47 shares of Series B-1 Preferred Stock. The rights and preferences of the Series B-1 Preferred Stock were designated by the Company’s board in a Certificate of Designation, Preferences and Rights of Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Certificate of Designations”), filed with the Secretary of State of the State of Delaware on June 24, 2020. Copies of the Exchange Agreement and the Series B-1 Certificate of Designations have been filed as Exhibits 10.1 and 3.1, respectively, to our Current Report on Form 8-K filed with the SEC on June 26, 2020, and you are encouraged to review the full text of the Current Report and such documents.
Deerfield Investment Agreement; Series B-2 Certificate of Designations (pages 13 –  14)
Pursuant to the Deerfield Investment Agreement, on July 1, 2020, the Company issued to Deerfield Partners 35,000 shares of Series B-2 Preferred Stock in exchange for a purchase price of $35,000,000 (the “Deerfield Investment” and, together with the OEP Investment, the “Investments”), which Series B-2 Preferred Stock is indirectly convertible into 2,545,455 shares of Class A Common Stock (subject to anti-dilution adjustments and beneficial ownership limitations applicable to the Series B-1 Preferred Stock) following the removal of the conversion restrictions pursuant to Proposal 3. The rights and preferences of the Series B-2 Preferred Stock were designated by the Company’s board in a Certificate of Designation, Preferences and Rights of Series B-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-2 Certificate of Designations”), filed with the Secretary of State of the State of Delaware on July 1, 2020. A copy of the Deerfield Investment Agreement has been filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on June 26, 2020 and a copy of the Series B-2 Certificate of Designations has been filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on July 2, 2020, and you are encouraged to review the full text of the Current Reports and such documents.
Amended and Restated Registration Rights Agreement (page 14)
Pursuant to the Deerfield Investment Agreement and the OEP Investment Agreement, on July 1, 2020, at the closing of the Deerfield Investment, the Company, Buyer, Deerfield Private Design Fund IV, Deerfield Partners, the OEP Purchaser and certain other stockholders of the Company entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which the OEP Purchaser and its affiliates and Deerfield Partners and its affiliates are provided with customary registration rights in connection with the OEP Investment and the Deerfield Investment, respectively. A copy of the A&R Registration Rights Agreement has been filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 2, 2020, and you are encouraged to review the full text of the Current Report and such agreement.
Voting Agreements (pages 14 –  15)
In connection with the OEP Investment Agreement and the Deerfield Investment Agreement, certain stockholders of the Company entered into agreements with the OEP Purchaser or the Company to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power, amounting to, in the aggregate when taken together with Class A Common Stock held by Deerfield Private Design Fund IV, greater than 50% of the then-current voting power of the Company, in favor of the removal of the conversion restrictions applicable to the Series A Preferred Stock and the Series B-2 Preferred Stock, among other things.
Reasons for Requesting Stockholder Approval (page 15)
The Company’s Class A Common Stock is listed on the Nasdaq Capital Market and, as a result, the Company is subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d). Such rules require stockholder approval for certain issuances of securities.
The Company is not required to, nor is it seeking, stockholder approval of the Acquisition, the Purchase Agreement, the OEP Investment Agreement, the Deerfield Investment Agreement, the Exchange Agreement or the Voting Agreements (each, as defined below). Rather, we are seeking stockholder approval for purposes of complying with the Nasdaq Listing Rules relating to the issuance of Class A Common Stock upon the conversion of Series A Preferred Stock and the issuance of Class A Common Stock upon the conversion of Series B-1 Preferred Stock issuable upon conversion of Series B-2 Preferred Stock and for the other purposes described in this Supplement.
Potential Effects of the Proposal (page 16)
If Proposal 3 is approved, our existing stockholders will suffer additional dilution in voting rights upon the issuance of Class A Common Stock upon conversion of shares of Series A Preferred Stock and upon conversion of shares of Series B-1 Preferred Stock issuable upon conversion of shares of Series B-2 Preferred Stock, and the sale into the public market of these newly-issued shares of Class A Common Stock could adversely affect the market price of our Class A Common Stock.
Vote Required for Approval (page 16)
Approval of Proposal 3 requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, par

value $0.0001 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, “Common Stock”), entitled to vote and actually cast thereon at the Annual Meeting. Failure to vote at the Annual Meeting or an abstention from voting will have no effect on the adoption of the proposal.
The Acquisition; the Purchase Agreement (pages 17 –  20)
On July 1, 2020, pursuant to a Stock Purchase Agreement and Agreement and Plan of Merger (the “Purchase Agreement”) entered into on May 25, 2020 by and among the Company, AdaptHealth LLC, a Delaware limited liability company and an indirect subsidiary of the Company (“Buyer”), Eleanor Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), Solara Holdings, LLC, a Delaware limited liability company (“Solara”), and LCP Solara Blocker Seller, LLC, a Delaware limited liability company (“Blocker Seller”), in its capacity as Blocker Seller and as Representative (as defined in the Purchase Agreement), the Company purchased from Blocker Seller all of the issued and outstanding equity interests in LCP Solara Blocker Corp., a Delaware corporation (“Blocker”), and Merger Sub merged with and into Solara, resulting in each of Blocker and Solara becoming subsidiaries of the Company (the “Acquisition”). The base purchase price for the Acquisition was $425,000,000, consisting of a combination of cash and 3,906,250 shares of Class A Common Stock, valued at $16 per share, subject to certain adjustments to the cash portion of such payment and subject to approximately $10 million withheld in escrow to fund certain potential indemnification matters. The Company funded the Acquisition and associated costs through a combination of incremental term loan borrowing under its existing credit agreement and the Investments.
Solara (page 17)
Solara is an independent distributor of direct-to-patient diabetes management supplies, including continuous glucose monitors, insulin pumps and other diabetic supplies. Solara provides diabetes management supplies to patients throughout the United States and is a registered pharmacy in all 50 states. Solara’s principal executive offices are located at 2084 Otay Lakes Road #102, Chula Vista, CA 91913, and its telephone number is (800) 423-0896. Solara’s website is https://www.solara.com.
Financial Information about Solara; Pro Forma Financial Information (pages F-105 – F- 140; Annex B)
For the historical consolidated financial statements of Solara Medical Supplies, LLC and the unaudited pro forma condensed combined financial information of AdaptHealth Corp. giving effect to the Acquisition, see “Index to Financial Statements” and Annex B.

ADAPTHEALTH CORP.
220 WEST GERMANTOWN PIKE SUITE 250
PLYMOUTH MEETING, PA
PROXY STATEMENT SUPPLEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
August 3, 2020
INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement supplement (this “Supplement”) relates to our definitive proxy statement, dated April 29, 2020 (the “Proxy Statement”), which was previously filed with the Securities and Exchange Commission (“SEC”) on April 29, 2020 in connection with the solicitation by our board of directors (the “board”) of proxies for our 2020 Annual Meeting of Stockholders. This Supplement, which will be mailed or otherwise distributed to our stockholders on or about August 3, 2020, is also being furnished by the board in connection with its solicitation of proxies for use at the Annual Meeting, and we will bear all costs related to this solicitation. This Supplement amends and supplements the Proxy Statement as it was previously filed for the purposes and in the manner described below. All capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.
WHY YOU ARE RECEIVING THIS SUPPLEMENT
The purposes of this Supplement are (1) to postpone the date of the Annual Meeting to August 27, 2020 at 10:30 a.m. Eastern Time, (2) to add a new proposal to be voted on by our stockholders at the Annual Meeting, which is described in this Supplement, and (3) to provide an Updated Notice of the Annual Meeting reflecting the foregoing. This Supplement, together with the accompanying Updated Notice, contains important additional information about the Annual Meeting, including details about voting on the new proposal that are not described in the Proxy Statement. Therefore, it is important that you read this Supplement in its entirety. For complete information about the Annual Meeting, this Supplement should be read in conjunction with the Proxy Statement, which is being furnished to you concurrently herewith.
We are postponing the Annual Meeting to August 27, 2020. As a result, the Annual Meeting is now scheduled to be held on Thursday, August 27, 2020 at 10:30 a.m. Eastern Time, subject to any adjournment or further postponement thereof. As described in the Proxy Statement, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast, which can be accessed by visiting www.virtualshareholdermeeting.com/AHCO2020.
This Supplement only relates to one of the proposals to be voted on by stockholders at the Annual Meeting, and, as a result, does not contain all of the information that is important to your decisions with respect to voting on all of the proposals that will be presented to stockholders at the Annual Meeting. Additional information is contained in the Proxy Statement as it was previously filed with the SEC and is being furnished to you herewith. To the extent the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information contained in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, we urge you to read this Supplement carefully and in its entirety and together with the Proxy Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this Supplement within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
competition and the ability of our business to grow and manage growth profitably;

•
changes in applicable laws or regulations;

•
fluctuations in the U.S. and/or global stock markets;

•
the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•
the impact of the recent coronavirus (COVID-19) pandemic and our response to it;

•
failure to realize the expected benefits of the Acquisition; and

•
other risks and uncertainties set forth in this Supplement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Why did I receive this Supplement?	Following the filing of the Proxy Statement on April 29, 2020, the board determined to postpone the date of the Annual Meeting and to add an additional proposal for approval by stockholders at the Annual Meeting. The additional proposal to be presented at the Annual Meeting is Proposal 3: asking our stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or in excess of 20% of the issued and outstanding common stock or voting power of the Company, (i) issuable upon conversion of the Series A Preferred Stock issued by the Company to the OEP Purchaser on July 1, 2020 pursuant to the OEP Investment Agreement and (ii) issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock issued to Deerfield Partners on July 1, 2020 pursuant to the Deerfield Investment Agreement, in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable.
How can I attend and participate in the Annual Meeting?	The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or voting instruction card. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time on August 27, 2020. We encourage you to access the virtual meeting website prior to the start time.
What if I have technical difficulties or trouble accessing the virtual meeting website?	Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page.
Who is entitled to vote?	The record date for the Annual Meeting is June 30, 2020. This means that holders of our Class A Common Stock or our Class B Common Stock on such date are entitled to vote at the Annual Meeting. On June 30, 2020, there were 59,171,876 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, consisting of 30,663,126 shares of Class A Common Stock and 28,508,750 shares of Class B Common Stock.
How many votes do I have?	Each share of our Class A Common Stock and Class B Common Stock is entitled to one vote on each matter properly submitted for stockholder action at the Annual Meeting, except as noted above.
What am I voting on?	You will be voting on the following:
• To elect to the board the three nominees named in the Proxy Statement who have been nominated by the board to continue to serve as Class I directors and whose current terms will expire at the Annual Meeting;
• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

•
To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of Class A Common Stock, representing equal to or in excess of 20% of the outstanding common stock or voting power of the Company, (i) issuable upon conversion of Series A Preferred Stock issued by the Company to the OEP Purchaser on July 1, 2020 pursuant to the OEP Investment Agreement and (ii) issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock issued to Deerfield Partners on July 1, 2020 pursuant to the Deerfield Investment Agreement, in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable.

How do I vote?	You may vote in the following ways:

•
At the Annual Meeting:    You may vote your shares electronically at the Annual Meeting by using the control number on your proxy card or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/AHCO2020. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.

•
By Telephone or Internet:    If you hold your shares in street name or in an account at a brokerage firm or bank, you may be able to vote your shares by telephone or over the Internet. Please follow the instructions on your proxy or voting instruction card.

• By Mail: If you requested to receive printed proxy materials, you may vote by marking, dating and signing your proxy card and promptly returning it by mail in the enclosed envelope.
What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class I nominees and “FOR” Proposals 2 and 3.
How do I change or revoke my proxy?	Any person signing a proxy in the form accompanying the Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual

Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.
What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.
What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market (“Nasdaq”) and has not received voting instructions from the beneficial owner.
What vote is required in order to approve Proposals 1, 2 and 3?	Proposal 1 (Election of Directors): The three nominees named in the Proxy Statement who have been nominated by the board to continue to serve as Class I directors will be elected to the Class I directorships by plurality vote. This means that the three nominees with the most votes cast in their favor will be elected to the Class I directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the board to replace the nominee, or in lieu thereof, the board may reduce the number of directors.
Proposal 2 (Ratification of Appointment of KPMG LLP): This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.
Proposal 3 (Approval, for Purposes of Complying With Nasdaq Listing Rule 5635, of (1) the Issuance of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock and (2) the Issuance of Class A Common Stock Issuable Upon Conversion of Series B-1 Preferred Stock Issuable Upon Conversion of Series B-2 Preferred Stock), in each case, by Removal of the Conversion Restriction that Prohibits such Conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as Applicable: This proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon. Abstentions and “broker non-votes,” if any, will not have any effect on the adoption of the proposal.
May my broker vote my shares?	Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1) or the approval for purposes of complying with Nasdaq Listing Rule 5635 (Proposal 3). Your broker has the authority to exercise discretion with respect to ratification of appointment of KPMG LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.
How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in the Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion.
Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.
What will happen if Proposal 3 is not approved by the stockholders?	If our stockholders do not approve Proposal 3 at the Annual Meeting, the conversion restrictions applicable to the Series A Preferred Stock and Series B-2 Preferred Stock will remain in effect and neither the Company nor the holder thereof shall be entitled to convert the Series A Preferred Stock into shares of Class A Common Stock or Series B-2 Preferred Stock into shares of Series B-1 Preferred Stock. Your approval of Proposal 3 will assist us meeting our obligations under the OEP Investment Agreement and the Deerfield Investment Agreement.
Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on August 27, 2020
This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 are first being mailed or otherwise distributed to our stockholders on or about August 3, 2020 and are also available at: https://www.adapthealth.com/investor-relations.

PROPOSAL NO. 3 — APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635, OF (1) THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES A PREFERRED STOCK AND (2) THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES B-1 PREFERRED STOCK ISSUABLE UPON CONVERSION OF SERIES B-2 PREFERRED STOCK, IN EACH CASE, BY REMOVAL OF THE CONVERSION RESTRICTION THAT PROHIBITS SUCH CONVERSION OF SERIES A PREFERRED STOCK AND SERIES B-2 PREFERRED STOCK, AS APPLICABLE
Background
Our board is proposing for approval by our stockholders, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of Class A Common Stock representing equal to or in excess of 20% of the outstanding common stock or voting power of the Company (i) issuable upon conversion of Series A Preferred Stock issued by the Company to the OEP Purchaser on July 1, 2020 pursuant to the OEP Investment Agreement and (ii) issuable upon conversion of Series B-1 Preferred Stock issuable upon conversion of Series B-2 Preferred Stock issued to Deerfield Partners on July 1, 2020 pursuant to the Deerfield Investment Agreement, in each case, by removal of the conversion restriction that prohibits such conversion of Series A Preferred Stock and Series B-2 Preferred Stock, as applicable. The key terms of the agreements relating to this Proposal 3 are summarized below. A copy of the Purchase Agreement is attached to this Supplement as Annex A and is incorporated herein by reference. A copy of the OEP Investment Agreement has been filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 29, 2020, copies of the Deerfield Investment Agreement, the Exchange Agreement and the Series B-1 Certificate of Designations (as defined below) have been filed as Exhibits 10.1, 10.2 and 3.1, respectively, to our Current Report on Form 8-K filed with the SEC on June 26, 2020, and copies of the Series A Certificate of Designations, Series B-2 Certificate of Designations and the A&R Registration Rights Agreement (each, as defined below) has been filed as Exhibits 3.1, 3.2 and 4.1, respectively, to our Current Report on Form 8-K filed with the SEC on July 2, 2020, and you are encouraged to review the full text of such Current Reports and such agreements. The below summaries of such agreements and the transactions contemplated thereby do not purport to be complete and is subject to, and is qualified in its entirety by, the full text of such agreements.
Purchase Agreement
On May 25, 2020, the Company, Buyer, Merger Sub, Solara, and Blocker Seller, in its capacity as Blocker Seller and as Representative, entered into the Purchase Agreement, pursuant to which Blocker Seller agreed to sell to the Company, and the Company agreed to purchase from Blocker Seller, all of the issued and outstanding equity interests in Blocker, and Merger Sub agreed to be merged with and into Solara, resulting in each of Blocker and Solara becoming subsidiaries of the Company, subject to the satisfaction or waiver of certain conditions, as further described below under the heading “Information About the Acquisition.” The Acquisition closed on July 1, 2020.
The Company funded the Acquisition and the associated costs through a combination of incremental term loan borrowing under its existing credit agreement and the Investments (collectively, the “Financing”). In the Purchase Agreement, Buyer and Merger Sub agreed, during the period from the signing of the Purchase Agreement to the closing of the Acquisition, to use its reasonable best efforts to consummate the Financing no later than the date the closing is required to be effected under the Purchase Agreement.
OEP Investment Agreement; Series A Certificate of Designations
Pursuant to the OEP Investment Agreement, on July 1, 2020 the OEP Purchaser purchased in a private placement 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock, which Series A Preferred Stock is convertible into 2,887,709 shares of Class A Common Stock (subject to anti-dilution adjustments) following the removal of the conversion restrictions pursuant to Proposal 3, for an aggregate purchase price of $190,000,000. Pursuant to the OEP Investment Agreement, the closing of the OEP Investment occurred immediately prior to the closing of the Acquisition and was subject to the expiration of the waiting period under the Hart-Scott-Rodino Act and certain other conditions described below.

Each of the parties to the OEP Investment Agreement made customary representations and warranties therein for transactions of the nature of the OEP Investment, including representations and warranties by the Company as to organization, qualification and authorization, non-contravention, required filings, capitalization and voting power, reports filed with the SEC, financial statements, brokers’ fees, litigation, compliance with laws, the non-occurrence of material adverse effects since the end of the prior fiscal year, Nasdaq listing, indebtedness, anti-takeover provisions under organizational documents, non-investment company status, absence of “bad actor” disqualification events, and no “plan assets,” as such term is defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
The rights and preferences of the Series A Preferred Stock were designated by the Company’s board in the Series A Certificate of Designations, pursuant to which the Company authorized 40,000 shares of Series A Preferred Stock.
The Series A Preferred Stock ranks senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in respect of a liquidation preference equal to its par value of $0.0001 per share. The Series A Preferred Stock participates equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock.
The conversion of Series A Preferred Stock issued to the OEP Purchaser in the OEP Investment into Class A Common Stock is subject to the approval of the stockholders of the Company (the “OEP Stockholder Approval”), which approval is being sought pursuant to this Proposal 3; provided that, subject to certain exceptions in connection with a change of control, the Company or the OEP Purchaser, as applicable, may elect to exchange the Series A Preferred Stock following the six-month anniversary of the issuance thereof (and, with respect to the OEP Purchaser, following the later lapse in certain transfer restrictions pursuant to the OEP Investment Agreement) for the cash value of such shares as calculated based on the volume-weighted average price per share of Class A Common Stock on the day immediately prior to the date of conversion, in lieu of delivery of shares of Class A Common Stock (if the shares deliverable upon conversion would otherwise violate listing rules of Nasdaq). After the OEP Stockholder Approval has been obtained, the Company or the OEP Purchaser may convert each share of Series A Preferred Stock into 72.727273 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at its election. The Series A Preferred Stock is non-voting.
Pursuant to the OEP Investment Agreement, the Company increased the size of its board by two members in order to elect to the board one individual designated by the OEP Purchaser and one independent director nominated by the Company or the Company’s board. The OEP Purchaser’s designee, Bradley J. Coppens, was appointed to the board on July 9, 2020. For as long as the OEP Purchaser or its affiliates hold beneficial ownership of at least 25% of the shares of Class A Common Stock and Series A Preferred Stock issued pursuant to the OEP Investment Agreement on an as-converted basis, the OEP Purchaser has the right to designate one director for election to the Company’s board. For as long as the OEP Purchaser has the right to designate one director for election, the Company may not increase the number of directors on the board without the prior consent of the OEP Purchaser. In addition to the foregoing director designation right, for as long as the OEP Purchaser or its affiliates hold beneficial ownership of at least 50% of the shares of Class A Common Stock and Series A Preferred Stock issued pursuant to the OEP Investment Agreement on an as-converted basis, the OEP Purchaser has the right to designate a non-voting observer to the board.
Under the OEP Investment Agreement, the Company agreed to hold a meeting of stockholders at which a proposal will be considered with respect to the approval of the issuance of shares of Class A Common Stock to the OEP Purchaser in connection with the conversion of the Series A Preferred Stock into Class A Common Stock that would, absent such approval, violate Nasdaq Listing Rule 5635, as promptly as reasonably practicable after the signing of the OEP Investment Agreement and to prepare and file a preliminary proxy statement relating to such meeting in any event no later than the first to occur of (x) the 30th day following the date on which the audited financial statements of Solara for the fiscal year ending December 31, 2019 required to be filed by the Company in connection with the Acquisition are received by the Company and (y) the 15th day following the closing of the OEP Investment.

Pursuant to the OEP Investment Agreement, the OEP Purchaser and its affiliates are subject to certain standstill restrictions, including that they are restricted from acquiring additional shares of Class A Common Stock for as long as the OEP Purchaser holds beneficial ownership of at least 25% of the shares of Class A Common Stock and Series A Preferred Stock issued pursuant to the OEP Investment Agreement on an as-converted basis. Subject to certain customary exceptions, the OEP Purchaser is restricted from transferring the Class A Common Stock, Series A Preferred Stock or shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock until the earlier of (i) the 18-month anniversary of the closing of the OEP Investment and (ii) the date on which certain specified volume-weighted average price targets for the Class A Common Stock are met.
The closing of the OEP Investment was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, the absence of any legal order barring the OEP Investment, the termination or expiration of the waiting period under the Hart-Scott-Rodino Act, the conditions precedent to the Company’s obligation to consummate the closing of the Acquisition having been satisfied or waived and the parties to the Purchase Agreement being ready, willing and able to consummate the Acquisition immediately subsequent to the OEP Investment, and the delivery of customary ancillary documents. The obligation of the OEP Purchaser to effect the closing was subject to the satisfaction or waiver of certain additional conditions, among others, there having occurred no material adverse effect with respect to the Company, the certificate of designations for the Series A Preferred Stock having been filed with the Delaware Secretary of State, the Class A Common Stock to be issued to the OEP Purchaser and the Class A Common Stock issuable upon conversion of the Series A Preferred Stock having been approved for listing on Nasdaq, stockholders holding at least 45% of the voting power of the Company as of the earlier of (x) the record date of the first meeting of stockholders held to consider the OEP Stockholder Approval or (y) the closing of the OEP Investment having entered into voting agreements obligating such person to vote in favor of the OEP Stockholder Approval, and certain consents for the Acquisition having been obtained.
Deerfield Exchange Agreement; Series B-1 Certificate of Designations
In accordance with the terms of a letter agreement entered into on May 25, 2020 by and between the Company, Deerfield Private Design Fund IV and Deerfield Partners, on June 24, 2020 the Company entered into the Exchange Agreement, pursuant to which, on the date thereof, Deerfield Private Design Fund IV exchanged 15,810,547 shares of Class A Common Stock held by it for 158,105.47 shares of Series B-1 Preferred Stock.
The rights and preferences of the Series B-1 Preferred Stock were designated by the Company’s board in the Series B-1 Certificate of Designations, pursuant to which the Company authorized 185,000 shares of Series B-1 Preferred Stock. The Series B-1 Preferred Stock ranks senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in respect of a liquidation preference equal to its par value of $0.0001 per share.
The Series B-1 Preferred Stock participates equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock. The Series B-1 Preferred Stock is non-voting. The holder thereof may convert each share of Series B-1 Preferred Stock into 100 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at its election, except to the extent that, following such conversion, the number of shares of Class A Common Stock held by such holder, its affiliates and any other persons whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, including shares held by any “group” (as defined in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission) of which such holder is a member, but excluding shares underlying securities or rights to acquire shares of Class A Common Stock that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein, exceed 4.9% of the outstanding Class A Common Stock (the “Ownership Limitation”).
Concurrently with the execution of the Exchange Agreement, the Company entered into an amendment to the registration rights agreement entered into by the Company, AdaptHealth Holdings and certain other holders on November 8, 2019 (the “Registration Rights Agreement”) in connection with the closing of the Company’s initial business combination, pursuant to which, among other things, Deerfield Private Design Fund IV’s, or any related fund’s, obligations under the Registration Rights Agreement in respect of lockup agreements in connection with underwritten public offerings (“Underwriter Lockups”) were limited such that: (i) neither Deerfield Private Design Fund IV nor any related fund will be required to enter into Underwriter Lockups on more than two occasions, (ii) any such Underwriter Lockup will be for a period of not more than 60 days, (iii) neither Deerfield Private Design Fund IV nor any related fund will be obligated to enter into any Underwriter Lockup within six months of the expiration of a previous Underwriter Lockup and (iv) the obligation of Deerfield Private Design Fund IV or any related fund to enter into Underwriter Lockup will terminate on November 8, 2021.
Deerfield Investment Agreement; Series B-2 Certificate of Designations
Pursuant to the Deerfield Investment Agreement, on July 1, 2020 Deerfield Partners purchased in a private placement, for a purchase price of $35,000,000, 35,000 shares of Series B-2 Preferred Stock, which Series B-2 Preferred Stock is indirectly convertible into 2,545,455 shares of Class A Common Stock (subject to anti-dilution adjustments and beneficial ownership limitations applicable to the Series B-1 Preferred Stock) following the removal of the conversion restrictions pursuant to Proposal 3, for a purchase price of $35,000,000. Pursuant to the Deerfield Investment Agreement, the closing of the Deerfield Investment occurred immediately prior to the closing of Acquisition and was subject to certain conditions described below.
Each of the parties made customary representations and warranties in the Deerfield Investment Agreement for transactions of the nature of the Deerfield Investment, including representations and warranties by the Company as to organization, qualification and authorization, non-contravention, required filings, capitalization and voting power, reports filed with the SEC, financial statements, brokers’ fees, litigation, compliance with laws, the nonoccurrence of material adverse effects since the end of the prior fiscal year, Nasdaq listing, indebtedness, anti-takeover provisions under organizational documents, non-investment company status, absence of “bad actor” disqualification events, and no “plan assets,” as such term is defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
The rights and preferences of the Series B-2 Preferred Stock were designated by the Company’s board in the Series B-2 Certificate of Designations, pursuant to which the Company authorized 35,000 shares of Series B-2 Preferred Stock. The terms of the Series B-2 Preferred Stock are substantially similar to the terms of the Company’s Series A Preferred Stock, other than the fact that the Series B-2 Preferred Stock is convertible into shares of Series B-1 Preferred Stock, and the closing of the purchase and sale of Series B-2 Preferred Stock pursuant to the Deerfield Investment Agreement occurred substantially contemporaneously with the closing of the OEP Investment.
The Series B-2 Preferred Stock ranks senior to the Class A Common Stock and the Series B-1 Preferred Stock and on a parity basis with the Series A Preferred Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in respect of a liquidation preference equal to its par value of $0.0001 per share. The Series B-2 Preferred Stock participates equally and ratably on an as-converted basis (assuming the conversion of the Series B-2 Preferred Stock into Series B-1 Preferred Stock and the subsequent conversion of such Series B-1 Preferred Stock into Class A Common Stock) with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock.
The Series B-2 Preferred Stock, subject to the approval of the stockholders of the Company (the “Deerfield Stockholder Approval”), which approval is being sought pursuant to this Proposal 3, is convertible into Series B-1 Preferred Stock; provided that, if the Deerfield Stockholder Approval is not obtained prior to the six-month anniversary of the issuance thereof, the Series B-2 Preferred Stock may be exchanged following such six-month anniversary for the cash value of such shares as calculated based on the volume-weighted average price per share of Class A Common Stock on the day immediately prior to the date of conversion, in lieu of delivery of shares of Series B-1 Preferred Stock. After the Deerfield Stockholder Approval is obtained, the Company or Deerfield Partners may convert each share of Series B-2 Preferred Stock into 0.72727273 shares of Series B-1 Preferred Stock (subject to certain anti-dilution adjustments) at its election (and each share of Series B-1 Preferred Stock is further convertible into 100 shares of Class A Common Stock, subject to the Ownership Limitation and certain anti-dilution adjustments). The Series B-2 Preferred Stock is non-voting.
Under the Deerfield Investment Agreement, the Company agreed to hold a meeting of stockholders at which a proposal will be considered with respect to the approval of the issuance of shares of Class A Common Stock upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock that would, absent such approval, violate Nasdaq Listing Rule 5635 as promptly as reasonably practicable after the signing of the Deerfield Investment Agreement and to prepare and file a preliminary proxy statement relating to such meeting in any event no later than the first to occur of (x) the 30th day following the date on which any audited financial statements of Solara required to be filed by the Company in connection with the Acquisition are received by the Company and (y) the 15th day following the closing of the Deerfield Investment.
Subject to certain customary exceptions, Deerfield Partners is restricted from transferring the Series B-2 Preferred Stock, Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock or shares of Class A Common Stock issuable upon conversion of such Series B-1 Preferred Stock until the 60th day following the closing of the Deerfield Investment.
The closing of the Deerfield Investment was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, the absence of any legal order barring the Deerfield Investment, the conditions precedent to the Company’s obligation to consummate the closing of the Acquisition having been satisfied or waived and the parties to the Purchase Agreement being ready, willing and able to consummate the Acquisition immediately subsequent to the Deerfield Investment, and the delivery of customary ancillary documents. The obligation of Deerfield Partners to effect the closing was subject to the satisfaction or waiver of certain additional conditions, among others, there having occurred no material adverse effect with respect to the Company, the Series B-2 Certificate of Designations having been filed with the Delaware Secretary of State, the Nasdaq Capital Market having completed its review of a Listing of Additional Shares Notification Form for the listing of the Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock, stockholders holding a majority of the voting power of the Company, when taken together with the shares of Class A Common Stock held by Deerfield Private Design Fund IV, as of the earlier of (x) the record date of the first meeting of stockholders held to consider the Deerfield Stockholder Approval or (y) the closing of the Deerfield Investment having entered into voting agreements obligating such person to vote in favor of the Deerfield Stockholder Approval, certain consents having been obtained and the closing of the OEP Investment being consummated substantially contemporaneously with the closing of the Deerfield Investment.
Amended and Restated Registration Rights Agreement
Pursuant to the Deerfield Investment Agreement and the OEP Investment Agreement, on July 1, 2020, at the closing of the Deerfield Investment, the Company, Buyer, Deerfield Private Design Fund IV, Deerfield Partners, the OEP Purchaser and certain other stockholders of the Company entered into the A&R Registration Rights Agreement, which amended, restated and replaced the Registration Rights Agreement, pursuant to which, among other things, (i) the OEP Purchaser and its affiliates are provided with customary registration rights with respect to the shares of Class A Common Stock issued to the OEP Purchaser in the OEP Investment and all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock, including that the Company agreed to file a registration statement under the Securities Act registering the resale of all such shares, and (ii) Deerfield Partners and its affiliates are provided with customary registration rights with respect to all shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock, including that the Company agreed to file a registration statement under the Securities Act registering the issuance and resale of all such shares.
Voting Agreements
In connection with the OEP Investment Agreement, on May 25, 2020, certain stockholders of the Company entered into agreements with the OEP Purchaser, and Deerfield Private Design Fund IV entered into an agreement with the Company, to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power amounting to, in the aggregate when taken together with the Company’s voting agreement with Deerfield Private Design Fund IV, greater than 50% of the then-current voting power of the Company, (i) in favor of the OEP Stockholder Approval for the removal of the conversion restrictions applicable to the Series A Preferred Stock and (ii) against matters which would result in a breach by the Company of its agreement with the OEP Purchaser or otherwise be expected to impede the transactions contemplated by such agreement (collectively, the “OEP Voting Agreements”).
In connection with the Deerfield Investment Agreement, on June 24, 2020, certain stockholders of the Company entered into agreements with the Company to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power, amounting to, in the aggregate when taken together with Class A Common Stock held by Deerfield Private Design Fund IV, greater than 50% of the then-current voting power of the Company, (i) in favor of the Deerfield Stockholder Approval for the removal of the conversion restrictions applicable to the Series B-2 Preferred Stock and in favor of such other matters as may be necessary or advisable to consummate the transactions contemplated by the Deerfield Investment Agreement and (ii) against matters which would result in a breach by the Company of its agreement with Deerfield Partners or otherwise be expected to impede the transactions contemplated by such agreement (the “Deerfield Voting Agreements” and, collectively with the OEP Voting Agreements, the “Voting Agreements”).
Reasons for Requesting Stockholder Approval
The Class A Common Stock is listed on the Nasdaq Capital Market and, as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d):
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NASDAQ Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

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NASDAQ Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. A change of control may be deemed to occur under the Nasdaq Listing Rules upon the issuance of common stock or securities convertible into or exercisable for common stock by a listed company to an investor or a group who would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position following the transaction.

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NASDAQ Listing Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the execution of the binding agreement.

Consequently, we have provided in the forms of certificates of designations relating to the Series A Preferred Stock and Series B-2 Preferred Stock that the Series A Preferred Stock is not convertible into Class A Common Stock and the Series B-2 Preferred Stock is not convertible into Series B-1 Preferred Stock until the OEP Stockholder Approval and Deerfield Stockholder Approval, as applicable, is obtained.
Additionally, as described above, (x) to induce the OEP Purchaser to enter into the OEP Investment Agreement, we agreed in the OEP Investment Agreement to submit a proposal approving the issuance of Class A Common Stock upon conversion of the Series A Preferred Stock to a vote of our stockholders at a meeting and (y) to induce Deerfield Partners to enter into the Deerfield Investment Agreement, we agreed in the Deerfield Investment Agreement to submit a proposal approving the issuance of Class A Common Stock upon conversion of the Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock to a vote of our stockholders at a meeting.
It is important to understand that the Company is not required to, nor is it seeking, stockholder approval of the Acquisition, the Purchase Agreement, the OEP Investment Agreement, the Deerfield Investment Agreement, the Exchange Agreement or the Voting Agreements. Rather, we are seeking stockholder approval for the purposes described above and for purposes of complying with the Nasdaq Listing Rules relating to the issuance of Class A Common Stock upon the conversion of Series A Preferred Stock and the issuance of Class A Common Stock upon the conversion of Series B-1 Preferred Stock issuable upon conversion of Series B-2 Preferred Stock.
Potential Effects of the Proposal
If Proposal 3 is approved, our existing stockholders will suffer additional dilution in voting rights upon the issuance of Class A Common Stock upon conversion of shares of Series A Preferred Stock and upon conversion of shares of Series B-1 Preferred Stock issuable upon conversion of shares of Series B-2 Preferred Stock. As described above, if Proposal 3 is approved, the Series A Preferred Stock issued in the OEP Investment will be convertible into 2,887,709 shares of Class A Common Stock (subject to anti-dilution adjustments), and the Series B-2 Preferred Stock issued in the Deerfield Investment will be indirectly convertible into 2,545,455 shares of Class A Common Stock (subject to anti-dilution adjustments and beneficial ownership limitations applicable to the Series B-1 Preferred Stock). The sale into the public market of these newly-issued shares of Class A Common Stock could adversely affect the market price of our Class A Common Stock.
If Proposal 3 is approved and the OEP Purchaser converts all of the Series A Preferred Stock into Class A Common Stock, the OEP Purchaser will own 13,818,180 shares of Class A Common Stock, which would have amounted to 23.6% of the outstanding shares of Class A Common Stock as of July 21, 2020. Because the Ownership Limitation will remain in effect following the approval of Proposal 3, Deerfield Partners will not be able to convert Series B-1 Preferred Stock into Class A Common Stock to the extent any such conversion would cause Deerfield Partners and Deerfield Private Design Fund IV collectively to own more than 4.9% of the outstanding Class A Common Stock.
The rights and privileges associated with all shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock or upon conversion of Series B-1 Preferred Stock issuable upon conversion of Series B-2 Preferred Stock are identical to the rights and privileges associated with the Class A Common Stock held by our existing stockholders, and will not include preemptive, conversion or other rights to subscribe for additional shares of Class A Common Stock.
If our stockholders do not approve Proposal 3 at the Annual Meeting, the conversion restrictions applicable to the Series A Preferred Stock and Series B-2 Preferred Stock will remain in effect and neither the Company nor the holder thereof shall be entitled to convert the Series A Preferred Stock into Class A Common Stock and Series B-2 Preferred Stock into Series B-1 Preferred Stock. Your approval of Proposal 3 will assist us in meeting our obligations under the OEP Investment Agreement and the Deerfield Investment Agreement.
Vote Required for Approval
Approval of Proposal 3 requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the Annual Meeting. Failure to vote at the Annual Meeting or an abstention from voting will have no effect on the adoption of the proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
PROPOSAL 3.

INFORMATION ABOUT THE ACQUISITION AND SOLARA
Background of the Acquisition
The terms of the Purchase Agreement are the result of arm’s-length negotiations between representatives of the Company and Solara. The following is a brief discussion of the background of these negotiations, the Purchase Agreement and the Acquisition.
On or about January 13, 2020, the Company met representatives of Linden Capital Partners (“Linden”) to discuss investment opportunities in the diabetes medical supply market and interest in participating in a potential sale process later in 2020 with respect to Solara.
On February 13, 2020, the Company entered into a nondisclosure agreement with Solara and was subsequently provided a confidential information memorandum and access to an electronic data room to permit a preliminary diligence review.
The Company continued its diligence review of Solara, and between February 18, 2020 and March 31, 2020, representatives of the Company traveled to the offices of Robert W. Baird & Co. Incorporated in Chicago, Illinois and Solara’s offices in Chula Vista, California to meet with management representatives of Solara and conduct in-person diligence.
Following initial discussions with representatives of Linden and Solara, internal discussions and a review of the provided diligence materials, the Company submitted an initial bid on March 2, 2020 and an initial markup of the transaction agreement on April 20, 2020.
The Company submitted a revised bid on April 30, 2020 following further discussions with Linden and Solara.
On or about May 13, 2020, representatives of Linden notified the Company that they would be moving forward with negotiations with the Company for the Acquisition.
On May 19, 2020, May 20, 2020 and May 21, 2020, and throughout the weekend of May 23-25, 2020, representatives of Linden and the Company met via teleconference to negotiate the terms of the Purchase Agreement.
On May 25, 2020, the board of directors of the Company held a meeting via teleconference, at which the board unanimously approved the Purchase Agreement and the Acquisition, among other things. Following these negotiations and the completion of the Company’s diligence review of Solara, the parties entered into the Purchase Agreement on May 25, 2020.
As further described below, the Acquisition closed on July 1, 2020, at which time the Company purchased from Blocker Seller all of the issued and outstanding equity interests in Blocker and Merger Sub merged with and into Solara, resulting in each of Blocker and Solara becoming subsidiaries of the Company.
Overview of Solara
Solara is an independent distributor of direct-to-patient diabetes management supplies, including continuous glucose monitors, insulin pumps and other diabetic supplies. Solara provides diabetes management supplies to patients throughout the United States and is a registered pharmacy in all 50 states. Solara was founded in 2002 and is headquartered in Chula Vista, California, and operates additional offices in Michigan, Arizona, Texas, North Carolina, South Carolina, Alabama, Ohio and Illinois.
Solara’s principal executive offices are located at 2084 Otay Lakes Road #102, Chula Vista, CA 91913, and its telephone number is (800) 423-0896. Solara’s website is https://www.solara.com.
Reasons for the Acquisition
We believe the Acquisition is in the best interests of the Company and its stockholders because we believe the addition of Solara will help to establish the Company as a leader in the diabetes market and will advance the Company’s goal to offer high-value services to patients with chronic conditions in their homes.

Effect of the Acquisition on the Company’s Stockholders
As further described below, 3,906,250 shares of Class A Common Stock of the Company were issued as partial consideration in the Acquisition, which issuance diluted the ownership interests and voting power of our other stockholders.
Regulatory Matters
The Acquisition was subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), which prevented the parties from completing the Acquisition until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and specified waiting period requirements have been satisfied. On June 3, 2020, AdaptHealth filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act. On June 26, 2020, AdaptHealth’s request for early termination of the waiting period was granted.
In addition, in connection with the transfer of certain permits in the Acquisition, the parties were required obtain approvals or consents from, or otherwise make filings with, certain state regulatory authorities.
Vote Required for Approval
The Acquisition has already been completed, and the approval of our stockholders is not required for the Acquisition. As discussed above, the Company is not seeking stockholder approval of, and you are not being asked to vote on, the Acquisition.

INFORMATION ABOUT THE PURCHASE AGREEMENT
The following is a summary of the material provisions of the Purchase Agreement, but does not purport to describe all of the terms thereof and may not contain all of the information about the Purchase Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Annex A to this Supplement. You should refer to the full text of the Purchase Agreement for details about the transaction and the terms and conditions of the Purchase Agreement.
On May 25, 2020, the Company entered into the Purchase Agreement with Buyer, Merger Sub, Solara and Blocker Seller, in its capacity as Blocker Seller and the Representative, pursuant to which Blocker Seller agreed to sell to the Company, and the Company agreed to purchase from Blocker Seller, all of the issued and outstanding equity interests in Blocker, and Merger Sub agreed to be merged with and into Solara, resulting in each of Blocker and Solara becoming subsidiaries of the Company, subject to the satisfaction or waiver of certain conditions as further discussed below. The Acquisition closed on July 1, 2020.
The base purchase price for the Acquisition was $425,000,000, consisting of a combination of cash and 3,906,250 shares of Class A Common Stock of the Company, valued at $16 per share, subject to customary adjustments to the cash portion of such payment for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount), and subject to approximately $10 million withheld in escrow to fund certain potential indemnification matters.
The consummation of the Acquisition was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, the absence of any legal order barring the Acquisition and the termination or expiration of the waiting period under the Hart-Scott-Rodino Act. The parties were also provided with customary termination rights, including the right of either party to terminate the Purchase Agreement if the consummation of the Acquisition had not occurred within 120 days after signing unless the failure of the Acquisition to be consummated was substantially caused by such party; provided, however, that Solara and Blocker Seller had the ability to elect to extend this date for an additional 30 days.
Under the Purchase Agreement, Solara and Blocker Seller made representations and warranties with respect to the business of Solara and Blocker, as applicable to each, customary for transactions of a similar nature, including, as to Solara, with respect to organization and qualification, subsidiaries, authorization, capitalization, non-contravention, financial statements, the absence of undisclosed liabilities, the non-occurrence of certain events from the date of the latest balance sheet of Solara, litigation, product issues, environmental matters, title to properties, compliance with laws, labor and employment matters, employee benefit plans, tax matters, insurance, licenses and permits, affiliated transactions, material contracts, intellectual property, data privacy and security, key customers and suppliers, brokers’ fees, condition and sufficiency of assets, health care compliance, and HIPAA.
Certain representations of Solara and Blocker Seller are qualified in whole or in part by a “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred and by information in the accompanying disclosure schedules, which contain information that modifies, qualifies and creates exceptions to the applicable representations and warranties of Solara and Blocker Seller set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk among the parties, rather than establishing matters as facts. Accordingly, investors and securityholders should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the parties.
Solara, Blocker Seller and Blocker made certain covenants under the Purchase Agreement, including, among others, the following:
•
during the period between the signing of the Purchase Agreement and the closing of the Acquisition, Solara was required to, and to cause its subsidiaries to, use reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Acquisition;

•
subject to limited exceptions, during the period between the signing of the Purchase Agreement and the closing of the Acquisition, Solara and Blocker Seller were required to reasonable best efforts to carry on the business of Solara, Blocker and their respective subsidiaries in the ordinary course;

•
subject to certain conditions, during the period between the signing of the Purchase Agreement and the closing of the Acquisition, Solara was required to provide reasonable access at reasonable times and upon reasonable prior notice to Buyer and its representatives to Solara’s and Blocker’s senior executive employees and the books and records of Solara, Blocker and their respective subsidiaries to the extent relating to the transition of the business of such entities to the Company;

•
during the period between the signing of the Purchase Agreement and the closing of the Acquisition, Solara, Blocker and their respective subsidiaries were required not to, and to direct their representatives not to, solicit, initiate or encourage the initiation of, participate in any discussions or negotiations regarding, or agree to any acquisition proposal by a third party;

•
during the period between the signing of the Purchase Agreement and the closing of the Acquisition, to provide notice to Buyer of certain material events; and

•
subject to limited exceptions, during the period between the signing of the Purchase Agreement and the closing of the Acquisition, Solara and Blocker Seller agreed not to, without the prior written consent of Buyer and subject to certain exceptions, among other things, issue, sell or pledge any of its equity securities; make any non-cash distribution on its equity securities; incur certain indebtedness; sell or otherwise dispose of assets shown on the most recent balance sheet of Solara; make acquisitions; terminate or materially modify any material contract with a third party payor; transfer any material intellectual property rights other than in the ordinary course of business; amend its organizational documents; increase the salary payable to certain employees of Solara or its subsidiaries or increase the coverage or benefits available under certain compensation plans; or change its tax classification.

The Company, Buyer and Merger Sub made certain covenants under the Purchase Agreement, including, among others, the following:
•
during the period between the signing of the Purchase Agreement and the closing of the Acquisition, the Company, Buyer and Merger Sub agreed not to, and to cause their affiliates not to, contact any channel partner, customer, supplier, distributor, lessee, lessor, equityholder, lender, noteholder or other material business relation of Solara or its subsidiaries with respect to Solara, its subsidiaries, their businesses or the Acquisition, in each case, without the prior written consent of Solara; and

•
for a period of one year following the closing of the Acquisition, to provide to each employee who is employed by Solara and its subsidiaries as of the closing of the Acquisition (a) base salary or wage rate and other compensation no less favorable than those provided immediately prior to the date of the closing and (b) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the closing of the Acquisition.

Each party made certain mutual covenants under the Purchase Agreement, including, among others, to obtain from any governmental authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made, to avoid any action or proceeding by any governmental authority, to make all necessary filings and thereafter to make any other required submissions with respect to the Purchase Agreement required under any applicable law, and to cooperate with each other in connection with such actions, and to make any necessary filings under the Hart-Scott-Rodino Act and any other applicable antitrust laws.
Buyer purchased a customary representations and warranties insurance policy in connection with the Acquisition. The representations and warranties policy is the sole recourse of recovery for the Company, Buyer, Merger Sub and their affiliates for any breach of the representations and warranties made in the Purchase Agreement; however, Buyer and the surviving company of the merger are entitled to recovery with respect to certain losses as a result of, or in connection with, certain specified litigation and other matters solely out of the indemnity escrow accounts established pursuant to the Purchase Agreement to the extent the amount of such losses has not been satisfied by recovery under the representations and warranties insurance policy. Such recovery is subject to certain customary limitations, including (i) a one-year survival period applicable to certain of such specified matters, (ii) an eighteen-month survival period applicable to the remaining specified matters and (iii) caps in the amount of the applicable indemnity escrow account.

RISK FACTORS
Risks Related to the Acquisition
We may experience difficulties in integrating the operations of Solara into our business and in realizing the expected benefits of the Acquisition.
The success of the Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of Solara with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of Solara with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred, and will continue to incur, significant costs in connection with the Acquisition. The substantial majority of these costs were non-recurring expenses related to the Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information included in this Supplement. We may incur additional costs in the integration of Solara’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the Acquisition.

FINANCIAL INFORMATION ABOUT SOLARA
For information about Solara’s operations and financial condition, see (i) the audited consolidated financial statements of Solara Medical Supplies, LLC as of December 31, 2019 and 2018 (Successor) and for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor) and financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor), and the related notes thereto, (ii) the unaudited consolidated interim financial statements of Solara Medical Supplies, LLC as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019, and the related notes thereto, and (iii) the unaudited pro forma condensed combined financial information, and the related notes thereto, of AdaptHealth Corp. as of and for the three months ended March 31, 2020 and for the year ended December 31, 2019, which are included in this Supplement.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOLARA
The following discussion should be read in conjunction with Solara’s consolidated financial statements and the accompanying notes included in this Supplement. All amounts presented are in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Supplement, including “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Results of Operations
Comparison of Three Months Ended March 31, 2020 and Three Months Ended March 31, 2019
The following table summarizes Solara’s consolidated results of operations for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,		Increase / (Decrease)
(in thousands, except percentages)	2020	2019	Dollars	Percentage
Revenue, net	$39,681	$37,676	$2,005	5%
Cost of Goods Sold	24,387	23,666	721	3%
Gross Profit	15,294	14,010	1,284	9%
Operating Expenses
Selling, General and Administrative Expenses	12,398	11,531	867	8%
Operating Income	2,896	2,479	417	17%
Interest Expense	(3,565)	(2,395)	(1,170)	49%
Other Income	31	26	5	19%
(Loss) Income Before Income Taxes	(638)	110	(748)	-680%
Income Tax Expense	—	(73)	73	-100%
Net (Loss) Income	$(638)	$37	$(675)	-1824%
Net Revenue.   Net revenue for the three months ended March 31, 2020 was $39.7 million compared to $37.7 million for the three months ended March 31, 2019, an increase of $2.0 million or 5%. The increase is related to higher sales of advanced diabetic devices, primarily from continuous glucose monitors.
Cost of Goods Sold.   Cost of goods sold for the three months ended March 31, 2020 was $24.4 million compared to $23.7 million for the three months ended March 31, 2019, an increase of $0.7 million or 3%. The increase is primarily attributable to the increase in net revenue, resulting in higher purchases of products and supplies, and to a lesser extent, an increase in depreciation expense from rental insulin pumps. Cost of goods sold was 61% of net revenue for the three months ended March 31, 2020, compared to 63% for the three months ended March 31, 2019. This decrease is primarily due to a change in product mix during the periods.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses for the three months ended March 31, 2020 were $12.4 million compared to $11.5 million for the three months ended March 31, 2019, an increase of $0.9 million or 8%. The increase is primarily related to higher employee related expenses, and to a lesser extent, other expenses such as information technology and professional fee expenses.
Interest Expense.   Interest expense for the three months ended March 31, 2020 was $3.6 million compared to $2.4 million for the three months ended March 31, 2019, an increase of $1.2 million or 49%. The increase in interest expense was driven by higher long-term debt obligations outstanding during the 2020 period compared to the 2019 period resulting from the February 2019 amendment to the credit agreement to fund a cash distribution to members and to pay other financing and legal costs.
Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018
The following table summarizes Solara’s consolidated results of operations for the years ended December 31, 2019 and December 31, 2018:
	Year Ended December 31,		Increase / (Decrease)
(in thousands, except percentages)	2019	2018	Dollars	Percentage
Revenue, net	$183,352	$144,114	$39,238	27%
Cost of Goods Sold	113,335	92,844	20,491	22%
Gross Profit	70,017	51,270	18,747	37%
Operating Expenses
Selling, General and Administrative Expenses	44,360	28,439	15,921	56%
Operating Income	25,657	22,831	2,826	12%
Interest Expense	(13,261)	(5,201)	(8,060)	155%
Other Income	135	187	(52)	-28%
Income Before Income Taxes	12,531	17,817	(5,286)	-30%
Income Tax Expense	(294)	(127)	(167)	131%
Net Income	$12,237	$17,690	$(5,453)	-31%
Net Revenue.   Net revenue for the year ended December 31, 2019 was $183.3 million compared to $144.1 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), an increase of $39.2 million or 27%. The increase is related to higher sales of advanced diabetic devices, primarily from continuous glucose monitors, and to a lesser extent, higher sales of insulin pumps and other diabetic supplies.
Cost of Goods Sold.   Cost of goods sold for the year ended December 31, 2019 was $113.3 million compared to $92.8 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), an increase of $20.5 million or 22%. The increase is primarily attributable to the increase in net revenue, resulting in higher purchases of products and supplies, and to a lesser extent, an increase in depreciation expense from rental insulin pumps. Cost of goods sold was 62% of net revenue for the year ended December 31, 2019, compared to 64% for the year ended December 31, 2018. This decrease is primarily due to a change in product mix during the periods.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses for the year ended December 31, 2019 were $44.3 million compared to $28.4 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), an increase of $16.0 million or 56%. The increase is primarily related to higher bad debt expense, intangible amortization expense, employee related expenses, and other expenses such as information technology and professional fee expenses.
Interest Expense.   Interest expense for the year ended December 31, 2019 was $13.3 million compared to $5.2 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), an increase of $8.1 million or 155%. The increase in interest expense was driven by higher long-term debt obligations outstanding during 2019 compared to 2018 resulting from the May 2018 credit agreement to fund the acquisition of Solara Medical Supplies, Inc. and the amendment to such credit agreement executed in February 2019 to fund a cash distribution to members and to pay other financing and legal costs.
Liquidity and Capital Resources
Solara has historically met its working capital and capital expenditure requirements by using its operating cash flows and borrowings under its credit agreement. The principal source of liquidity is Solara’s operating cash flow and borrowings under its credit agreement. Solara has historically generated positive operating cash flow on an annual basis.
Comparison of Three Months Ended March 31, 2020 and Three Months Ended March 31, 2019
Cash Flows from Operating Activities.   Net cash used in operating activities for the three months ended March 31, 2020 was $5.2 million compared to $1.8 million for the three months ended March 31, 2019, an increase of $3.4 million. The increase was the result of a $0.7 million decrease in net income (loss), a net decrease of $1.9 million in non-cash charges primarily from depreciation and amortization and bad debt expense, and a net $0.8 million decrease in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in inventory, accounts payable and accrued expenses for the period.
Cash Flows from Investing Activities.   Net cash used in investing activities for the three months ended March 31, 2020 was $0.5 million compared to $0.2 million for the three months ended March 31, 2019. The use of funds in the 2020 period related to the purchase of property and equipment. The use of funds in the 2019 period consisted of $0.1 million for the purchase of property and equipment and $0.1 million related to a purchase price adjustment in connection with an acquisition.
Cash Flows from Financing Activities.   Net cash provided by financing activities for the three months ended March 31, 2020 was $17.5 million compared to cash used in financing activities of $1.3 million for the three months ended March 31, 2019. Net cash provided by financing activities for the 2020 period consisted of $20.0 million of borrowings from lines of credit, offset by total repayments of $0.4 million on long-term debt and $2.1 million of distributions to members. Net cash used in financing activities for the 2019 period consisted of $72.0 million of borrowings from long-term debt, $0.4 million of contributions from members, offset by total repayments of $0.4 million on long-term debt, $2.2 million of payments for debt issuance costs and $71.1 million of distributions to members.
Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018
Cash Flows from Operating Activities.   Net cash provided by operating activities for the year ended December 31, 2019 was $13.4 million compared to $38.0 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), a decrease of $24.6 million. The decrease was the result of a $5.5 million decrease in net income, a net increase of $6.3 million in non-cash charges primarily from depreciation and amortization, bad debt expense and amortization of debt acquisition costs, and a net 25.4 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable, inventory, accounts payable and accrued expenses for the period.
Cash Flows from Investing Activities.   Net cash used in investing activities for the year ended December 31, 2019 was $0.4 million compared to $3.1 million for the periods from January 1, 2018 to May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), a decrease of $2.7 million. The use of funds in 2019 consisted of $0.9 million for the purchase of property and equipment, $0.1 million for the purchase of an intangible asset, offset by the receipt of $0.6 million for a purchase price adjustment related to an acquisition. The use of funds in 2018 consisted of $1.6 million for the purchase of property and equipment and $1.5 million related to the acquisition of a business.
Cash Flows from Financing Activities.   Net cash used in financing activities for the year ended December 31, 2019 was $13.9 million compared to $28.5 million for the periods from January 1, 2018 to

May 31, 2018 (Predecessor) and June 1, 2018 to December 31, 2018 (Successor), a decrease of $14.6 million. Net cash used in financing activities for 2019 consisted of $87.7 million of borrowings from long-term debt and $0.4 million of contributions from members, offset by total repayments of $1.6 million on long-term debt, $2.2 million of payments for debt issuance costs, $82.5 million of distributions to members and $15.7 million of payments for contingent consideration related to an acquisition. Net cash used in financing activities for 2018 consisted of $2.0 million of repayments on long-term debt, $12.7 million in dividend payments and $13.8 million of distributions to members.
Off-Balance Sheet Arrangements
As of March 31, 2020, Solara did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

INFORMATION ABOUT ADAPTHEALTH
General
AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) diabetes management medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial payors. As of March 31, 2020, we serviced approximately 1.6 million patients annually in all 50 states through our network of 220 locations in 38 states. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually. AdaptHealth’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 630-6357.
Industry Overview
The HME industry provides critical medical products and recurring supply services, designed to improve quality of life, to patients in their homes. The HME industry allows patients with complex and chronic conditions to transition to their homes and achieve a greater level of independence, which is often lost in facility-based settings. While the industry has traditionally treated outpatient and lower acuity ailments, recent technological improvements have helped make higher acuity treatment more affordable and, in turn, have allowed the industry to shift to the treatment of more advanced acute ailments. The equipment and supplies that HME providers deliver can include respiratory products, mobility, diabetes management, nutritional and other general home needs (bathroom needs, nutritional needs, hospital beds, etc.).
According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth estimates its total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines to be approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion. Primary drivers of continued market growth include:
•
Aging U.S. Population:   The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but it is also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060. This growth emphasizes the need for companies such as AdaptHealth to provide efficient and effective equipment to a patient’s home, shortening the amount of time that the patient population spends in an inpatient setting.

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Increasing Prevalence of Chronic Conditions:   HME is necessary to help treat significant health issues affecting millions of Americans. For example, chronic obstructive pulmonary disease was the third leading cause of death in the U.S. in 2014 with over 15 million reported diagnoses, according to the Centers for Disease Control and Prevention (“CDC”). Congestive heart failure, another condition where HME plays a role in successful treatment, impacts more than five million Americans, according to the CDC. The CDC also estimates that more than 9% of the U.S. population suffers from diabetes. AdaptHealth believes that CGM and diabetes represent a $16 billion market segment. AdaptHealth believes that the CGM market could grow by 18% to $3.4 billion by 2022, and the insulin pump market could grow by 12% to $2.2 billion by 2022. Finally, according to the American Sleep Apnea Association, obstructive sleep apnea affects 20 million people across the nation, with 15 million undiagnosed, including many individuals younger than 65 years old. As these conditions continue to increase in prevalence, AdaptHealth expects that the demand within the HME industry for suppliers, such as AdaptHealth, will grow with it, positioning AdaptHealth to be able to expand its market reach and penetration.
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Advancements in Technology:   Continuing development of technology and supply logistics has enabled more efficient and effective delivery of care in the home along with the collection of data that can be used for ongoing treatment. This, in turn, has helped grow AdaptHealth’s total addressable market. With improvements in technology, physicians are often able to monitor patients’ adherence to prescribed therapy which previously required admission to a facility. With the advancement of technology, physicians are more confident in shifting care to a patient’s home and patients are more comfortable receiving care in this setting.

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Increasing Prevalence of and Preference for In-Home Treatments:   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. Patient preference is supported by data that has shown that the efficacy of home care is often equivalent to that of facility-based care. The home setting provides comfort and convenience for a population that often faces barriers to receiving effective traditional treatment, such as transportation and adherence. By bringing the care to them, the elderly population can maintain a higher quality of life while still receiving high-quality care and equipment. As a result, more companies within the healthcare industry that are primarily facility-based are beginning to shift towards in-home offerings. AdaptHealth believes that medical supplies to the home represents a $10 billion segment.

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Home Care is the Lowest Cost Setting:   Not only is in-home care typically just as effective as care delivered in a facility-based setting, but it has also proven to be more cost effective. The cost effectiveness of in-home care is particularly important within the context of government pressures to lower the cost of care, pushing payors, such as Medicare and Medicaid, and clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care generally offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Business Strategy
AdaptHealth’s strategy is to grow its revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of AdaptHealth’s scalable, integrated technology platform.
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Drive Market Share Gains in the HME Market:   AdaptHealth plans to leverage its technological and clinical advantages as well as its relationships with key constituents across the HME supply chain to deepen its presence in the HME market. AdaptHealth has built a strong network of highly diversified referral relationships that we expect its sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for greater than 2% of its revenue as of December 31, 2019. AdaptHealth believes that maintaining and broadening these relationships will drive organic growth. AdaptHealth’s ability to provide many products across its contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of its HME competitors focus on certain specific product lines, AdaptHealth is able to offer a wide array of products to its customers. AdaptHealth believes that its strong referral relationships and its broad product portfolio will help drive market share growth.

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Grow through Acquisitions:   The HME industry is highly fragmented, with more than 6,000 unique suppliers. AdaptHealth believes that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. AdaptHealth believes that, in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, AdaptHealth plans to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth. Year to date, AdaptHealth has completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on July 1, 2020, we acquired Solara for $425 million and ActivStyle for $62 million. The completed acquisitions collectively generated revenues of up to approximately $490 million in 2020. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

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Improve Profitability with Technology-Enabled Platform:   AdaptHealth plans to leverage its integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in its current business and the businesses it acquires. During 2019 and the first quarter of 2020, AdaptHealth has deployed its technology solutions with respect to 21 acquisitions and has worked to establish the ability to improve logistics performance and operating margins. AdaptHealth intends to continue to improve its technology platform to enhance its communications with referral sources and provide better patient service.

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Expand Product Portfolio:   In addition to its other growth initiatives, AdaptHealth also plans to augment its product portfolio to help drive growth. While AdaptHealth offers a suite of products to its referrers and patients, it has identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. AdaptHealth believes that these products will deepen its portfolio and allow it to further address key clinical conditions which, in turn, are expected to help drive growth across its customer base. AdaptHealth’s scale has helped it to be successful in the past when bidding on Medicare contracts.

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Utilize Value-Based Reimbursement Arrangements:   AdaptHealth’s broad HME service offerings and technology-enabled infrastructure provide the opportunity to enter into value-based reimbursement arrangements with its payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which AdaptHealth provides certain HME services on a per-patient, per-month basis or shares in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Based on the Company’s expectations regarding the growth rate of their current and expected future markets, planned acquisition strategy and target organic growth, AdaptHealth is targeting a 20% overall annual growth rate.
Competitive Strengths
AdaptHealth believes that the following strengths will continue to enable it to provide high-quality products and services to its customers and to create value for stockholders:
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Differentiated Technology-Enabled Platform:   Over the last five years, AdaptHealth has developed an integrated technology system (based upon leading third-party applications and proprietary software products) which AdaptHealth believes provides a competitive advantage within the HME industry. AdaptHealth’s integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. AdaptHealth believes that its platform’s ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, AdaptHealth believes its adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. AdaptHealth believes such systems provide better patient service by reducing the time between an order’s receipt and the delivery of the products to the patient. AdaptHealth believes its model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. AdaptHealth believes that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.
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National Scale and Operational Excellence:   AdaptHealth has relationships with national healthcare distribution companies to drop ship certain HME products directly to patients’ homes in one to two days. AdaptHealth believes that its scale makes AdaptHealth attractive to payors as it is able to service its patients across the nation. As of March 31, 2020, AdaptHealth has been able to build a network of more than 1,000 payors, including 10 national insurers. AdaptHealth’s payor network allows the organization to provide in-network rates for most prospective patients, unlike many of its competitors. AdaptHealth believes that this, in turn, promotes access to its services among patients, providers and facilities, which helps to support and grow its business. AdaptHealth has a broad distribution network to leverage with respect to timely and efficient delivery of products. AdaptHealth has strategically located small depots across the country based upon equipment volume and drive times to support its delivery fleet and help enhance operational success.

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Experienced Management Team:   AdaptHealth is led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers. Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which AdaptHealth operates, AdaptHealth believes that management’s experience is a meaningful differentiator relative to its competitors.

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Proven M&A Success:   AdaptHealth’s integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. AdaptHealth has demonstrated its ability to execute upon acquisitions, deploying over $430 million in capital to complete 67 transactions from its founding through March 31, 2020. As AdaptHealth continues to grow it expects to deploy incrementally more capital and integrate substantially larger targets over time, which in turn it expects will be a source of continued growth for AdaptHealth. Year to date, AdaptHealth has completed six acquisitions for aggregate consideration of $112.5 million (excluding amounts related to contingent consideration). Additionally, on July 1, 2020, we acquired Solara for $425 million and ActivStyle for $62 million. The completed acquisitions collectively generated revenues of approximately $490 million in 2019. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which collectively generated revenues of approximately $110 million in 2019.

Company Operations
Product Offering.   AdaptHealth delivers home medical equipment and supplies directly to a patient’s home upon discharge from a hospital and/or receipt of referral. The breadth of AdaptHealth’s products is particularly valuable to acute care hospitals, sleep laboratories and long-term care facilities that discharge patients with complex conditions and multiple product needs.
AdaptHealth is often paid a fixed monthly amount for certain HME products as designated by CMS or commercial payors, such as CPAP, wheelchairs, hospital beds, oxygen concentrators, CGMs and other similar products. These types of equipment accounted for approximately 40% of AdaptHealth’s revenue for the year ended December 31, 2019, respectively.
For other products, which include those deemed to be consumables, AdaptHealth receives a single payment upon shipment of the product. Sales of these products, which include CPAP masks and related supplies, diabetes management supplies, wound care supplies, wheelchair cushions accessories, orthopedic bracing, breast pumps and supplies, walkers, commodes and canes, nutritional supplies and incontinence supplies, accounted for approximately 60% of AdaptHealth’s revenue for the year ended December 31, 2019.

Supply Chain.   AdaptHealth plays an important role in delivering HME products to patients in their homes. Manufacturers of home medical equipment sell their products to AdaptHealth and ship them to AdaptHealth directly. AdaptHealth also contracts with national healthcare distribution companies to ship certain HME products directly to patients’ homes. These distributors invoice AdaptHealth for the cost of shipped products at the time of sale. AdaptHealth receives referrals from a variety of sources, such as acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators. AdaptHealth’s products are either shipped to patients’ homes by AdaptHealth-operated or contracted delivery trucks or shipped using proprietary or third-party distribution services. AdaptHealth bills payors and patients directly for the products that are delivered and for the services that are provided.
Operating Structure
Management.   AdaptHealth is led by a proven management team with experience in the HME industry across a variety of healthcare organizations. AdaptHealth adopts a centralized approach for key business processes, including M&A activity, revenue cycle management, strategic purchases, payor contracting, finance, compliance, legal, human resources, IT and sales management. In addition, AdaptHealth has centralized many of the functions relating to its CPAP and other resupply businesses. However, AdaptHealth believes that the personalized nature of customer requirements and referral relationships, characteristic of the home healthcare business, mandates that it emphasize a localized operating structure as well. AdaptHealth focuses on regional management to respond promptly and effectively to local market demands and opportunities. AdaptHealth’s regional managers are responsible and accountable for maintaining and developing relationships with referral sources, customer service for non-CPAP supply product lines and logistics for non-drop-shipped products.
IT.   AdaptHealth has established an integrated, technology-enabled, centralized platform, distinguishing itself from many of its competitors who traditionally use less automated processes that are typically complex, can be prone to mistakes and are inefficient. AdaptHealth’s technology enables automated, compliant, and integrated workflow into patients’ delivery of care. AdaptHealth believes that this advanced technology platform provides it with a competitive advantage through its unique components that cater to patients and physicians. AdaptHealth believes that its technology platform has several characteristics that appeal to physicians, including its ease of use, the improved compliance it enables through its integrated systems and the automated, integrated workflow it provides for patients’ delivery of care. Additionally, AdaptHealth’s e-prescribing capabilities enhance transparency and reduce transcription and other errors. AdaptHealth believes that patients are also better served due to the efficiency from time of order to delivery and the seamless integration across points of care enabled by AdaptHealth’s platform. The integrated system also provides AdaptHealth management with critical information in a timely manner, allowing them to track performance levels company-wide.
AdaptHealth has formed close relationships with its third-party software providers, including Apacheta Corporation, Brightree, Parachute Health and SnapWorx, LLC, to optimize its HME workflow. An example of this optimization is AdaptHealth’s automated point-of-delivery technology, which tracks AdaptHealth’s drivers and produces paperless, secure delivery tickets which are uploaded directly to the patient’s file and available immediately on an enterprise-wide basis. In addition, to address ongoing and growing threats related to cyberattacks, AdaptHealth continues to deploy market leading defense tools to protect and secure its networks and data.
Revenue Cycle Management.   AdaptHealth’s revenue cycle management and billing processes have both manual and computerized elements that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors that can accommodate electronic claims submission, such as Medicare, certain state Medicaid payors and many commercial payors, are billed electronically on a daily basis. For other payors who are unable to accept electronic submissions, AdaptHealth generates paper claims and invoices.
AdaptHealth contracts with several business process outsourcing providers to provide certain billing and administrative functions related to revenue cycle management. These providers are based in the Philippines, India and Central America and provide AdaptHealth with the ability to scale its workforce in a cost effective manner. As of March 31, 2020, approximately 1,500 full-time equivalent personnel were provided to AdaptHealth under such arrangements.

Sales and Marketing
Sales activities are generally carried out by AdaptHealth’s full-time sales representatives with assistance from on-site liaisons in certain markets who interact directly with hospital discharge coordinators and patients. AdaptHealth’s sales team works closely with AdaptHealth’s trained respiratory therapists in carrying out their daily sales activities. AdaptHealth primarily acquires new patients through referrals. Sources of referrals include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, among others. AdaptHealth’s sales representatives maintain continual contact with medical professionals across these facilities. AdaptHealth believes that its relationships with its referral sources are strong and that these entities will continue to be a source of organic growth through new patients. While AdaptHealth views its referral sources as fundamental to its business, no single referral source accounted for more than 2% of its revenues as of December 31, 2019.
Acquisitions
Continuing to grow through accretive acquisitions is a key element of AdaptHealth’s growth strategy, and AdaptHealth continuously reviews its pipeline of potential acquisition candidates. AdaptHealth maintains a dedicated M&A integration team and leverages its scalable front-end and back-office technology platform to facilitate acquisition integration to help realize short-term cost saving synergies and longer term revenue growth synergies.
For the three months ended March 31, 2020, AdaptHealth completed acquisitions involving three companies for total purchase consideration of approximately $110.5 million, and on July 1, 2020, AdaptHealth acquired Solara for approximately $425 million and ActivStyle for approximately $62 million. During the year ended December 31, 2019, AdaptHealth completed acquisitions involving 18 companies for total purchase consideration of approximately $67 million (excluding amounts related to contingent consideration).
Suppliers
AdaptHealth purchases medical equipment from a variety of suppliers. AdaptHealth’s sleep therapy equipment and supplies are primarily provided by two suppliers, and its mobility and home services products (such as hospital beds, wheelchairs, walkers and commodes) are principally supplied by a single supplier. Notwithstanding its significant supply relationships with these vendors, AdaptHealth believes that it is not dependent upon any single supplier and that its product needs can be met by an adequate number of qualified manufacturers.
Facilities
AdaptHealth does not own any properties and leases its headquarters facility located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA. As of March 31, 2020, AdaptHealth serviced approximately 1.6 million patients annually across all 50 states and performed approximately 12,000 equipment and supply deliveries a day through its network of 220 locations, consisting of 170 patient servicing centers, 42 distribution-only depots and 8 administrative offices. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually and perform approximately 15,000 deliveries a day. Full service locations are typically between 300 and 5,000 square feet, and are usually a combination office and warehouse space. Many of these facilities are accredited to provide patient services, and their adjacent warehouse space is used for storage of adequate supplies of equipment and accessories for such patient services. AdaptHealth believes that these facilities are adequate to meet its current needs, and expects to add additional facilities in connection with its growth strategies. AdaptHealth believes that such additional space, when required, will be available on commercially reasonable terms, consistent with historical cost trends.
Employees
As of March 31, 2020, AdaptHealth had approximately 3,700 employees. AdaptHealth believes that relations between its management and employees are good.

Competition
The HME market is fragmented and highly competitive. AdaptHealth competes with other large national providers, including AeroCare, Apria Healthcare, Lincare and Rotech; regional providers, including DASCO Home Medical Equipment, Binson’s Medical Equipment, Inc., Norco, Inc. and Protech Home Medical Corp.; and product-specific providers, including Breg, Inc., Byram Healthcare Centers, Inc., Inogen, Inc. and Acelity L.P., as well as over 6,000 local organizations. In addition, non-HME providers, including CVS, Amazon and certain manufacturers of HME equipment are considering entering or expanding their presence in the HME market.
Consolidation of the HME market is a continuing trend, as required technology investments and reduced reimbursements put financial pressure on smaller providers. Larger HME providers with integrated technology and automated processes are generally better positioned to gain market share and more attractive vendor pricing. Competitive bidding also emphasizes the importance of relationships with both the payors and referral sources. Because payors typically select a limited number of exclusive suppliers and physicians typically refer based on timely delivery and consistency, relationships with both are critical to the success of competitors in the market.
AdaptHealth believes that the most important competitive factors in the regional and local markets are:
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Reputation with referral sources, including local physicians and hospital-based professionals;

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Service quality and efficient, responsive referral process;

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Differentiated technology platform that provides a superior physician and patient experience;

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Comprehensive offering across the home medical equipment space;

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Broad network of payor contracts and regional insurers;

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Overall ease of doing business; and

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Quality of patient care, including clinical expertise.

The following charts represents the revenue breakdown, product mix and payor mix for the year ended December 31, 2019 for AdaptHealth and the recently acquired companies PCS, Advanced, Healthline, Solara and ActivStyle.
AdaptHealth believes that it competes favorably with competitors on the basis of these and other factors.

Legal Proceedings
AdaptHealth is involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of its business. These matters involve patient complaints, personnel and employment issues, regulatory matters, personal injury, contract and other proceedings arising in the ordinary course of business, which have not resulted in any material losses to date. Although AdaptHealth does not expect the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations, such matters are inherently unpredictable. Therefore, AdaptHealth could incur judgments or enter into settlements or claims that could materially impact its financial condition or results of operations.
In addition, on July 25, 2017, AdaptHealth Holdings was served with a subpoena by the U.S. Attorney’s Office for the United States District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to 18 U.S.C. §3486 to produce certain audit records and internal communications regarding ventilator billing. The investigation appears to be focused on billing practices regarding one payor that contracted for bundled payments for certain ventilators. AdaptHealth Holdings has cooperated with investigators and, through agreement with the EDPA, has submitted all information requested. An independent third party was retained by AdaptHealth Holdings that identified overpayments and underpayments for ventilator billings related to the payor, and a remittance was sent to reconcile that account. AdaptHealth Holdings has cooperated and fully complied with the subpoena. On October 3, 2019 AdaptHealth received a follow-up civil investigative demand from the EDPA regarding a document previously produced to the EDPA and patients included in the review by the independent third party. AdaptHealth has responded to the EDPA and supplemented its production as requested. At this time, AdaptHealth Holdings cannot provide any assurance as to whether the EDPA will seek additional information or pursue this matter further.
Government Regulation
The federal government and all states in which AdaptHealth currently operates regulate various aspects of AdaptHealth’s business. In particular, AdaptHealth’s operations are subject to federal laws that regulate the reimbursement of its products and services under various government programs and that are designed to prevent fraud and abuse. AdaptHealth’s operations are also subject to state laws governing, among other things, pharmacies, nursing services, medical equipment suppliers and certain types of home health activities. State regulators may also determine that telephone marketing of AdaptHealth products and services to patients fall within state regulation of telemarketing. Certain of AdaptHealth’s employees are subject to state laws and regulations governing the licensure and professional practice of respiratory therapy, pharmacy and nursing.
AdaptHealth maintains a Compliance Program that is designed to meet the guidelines set forth by HHS, and provides ongoing compliance training designed to keep AdaptHealth’s officers, directors and employees well-educated and up-to-date regarding developments on relevant topics and to emphasize AdaptHealth’s policy of strict compliance. Federal and state laws require that AdaptHealth obtain facility and other regulatory licenses and accreditation and that AdaptHealth enroll as a supplier with federal and state health programs.
As a healthcare provider, AdaptHealth is subject to extensive regulation to prevent fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare, Medicaid and other regulations, regional health insurance carriers and state agencies often conduct audits and request customer records and other documents to support AdaptHealth’s claims submitted for payment of services rendered to customers. Similarly, government agencies and their contractors periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. As part of AdaptHealth’s provision of, and billing for, healthcare equipment and services, AdaptHealth is required to collect and maintain patient-identifiable health information. In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. For instance, the CCPA became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for protected health information and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase AdaptHealth’s compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payers, and the cost of complying with these standards could be significant. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.
Additionally, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require AdaptHealth to publish statements that describe how it handles personal information and choices individuals may have about the way AdaptHealth handles their personal information. If such information that AdaptHealth publishes is considered untrue, it may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. Communications with our patients are also subject to laws and regulations governing communications, including the TCPA, the CAN-SPAM Act, additional fax regulations under the Junk Fax Act and the Telemarketing Sales Rule and Medicare regulations.
Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. AdaptHealth cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national healthcare policies. Future legislative and regulatory changes could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Implemented Regulation
As a provider of home oxygen, respiratory and other chronic therapy equipment to the home healthcare market, AdaptHealth participates in Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Providers of home oxygen and other respiratory therapy services and equipment have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Durable medical equipment, including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.
Impact of the ACA and MIPPA. The ACA, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), the Medicare, Medicaid and SCHIP Extension Act of 2007 (“SCHIP Extension Act”), the Deficit Reduction Act of 2005 (“DRA”) and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), contain provisions that directly impacted reimbursement for the primary respiratory and other DME products provided by AdaptHealth.
In recent years, the U.S. Congress and certain state legislatures have considered and passed a large number of laws intended to result in significant change to the ACA. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, among other things, removed penalties for not complying with ACA’s individual mandate to carry health insurance. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court’s finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when and how the Supreme Court will rule. These and other efforts to challenge, repeal or replace the ACA could result in reduced funding state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth’s revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.
MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008, and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that AdaptHealth provides, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2006 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a RAC program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. The RACs are empowered to audit claims submitted by healthcare providers and overpayments identified by the RACs can be recouped from future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations.
This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules, which could adversely impact AdaptHealth’s future financial condition and results of operations. In October 2008, CMS established ZPICs and UPICs, who are responsible for ensuring the integrity of all Medicare-related claims. The ZPICs and UPICs assumed the responsibilities previously held by Medicare’s Program Safeguard Contractors. These legislative and regulatory provisions, as currently in effect have and will continue to adversely impact AdaptHealth’s financial condition and results of operations.
Impact of Competitive Bidding. In December 2003, MMA was signed into law. The MMA legislation directly impacted reimbursement for the primary respiratory and other DME products that AdaptHealth provides. Among other things, MMA established a competitive acquisition program for DME that was expected to commence in 2008, but was subsequently delayed by further legislation. MMA instructed CMS to establish and implement programs under which competitive acquisition areas would be established throughout the United States for purposes of awarding contracts for the furnishing of competitively priced items of DME, including oxygen equipment. The program was initially intended to be implemented in phases such that competition under the program would occur in nine of the largest metropolitan statistical areas (“MSAs”) in the first year and an additional 70 of the largest MSAs in a second, subsequent round of bidding. The second round was subsequently expanded to include 91 MSAs.
For each competitive acquisition area, CMS is required to conduct a competition under which providers submit bids to supply certain covered items of DME. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract, and only successful bidders can supply the covered items to Medicare beneficiaries in the respective acquisition area (there are, however, regulations in place that allow non-contracted suppliers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). Competitive bidding contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. CMS concluded the bidding process for the first round of MSAs in September 2007. However, in July 2008, Congress enacted the MIPPA legislation which retroactively delayed the implementation of competitive bidding and reduced Medicare prices nationwide by 9.5% beginning in 2009 for the product categories, including oxygen, that were initially included in competitive bidding.
In 2009, CMS reinstituted the bidding process in the nine largest MSA markets. Reimbursement rates from the re-bidding process were publicly released by CMS on June 30, 2010. CMS announced projected average savings of approximately 32% compared to the current payment rates in effect for the product categories included in competitive bidding. As of January 1, 2011, these payment rates were in effect in the nine markets only.
On January 30, 2013, CMS announced new, lower Medicare pricing for the second round of competitive bidding effective July 1, 2013. CMS announced projected average savings of approximately 45% for the product categories included in Round 2. The ACA also required CMS to expand competitive bidding further to additional geographic markets or to use competitive bid pricing information to adjust the payment amounts otherwise in effect for areas that are not competitive acquisition areas by January 1, 2016.
CMS is required by law to re-compete competitive bidding contracts at least once every three years. With the Round 1 rebid contracts expiring on December 31, 2013, new Round 1 re-compete contracts and pricing went into effect on January 1, 2014. Round 1 re-compete bidding occurred in the same nine MSAs as the Round 1 rebid. CMS projected that contract prices under the Round 1 re-compete would average 37% below Medicare’s fee schedule rates for the six product categories.
On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas included in the Round 2 re-compete and Round 1 2017 DMEPOS Competitive Bidding Program into a single round of competition referred to as “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the Competitive Bidding Program. While AdaptHealth cannot predict the outcome of the DMEPOS Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its future financial condition and results of operations.
Durable Medical Equipment Medicare Administrative Contractor. In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, certain provisions under CMS guidance manuals, local coverage determinations, and the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and other government contractors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. If treating physicians do not adequately document, among other things, their diagnoses and plans of care, the risks that AdaptHealth will be subject to audits and payment denials are likely to increase. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates could lead to further audit activity and regulatory burdens and could result in AdaptHealth making significant refunds and other payments to Medicare and other government programs. Accordingly, AdaptHealth’s future revenues and cash flows from government healthcare programs may be reduced. Private payors also may conduct audits and may take legal action to recover alleged overpayments. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations. AdaptHealth cannot currently predict the adverse impact these measures might have on its financial condition and results of operations, but such impact could be material.

Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. AdaptHealth cannot predict whether new federal and state budgetary proposals will be adopted or the effect, if any, such proposals would have on its financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADAPTHEALTH
The following discussion should be read in conjunction with AdaptHealth’s consolidated financial statements and the accompanying notes included in this Supplement. All amounts presented are in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Supplement, including “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
AdaptHealth Corp. Overview
AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. The Company focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The Company services beneficiaries of Medicare, Medicaid and commercial insurance payors. As of March 31, 2020, AdaptHealth services over 1.6 million patients annually in all 50 states through its network of 220 locations in 38 states. Following the consummation of the Solara and ActivStyle acquisitions, AdaptHealth expects to service more than 1.7 million patients annually. The Company’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.
Trends and Factors Affecting AdaptHealth’s Future Performance
Significant trends and factors that AdaptHealth believes may affect its future performance include:
•
Home Medical Equipment Growth.   According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth’s total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines comprised approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion.

•
Aging U.S. Population.   The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but they are also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060.

•
Increasing Prevalence of Chronic Conditions.   HME is necessary to help treat significant health issues affecting millions of Americans, such as chronic obstructive pulmonary disease, congestive heart failure, obstructive sleep apnea and diabetes. AdaptHealth believes that CGM and diabetes represent a $16 billion market segment.

•
Increasing Prevalence of and Preference for In-Home Treatments.   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. AdaptHealth believes that medical supplies to the home represents a $10 billion market segment.
•
Home Care is the Lowest Cost Setting.   Not only is in-home care typically just as effective as care delivered in an inpatient setting, but it has also proven to be more cost effective. This is especially important within the context of government pressures to lower the cost of care, pushing clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. In-home care offers a significant cost reduction opportunity relative to facility based care without sacrificing quality.

Certain additional items may impact the comparability of the historical results presented below with AdaptHealth’s future performance, such as the cost of being a public company. To operate as a public company, AdaptHealth is required to continue to implement changes in certain aspects of its business and develop, manage, and train management level and other employees to comply with ongoing public company requirements, including compliance with Section 404 and the evaluation of the effectiveness of internal controls over financial reporting. AdaptHealth also incurs other expenses as a public company, including expenses associated with public reporting obligations, proxy statements and stockholder meetings, stock exchange fees, transfer agent fees, SEC and Financial Industry Regulatory Authority filing fees and offering expenses.
Impact of the COVID-19 Pandemic
AdaptHealth’s priorities during the COVID-19 pandemic are protecting the health and safety of its employees (including patient-facing employees providing respiratory and other services), maximizing the availability of its services and products to support patient health needs, and the operational and financial stability of its business.
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, AdaptHealth activated certain business interruption protocols, including acquisition and distribution of personal protective equipment (PPE) to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. AdaptHealth also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million made available by CMS under the CARES Act legislation, which was received in April 2020. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. HHS has indicated that CARES Act provider relief fund are subject to ongoing reporting and changes to the terms and conditions. To the extent that reporting requirements and terms and conditions are modified, it may affect AdaptHealth’s ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the OIG, auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. All providers will be subject to civil and criminal penalties for any deliberate omissions, misrepresentations or falsifications of any information given to HHS. As the result of these actions, and the lack of disruption to date of its vendors’ ability to supply product despite the COVID-19 pandemic, AdaptHealth has been able to substantially maintain its operations.
While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on AdaptHealth’s consolidated operating results for the three months ended March 31, 2020, AdaptHealth has begun to experience declines in net revenues in certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and orthopedic supply related to facility discharges) and such declines may continue during the duration of the COVID-19 pandemic. In response to these declines, as well as certain over staffing related to recent acquisitions, AdaptHealth conducted a workforce assessment and implemented a reduction in force in April 2020 resulting in the elimination of approximately 6% of its workforce. In connection with the workforce reductions, AdaptHealth will incur a one-time charge for severance and related expenses estimated to be approximately $1.6 million.
Offsetting these declines in net revenue, AdaptHealth is experiencing an increase in net revenue related to increased demand for certain respiratory products (such as oxygen), increased sales in its resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of state and local government imposed stay-at-home orders) and the one-time sale of certain respiratory equipment (primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain products and services.
The full extent of the impact of the COVID-19 pandemic on AdaptHealth’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict.
Key Components of Operating Results
Net Revenue.   Net revenue is recorded for services that AdaptHealth provides to patients for home healthcare equipment, medical supplies to the home and related services. AdaptHealth’s primary service lines are (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from OSA, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. Revenues are recorded either (x) at a point in time for the sale of supplies and disposables, or (y) over the service period for equipment rental (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment), at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and other third-party payors, including private insurers. For the year ended December 31, 2019, approximately 60% and 40% of revenues were recognized at a point in time and over the service period, respectively. For the year ended December 31, 2018, approximately 55% and 45% of revenues were recognized at a point in time and over the service period, respectively. Net revenues are net of related provision for doubtful accounts and implicit price concessions. Provision for doubtful accounts consists of billed charges that are ultimately deemed uncollectible due to a patient’s or a third-party payor’s inability or unwillingness to pay. The amount is based on management’s best estimate of the net realizable value of accounts receivable. Variable consideration in the form of implicit price concessions that are not expected to be collected from customers are recorded as a direct reduction of net revenues.
The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2019, using the modified retrospective transition method. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenues. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts.
Cost of Net Revenue.   Cost of net revenue primarily includes the cost of non-capitalized medical equipment and supplies, distribution expenses, labor costs, facilities rental costs, third-party revenue cycle management costs and depreciation for capitalized patient equipment. Distribution expenses represent the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries, benefits and other costs related to drivers and dispatch personnel; and amounts paid to couriers.
General and Administrative Expenses.   General and administrative expenses consist of corporate support costs including information technology, human resources, finance, contracting, legal, compliance, leadership, equity-based compensation, transaction expenses and other administrative costs.

Depreciation, Excluding Patient Equipment Depreciation.   Depreciation expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenue).
Factors Affecting AdaptHealth’s Operating Results
AdaptHealth’s operating results and financial performance are influenced by certain unique events during the periods discussed herein, including the following:
Acquisitions
AdaptHealth accounts for its acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in the historical results of AdaptHealth for the periods following the closing of the acquisition. The most significant of these acquisitions impacting the comparability of AdaptHealth’s operating results in the first quarter of 2020 compared to the first quarter of 2019 were SleepMed Therapies, Inc. (“SleepMed”) acquired in July 2019, Choice Medical Healthcare, Inc. (“Choice”) acquired in October 2019, the Patient Care Solutions business (“PCS”) acquired from McKesson Corporation in January 2020, Healthline Medical Equipment, LLC (“Healthline”) acquired in February 2020, and Advanced Home Care, Inc. (“Advanced”) acquired in March 2020. The most significant of these acquisitions impacting the comparability of AdaptHealth’s operating results in 2019 compared to 2018 were PPS HME Holdings (“PPS”) acquired in May 2018, Verus Healthcare, Inc. (“Verus”) acquired in May 2018, Home Medical Express, Inc. (“HMEI”) acquired in July 2018, Med Way Medical, Inc. acquired in December 2018, Continued Care of Long Island, Inc. acquired in October 2018, SleepMed, and Gould’s Discount Medical, LLC (“Gould’s”) acquired in January 2019. Refer to Note 3, Significant Transactions, included in our consolidated interim financial statements for the three months ended March 31, 2020 and Note 3, Acquisitions, included in our consolidated financial statements for the year ended December 31, 2019, each included in this Supplement for additional information regarding AdaptHealth’s acquisitions.
Debt and Recapitalization
In March 2019, AdaptHealth restructured its debt borrowings with its bank group. The debt restructuring consisted of $425 million in credit facilities, which included a $300 million Initial Term Loan (the “Credit Facility Term Loan”), $50 million Delayed Draw Term Loan (the “Delayed Draw Term Loan”), and $75 million Revolving Credit Facility (the “New Revolver”), all with maturities in March 2024.
In March 2019, AdaptHealth entered into a Note and Unit Purchase Agreement with an investor. In connection with the agreement, membership interests in AdaptHealth Holdings were purchased for $20 million, and AdaptHealth also signed the Original Promissory Notes.
The transactions consummated with respect to the debt restructuring and the Note and Unit Purchase Agreement are hereinafter referred to as the “2019 Recapitalization.”
In connection with the closing of the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio (as defined therein) thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility. In addition, in November 2019, the Company repaid $50.0 million under the Credit Facility Term Loan; such repayment satisfied the principal payments required to be paid through September 2023. Further, in connection with the closing of the Business Combination, the Original Promissory Notes were replaced with the A&R Promissory Notes with a principal amount of $100.0 million. In addition, the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The A&R Promissory Notes, together with the $43.5 million Promissory Notes, are collectively referred to herein as the “BM Notes.” The outstanding principal balance under the BM Notes is due on November 8, 2029 and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (“PIK”), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. In connection with the Put/ Call Agreement, the Company irrevocably agreed to pay all PIK interest payable under the BM

Notes following the closing of the Solara Acquisition in cash rather than through an increase in the principal amount of the notes. See “— Liquidity and Capital Resources.”
In connection with the acquisition of Advanced in March 2020, the Company borrowed $50.0 million under the Delayed Draw Term Loan. Additionally, in March 2020, the Company borrowed $20.0 million under the New Revolver as a precaution in light of the coronavirus health crisis; such amount was repaid in April 2020.
Seasonality
AdaptHealth’s business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. AdaptHealth’s quarterly operating results may fluctuate significantly in the future depending on these and other factors.
Key Business Metrics
AdaptHealth focuses on net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex as it reviews its performance. Total net revenue is comprised of net sales revenue and net revenue from fixed monthly equipment reimbursements less a provision for doubtful accounts and implicit price concessions. Net sales revenue consists of revenue recognized at a point in time for the sale of supplies and disposables. Net revenue from fixed monthly equipment reimbursements consists of revenue recognized over the service period for equipment (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment).
	Three months ended
	March 31, 2020		March 31, 2019
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage
	(Unaudited)
Net sales revenue:
Sleep	$68,894	36.0%	$47,127	39.4%
Supplies to the home	33,339	17.4%	2,029	1.7%
HME	11,579	6.0%	10,489	8.8%
Respiratory	2,768	1.4%	1,279	1.1%
Other	12,393	6.5%	8,032	6.7%
Total net sales revenue	$128,973	67.3%	$68,956	57.7%
Net revenue from fixed monthly equipment reimbursements:
Sleep	$22,669	11.8%	$18,057	15.1%
HME	12,177	6.4%	10,243	8.6%
Respiratory	25,007	13.1%	20,429	17.1%
Other	2,613	1.4%	1,813	1.5%
Total net revenue from fixed monthly equipment reimbursements	$62,466	32.7%	$50,542	42.3%
Total net revenue:
Sleep	$91,563	47.8%	$65,184	54.5%
Supplies to the home	33,339	17.4%	2,029	1.7%
HME	23,756	12.4%	20,732	17.4%
Respiratory	27,775	14.5%	21,708	18.2%
Other	15,006	7.9%	9,845	8.2%
Total net revenue	$191,439	100.0%	$119,498	100.0%

	Three months ended
	March 31, 2019		June 30, 2019		September 30, 2019		December 31, 2019
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue – Point in time
Sleep	$47,127	39.4%	$50,433	40.6%	$59,117	43.3%	$67,865	45.4%	$224,542	42.4%
Respiratory	1,279	1.1%	1,445	1.2%	1,397	1.0%	1,659	1.1%	5,780	1.1%
HME	11,042	9.2%	10,966	8.8%	11,963	8.8%	11,977	8.0%	45,948	8.7%
Other	9,509	8.0%	10,151	8.2%	10,587	7.8%	9,934	6.6%	40,181	7.5%
Total Net sales revenue	$68,957	57.7%	$72,995	58.8%	$83,064	60.9%	$91,435	61.1%	$316,451	59.7%
Net revenue from fixed monthly equipment reimbursements
Sleep	$18,057	15.1%	$18,944	15.3%	$20,761	15.2%	$23,084	15.4%	$80,846	15.3%
Respiratory	20,429	17.1%	20,010	16.1%	19,646	14.4%	21,333	14.3%	81,418	15.4%
HME	10,370	8.7%	10,294	8.3%	11,103	8.1%	11,445	7.7%	43,212	8.2%
Other	1,686	1.4%	1,910	1.5%	1,877	1.4%	2,244	1.5%	7,717	1.4%
Total Net revenue from fixed monthly equipment reimbursements	$50,542	42.3%	$51,158	41.2%	$53,387	39.1%	$58,106	38.9%	$213,193	40.3%
Total net revenue
Sleep	$65,184	54.5%	$69,377	55.9%	$79,878	58.5%	$90,949	60.8%	$305,388	57.7%
Respiratory	21,708	18.2%	21,455	17.3%	21,043	15.4%	22,992	15.4%	87,198	16.5%
HME	21,412	17.9%	21,260	17.1%	23,066	16.9%	23,422	15.7%	89,160	16.9%
Other	11,195	9.4%	12,061	9.7%	12,464	9.2%	12,178	8.1%	47,898	8.9%
Total net revenue	$119,499	100.0%	$124,153	100.0%	$136,451	100.0%	$149,541	100.0%	$529,644	100.0%

	Three months ended
	March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018
Net Revenue (in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue – Point in time
Sleep	$12,205	21.8%	$25,760	32.8%	$41,226	40.4%	$44,394	40.9%	$123,585	35.8%
Respiratory	1,069	1.9%	1,193	1.5%	1,267	1.2%	1,382	1.3%	4,911	1.4%
HME	9,069	16.2%	9,289	11.8%	8,938	8.7%	9,428	8.7%	36,724	10.6%
Other	5,472	9.8%	6,043	7.8%	6,062	6.0%	7,074	6.4%	24,651	7.2%
Total Net sales revenue	$27,815	49.7%	$42,285	53.9%	$57,493	56.3%	$62,278	57.3%	$189,871	55.0%
Net revenue from fixed monthly equipment reimbursements
Sleep	$7,534	13.5%	$11,709	14.9%	$16,102	15.8%	$17,359	16.0%	$52,704	15.3%
Respiratory	12,167	21.7%	15,627	19.9%	19,246	18.8%	19,301	17.8%	66,341	19.2%
HME	8,354	14.9%	8,770	11.2%	9,180	9.0%	9,638	8.8%	35,942	10.4%
Other	114	0.2%	94	0.1%	135	0.1%	77	0.1%	420	0.1%
Total Net revenue from fixed monthly equipment reimbursements	$28,169	50.3%	$36,200	46.1%	$44,663	43.7%	$46,375	42.7%	$155,407	45.0%
Total net revenue
Sleep	$19,739	35.3%	$37,469	47.7%	$57,328	56.2%	$61,753	56.9%	$176,289	51.1%
Respiratory	13,236	23.6%	16,820	21.4%	20,513	20.0%	20,683	19.1%	71,252	20.6%
HME	17,423	31.1%	18,059	23.0%	18,118	17.7%	19,066	17.5%	72,666	21.0%
Other	5,586	10.0%	6,137	7.9%	6,197	6.1%	7,151	6.5%	25,071	7.3%
Total net revenue	$55,984	100.0%	$78,485	100.0%	$102,156	100.0%	$108,653	100.0%	$345,278	100.0%

Results of Operations
Comparison of Three Months Ended March 31, 2020 and Three Months Ended March 31, 2019.
The following table summarizes AdaptHealth’s consolidated results of operations for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020		2019		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Net revenue	$191,439	100.0%	$119,498	100.0%	$71,941	60.2%
Costs and expenses:
Cost of net revenue	166,540	87.0%	100,227	83.9%	66,313	66.2%
General and administrative expenses	14,347	7.5%	13,083	10.9%	1,264	9.7%
Depreciation, excluding patient equipment depreciation	1,241	0.6%	841	0.7%	400	47.6%
Total costs and expenses	182,128	95.1%	114,151	95.5%	67,977	59.6%
Operating income	9,311	4.9%	5,347	4.5%	3,964	74.1%
Interest expense, net	7,938	4.1%	6,260	5.2%	1,678	26.8%
Loss on extinguishment of debt	—	—	2,121	1.8%	(2,121)	NM
Income (loss) before income taxes	1,373	0.8%	(3,034)	(2.5)%	4,407	(145.3)%
Income tax expense (benefit)	1,107	0.6%	2,418	2.0%	(1,311)	NM
Net income (loss)	266	0.2%	(5,452)	(4.5)%	5,718	(104.9)%
Income attributable to noncontrolling interests	424	0.2%	348	0.3%	76	21.8%
Net loss attributable to AdaptHealth Corp.	$(158)	0.0%	$(5,800)	(4.8)%	$5,642	(97.3)%
Net Revenue.   Net revenue for the three months ended March 31, 2020 was $191.4 million compared to $119.5 million for the three months ended March 31, 2019, an increase of $71.9 million or 60.2%. The increase in net revenue was driven primarily by acquisitions, which increased revenue by $57.9 million (including $33.9 million generated by PCS). The remaining increase in net revenue was primarily attributable to organic growth resulting from stronger CPAP resupply sales and demographic growth in core markets. Net revenue, excluding PCS, was $157.5 million for the three months ended March 31, 2020. As a result of the coronavirus pandemic, during the three months ended March 31, 2020, the Company experienced reduced demand for products that are related to elective medical services, such as CPAP new starts, orthotics, and certain other HME products, and this trend is expected to remain while the coronavirus crisis continues. However, the Company’s CPAP resupply and other supplies business remains healthy, as most patients for that business are in their homes and can be easily contacted to refresh their supplies. Additionally, the coronavirus pandemic has led to an increased demand for respiratory equipment including ventilators and oxygen concentrators.
For the three months ended March 31, 2020, sales revenue (recognized at a point in time) comprised 67% of total net revenue, compared to 58% of total net revenue for the three months ended March 31, 2019. The increase in sales revenue was driven primarily by the PCS acquisition, which is a supplies business, as well as the SleepMed and Choice acquisitions which are primarily CPAP resupply businesses. For the three months ended March 31, 2020, revenue from fixed monthly equipment reimbursements comprised 33% of total net revenue, compared to 42% of total net revenue for the three months ended March 31, 2019. For the three months ended March 31, 2020, excluding PCS, sales revenue and revenue from fixed monthly equipment reimbursements comprised 60% and 40% of net revenue, respectively.

Cost of Net Revenue.
The following table summarizes cost of net revenue for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020		2019		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Costs of net revenue:
Cost of products and supplies	$72,003	37.6%	$34,600	29.0%	$37,403	108.1%
Salaries, labor and benefits	54,651	28.5%	35,618	29.8%	19,033	53.4%
Patient equipment depreciation	15,498	8.1%	14,131	11.8%	1,367	9.7%
Rent and occupancy	4,600	2.4%	3,226	2.7%	1,374	42.6%
Other operating expenses	19,336	10.2%	12,494	10.5%	6,842	54.8%
Transaction costs	627	0.3%	—	—%	627	NM%
Equity-based compensation	551	0.3%	—	—%	551	NM%
Severance	365	0.2%	141	0.1%	224	158.9%
Other non-recurring (income) expenses	(1,091)	(0.6)%	17	—%	(1,108)	NM%
Total cost of net revenue	$166,540	87.0%	$100,227	83.9%	$66,313	66.2%
Cost of net revenue for the three months ended March 31, 2020 was $166.5 million compared to $100.2 million for the three months ended March 31, 2019, an increase of $66.3 million or 66.2%, which is primarily related to acquisition growth (including $39.1 million incurred by PCS). Costs of products and supplies increased by $37.4 million (including $25.9 million incurred by PCS) as a result of acquisition growth, increased CPAP resupply sales, and to a lesser extent, expenses associated with the coronavirus pandemic, including increased personal protective equipment purchases for patient-facing employees providing respiratory and other services. Salaries, labor and benefits increased by $19.0 million (including $7.7 million incurred by PCS) which is primarily related to acquisition growth and increased headcount. The increase in rent and occupancy, other operating expenses, transaction costs and equity-based compensation is related to acquisition growth, primarily from PCS. Cost of net revenue during the three months ended March 31, 2020 included a reduction to expense of $1.1 million, consisting of a $2.0 million reduction in the fair value of an earnout liability, a gain of $0.6 million related to the sale of an investment, offset by a $1.5 million expense related to the PCS Transition Services Agreement.
Cost of net revenue was 87.0% of net revenue for the three months ended March 31, 2020. Excluding PCS, cost of net revenue was $127.4 million, or 80.9% of net revenue, during the three months ended March 31, 2020, compared to 83.9% for the three months ended March 31, 2019. This decrease is primarily due to lower patient equipment depreciation as a percentage of net revenue as a result of a change in product mix as sales revenue was higher in the three months ended March 31, 2020 compared to the comparable period in 2019. Cost of net revenue as a percentage of net revenue for PCS during the three months ended March 31, 2020 was 115.4%, which is primarily due to anticipated restructuring and operating losses incurred during the period as PCS is fully integrated into the Company’s technology platform.
General and Administrative Expenses.   General and administrative expenses for the three months ended March 31, 2020 were $14.4 million compared to $13.1 million for the three months ended March 31, 2019, an increase of $1.3 million or 9.7%. This increase is primarily due to higher labor costs associated with increased headcount, higher professional fees related to acquisition growth and incremental costs associated with operating as a public company, which were offset by a $3.5 million decrease in equity-based compensation expense. The expense recorded during the three months ended March 31, 2019 included $4.9 million in connection with the acceleration of vesting and modification of certain equity-based awards. General and administrative expenses as a percentage of net revenue was 7.5% for the three months ended March 31, 2020, compared to 10.9% for the three months ended March 31, 2019. General and administrative expenses during the three months ended March 31, 2020 included total non-recurring charges of $4.0 million, consisting of $1.7 million in equity-based compensation expense, $2.2 million in transaction costs, and

$0.1 million in severance expenses. General and administrative expenses for the three months ended March 31, 2019 included total non-recurring charges of $7.7 million, consisting of $5.2 million in equity-based compensation expense and $2.5 million in transaction costs. Excluding the impact of these non-recurring charges, general and administrative expenses as a percentage of net revenue were 5.4% and 4.5% for the three months ended March 31, 2020 and 2019, respectively.
Interest Expense.   Interest expense for the three months ended March 31, 2020 was $7.9 million compared to $6.3 million for the three months ended March 31, 2019. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the three months ended March 31, 2019, AdaptHealth recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $2.7 million; such amount would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income (loss) in equity rather than interest expense. As such, there was no non-cash interest expense related to the Company’s interest rate swap agreements during the three months ended March 31, 2020.
Loss on Extinguishment of Debt.   Loss on extinguishment of debt for the three months ended March 31, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. There were no such amounts during the three months ended March 31, 2020.
Income Tax Expense.   Income tax expense for the three months ended March 31, 2020 was $1.1 million compared to income tax expense of $2.4 million for the three months ended March 31, 2019. The decrease in income tax expense was primarily related to decreased pre-tax income associated with the tax paying entities.
Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018.
The following table summarizes AdaptHealth’s consolidated results of operations for the years ended December 31, 2019 and December 31, 2018:
	Year Ended December 31,
	2019		2018		Increase/(Decrease)
(in thousands, except percentages)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Percentage
	(unaudited)
Revenue:
Revenue, net of contractual allowances and discounts			$361,054
Provision for doubtful accounts(1)			(15,776)
Net revenue	$529,644	100.0%	345,278	100.0%	$184,366	53.4%
Costs and expenses:
Cost of net revenue	440,386	83.1%	293,384	85.0%	147,002	50.1%
General and administrative expenses	56,493	10.7%	18,069	5.2%	38,424	212.7%
Depreciation, excluding patient equipment depreciation	3,069	0.6%	2,734	0.8%	335	12.3%
Total costs and expenses	499,948	94.4%	314,187	91.0%	185,761	59.1%
Operating income	29,696	5.6%	31,091	9.0%	(1,395)	(4.5)%
Interest expense, net	39,304	7.4%	7,453	2.2%	31,851	427.4%
Loss on extinguishment of debt, net	2,121	0.4%	1,399	0.4%	722	NM%
(Loss) income before income taxes	(11,729)	(2.2)%	22,239	6.4%	(33,968)	(152.7)%
Income tax expense (benefit)	1,156	0.2%	(2,098)	(0.6)%	3,254	NM
Net (loss) income	(12,885)	(2.4)%	24,337	7.0%	(37,222)	(152.9)%
Income attributable to noncontrolling interests	2,111	0.4%	1,077	0.3%	1,034	96.0%
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	(2.8)%	$23,260	6.7%	$(38,256)	(164.5)%

(1)
The Company adopted ASC 606 effective January 1, 2019, the effects of which have not been reflected in prior periods. The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded approximately $27.5 million of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606.

Net Revenue.   Net revenue for the year ended December 31, 2019 was $529.6 million compared to $345.3 million for the year ended December 31, 2018, an increase of $184.4 million or 53.4%. The increase in net revenue was driven primarily by acquisitions, which increased revenue by approximately $156.3 million. The remaining increase in net revenue was attributable to organic growth resulting from demographic growth in core markets and CPAP resupply sales and marketing initiatives. For the year ended December 31, 2019, sales revenue (recognized at a point in time) comprised approximately 60% of total net revenue, compared to approximately 55% of total net revenue for the year ended December 31, 2018. The increase in sales revenue was driven primarily by the Verus and SleepMed acquisitions, which are predominantly CPAP resupply businesses and therefore have a high sales revenue mix, as well as strong organic growth in this category. For the year ended December 31, 2019, revenue from fixed monthly equipment reimbursements comprised approximately 40% of total net revenue, compared to approximately 45% of total net revenue for the year ended December 31, 2018.
Cost of Net Revenue.   Cost of net revenue for the year ended December 31, 2019 was $440.4 million compared to $293.4 million for the year ended December 31, 2018, an increase of $147.0 million or 50.1%. Cost of net revenue as a percentage of net revenue was 83.1% of net revenue for the year ended December 31, 2019, compared to 85.0% of net revenue for the year ended December 31, 2018. The 1.9% decrease in cost of net revenue as a percentage of net revenue is due in part to lower labor expense due to an increased usage of a global workforce, offset by an increase to expense of approximately $0.9 million associated with earnout liability activity relating to acquisitions. The $147.0 million increase in cost of net revenue is primarily attributable to acquisition growth.
General and Administrative Expenses.   General and administrative expenses for the year ended December 31, 2019 were $56.5 million compared to $18.1 million for the year ended December 31, 2018, an increase of $38.4 million or 212.7%. General and administrative expenses as a percentage of net revenue was 10.7% for the year ended December 31, 2019, and 5.2% for the year ended December 31, 2018. General and administrative expenses for the year ended December 31, 2019 included $11.1 million in equity-based compensation expense, $15.6 million in transaction costs, $1.4 million in severance expenses and $0.3 million in other non-recurring expenses. General and administrative expenses for the year ended December 31, 2018 included $0.9 million in equity-based compensation expense, and $2.4 million in transaction costs. Excluding the impact of equity-based compensation expense, transaction costs, severance and other non-recurring expenses, general and administrative expenses as a percentage of net revenue was 5.3% and 4.3% for the years ended December 31, 2019 and 2018, respectively. The $38.4 million increase was primarily comprised of an increase in labor costs of $21.0 million which included a $10.2 million increase in equity-based compensation expense, and an increase in other general and administrative expenses of $17.4 million of which $13.1 million was transaction related. Excluding the impact attributable to equity-based compensation and transaction costs, the increase was a result of increased support costs related to acquisition growth as well as incremental costs associated with operating as a public company.
Interest Expense.   Interest expense for the year ended December 31, 2019 was $39.3 million compared to $7.5 million for the year ended December 31, 2018. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the year ended December 31, 2019, AdaptHealth recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $11.4 million, as compared to non-cash interest income of $0.5 million recorded in the year ended December 31, 2018; such amounts would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, in accordance with the provisions of

FASB ASC 815, Derivatives and Hedging, and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income in equity rather than interest expense.
Loss on Extinguishment of Debt.   Loss on extinguishment of debt for the year ended December 31, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. Loss on extinguishment of debt for the year ended December 31, 2018 was $1.4 million which was the result of the write-off of deferred financing costs and prepayment penalties incurred related to a debt restructuring that occurred in February 2018 offset by gain on debt extinguishment.
Income Tax Expense.   Income tax expense for the year ended December 31, 2019 was $1.1 million compared to income tax benefit of $2.1 million for the year ended December 31, 2018. The increase in income tax expense was primarily related to increased pre-tax income associated with the tax paying entities coupled with increased losses in entities that are not subject to tax at the entity level. During the year ended December 31, 2018, AdaptHealth reversed a previously established valuation allowance on deferred tax assets as a result of its profitability over the previous two years, resulting in an income tax benefit of $7.2 million recorded during that period.
EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex
Adjusted EBITDA less Patient Equipment Capex was $17.5 million for the three months ended March 31, 2020 compared to $17.0 million for the three months ended March 31, 2019. Adjusted EBITDA less Patient Equipment Capex was $75.6 million for the year ended December 31, 2019 compared to $45.1 million for the year ended December 31, 2018. For the three months ended March 31, 2020, Adjusted EBITDA less Patient Equipment Capex for PCS was a loss of $4.5 million, and excluding PCS, Adjusted EBITDA less Patient Equipment Capex was $22.0 million.
Adjusted EBITDA was $30.5 million for the three months ended March 31, 2020 compared to $28.2 million for the three months ended March 31, 2019. Adjusted EBITDA was $123.0 million for the year ended December 31, 2019 compared to $84.4 million for the year ended December 31, 2018. For the three months ended March 31, 2020, Adjusted EBITDA for PCS was a loss of $4.5 million, and excluding PCS, Adjusted EBITDA was $35.0 million.
AdaptHealth uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, AdaptHealth’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.
AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation.
AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, and similar items of expense (income).
AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.
AdaptHealth believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating AdaptHealth’s financial performance. AdaptHealth’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. AdaptHealth uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, AdaptHealth’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.
EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth’s liquidity.
The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
(in thousands)	2020	2019
	(Unaudited)
Net loss attributable to AdaptHealth Corp	$(158)	$(5,800)
Income attributable to noncontrolling interests	424	348
Interest expense excluding change in fair value of interest rate swaps	7,938	3,558
Interest expense – change in fair value of interest rate swaps	—	2,702
Income tax expense	1,107	2,418
Depreciation, including patient equipment depreciation	16,740	14,972
EBITDA	26,051	18,198
Loss on extinguishment of debt(a)	—	2,121
Equity-based compensation expense(b)	2,223	5,223
Transaction costs(c)	2,858	2,516
Severance(d)	419	141
Other non-recurring (income) expense(e)	(1,091)	17
Adjusted EBITDA	30,460	28,216
Less: Patient equipment capex(f)	(12,967)	(11,243)
Adjusted EBITDA less Patient Equipment Capex	$17,493	$16,973

(a)
Represents write offs of deferred financing costs related to refinancing of debt.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.

(c)
Represents transaction costs related to acquisitions and the 2019 Recapitalization.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
The 2020 period includes a $2.0 million reduction in the fair value of an earnout liability, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement.

(f)
Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the years ended December 31, 2019 and 2018:
	Year Ended December 31,
(in thousands)	2019	2018
	(Unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	$23,260
Income attributable to noncontrolling interests	2,111	1,077
Interest expense excluding change in fair value of interest rate swaps	27,878	8,000
Interest expense (income) – change in fair value of interest rate swaps	11,426	(547)
Income tax expense (benefit)	1,156	(2,098)
Depreciation	62,567	47,877
EBITDA	90,142	77,569
Loss on extinguishment of debt, net(a)	2,121	1,399
Equity-based compensation expense(b)	11,070	884
Transaction costs(c)	15,984	2,514
Severance(d)	2,301	1,920
Non-recurring expenses	534	161
Earnout liability activity(e)	869	—
Adjusted EBITDA	123,021	84,447
Less: Patient equipment capex(f)	(47,421)	(39,364)
Adjusted EBITDA less Patient Equipment Capex	$75,600	$45,083

(a)
Represents write offs of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
Represents fair value adjustments and other charges associated with earnout liabilities from acquisitions.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Liquidity and Capital Resources
AdaptHealth’s principal sources of liquidity are its operating cash flows, borrowings under its credit agreements and proceeds from equity issuances. AdaptHealth has used these funds to meet its capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, acquisitions and debt service. Our future capital expenditure requirements will depend on many factors, including our patient volume and revenue growth rates.
AdaptHealth’s capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up.
AdaptHealth may be required to seek additional equity or debt financing in connection with its business growth. In addition, the recent COVID-19 pandemic has caused disruption in the capital markets,

which could make financing more difficult and/or expensive. In the event that additional financing is required from outside sources, AdaptHealth may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, AdaptHealth’s business, results of operations, and financial condition would be materially and adversely affected.
AdaptHealth believes that its expected operating cash flows, together with its existing cash, cash equivalents, and amounts available under its credit facility, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.
As of March 31, 2020, AdaptHealth had $48.2 million of cash and cash equivalents and $90.5 million available under its credit facility (including $50.0 million available under the Delayed Draw Term Loan and $40.5 million available under its New Revolver after consideration of stand-by letters of credit outstanding of $2.5 million). To supplement its cash liquidity, in April 2020, AdaptHealth received recoupable advance payments of approximately $47 million which were made available by CMS under the CARES Act. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million which are targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. In March 2020, AdaptHealth borrowed $20.0 million under its New Revolver as a precaution in light of the COVID-19 pandemic and such amount was repaid in April 2020 upon receipt of the advanced payments from CMS and provider relief funds discussed above. Also, as permitted under the CARES Act, AdaptHealth has elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, which will be paid in two equal installments on December 31, 2021 and December 31, 2022.
In March 2019, AdaptHealth restructured its debt borrowings with its bank group. The credit agreement consisted of $425 million in credit facilities, which included a $300 million Credit Facility Term Loan, a $50 million Delayed Draw Term Loan and a $75 million New Revolver, all with maturities in March 2024. Amounts borrowed under the Credit Facility Term Loan and Delayed Draw Term Loan bear interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The Delayed Draw Term Loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. In November 2019, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.
The Credit Facility Term Loan requires quarterly principal repayments beginning June 30, 2019 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. In November 2019, the Company repaid $50.0 million under the Credit Facility Term Loan; such repayment satisfied the required principal repayments through September 2023. At March 31, 2020, AdaptHealth had $246.3 million outstanding under the Credit Facility Term Loan (4.35% interest rate at March 31, 2020).
The Delayed Draw Term Loan allows up to $100 million to be drawn in order to fund permitted acquisitions and to pay fees and transaction costs associated with such acquisitions, and has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) 24 months following the closing date, or (c) the date of the termination of the commitment. During the three months ended March 31, 2020, AdaptHealth borrowed $50.0 million under the Delayed Draw Term Loan. The borrowing under the Delayed Draw Term Loan requires quarterly principal repayments of $0.3 million beginning March 31, 2020 through December 31, 2020, quarterly principal repayments of $0.6 million beginning March 31, 2021 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. At March 31, 2020, AdaptHealth had $49.7 million outstanding under the Delayed Draw Term Loan (4.11% interest rate at March 31, 2020).
The New Revolver allows up to $75.0 million to be drawn in order to (1) finance working capital, make capital expenditures and for other general corporate purposes in an amount not to exceed $25.0 million, and(2) finance permitted acquisitions and to pay fees and transaction costs associated with such acquisitions in an amount not to exceed $50.0 million. As of March 31, 2020, AdaptHealth had $32.0 million outstanding under the New Revolver. As discussed above, in April 2020, AdaptHealth repaid $20.0 million under the New Revolver. Amounts outstanding under the New Revolver are due at maturity in March 2024. The interest rate under the New Revolver was 4.35% at March 31, 2020.
Under the credit agreement, AdaptHealth is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on AdaptHealth. Financial covenants include a Consolidated Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the credit agreement, AdaptHealth may be required to repay principal based on excess cash flow, as defined. AdaptHealth was in compliance with all debt covenants as of March 31, 2020.
In March 2019, AdaptHealth signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, AdaptHealth signed the Original Promissory Notes. In November 2019, in connection with the transactions completed as part of the Business Combination, the Original Promissory Notes were replaced with the A&R Promissory Notes with a principal amount of $100.0 million, and the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The A&R Promissory Notes, together with the $43.5 million Promissory Notes, are collectively referred to herein as the “BM Notes.” The outstanding principal balance under the BM Notes is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. In connection with the Put/Call Agreement, the Company irrevocably agreed to pay all PIK interest payable under the BM Notes following the closing of the Solara Acquisition in cash rather than through an increase in the principal amount of the notes. If AdaptHealth elects to prepay the BM Notes prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If AdaptHealth elects to prepay the BM Notes prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
At March 31, 2020 and December 31, 2019, AdaptHealth had working capital of $3.4 million and $30.5 million, respectively. A significant portion of AdaptHealth’s assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AdaptHealth provides.
In connection with the signing of the Solara Purchase Agreement, AdaptHealth LLC entered into the Debt Commitment Letter with the Lenders, pursuant to which the Lenders have committed to provide the Incremental Term Facility to AdaptHealth LLC in an aggregate principal amount of up to $240.6 million. The Incremental Term Facility would be available to finance the Solara Acquisition and pay related fees and expenses.
Cash Flow.   The following table presents selected data from AdaptHealth’s consolidated statement of cash flows:
	Three Months Ended March 31,		Year Ended December 31,

(in thousands)	2020	2019	2019	2018
	(unaudited)
Net cash provided by operating activities	$24,380	$16,232	$60,418	$68,427
Net cash used in investing activities	(111,329)	(26,179)	(84,870)	(96,284)
Net cash provided by (used in) financing activities	58,235	(369)	76,144	48,769
Net increase (decrease) in cash and cash equivalents	(28,714)	(10,316)	51,692	20,912
Cash at beginning of period	76,878	25,186	25,186	4,274
Cash at end of period	$48,164	$14,870	$76,878	$25,186

Net cash provided by operating activities for the three months ended March 31, 2020 was $24.4 million compared to $16.2 million for the three months ended March 31, 2019, an increase of $8.2 million. The increase was the result of a $5.7 million improvement in net income (loss), a net decrease of $9.1 million in non-cash charges primarily from depreciation, non-cash interest expense relating to the Company’s interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, a change in deferred taxes of $1.0 million, and a net $12.6 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period. Net cash provided by operating activities for the year ended December 31, 2019 was $60.4 million compared to $68.4 million for the year ended December 31, 2018, a decrease of $8.0 million. The decrease was primarily the result of a $37.2 million decrease in net income (loss) partially resulting from a $13.5 million increase in transaction costs and a $31.9 million increase in interest expense in 2019 compared to 2018, a net increase of $52.2 million in non-cash charges primarily from depreciation, provision for doubtful accounts, non-cash interest expense relating to the Company’s interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, a change in deferred taxes of $3.1 million, and a $26.1 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period.
Net cash used in investing activities for the three months ended March 31, 2020 was $111.3 million compared to $26.2 million for the three months ended March 31, 2019. The use of funds in the three months ended March 31, 2020 consisted of $105.8 million for acquisitions, primarily from the PCS, Healthline and Advanced acquisitions, $7.5 million for equipment and other fixed asset purchases, offset by $2.0 million of cash proceeds from the sale of an investment. The use of funds in the three months ended March 31, 2019 consisted of $20.9 million for acquisitions, primarily from the Gould’s acquisition, and $5.3 million for equipment and other fixed asset purchases. Net cash used in investing activities for the year ended December 31, 2019 was $84.9 million compared to $96.3 million for the year ended December 31, 2018. The use of funds in the year ended December 31, 2019 consisted of $21.4 million for equipment and other fixed asset purchases and $63.5 million for acquisitions, including the Gould’s acquisition, the SleepMed acquisition, and the acquisition of Choice Medical Healthcare, Inc. in the fourth quarter of 2019. The use of funds in the year ended December 31, 2018 consisted of $10.0 million for equipment and other fixed asset purchases and $86.3 million for acquisitions, including the Verus acquisition and the PPS acquisition.
Net cash provided by financing activities for the three months ended March 31, 2020 was $58.2 million compared to net cash used in financing activities of $0.4 million for the three months ended March 31, 2019. Net cash provided by financing activities for the three months ended March 31, 2020 consisted of $70.0 million of borrowings from long-term debt and lines of credit, offset by total repayments of $11.8 million on long-term debt and capital lease obligations. For the three months ended March 31, 2019, net cash used in financing activities was primarily related to the 2019 Recapitalization, and consisted of $317.0 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members’ interests, and proceeds of $100.0 million from the issuance of a note payable, offset by total repayments of $161.9 million on long-term debt, lines of credit and capital lease obligations, payments of $9.0 million for debt financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members’ interests, payment of $12.0 million for contingent consideration in connection with an acquisition, and distributions to members of $250.0 million. Net cash provided by financing activities for the year ended December 31, 2019 was $76.1 million compared to $48.8 million for the year ended December 31, 2018. Net cash provided by financing activities for the year ended December 31, 2019 was primarily related to the 2019 Recapitalization and the Business Combination, and consisted of $360.5 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members’ interests, net proceeds of $148.9 million from the transactions completed in connection with the Business Combination, and proceeds of $100.0 million from a preferred debt issuance, offset by total repayments of $274.9 million on long-term debt and capital lease obligations, payments of $9.0 million for financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members’ interests, payment of $13.0 million for earnout liabilities in connection with the Verus acquisition and the HMEI acquisition, distributions to members of $250.0 million, distributions to noncontrolling interests of $1.3 million, and net payments of $0.6 million relating to tax withholdings associated with equity-based compensation activity. For the year ended December 31, 2018, net cash provided by financing activities consisted of $164.8 million of borrowings from long-term debt and lines of credit, offset by total repayments of $112.0 million on long-term debt, lines of credit and capital lease obligations, and payments of $2.7 million for deferred financing costs, $1.0 million for debt prepayment penalties and distributions to noncontrolling interests of $0.3 million.
Critical Accounting Policies and Significant Estimates
The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the Company’s consolidated financial statements requires its management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. The Company’s management bases its estimates, assumptions and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Different assumptions and judgments would change the estimates used in the preparation of the Company’s consolidated financial statements which, in turn, could change the results from those reported. In addition, actual results may differ from these estimates and such differences could be material to the Company’s financial position and results of operations.
Critical accounting policies and significant estimates are those that the Company’s management considers the most important to the portrayal of the Company’s financial condition and results of operations because they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s critical accounting policies and significant estimates in relation to its consolidated financial statements include those related to revenue recognition, accounts receivable, business combinations, and goodwill valuation.
Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
Performance obligations are determined based on the nature of the services provided. The majority of the Company’s services and related products represent a bundle of services that are not capable of being distinct and as such, are treated as a single performance obligation satisfied over time as services are rendered.
The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.
The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue.
Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue or provision for doubtful accounts in the period of revision.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. Under ASC 606, the Company recognizes revenue in the statements of operations and contract assets on the consolidated balance sheets only when services have been provided.
Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

Business Combinations
The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date.
The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.
Valuation of Goodwill
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstance indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter (December 31st) of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is “more likely than not” that the carrying value of the Company’s reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.
Recent Accounting Pronouncements
Recently issued accounting pronouncements that may be relevant to the Company’s operations but have not yet been adopted are outlined in Note 1(f), Recently Issued Accounting Pronouncements, to its consolidated interim financial statements and in Note 2(cc), Recently Issued Accounting Pronouncements, to its consolidated financial statements, each included elsewhere in this Supplement.
Off-Balance Sheet Arrangements
As of March 31, 2020, the Company did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company’s management believes any liability that may ultimately result from its resolution will not have a material adverse effect on the Company’s financial condition or results of operations.
Other contingencies arising in the normal course of business relate to acquisitions and the related contingent purchase prices and deferred payments.

MARKET INFORMATION
Our Class A Common Stock is currently listed on Nasdaq under the symbol “AHCO.” Through November 8, 2019, our common stock was quoted under the symbol “DFB.” As of July 21, 2020, there were 51 holders of record of shares of our Class A Common Stock and 18 holders of record of shares of our Class B Common Stock. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B Common Stock.
DIVIDENDS
We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

ANNEX A
Purchase Agreement

A-1

EXECUTION VERSION
CONFIDENTIAL
Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

STOCK PURCHASE AGREEMENT
AND
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ADAPTHEALTH CORP.,
ADAPTHEALTH LLC,
ELEANOR MERGER SUB, LLC,
SOLARA HOLDINGS, LLC,
AND
LCP SOLARA BLOCKER SELLER, LLC, IN ITS CAPACITY AS BLOCKER SELLER AND THE REPRESENTATIVE
May 25, 2020

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	Unitholder Consent
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Paying Agent Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Allocation Schedule
Exhibit F	Form of Escrow Agreement
Exhibit G	Working Capital
Exhibit H	Pre-Closing Reorganization
Exhibit I	Accounting Principles

A-iv

Exhibit J	Investment Agreement
Exhibit K	Debt Commitment Letter
Exhibit L	Indemnity Matters
Exhibit M	Specific Matters

A-v

STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER
This STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 25, 2020, by and among AdaptHealth LLC, a Delaware limited liability company (“Buyer”), AdaptHealth Corp, a Delaware corporation (“Parent” and, together with Buyer, the “Buyer Parties”), Eleanor Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), Solara Holdings, LLC, a Delaware limited liability company (the “Company”), LCP Solara Blocker Seller, LLC, a Delaware limited liability company (“Blocker Seller”), and Blocker Seller in its capacity as the Representative (as hereinafter defined). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 12.01. Buyer, Parent, Merger Sub, the Company, Blocker Seller and Representative are referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Blocker Seller is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock (the “Blocker Shares”) of LCP Solara Blocker Corp., a Delaware corporation (“Blocker”);
WHEREAS, as of the date hereof, Blocker is the record and beneficial owner of certain limited partnership interests (the “Blocker Splitter Interests”) of LCP Solara Splitter, LP, a Delaware limited partnership (“Splitter”);
WHEREAS, after giving effect to the Pre-Closing Reorganization and immediately prior to the Closing, Blocker will be the record and beneficial owner of certain Class A Preferred Units and Class A Common Units of the Company (collectively, the “Blocker Company Units”);
WHEREAS, Blocker Seller desires to sell to Parent, and Parent desires to purchase from Blocker Seller, 100% of the Blocker Shares, on the terms and subject to the conditions set forth in this Agreement (the “Blocker Purchase”);
WHEREAS, immediately following the closing of the Blocker Purchase, Buyer, Merger Sub and the Company desire to merge Merger Sub with and into the Company, with the Company surviving the merger and continuing as the surviving company (the “Merger”);
WHEREAS, the board of directors (or the equivalent governing body) of each Buyer, Merger Sub and the Company have each unanimously approved the Merger and deemed it advisable and in the best interests of their respective equityholders and have directed that this Agreement be submitted to their respective equityholders for adoption;
WHEREAS, the sole and managing member of Blocker Seller has approved this Agreement and the Transactions;
WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions;
WHEREAS, Buyer, acting as the sole equityholder of Merger Sub, has approved the Merger, this Agreement and the Transactions; and
WHEREAS, the Unitholders holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the LLC Agreement have approved the Merger, this Agreement and the Transactions pursuant to a written consent, a copy of which is attached hereto as Exhibit A (the “Unitholder Consent”).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE BLOCKER PURCHASE
1.01   Sale of the Blocker Shares.   Subject to and upon the terms and conditions of this Agreement, immediately prior to the Effective Time, Blocker Seller shall sell to Parent, and Parent shall purchase from Blocker Seller, all right, title and interest in and to the Blocker Shares, free and clear of all Liens, other than Liens relating to the transfer of securities arising under the Securities Act.
1.02   Consideration.   In consideration for the Blocker Shares, Parent shall pay Blocker Seller (collectively, the “Blocker Purchase Price”):
(a)   an aggregate amount of cash equal to the portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement under the heading “Blocker Closing Payment” (the “Blocker Closing Payment”); plus
(b)   an aggregate amount of cash equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount; plus
(c)   the portion of the Share Consideration payable to the Blocker Seller as set forth on the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock; provided, that Blocker Seller may, in its sole discretion, direct that any Share Consideration that is payable to Blocker Seller hereunder instead be delivered at the Closing to, and registered in the name of, LCP IV-A.
1.03   Closing.   The closing of the Blocker Purchase shall take place on the Closing Date immediately prior to the Effective Time (the “Blocker Closing”).
ARTICLE II
THE MERGER
2.01   Merger.   Subject to and upon the terms and conditions of this Agreement and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the “Surviving Company.”
2.02   Effective Time; Closing.   At the Closing, the Company, Buyer, and Merger Sub shall cause a certificate of merger in the form of Exhibit B attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DLLCA to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time”).
2.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DLLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.04   Certificate of Formation.   The certificate of formation of the Company in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.
2.05   Limited Liability Company Agreement.   The limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law; provided that, such limited liability company agreement shall maintain the same economics and ownership of the Blocker Company Units owned by Blocker as was maintained by the limited liability company agreement of the Company immediately before the Effective Time.

2.06   Managers and Officers.   From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the managers and officers of Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company.
2.07   Conversion of Company Units.   On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Unitholders, the following shall occur:
(a)   Preferred Units.   Each Preferred Unit issued and outstanding immediately prior to the Effective Time (other than any Preferred Units to be cancelled pursuant to Section 2.07(e), if any, and Blocker Company Units) shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to a portion of the Estimated Closing Cash Payment and Share Consideration, in each case, as set forth on the Estimated Closing Statement.
(b)   Vested Common Units.   Each Vested Common Unit outstanding immediately prior to the Effective Time (other than the Class Z Common Units outstanding immediately prior to the Effective Time, Vested Common Units to be cancelled pursuant to Section 2.07(e), if any, and Blocker Company Units) shall be cancelled and extinguished and shall be converted into the right to receive a portion of the Share Consideration as set forth on the Estimated Closing Statement and an amount in cash, without interest, equal to:
(i)   a portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement, plus
(ii)   the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount.
(c)   Class Z Common Units.   Each Class Z Common Unit outstanding immediately prior to the Effective Time (other than Class Z Common Units to be cancelled pursuant to 2.07(e), if any) shall be cancelled and extinguished and shall be converted into the right to receive a portion of the Share Consideration as set forth on the Estimated Closing Statement and an amount in cash, without interest, equal to:
(i)   a portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement, plus
(ii)   the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount.
(d)   Unvested Common Units.   Each Unvested Common Unit outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no cash or other consideration shall be paid with respect thereto.
(e)   Cancellation of Treasury Units.   Each Preferred Unit and Common Unit (including any Unvested Common Unit) held immediately prior to the Effective Time by the Company in treasury, if any, or held by any of the Buyer Parties or any of their respective Subsidiaries (excluding the Blocker Company Units) shall be cancelled and no cash or other consideration shall be paid with respect thereto.
(f)   Blocker Company Units.   The Blocker Company Units shall be converted into and exchanged for an equal number of validly issued Preferred Units and Class A Common Units of the Surviving Company (which newly issued Preferred Units and Class A Common Units of the Surviving Company shall reflect the same economics and ownership of the Blocker Company Units owned by Blocker immediately before the Effective Time) and there shall be no payments made to Buyer or Blocker in respect of the Blocker Company Units pursuant to this Section 2.07.
2.08   Conversion of Merger Sub Units.   The units or limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units of the Surviving Company with the same economics as the Class A

Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units outstanding immediately prior to the Effective Time (other than the Blocker Company Units owned by Blocker).
2.09   Unitholders Payments; Letters of Transmittal.
(a)   Prior to the Closing, Buyer and the Representative shall enter into a payments administration agreement, in substantially the form attached hereto as Exhibit C, with Acquiom Financial LLC (the “Paying Agent” and such agreement, the “Paying Agent Agreement”). The Paying Agent shall act as paying agent in effecting payments to Designated Unitholders and the exchange of cash for Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units (other than the Blocker Company Units and any Class A Preferred Unit, Class B Preferred Unit, Class A Common Unit, Class B Common Unit and Class Z Common Unit cancelled pursuant to Section 2.07(d) or 2.07(e)).
(b)   Within fifteen Business Days following the date hereof, to the extent not delivered prior to the date hereof, the Company shall, or shall instruct the Paying Agent to, deliver to each Designated Unitholder a letter of transmittal, substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”).
(c)   If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent on or prior to the Closing Date, then at the Closing the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07. If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent after the Closing Date, then promptly thereafter, the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07, and any Future Distribution Amount that such Designated Unitholder is entitled to receive pursuant to Section 2.07 at that time. From and after the Closing, each Preferred Unit, Class A Common Unit and Class B Common Unit (other than the Blocker Company Units and any Preferred Unit, Class A Common Unit and Class B Common Unit cancelled pursuant to Section 2.07(d) or 2.07(e)) shall represent solely the right to receive the portion of the Transaction Consideration into which the Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units shall have been converted pursuant to Section 2.07, without interest. None of the Surviving Company or any other Party shall be liable to a Designated Unitholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.
2.10   Required Withholding.   Each of Buyer, the Escrow Agent, the Paying Agent, the Surviving Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other agreements referenced herein) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or any other agreements referenced herein such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-U.S. Tax Law; provided that, except with respect to payments in the nature of compensation to be made to employees or former employees of the Company and its Subsidiaries, if Buyer, the Escrow Agent, the Paying Agent or the Surviving Company determines that an amount is required to be deducted and withheld, Buyer shall provide the payee, at least three Business Days prior to the date the applicable payment is scheduled to be made, (a) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any provision of applicable U.S. federal, state, local or non-U.S. Law pursuant to which such deduction or withholding is required and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding). To the extent such amounts are so deducted or withheld and remitted to the proper Taxing Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE III
CLOSING, TRANSACTION CONSIDERATION ADJUSTMENT
3.01   The Closing.   The closing of the Transactions (the “Closing”) shall take place via the electronic exchange and release of signature pages to this Agreement and the other Transaction Documents, (a) at 10:00 a.m. local time on the second Business Day following satisfaction or waiver of all of the closing conditions set forth in Article X and Article XI hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or (b) on such other date and at such time as are mutually agreed in writing by Buyer and the Company. The date on which Closing actually occurs is referred to herein as the “Closing Date.”
3.02   Closing Transactions.   At the Closing:
(a)   the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(b)   Buyer shall deliver or cause to be delivered:
(i)   to Blocker Seller (or LPC IV-A as provided in Section 1.02(c)), the Blocker Closing Payment and the portion of the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock, along with evidence from the transfer agent of such ownership;
(ii)   to the Paying Agent, the Estimated Closing Cash Payment, less the Blocker Closing Payment;
(iii)   to each Designated Unitholder that has delivered a Letter of Transmittal to the Paying Agent prior to the Closing, the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock by such Designated Unitholder, along with evidence from the transfer agent of such ownership; provided, that any Designated Unitholder may, in its sole discretion, direct that any Share Consideration that is payable to such Designated Unitholder hereunder instead be delivered to, and registered in the name of, any person or entity that such Designated Unitholder would otherwise be permitted to transfer the Share Consideration to pursuant to Section 8.10;
(iv)   to the Escrow Agent, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Specific Escrow Amount; and
(v)   to the Representative, the Representative Holdback;
(c)   Buyer shall pay, on behalf of the Company and its Subsidiaries, all amounts necessary to fully discharge the then-outstanding balance of any Funded Debt listed on Schedule 3.02(c), pursuant to customary payoff letters from the holders of all such Funded Debt by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Debt (the “Payoff Letters”);
(d)   Buyer shall pay, on behalf of the Company and its Subsidiaries, all Transaction Expenses that remain unpaid as of the Effective Time, in the amounts and to the Persons identified by the Company prior to Closing;
(e)   Blocker Seller shall deliver to Parent:
(i)   the stock certificate(s) representing the Blocker Shares, together with duly executed stock powers;
(ii)   a certificate, dated as of the Closing Date and signed by an officer of Blocker Seller, stating that the conditions specified in Sections 10.01 and 10.02 with respect to Blocker and Blocker Seller have been satisfied;

(iii)   a certificate of the Secretary (or equivalent officer) of Blocker certifying that attached thereto are true and complete copies of (A) the articles of incorporation of Blocker, and all amendments thereto, as certified by the Delaware Secretary of State; and (B) the bylaws of Blocker, and all amendments thereto;
(iv)   a certificate of good standing dated not more than ten days prior to the Closing Date for Blocker from the Delaware Secretary of State, attesting to the good standing in such jurisdiction;
(v)   duly executed written resignations or removals, effective as of the Closing, of each such officers and members of the board of directors of Blocker designated by Parent in writing at least five Business Days prior to Closing; and
(vi)   an executed IRS Form W-9; provided that in no event shall Blocker Seller’s failure to provide such executed IRS Form W-9 be deemed to be a failure of any condition set forth in Section 10.02 to have been met and the sole remedy of any such failure shall be to withhold Taxes from the consideration otherwise payable to Blocker Seller hereunder in accordance with Section 2.10;
(f)   the Company shall deliver to Buyer:
(i)   a certificate, dated as of the Closing Date and signed by an officer of the Company, stating that the conditions specified in Sections 10.01 and 10.02 with respect to the Company have been satisfied;
(ii)   an executed IRS Form W-9 from each Designated Unitholder; provided that in no event shall any Designated Unitholder’s failure to provide such executed IRS Form W-9 be deemed to be a failure of any condition set forth in Section 10.02 to have been met and the sole remedy of any such failure shall be to withhold Taxes from the consideration otherwise payable to such Designated Unitholder hereunder in accordance with Section 2.10;
(iii)   duly executed written resignations or removals, effective as of the Closing, of each such officers and members of the board of managers of the Company designated by Buyer in writing at least five Business Days prior to Closing;
(iv)   evidence that the Management Services Agreement has been terminated effective as of no later than the Closing;
(v)   a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (A) the certificate of formation of the Company, and all amendments thereto, as certified by the Delaware Secretary of State; and (B) the LLC Agreement, and all amendments thereto;
(vi)   a certificate of the Secretary (or equivalent officer) or member of each Subsidiary certifying that attached thereto are true and complete copies of (A) the certificate of formation of such Subsidiary, and all amendments thereto, as certified by the Secretary of State of the jurisdiction of formation of each such Subsidiary; and (B) the operating agreement of such Subsidiary, and all amendments thereto;
(vii)   certificates of good standing dated not more than ten days prior to the Closing Date for the Company and each of its Subsidiaries from the Secretary of State of the jurisdiction of formation of each such entity, attesting to the good standing in such jurisdiction of such entity; and
(viii)   the Payoff Letters;
(g)   the Representative shall deliver to Buyer (i) the Escrow Agreement, duly executed by the Representative and the Escrow Agent and (ii) the Paying Agent Agreement, duly executed by the Representative and the Paying Agent; and
(h)   The Buyer Parties shall deliver to the Representative:

(i)   a certificate, dated as of the Closing Date and signed by an officer of Buyer, stating that the conditions specified in Sections 11.01 and 11.02 with respect to Buyer and Merger Sub have been satisfied;
(ii)   a certificate, dated as of the Closing Date and signed by an officer of Parent, stating that the conditions specified in Sections 11.01 and 11.02 with respect to Parent have been satisfied; and
(iii)   the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(iv)   the Paying Agent Agreement, duly executed by Buyer and the Paying Agent.
3.03   Estimated Closing Cash Payment Adjustment.
(a)   Estimated Closing Cash Payment.   Not less than two Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”) that sets forth (i) the Company’s good faith estimate of the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing, the Transaction Expenses Amount, the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby and the Closing Cash Payment resulting therefrom (the “Estimated Closing Cash Payment”), (ii) the Representative’s determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment and Share Consideration payable to Blocker Seller, and (iii) the Representative’s determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment and Share Consideration payable to each Designated Unitholder, together with reasonable supporting detail of each of the foregoing items described in clauses (i)  – (iii).
(b)   Final Calculations.
(i)   Within sixty days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement setting forth Buyer’s good faith calculation of (A) Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby), (B) the Cash Amount, (C) the outstanding amount of all Funded Debt as of immediately prior to the Closing, (D) the Transaction Expenses Amount, and (E) the Closing Cash Payment resulting therefrom (the “Closing Statement”). If Buyer does not deliver the Closing Statement to the Representative within sixty days after the Closing Date, the Representative (acting in its sole discretion) may elect by written notice to Buyer to deem the Estimated Closing Statement as the final Closing Statement that is final, binding and non-appealable by the Parties. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted to make inquiries of, and request documents, information and supporting details from, Buyer and the Company and their accountants and other representatives regarding the Closing Statement. If the Representative has any objections to the Closing Statement, the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its objections (the “Objection Disputes”) to the Closing Statement and specific rationale for each objection along with a reconciliation to the Closing Statement. If an Objection Statement is not delivered to Buyer within sixty days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an item in the Closing Statement is not specifically included in any Objection Statement timely delivered to Buyer by the Representative, then as to such item the Closing Statement as originally received by the Representative shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to Duff & Phelps (the “Firm”) to resolve such Objection Disputes and only such Objection Disputes. If Duff & Phelps refuses or is otherwise unable to act as the Firm, then Buyer and the Representative shall cooperate in good faith to appoint a nationally recognized independent accounting or valuation firm mutually agreeable to Buyer and the Representative, in which event “Firm” shall mean such firm. The Firm shall be requested to render a written determination of the unresolved Objection

Disputes (acting as an expert and not as an arbitrator) within forty-five days following its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (I) the definitions and other applicable provisions of this Agreement, (II) a single written presentation (which presentations shall be limited to the unresolved Objection Disputes) submitted by each of Buyer and the Representative to the Firm within fifteen days after its retention (which the Firm shall forward to the other Party) and (III) one written response submitted to the Firm within fifteen days after receipt of each presentation (which the Firm shall forward to the other Party) and not on independent review. Buyer and the Representative will instruct the Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. The Firm’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal. The terms of appointment and engagement of the Firm shall be as reasonably agreed upon between Buyer and the Representative, and any associated engagement fees shall initially be allocated 50% to Buyer and 50% to the Representative; provided that such fees, costs and expenses of the Firm will ultimately be allocated between Buyer, on the one hand, and Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits an adjustment of $1,000 for a specific item in the Objection Statement, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the fees, costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Representative. Except as provided in this Section 3.03(b)(i), all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Firm shall be borne by the Party incurring such costs and expense. The process set forth in this Section 3.03(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing or the Transaction Expenses Amount.
(ii)   If the Closing Cash Payment based on the final Closing Statement as finally determined pursuant to Section 3.03(b)(i) is greater than the Estimated Closing Cash Payment, (x) Buyer shall promptly (but in any event within five Business Days after the final Closing Statement determined pursuant to Section 3.03(b)(i)) pay (A) to Blocker Seller, an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of such difference (collectively, the “Blocker Adjustment Payment”) and (B) to the Paying Agent, (I) the amount of such difference, less (II) the Blocker Adjustment Payment (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion thereof (as determined by the Representative based on the Distribution Principles), except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to the account designated by Blocker Seller or the Paying Agent, as applicable, and (y) Buyer and the Representative shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to Section 3.03(b)(i)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Funds (A) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the Adjustment Escrow Funds and (B) to the Paying Agent, the remaining portion of the Adjustment Escrow Funds (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to such the accounts designated by Blocker Seller, or the Representative, as applicable.
(iii)   If the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i) is less than the Estimated Closing Cash Payment, Buyer and the Representative

shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to Section 3.03(b)(i)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Fund (x) to Buyer, in an amount equal to the lesser of (A) the amount by which the Estimated Closing Cash Payment is greater than the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i), and (B) the Adjustment Escrow Funds, (y) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the remaining Adjustment Escrow Funds (after payment pursuant to clause (x)), and (z) to the Paying Agent, the remaining portion of the Adjustment Escrow Fund (after payment pursuant to clauses (x) and (y)) (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to such the accounts designated by Buyer, Blocker Seller or the Representative, as applicable. If the amount of by which the Estimated Closing Cash Payment is greater than the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i) is greater than the Adjustment Escrow Funds, Buyer will be entitled only to the full amount of the Adjustment Escrow Funds, which will be the sole and exclusive remedy and source of recovery for the Buyer Parties and their Affiliates with respect to any such shortfall and no Buyer Party or any Affiliate thereof will have any claim for any additional amounts from any Person in connection therewith.
Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.
3.04   Purpose of Closing Statement; Cooperation.
(a)   Purpose of Closing Statement.   The Parties agree that the purpose of preparing the Closing Statement and calculating the Closing Cash Payment and the components thereof is solely to assess the accuracy of the amounts set forth in the Estimated Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating the Closing Cash Payment than were used in the calculation of the Estimated Closing Cash Payment. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash Amount, Funded Debt, Working Capital, Transaction Expenses Amount and the Accounting Principles. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company, Blocker and their Subsidiaries as a result of the Transactions or of any financing or refinancing arrangements entered into at any time by any of the Buyer Parties or any other transaction entered into by the Buyer Parties in connection with the consummation of the Transactions, and (ii) any of the plans, transactions, or changes which Buyer or Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company, Blocker or their Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or Parent or any of their assets or liabilities. The Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing.
(b)   Cooperation.   Following the Closing, Buyer shall, and shall cause the Surviving Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) reasonably cooperate with the Representative and its accountants and other representatives in connection with their review of the Closing Statement (including by providing the Representative with reasonable access to the employees of the Surviving Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement) and (ii) provide any books, records and other information reasonably requested by the Representative and its accountants or other representatives in connection therewith.
(c)   Post-Closing Share Consideration.   Buyer shall deliver or cause to be delivered to each Designated Unitholder that did not receive its Share Consideration at the Closing pursuant to

Section 3.02(b)(iii) the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock by such Designated Unitholder, along with evidence from the transfer agent of such ownership, within three Business Days of receiving confirmation from the Paying Agent that it has received a Letter of Transmittal from such Designated Unitholder; provided, that any Designated Unitholder may, in its sole discretion, direct that any Share Consideration that is payable to such Designated Unitholder hereunder instead be delivered to, and registered in the name of, any person or entity that such Designated Unitholder would otherwise be permitted to transfer the Share Consideration to pursuant to Section 8.10.
3.05   Acquisition Targets. [***]
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER, PARENT AND MERGER SUB
Buyer, Parent and Merger Sub jointly and severally represent and warrant to the Company and Blocker Seller as follows, as of the date hereof and as of the Closing:
4.01   Status.   Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
4.02   Power and Authority.   Each of Buyer, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Buyer, Parent, or Merger Sub applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Buyer’s, Parent’s, and Merger Sub’s obligations hereunder and thereunder have been properly taken. The issuance and delivery by Buyer of the Share Consideration to Blocker Seller and the Unitholders does not require any vote or other approval or authorization of any holder of any capital stock of Parent or any of its Subsidiaries.
4.03   Enforceability.   This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by each of Buyer, Parent and Merger Sub, as applicable, and assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute or will constitute the legal, valid and binding obligation of each of Buyer, Parent and Merger Sub, as applicable, enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).
4.04   No Violations; Consents and Approvals.   The execution and delivery of this Agreement and the other Transaction Documents by Buyer, Parent and Merger Sub, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of any of Buyer, Parent or Merger Sub, (b) violate any material Law applicable to, binding upon or enforceable against any of Buyer, Parent or Merger Sub, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which any of Buyer, Parent or Merger Sub is a party or bound, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of any of Buyer, Parent or Merger Sub, or (e) require the consent or approval of any Governmental Authority or any other Person, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Act.
4.05   Brokers.   Except for fees payable to Deutsche Bank AG, none of Buyer, Parent nor Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions for which Blocker Seller or any Unitholder may be liable.

4.06   Financing.   The Buyer Parties have delivered to the Company on the date hereof true, correct and complete copies of (i) an executed investment agreement (the “Investment Agreement”), which is attached hereto as Exhibit J, pursuant to which One Equity Partners VII, L.P. shall invest, subject to (and only to) the terms and conditions set forth therein, cash in Parent in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”) and (ii) an executed debt commitment letter from the lender(s) signatory thereto (collectively, including (x) any replacement, amendment or modification thereof and (y) all exhibits, schedules and annexes (other than the Fee Letters, which may be redacted as set forth below) to such letter, the “Debt Commitment Letter” and, together with the Investment Agreement, the “Financing Letters”), which is attached hereto as Exhibit K, pursuant to which the lenders party thereto have committed, subject to (and only to) the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for, among other things, the purposes of financing the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, the “Financing”). As of the date hereof, the Financing Letters have not been amended, modified or replaced, and none of the provisions thereof have been waived, no such amendment, modification, replacement or waiver is pending or contemplated by the Buyer Parties or Merger Sub, or their respective Subsidiaries, or, to any of the Buyer Parties’ or Merger Sub’s, or their respective Subsidiaries’, knowledge, the other parties thereto, and the respective commitments contained in such letters have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, other than the Financing Letters, there are no other agreements, side letters or other arrangements to which the Buyer Parties or Merger Sub, or their respective Subsidiaries, is a party relating to the Financing or any of the Financing Letters. Buyer has delivered true, correct and complete copies to the Company of any fee letters in respect of the Financing on the date hereof (which letters may be redacted in a customary manner so long as such redacted provisions do not reduce the amount of the net cash proceeds of either the Equity Financing or the Debt Financing available to the Buyer Parties on the Closing Date or relate to or affect the conditionality of the Financing) (such fee letters, the “Fee Letters”). The Buyer Parties have fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid as of the date hereof by the Financing Letters (or otherwise in respect of the Financing). There are no conditions precedent (including any subsequent approval process) to the obligations of the counterparties to the Financing Letters to fund the full amount of the Financing, other than (i) in the case of the Investment Agreement, the conditions expressly set forth therein, and (ii) in the case of the Debt Commitment Letter, the conditions expressly set forth therein. Assuming that the Financing is funded in accordance with the Financing Letters, the aggregate proceeds contemplated by the Financing, together with Buyer’s cash on hand, will be sufficient for the Buyer Parties on the Closing Date to (A) make the payments contemplated to be made or caused to be made by the Buyer Parties pursuant to Section 1.02 and (B) pay any and all fees and expenses required to be paid by the Buyer Parties in connection with the Closing and the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of the any of the Buyer Parties or Merger Sub, or their respective Subsidiaries, or, to the knowledge of the Buyer Parties or Merger Sub, or their respective Subsidiaries, any other parties thereto, under the Financing Letters, and none of the Buyer Parties or Merger Sub, or their respective Subsidiaries, has any reason to believe that any of the conditions to the Financing will fail to be satisfied on a timely basis or that the full amount of the Financing will be unavailable on the Closing Date. The execution, delivery and performance of the Financing Letters and the Fee Letters have been duly and validly authorized by all requisite action on the part of the Buyer Parties, and no other proceedings on the part of any of the Buyer Parties or that of their respective members or equityholders are necessary to authorize the execution, delivery or performance of the Financing Letters and the Fee Letters. As of the date hereof, the Financing Letters and the Fee Letters have been duly executed and delivered by the Buyer Parties and, to the knowledge of the Buyer Parties and Merger Sub and their respective Subsidiaries, each other party thereto and are valid and binding on the Buyer Parties and, to the knowledge of the Buyer Parties, each other party thereto, and are in full force and effect as of the date hereof, and enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Neither the execution and delivery of the Financing Letters and the Fee Letters by the Buyer Parties, nor compliance by the Buyer Parties with any of the provisions of the Financing Letters and the Fee Letters (I) conflicts with or results in a breach of any provisions of the organizational documents of Parent or Buyer, (II) results in any material breach of or constitutes (with or without notice or lapse of time or both) a default or requires any consent, in each case, under any material contract to which Parent or

Buyer is a party or is subject or by which it or its assets are bound, or (III) violates any governmental order, law or permit applicable to Parent or Buyer or any of their properties or assets. Each of the Buyer Parties and Merger Sub hereby affirms and acknowledges that neither the obtaining of the Debt Financing or the Equity Financing, nor the completion of any issuance of debt or securities contemplated by the Debt Financing or the Equity Financing, is a condition to the Closing.
4.07   Capitalization.
(a)   The total number of shares of all classes of capital stock which Parent is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (ii) 35,000,000 shares of Class B Common Stock (“Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the close of business on March 31, 2020 (the “Capitalization Date”), there were 43,354,251 shares of Class A Common Stock outstanding, 30,563,799 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 3,037,761 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,416,666 shares of Class A Common Stock (“Parent Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 1,486,956 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Parent Stock Options, the “Parent Stock Awards”), (iv) 1,000,000 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth 2019 Employee Stock Purchase Plan and (v) public and private warrants to acquire 8,728,036 shares of Class A Common Stock were outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Parent Stock Options or grant or payment of Parent Stock Awards in the ordinary course of business. Parent does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect. The issuance of the Share Consideration is not, and will not be, subject to any preemptive rights, anti-dilution rights, rights of first refusal, rights of first offer, notice rights, approval/consent rights, voting rights, review rights or similar rights of any third party.
(b)   As of the date hereof, the issued and outstanding equity interests of Buyer consists of 73,932,507 units, of which 43,368,708 units are held, beneficially and of record by Parent. Parent possesses all power and control over the governance, management and internal affairs of Buyer.
(c)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its subsidiaries that is a “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), free and clear of any Liens (other than Liens arising under such Person’s organizational documents or Liens arising under any agreement governing indebtedness of Parent or any of its subsidiaries).
(d)   Except for changes resulting from the exercise or settlement of instruments set forth in Section 4.07(a) in accordance with their respective terms, there are no outstanding (i) equity securities of Parent, (ii) securities of Parent convertible or exercisable into or exchangeable for, at any time, equity securities of Parent, (iii) options or other rights to acquire from Parent, and no obligations of Parent to issue, any equity securities or securities convertible or exercisable into or exchangeable for equity securities of Parent, (iv) securities of Parent reserved for issuance for any purpose, (v) statutory or contractual rights of pre-emption or rights of first refusal with respect to, or obligation to repurchase, redeem or otherwise acquire, securities of Parent, or (vi) outstanding contracts to make any distribution of any kind with respect to any securities of Parent or any securities convertible, exercisable or exchangeable into any such security of Parent.
(e)   Parent has sufficient authorized, unissued and unreserved shares of Parent Common Stock pursuant to its organizational documents to issue the shares constituting the Share Consideration, and such shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of restrictions on transfer (other than those expressly set forth in Section 8.10) and the issuance thereof will be free of any option, call, subscription, preemptive or similar right or Liens except for those created by the Blocker Seller or the Unitholders or arising under applicable securities Laws, and, assuming the accuracy of the representations of Blocker Seller in Article V and each Unitholder in such Unitholder’s Letter of Transmittal, such shares will, when issued, have been issued in compliance with all applicable federal and state securities Laws.
4.08   Investment Representation.   The Buyer Parties are acquiring Blocker and the Company for their own account with the present intention of holding the securities of Blocker and the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Each of Parent, Buyer and Merger Sub is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
4.09   Solvency.   Immediately after giving effect to the Transactions and assuming the satisfaction of the conditions to Closing set forth in Article X, each of Parent, Buyer and assuming the accuracy of the representations set forth in Articles V and VI, Blocker and the Surviving Company and its Subsidiaries shall (a) be able to pay their respective debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Buyer, Merger Sub, Blocker or the Company or its Subsidiaries.
4.10   Litigation.   There are no Proceedings pending or, to Buyer’s knowledge, threatened in writing against Parent, Buyer, or Merger Sub, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.
4.11   SEC Documents.
(a)   Parent has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), on a timely basis or having received the appropriate extension of time within which to file, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent with or to the SEC, including all reports that Parent was required to file pursuant to Section 13 of the U.S. Securities Exchange Act of 1934 (such Act, the “Exchange Act”, and such documents, the “Parent SEC Documents”). As of their respective filing dates or, in the case of a registration statement under the Securities Act, as of the date such registration statement was declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment, (i) the Parent SEC Documents complied as to form in all material respects with then-applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Parent is, or has been, required by applicable regulations promulgated by the SEC to file or furnish under the Exchange Act, or otherwise submit to the SEC, any form, report, registration statement or other document.
(b)   Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto where applicable) contained in the Parent SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in each case, as otherwise described therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly presents in all material respects, as applicable, the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to year-end audit adjustments and the absence of footnotes and subject to restatements filed with the SEC prior to the date of this Agreement).
(c)   Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.
(d)   Parent and its subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(e)   Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Capital Market applicable to Parent.
4.12   No Additional Representations or Warranties.   Except for the representations and warranties contained in this Article IV, none of the Buyer Parties nor Merger Sub nor any other Person on behalf of the Buyer Parties or Merger Sub makes any other express or implied representation or warranty with respect to the Buyer Parties or Merger Sub.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER
Blocker Seller hereby represents and warrants to Buyer, Parent and Merger Sub as follows, as of the date hereof and as of the Closing:
5.01   Status.   Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Blocker Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
5.02   Power and Authority.   Blocker Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Blocker Seller applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Blocker Seller’s obligations hereunder and thereunder have been properly taken.
5.03   Enforceability.   This Agreement and the other Transaction Documents to which Blocker Seller is a party have been or will be duly authorized, executed and delivered by Blocker Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which Blocker Seller is a party constitute or will constitute the legal, valid and binding obligation of Blocker Seller, enforceable against Blocker Seller in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.
5.04   No Violations; Consents and Approvals.   The execution and delivery of this Agreement and the other Transaction Documents to which Blocker Seller is a party by Blocker Seller, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of either Blocker Seller or Blocker, (b) violate any material Law applicable to, binding upon or enforceable against either Blocker Seller or Blocker, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which either Blocker Seller or Blocker is a party or bound, (d) result in the creation or imposition of any Lien upon the Blocker Shares or any of the material property or material assets of Blocker, or (e) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act.
5.05   Capitalization; Ownership.   All of the issued and outstanding equity securities in the Blocker have been duly authorized and validly issued and are fully paid, and were issued in compliance with all applicable state and federal securities Laws. All Blocker Shares are held of record and beneficially by Blocker Seller and are free and clear of all Liens, other than Permitted Liens, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights. Blocker Seller has good and valid title to the Blocker Shares. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require Blocker to issue or sell any of its equity interests (or securities convertible into or exchangeable for its equity interests).
5.06   Investments.   As of the date hereof, Blocker does not own any equity interests in any Person other than Splitter. Following the consummation of the Pre-Closing Reorganization and immediately prior to the Closing, Blocker will own not own any equity interests in any Person other the Blocker Company Units.
5.07   Tax Matters.
(a)   Blocker has timely filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file). All Taxes shown as owing by Blocker on all such Tax Returns have been fully and timely paid or properly accrued, and all such Tax Returns are true and correct in all respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of applicable Law.
(b)   All Taxes that Blocker is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid (or remitted, as applicable) or properly accrued.
(c)   No claim has been made by any Taxing Authority in any jurisdiction where Blocker does not file Tax Returns that it is or may be subject to Tax by that jurisdiction nor is there any factual basis for such a claim.
(d)   Blocker has not filed, nor was it required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4T. Blocker is and has been in compliance with all applicable material Laws pertaining to Taxes, including all applicable material Laws relating to record retention.
(e)   Blocker is not, and has not been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter).
(f)   Blocker is not currently the subject of any audit or other examination of any Taxes by the Taxing Authorities with respect to any open Tax years and, to Blocker Seller’s knowledge, no such audit or other examination is contemplated or pending. Blocker has not waived any statute of limitations in respect of any Taxes payable by it, which waiver is currently in effect. Blocker has not agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Blocker is not a party to or bound by any closing agreement or offer in compromise with any Taxing Authority.
(g)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Blocker.
(h)   Blocker does not have any liability for Taxes of any Person other than Blocker under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Laws pertaining to Taxes, as transferee or successor, by contract or otherwise (other than (i) any customary agreements with customer, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to any properties leased and (iii) other agreements for which Taxes are not the principal subject matter). Blocker has not made a consent dividend election under Section 565 of the Code. Blocker has not been a personal holding company under Section 542 of the Code.
(i)   Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Blocker Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Laws pertaining to Taxes) executed prior to the Blocker Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws pertaining to Taxes), (v) prepaid amount or advance payment received outside of the ordinary course of business on or prior to the Blocker Closing, (vi) the application of Section 362(e) of the Code (or any corresponding or similar provision of state, local, or foreign Laws pertaining to Taxes), or (vii) election under Section 108(i) of the Code.
(j)   Blocker is not a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes other than with respect to the Company.
(k)   None of the assets of Blocker is property that such Blocker is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of Blocker directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Blocker is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Blocker is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
(l)   Blocker has not has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Laws pertaining to Taxes by reason of a change in accounting method or otherwise. Blocker has at all times used the accrual method of accounting for income Tax purposes.
(m)   Blocker is not a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Blocker, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code.
(n)   Prior to the Closing, there is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Blocker under-Sections 269, 382 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.
(o)   Blocker has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(p)   Blocker has not a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that may reasonably be expected to cause it to be subject to the income taxing jurisdiction of a foreign country by virtue of such steps or conduct.
(q)   Blocker has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Blocker has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(r)   None of the assets of Blocker are currently escheatable to any Governmental Authority under any applicable escheatment Laws. Blocker has (i) filed or caused to be filed with the appropriate

Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.
(s)   Blocker Seller is not a “foreign person” as that term is used in Treas. Reg. § 1.1445-2. Blocker is not, nor has ever been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.
(t)   Blocker has not executed or entered into any ruling or agreement with any Taxing Authority or agreed with a Taxing Authority to make any adjustment to its income or deductions pursuant to a change in its method of accounting.
(u)   Blocker has not participated in an international boycott within the meaning of Section 999 of the Code.
(v)   Blocker has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).
(w)   Blocker has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(x)   Blocker has not at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.
(y)   Blocker is not a party to any Tax exemption, Tax holiday or other Tax reduction agreement or order
(z)   No power of attorney has been granted by or with respect to Blocker with respect to any matter relating to Taxes that has not been cancelled prior to the Blocker Closing.
(aa)   Blocker has properly collected and remitted sales and similar taxes with respect to sales.
(bb)   For all sales that are exempt from sales and similar taxes and that were made without charging or remitting sales or similar taxes, Blocker has received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.
(cc)   Blocker is, and has been since its formation, properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.
(dd)   At no point during 2019 did Blocker have any plan or intention of disposing of its interest in the Company, whether via a contribution to another entity taxed as a partnership for federal income Tax purposes or otherwise.
5.08   Holding Company.   Blocker has no material operations and no material assets, and does not engage in, and has never engaged in, any business activities, other than (a) its ownership of the Blocker Splitter Interests and, following the Pre-Closing Reorganization, its Blocker Company Units, (b) activities in connection with this Agreement and the Transactions, including the Pre-Closing Reorganization, and (c) engaging in transactions related to its capital stock (including the issuance of the Blocker Shares to Blocker Seller), in each case, including any activities related or incidental thereto. Blocker (i) has no, and has never had any, employees and (ii) does not own or lease, and has never owned or leased, any real property or personal property.
5.09   Litigation.   There are no Proceedings pending or, to Blocker Seller’s knowledge, threatened in writing against Blocker Seller or Blocker, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.
5.10   Investment Representations.   Blocker Seller is acquiring the Share Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act. Blocker Seller acknowledges that the Share

Consideration is not registered under the Securities Act (or any state securities or blue-sky Laws of any jurisdiction), and that the Share Consideration may not be transferred, pledged, sold or otherwise disposed of except as contemplated by Section 8.10 or pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Blocker Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its, his or her investment and have sought such accounting, legal and tax advice as Blocker Seller has considered necessary to make an informed investment decision. Blocker Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Blocker Seller and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of Parent and materials relating to the offer and sale of the Share Consideration which have been requested by Blocker Seller or its advisors. Blocker Seller and its advisors, if any, have been afforded the opportunity to ask questions of Parent. Blocker Seller acknowledges that the book-entry position created in respect of the Share Consideration will bear customary restrictive legends to reflect that such shares (a) have not been registered under the Securities Act, and (b) are subject to further contractual restrictions on transfer set forth in Section 8.10 hereof. Accordingly, Blocker Seller understands and agrees that it will be required to bear, and are capable of bearing, the risk of an investment in the Share Consideration for an indefinite period.
5.11   No Additional Representations or Warranties.   Except for the representations and warranties contained in this Article V, neither Blocker nor Blocker Seller nor any other Person on behalf of Blocker or Blocker Seller makes any other express or implied representation or warranty with respect to Blocker or Blocker Seller or with respect to any other information provided to Parent, Buyer or their Affiliates.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer, Parent and Merger Sub as follows, as of the date hereof and as of the Closing:
6.01   Status.   The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own or lease its properties and assets and to carry on its business as now being conducted. The Company is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to the Buyer correct and complete copies of the LLC Agreement, the Company’s certificate of formation, the operating agreement of each Subsidiary, and the certificate of formation for each Subsidiary as in effect on the date hereof.
6.02   Power and Authority.   The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by the Company applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been properly taken, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents or to consummate the Transactions.
6.03   Enforceability.   This Agreement and the other Transaction Documents to which it is a party have been or will be duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which it is a party constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.
6.04   Capitalization; Ownership.   Schedule 6.04 sets forth the number of issued and outstanding equity securities in the Company and the holder of record of each such equity securities as of the date hereof. All of the issued and outstanding equity securities in the Company have been duly authorized and validly issued and are fully paid, and were issued in compliance with all applicable state and federal securities Laws are owned free and clear of all Liens, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights except as set forth in the LLC Agreement. There are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any equity securities (or securities convertible into or exchangeable for equity securities). The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its equity securities that would survive the Closing.
6.05   Subsidiaries.
(a)   Schedule 6.05(a) lists (i) each Subsidiary of the Company, and (ii) the record and beneficial owner of all issued and outstanding equity securities in such Subsidiary of the Company, all of which are owned by the Persons set forth on Schedule 6.05(a) free and clear of all Liens (other than Permitted Liens). All outstanding equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid. No such equity securities have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 6.05(a), neither the Company nor its Subsidiaries owns, holds or has the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Except as set forth in the organizational documents of the Company’s Subsidiaries, there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company’s Subsidiaries to issue or sell any of its equity ownership interests (or securities convertible into or exchangeable for shares of its equity ownership interests). None of the outstanding equity interests of any Subsidiary was issued in violation of any applicable Laws.
(b)   Each Subsidiary of the Company is validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite power and authority to own or lease its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
6.06   No Violation; Consents and Approvals.   Except as set forth on Schedule 6.06, the execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of the Company or any of its Subsidiaries, (b) violate any Law applicable to, binding upon or enforceable against the Company or any of its Subsidiaries, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Material Contract, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Company or any of its Subsidiaries or (e) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act.
6.07   Financial Statements; No Undisclosed Liabilities.
(a)   Attached to Schedule 6.07(a) are copies of (i) the audited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as of December 31, 2018 and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2018 (the “2018 Year-End Financial Statements”), (ii) the unaudited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as of December 31, 2019 and the related unaudited consolidated statements of income and cash flows for the fiscal year ended December 31, 2019 (the “2019 Year-End Financial Statements” and, together with the 2018 Year-End Financial Statements, the “Year-End Financial Statements”) and (iii) the unaudited consolidated balance sheet of Solara Medical Supplies, LLC as of April 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the four-month period then ended (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”). Except as set forth on

Schedule 6.07(a), the Financial Statements fairly present, in all material respects the financial position and results of operations of the Company and its Subsidiaries, as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (subject, in the case of the Interim Financial Statements, to the historical past practices of the Company and its Subsidiaries (including audit adjustments to non-cash items at year-end, which adjustments include goodwill and deferred Taxes, and the lack of footnote disclosures and other presentation items)). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company for the periods indicated. The Financial Statements do not misstate, in any material respect, the financial position and results of operations and cash flow of the Company and its Subsidiaries, as applicable, as of the date thereof, or for the period related thereto, as applicable.
(b)   Except as set forth on Schedule 6.07(b), the Company and its Subsidiaries do not have any liabilities or obligations, except (i) liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes to the other Financial Statements, (ii) liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) liabilities to be included in the computation of Funded Debt outstanding as of immediately prior to the Closing, the Transaction Expenses Amount or Working Capital, (iv) liabilities disclosed on another section of the Schedules and (v) other liabilities or obligations which would not result in a Material Adverse Effect.
(c)   Except as set forth on Schedule 6.07(c), the Company and its Subsidiaries have established a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurance (in light of the fact that the neither the Company nor any of its Subsidiaries is subject to the requirements imposed upon a publicly-traded company) (i) regarding the reliability of its financial reporting and the preparation of its annual financial statements in accordance with GAAP, (ii) that material receipts and expenditures are being made and material assets are being accounted for only in accordance with the authorization of its management and directors and GAAP, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets. The Company, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(d)   All inventory of the Company and its Subsidiaries is valued on the books and records of the Company in accordance with GAAP in all material respects and at the lower of cost or net realizable value, based upon the first-in, first out method of accounting, and consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to net realizable value or for which reserves have been established in accordance with GAAP. All such inventory is owned by the Company or its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no such inventory is held on a consignment basis.
(e)   (i) All of the accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are properly reflected on the Company’s and its Subsidiaries’ books and records and the Financial Statements in accordance with GAAP applied in a manner consistent with the Financial Statements, (ii) all reserves and allowances have been made on the books of the Company and its Subsidiaries, as applicable, in accordance with the GAAP applied in a manner consistent with the Financial Statements, (iii) the accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet represent, as of the date of the Latest Balance Sheet, receivables arising in the Ordinary Course of Business with third parties from sales actually made or services actually performed, and (iv) no Person has any lien on such receivables or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables as of the Closing.

6.08   Absence of Certain Developments.   Since the date of the Latest Balance Sheet through the date hereof:
(a)   the business of the Company and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business;
(b)   there has not occurred a Material Adverse Effect; and
(c)   except as set forth on Schedule 6.08, neither the Company nor any of its Subsidiaries has:
(i)   issued, delivered, reissued or sold, disposed or pledged any of its equity securities;
(ii)   made any declaration or payment of any distributions (other than tax distributions) on or in respect of any equity securities in the Company or any redemption, purchase or acquisition of any of the Company’s outstanding equity securities;
(iii)   created, incurred, assumed or guaranteed any Funded Debt, other than (x) in the Ordinary Course of Business pursuant to the Company’s existing credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its Subsidiaries;
(iv)   sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of their assets or property (tangible or intangible), taken as a whole;
(v)   entered into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(vi)   entered into any Contract that would constitute a Material Contract except in the Ordinary Course of Business;
(vii)   accelerated, terminated, made any material modification to or cancellation of any Material Contract;
(viii)   transferred, assigned, sold or made any other disposition of any of the properties or assets shown or reflected in the Latest Balance Sheet or cancellation of any indebtedness owed by third parties except for transactions entered into in the Ordinary Course of Business;
(ix)   transferred, assigned or made any grant of any license or sublicense of any material rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;
(x)   made any loan to (or forgiveness of any loan to), or entry into any other transaction or Contract with, any of its members, managers, officers or employees (including any of the Unitholders) or any of their respective Affiliates (other than salaries, wages or benefits paid in the Ordinary Course of Business);
(xi)   made any change in the organizational documents of the Company or any of its Subsidiaries;
(xii)   made an election to change the tax classification of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes;
(xiii)   suffered any damage, destruction or loss, regardless of whether covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $150,000;
(xiv)   except in the Ordinary Course of Business as required by applicable Law or pursuant to the Plans or Contracts set forth on Schedule 6.19(a), (A) increased the salary payable or to become payable by it to any of the Company’s or its Subsidiaries’ employees whose base salary is in excess of $100,000, or (B) increased the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement;

(xv)   adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement);
(xvi)   made a change in its accounting or Tax reporting methods, principles or policies or in cash management policies, including its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including acceleration of collections, failure to make or delay collections (whether or not past due), acceleration of payments or failure to pay or delay in payments of payables; and
(xvii)   committed to do any of the foregoing.
6.09   Litigation Recalls; Other Product Issues.   Except as set forth on Schedule 6.09, there are no, and for the six years prior to the date hereof there have not been any, material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is, or during the six years prior to the date hereof has been, subject to any outstanding judgment, order or decree of any Governmental Authority that relates specifically to the Company or any of its Subsidiaries. During the six years prior to the date hereof, the Company has not received any written notice of any recall with respect to any product manufactured, marketed or sold by the Company or its Subsidiaries nor have any such recalls, to the Company’s Knowledge, been threatened. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries with respect to any product liability with respect to any product manufactured, sold, leased or delivered by the Company.
6.10   Environmental Matters.   Except as set forth on Schedule 6.10,
(a)   The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. During the six years prior to the date hereof, neither the Company nor any of its Subsidiaries has been cited, fined or otherwise notified in writing of any material failure to comply with any material Environmental Laws that has not been paid or cured.
(b)   The Company and its Subsidiaries have obtained all material Permits that are required under Environmental Laws for the operation of their business as currently conducted, which Permits are in full force and effect, and the Company and its Subsidiaries are and for the six years prior to the date hereof have been in compliance in all material respects with all such Permits.
(c)   Neither the Company nor any of its Subsidiaries has, during the six years prior to the date hereof, received any written notice of any material liability arising under Environmental Laws, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved.
(d)   There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries alleging or asserting any material violation of or material liability pursuant to Environmental Laws.
(e)   To the Company’s Knowledge, the Company and its Subsidiaries have not released any hazardous materials, substances or wastes at any of the Leased Real Property that currently requires material remediation or other material corrective action by the Company or its Subsidiaries under Environmental Laws.
6.11   Title to Properties.
(a)   The Company or one of its Subsidiaries has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Company or one of its Subsidiaries on the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.
(b)   The Leased Real Property by the Company and its Subsidiaries pursuant to the leases described on Schedule 6.11(b) constitutes all of the real property leased by, and used by, the Company and its Subsidiaries. Except as set forth on Schedule 6.11(b), (i) the Company and its Subsidiaries hold a good and valid leasehold interest in all of the Leased Real Property, free of any Liens (other than

Permitted Liens); (ii) the assignment of the Leased Real Property to Buyer pursuant to this Agreement does not require the consent of any other party to such lease, will not result in a breach or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding and in full force and effect; and (iii) the Company or Subsidiaries have not collaterally assigned or granted any other security interest in any Leased Real Property. Each of the leases described on Schedule 6.11(b) is legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any Bankruptcy and Equity Exceptions. The Company has made available to Buyer true and correct copies of each lease described on Schedule 6.11(b), including all amendments thereto. The Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and neither the Company nor any of its Subsidiaries is in default under any lease described on Schedule 6.11(b), and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default. The use and occupancy of the Leased Real Property by the Company and its Subsidiaries and the conduct of the business thereat as presently conducted does not violate in any material respect any applicable Laws (including zoning). To the Company’s Knowledge, all buildings, structures, facilities and improvements located on the Leased Real Property (i) comply in all material respects with the certificates of occupancy or similar permits to the extent required by Laws for the use thereof; (ii) conform in all material respects with all applicable Laws (including but not limited to building codes, setback requirements, zoning laws, and land use law); and (iii) have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof (as applicable) and have been operated and maintained in accordance with applicable Laws. The buildings, structures, facilities and improvements located on the Leased Real Property are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) suitable and adequate for continued use in the manner in which they are presently being used. Except with respect to the sublease referenced in Schedule 6.11(b), there are no parties (other than the Company and its Subsidiaries) in possession of the Leased Real Property. All facilities located on the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, sanitary sewer, and storm sewer, all of which services are adequate in all material respects to operate such facilities.
(c)   The Company does not own any real property.
6.12   Compliance with Laws.   The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Healthcare-Related Laws. During the three years prior to the date hereof, neither the Company nor any of its Subsidiaries have been cited, fined or otherwise notified of any failure to comply with any Laws or Healthcare-Related Laws that has not been paid or cured. To the Company’s Knowledge, no investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or expressly threatened.
6.13   Labor and Employment Matters.
(a)   Except as set forth on Schedule 6.13(a), the Company and its Subsidiaries, as applicable, are, and for the three years prior to the date hereof have been, in compliance in all respects with all applicable Laws relating to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, termination of employment, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. Except as would not result in material liability, (i) all individuals characterized by the Company and/or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under applicable Laws and (ii) all employees of the Company and/or its Subsidiaries who are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified under applicable Laws. The Company and its Subsidiaries are in compliance with and for the last three years have complied in all material respects with all applicable immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(b)   Except as set forth on Schedule 6.13(b), there are no lawsuits, actions, charges, governmental audits, investigations, administrative proceedings, or complaints concerning the Company’s or its Subsidiaries’ employment practices pending, or to the Company’s Knowledge, threatened to be brought or filed against the Company, by or with any Governmental Authority or arbitrator in connection with any current or former applicant, employee, consultant or individual independent contractor of any of the Company or its Subsidiaries.
(c)   Schedule 6.13(c) hereto contains a true and accurate list of the Company’s and its Subsidiaries’ employees as of the date hereof, together with each such person’s name, date of hire, title or job position, exempt/non-exempt classification or status as an independent contractor or consultant, current hourly wage or salary, and full-time or part-time status. The Company and its Subsidiaries have paid or made provision for the payment of wages and any other forms of compensation for all employees, independent contractors, and consultants required to be paid through the date hereof.
(d)   Except as set forth on Schedule 6.13(d), to the Company’s Knowledge, no employee, independent contractor, or consultant of the Company or its Subsidiaries is party to any non-compete, nondisclosure, confidentiality, employment, consulting, or similar restrictive covenant with a third party in material conflict with the Company’s present business activities, and the Company and its Subsidiaries have not received any written notice alleging that any violation of such restrictive covenants has occurred in the last three years.
(e)   The Company and its Subsidiaries are not, and have never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and to the Company’s Knowledge, there is not, nor has there been in the last three years, any Union representing or purporting to represent any employee of the Company or its Subsidiaries, and no Union or group of employees is seeking or in the last three years has sought to organize employees for the purpose of collective bargaining. There is not, nor has there been in the last three years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or material dispute against the Company or its Subsidiaries or any of their employees. To the Company’s Knowledge, the Company and its Subsidiaries have no duty to bargain with any Union.
(f)   Except as indicated on Schedule 6.13(f), no current employee, to the Company’s Knowledge, has indicated to the Company or its Subsidiaries that he or she intends to terminate his or her employment or seek a material change in his or her duties or status in the six month period following the Closing. Except as provided in Schedule 6.13(f) and Schedule 6.14(a), all employees of the Company and its Subsidiaries are terminable at will without any penalty or severance obligation on the part of the Company.
6.14   Employee Benefit Plans.
(a)   Schedule 6.14(a) sets forth a list as of the date hereof of all material Plans. For the purposes of this Agreement, “Plans” means any employee benefit plan as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, employment agreement, pension, retirement, vacation, holiday, paid time off, cafeteria, fringe benefit, health or other medical, dental, life, disability or other welfare benefit insurance plan, program, agreement or arrangement, whether written or unwritten, sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees and their dependents or beneficiaries, or for which Blocker, the Company and its Subsidiaries has or may have any liability other than any plan, program, policy, practice, contract, agreement or arrangement established pursuant to statute or sponsored or maintained by a Governmental Authority.
(b)   Each of the Plans that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is subject to a favorable opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan. The Plans comply in form and in operation, and have been established, maintained, funded and administered in all material respects, with the requirements of the Code, ERISA and all applicable Laws.
(c)   With respect to the Plans, all required contributions have been timely made or properly accrued on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s or its Subsidiaries’ financial statements prior to the date of this Agreement. With respect to each Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants.
(d)   Except as set forth on Schedule 6.14(d), the Company has made available to Buyer true and correct copies of (as applicable with respect to the Plans set forth on Schedule 6.14(a)): (i) Plan documents (and if not written, a summary of its material terms), including all amendments and related trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the three most recent annual Form 5500 report filed with the Department of Labor and all schedules and attachments thereto, (iii) the latest financial statements for the Plans, (iv) the most recent summary plan description (as well as any modifications or amendments thereto), (v) the most recent actuarial reports or other financial statement relating to such Plan, (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (vii) the most recent nondiscrimination tests performed under the Code, (viii) all non-routine filings made with any Governmental Authority in the past six (6) years, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program, and (ix) all Forms 1094-C and 1095-C for all calendar years beginning in 2018, or evidence that the full tax penalty liability for calendar years 2016 and 2017 has been assessed, paid and satisfied by the Company, as required under the Patient Protection and Affordable Care Act of 2010 (“PPACA”).
(e)   No Plan is and the Company and its Subsidiaries do not maintain or have maintained, and are not required to contribute to participate in or have any liability or obligation (including on account of any ERISA Affiliate), whether actual or contingent, under or with respect to: (i) any defined benefit pension plan or any plan, program or arrangement that is or was subject to Title IV or Section 302 of ERISA, (ii) any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), (iii) any “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(f)   No Plan is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. The Company, its Subsidiaries, and each ERISA Affiliate are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations (including proposed regulations) thereunder, Section 4980B of the Code and any similar state Law (“COBRA”), (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the PPACA. No Plan provides, and none of the Company, any of its Subsidiaries, or any ERISA Affiliate has any liability to provide post-employment or post-service health, life or other welfare benefits for anyone other than as required by COBRA or similar state law for which the covered individual pays the full cost of coverage.
(g)   No Proceeding, including any audit or inquiry by the Internal Revenue Service, United States Department of Labor or any other Governmental Authority, is pending with respect to any Plan or the administration or the investment of the assets of any such Plan (other than routine undisputed claims for benefits), or, to Company’s Knowledge, threatened. Neither the Company nor any of its Subsidiaries or any current or former employee, officer or director has engaged in, and, to the Knowledge of the Company, there has otherwise been no, prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) or breach of fiduciary duty (as determined under ERISA) with respect to any Plan that would result in liability to the Company or any of its Subsidiaries.
(h)   Each Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.
(i)   No payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of the Company or its Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.
(j)   Neither the execution of this Agreement nor the consummation of the Transactions, will (i) result in any payment becoming due to any current or former employee, director, or consultant of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits otherwise payable under any Plan, or (iii) accelerate the time of payment, funding, or vesting, or increase the amount of benefits due to any current or former employee, director or consultant of the Company or any of its Subsidiaries under any Plan.
6.15   Tax Matters.
(a)   The Company and its Subsidiaries have timely filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All Taxes shown as owing by the Company and its Subsidiaries on all such Tax Returns have been fully and timely paid or properly accrued, and all such Tax Returns are true and correct in all respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of applicable Law.
(b)   All Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid (or remitted, as applicable) or properly accrued.
(c)   No claim has been made in the six years prior to the date hereof by any Taxing Authority in any jurisdiction where either Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction nor is there any factual basis for such a claim.
(d)   Neither Company nor its Subsidiaries has filed, nor is Company or any of its Subsidiaries required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4T. Blocker is and has been in compliance with all applicable material Laws pertaining to Taxes, including all applicable material Laws relating to record retention.
(e)   Neither the Company nor any of its Subsidiaries is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter).
(f)   Neither the Company nor its Subsidiaries is currently the subject of any audit or other examination of any Taxes by the Taxing Authorities with respect to any open Tax years and, to the Company’s Knowledge, no such audit or other examination is contemplated or pending. Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of any Taxes payable by any of them, which waiver is currently in effect. Neither the Company nor its Subsidiaries have agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Neither Company nor its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Taxing Authority.
(g)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(h)   Neither the Company nor its Subsidiaries has any liability for Taxes of any Person other than such Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Laws pertaining to Taxes, as transferee or successor, by contract or otherwise (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter). Neither the Company nor its Subsidiaries has made a consent dividend election under Section 565 of the Code. Neither the Company nor its Subsidiaries has been a personal holding company under Section 542 of the Code.
(i)   Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Laws pertaining to Taxes) executed prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws pertaining to Taxes), (v) prepaid amount or advance payment received outside of the Ordinary Course of Business on or prior to the Closing, or (vi) election under Section 108(i) of the Code.
(j)   Neither the Company nor its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.
(k)   None of the assets of either the Company or any of its Subsidiaries is property that such Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of either Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of either Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of either Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
(l)   Neither the Company nor its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Laws pertaining to Taxes by reason of a change in accounting method or otherwise. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
(m)   Neither the Company nor its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of such Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(n)   Neither the Company nor its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that may reasonably be expected to cause it to be subject to the income taxing jurisdiction of a foreign country by virtue of such steps or conduct.
(o)   Neither the Company nor its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(p)   None of the assets of either the Company or any of its Subsidiaries are currently escheatable to any Governmental Authority under any applicable escheatment Laws. Each of the Company and its Subsidiaries have (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(q)   Neither the Company nor its Subsidiaries have executed or entered into any ruling or agreement with any Taxing Authority, in each case, that will have continuing effect after the Closing Date, or agreed with any Taxing Authority to make any adjustment to its income or deductions pursuant to a change in its method of accounting.
(r)   Neither the Company nor its Subsidiaries have participated in an international boycott within the meaning of Section 999 of the Code.
(s)   Neither the Company nor its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).
(t)   Neither the Company nor its Subsidiaries have been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(u)   Neither the Company nor its Subsidiaries have at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.
(v)   Neither the Company nor any of its Subsidiaries is a party to any Tax exemption, Tax holiday or other Tax reduction agreement.
(w)   No power of attorney has been granted by or with respect to either the Company or its Subsidiaries with respect to any matter relating to Taxes that has not been cancelled prior to the Closing.
(x)   Each of the Company and its Subsidiaries have properly collected and remitted sales and similar taxes with respect to sales.
(y)   For all sales that are exempt from sales and similar taxes and that were made without charging or remitting sales or similar taxes, each Company and its Subsidiaries have received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.
(z)   Each of the Company and its Subsidiaries is, and has been since its formation, properly treated as either a “partnership” or “disregarded entity” for U.S. federal income Tax purposes and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Company or any of its Subsidiaries as an association taxable as a corporation for U.S. federal income Tax purposes.
6.16   Insurance.   Schedule 6.16 lists each insurance policy in effect as of the date hereof that is maintained by the Company and its Subsidiaries, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, to the Company’s Knowledge no application therefor included a material misstatement or omission, all premiums due thereon have been paid, and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default thereunder. Except as set forth on Schedule 6.16, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000.00. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies.
6.17   Licenses and Permits.   The Company and its Subsidiaries possess all licenses, permits, registrations and approvals issued by a Governmental Authority, including health care permits required under any Healthcare-Related Law that are necessary to the operation of their business as currently conducted (collectively, the “Permits”), and all such Permits are in full force and effect. There are no other such Permits which are material to the Company, which the Company has not obtained or which in good industry practice the Company should hold for the conduct of the business. Except as set forth on Schedule 6.17, each Permit is valid and in full force and effect, and, during the three years prior to the date hereof, no provision, condition, or limitation of any Permit has been breached or violated. There are no changes in the circumstances under which any Permit was obtained that would result in its termination, suspension, modification or limitation. The Company is not in default, nor has it received any written notice of, nor is there, to the Company’s Knowledge, any claim or threatened claim of default, with respect to any such Permit. Neither the Company nor any of its Subsidiaries is in default or violation under any of the Permits. There are no Proceedings pending or, to the Company’s Knowledge, expressly threatened in writing relating to the suspension, revocation or material and adverse modification of any of the Permits. No loss or expiration of any Permit is pending or scheduled within the next twelve months except with respect to Permits the Company intends to renew in the Ordinary Course of Business nor is any loss or expiration of any Permit threatened or reasonably foreseeable. The Permits are in full force and the consummation of the Transactions will not itself cause the termination of such Permits, except to the extent such Permits will be terminated and new Permits of substantially the same type will be issued by the applicable Governmental Authorities.
6.18   Affiliated Transactions.   Except as set forth on Schedule 6.18, no Unitholder or Affiliate of a Unitholder, or any officer, director or senior management-level employee of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate or immediate family member of any such officer, director or senior management-level employee (a) is a party to any agreement or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to officers, directors and employees of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course, (ii) customary employment arrangements in the Ordinary Course of Business and (iii) the Plans or (b) has any material interest or right in any material asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries.
6.19   Material Contracts.
(a)   Schedule 6.19(a) sets forth a list of all Contracts in effect as of the date hereof to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):
(i)   all Contracts relating to any completed material business acquisition by the Company or any of its Subsidiaries;
(ii)   all collective bargaining agreements with any labor union;
(iii)   all Contracts for the employment of any current officer, employee of the Company or any of its Subsidiaries person with annual base salary in excess of $350,000;
(iv)   all Contracts for Funded Debt and all guarantees of any obligation for Funded Debt;
(v)   all Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $250,000 and that are not terminable by the Company or such Subsidiary upon notice of sixty days or fewer;
(vi)   all Contracts under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate, any personal property;
(vii)   contracts regarding the licensing, ownership, development or use of any material Intellectual Property (except for “shrink-wrap” or “click-through” license agreements pertaining to software that is available in consumer retail stores or otherwise commercially available where the aggregate value of all licenses of the same or substantially identical software is less than $250,000);
(viii)   all Contracts that prohibit the Company or any of its Subsidiaries from freely engaging in business or competing with any Person anywhere in the world (other than non-disclosure agreements and customer contracts entered into in the Ordinary Course of Business that contain non-solicitation obligations);
(ix)   all Contracts relating to joint ventures, partnerships, profit sharing or similar arrangements;

(x)   all Contracts with Key Suppliers and Key Customers;
(xi)   any Contract granting any Person a Lien on all or any material portion of the assets of the Company or its Subsidiaries other than Permitted Liens;
(xii)   all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liabilities or obligations of any Person;
(xiii)   all Contracts between or among the Company or a Subsidiary on the one hand and a Unitholder or any Affiliate of a Unitholder (other than the Company) on the other hand (other than employment-related agreements entered into in the Ordinary Course of Business);
(xiv)   Contracts with a Third Party Payor involving the payment of amounts in excess of $50,000 in any year; and
(xv)   all agreements involving any resolution or settlement of any actual or threatened Proceeding and providing for payments by the Company or its Subsidiaries after the date hereof in excess of $250,000 or any material ongoing requirements or restrictions on the Company or its Subsidiaries.
(b)   Except as set forth on Schedule 6.19(b), the Company has made available to Buyer a true and correct copy of all written Material Contracts, together with all amendments thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of, or in default under, any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exceptions, and is in full force and effect. As of the date of this Agreement, no party to any Material Contract has given written notice to the Company or any of its Subsidiaries of its intention to cancel or otherwise terminate any such agreement. No Material Contract requires the consent of any party thereto in connection with the consummation of the Transactions. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
6.20   Intellectual Property.   Schedule 6.20 sets forth a complete list of all registered Intellectual Property and applications therefor owned by the Company and its Subsidiaries as of the date hereof. Except as set forth in Schedule 6.20, (a) the Company or its Subsidiaries exclusively own all right, title, and interest in and to the Intellectual Property set forth on Schedule 6.20, free and clear of all Liens other than Permitted Liens; (b) the Company and its Subsidiaries own, or possess the right to use, all Intellectual Property used in the operation of the businesses of the Company and its Subsidiaries as currently conducted; (c) to the Company’s Knowledge, the Company and its Subsidiaries (i) are not infringing, misappropriating, or otherwise violating of the Intellectual Property of any third party, (ii) in the three years prior to the date hereof have not infringed, misappropriated, or otherwise violated, the Intellectual Property of any third party, and (iii) have not, in the three years prior to the date hereof received any written notices from any third party alleging material infringement or misappropriation of such third party’s Intellectual Property by the Company or any of its Subsidiaries, and (d) to the Company’s Knowledge, as of the date hereof, no third party is infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries.
6.21   Data Privacy and Security.   The Company and its Subsidiaries are in compliance in all material respects with all applicable data privacy and data security Laws. Except as set forth on Schedule 6.21, to the Company’s Knowledge, during the three years prior to the date hereof neither the Company nor its Subsidiaries has been subject to any breach of security whereby personally identifiable information in the possession of the Company or its Subsidiaries was disclosed or exfiltrated in a manner that requires notice to affected individuals under applicable data privacy and data security Laws.
6.22   Key Customers and Suppliers.
(a)   Schedule 6.22(a) lists the top fifteen customers by dollar amount of attributable revenue of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended

December 31, 2019 (each, a “Key Customer”). None of the Key Customers has (i) terminated or given notice to the Company or its Subsidiaries evidencing its intention to terminate its relationship with the Company or its Subsidiaries, or (ii) given notice to the Company or its Subsidiaries evidencing that it plans to materially reduce the quantity of products or services that it purchases from the Company or its Subsidiaries.
(b)   Schedule 6.22(b) lists the top fifteen suppliers by dollar sales volume of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2019 (each, a “Key Supplier”). None of the Key Suppliers has (i) terminated or given notice to the Company or its Subsidiaries evidencing its intention to terminate its relationship with the Company or its Subsidiaries, or (ii) given notice to the Company or its Subsidiaries evidencing that it plans to materially reduce the quantity of products or services that it provides to the Company or its Subsidiaries.
6.23   No Brokers.   Except for the fees payable to Robert W. Baird & Co. Incorporated, neither the Company nor any of its Subsidiaries has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.
6.24   Condition and Sufficiency of Assets.   The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair (subject to ordinary course wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
6.25   Health Care Compliance.
(a)   Schedule 6.25(a) sets forth all of the Company’s and its Subsidiaries’ Federal Health Care Program and Third Party Payor provider or supplier numbers, National Provider Identifier Numbers, Provider Transaction Access Numbers, and Federal Tax Identification Numbers linked to such number(s ) (“Provider Identification Number(s)”), all of which are current and valid and the Company or its Subsidiaries have not allowed, permitted, authorized or caused any other person or entity to use any such Provider Identification Number. All such Provider Identification Numbers are in full force and effect and, to the Company’s Knowledge, there is no basis for any breach thereof by the Company. The Company and its Subsidiaries are in compliance with the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Supplier Standards listed in 42 C.F.R. 424.57(c) and the DMEPOS Quality Standards established by CMS under the Medicare Modernization Act of 2003 and any conditions of credentialing, enrollment or participation requirements established by any Third Party Payor. The Company and its Subsidiaries have received all approvals or qualifications necessary for reimbursement for services and products provided by the Company and its Subsidiaries to Medicare and Medicaid or any other Federal Health Care Program beneficiaries. Except as set forth on Schedule 6.25(a), the Company and its Subsidiaries have not been notified in writing by any Governmental Authority or other Person during the immediately preceding twelve-month period that such license, Permit, certificate, authorization, accreditation, approval or that penalties or other disciplinary action has been, is threatened to, or will be assessed or taken against the Company or its Subsidiaries by any Governmental Authority. To the Company’s Knowledge, no basis exists for the denial of applications for Medicare and Medicaid contracting or participation including any participation with any Medicare Advantage Plan (as defined under 42 C.F.R § 422.2) or any Medicaid Managed Care Plan (as defined under 42 C.F.R § 438.2).
(b)   Except as disclosed on Schedule 6.25(b), no audit or investigation whether conducted internally, by third parties or at the discretion of any Governmental Authority or Third Party Payor, other than audits conducted in the ordinary course, has resulted in any determination that the Company or any of its Subsidiaries was overpaid in any of the most recent three fiscal years in excess of $50,000 covered by such audit or investigation. The Company and its Subsidiaries has no liability to any payor, including Medicare, Medicaid, any Medicare Advantage Plan or any Medicare Managed Care Plan or Third Party Payor in excess of $50,000, and no deductions, disallowances, recoupments, offsets, or repayment obligations directly or indirectly under or in connection with the Medicaid or Medicare programs or any other Federal Health Care Programs or Third Party Payor, nor are there any facts which could cause any such deductions, disallowances, recoupments, offsets, or repayment obligations to arise in the future with respect to operations prior to the Closing Date.
(c)   Schedule 6.25(c) sets forth all of the Company’s and its Subsidiaries’ Medicare DMEPOS supplier numbers and accreditations. The Company is and has been continuously enrolled as a Medicare DMEPOS supplier at all times since the date of enrollment with Medicare as a DMEPOS supplier. The Company is and has been accredited by the accrediting bodies identified in Schedule 6.25(c) at all times since the date of accreditation.
(d)   Except as disclosed in Schedule 6.25(d), the Company, its Subsidiaries, each Unitholder, and all Company and Subsidiary officers, managers, directors and employees and other Persons who provide professional services to patients of the Company or the Subsidiaries, has been and are in compliance with Medicare, Medicaid and any other Federal Health Care Program statutes, as amended, and the regulations, guidance and conditions of participation promulgated thereunder or related state and local statutes, regulations and rules of professional conduct. Except as disclosed in Schedule 6.25(d), the Company, its Subsidiaries, each Unitholder, and all Company and Subsidiary officers, managers, directors and employees and other Persons who provide professional services to patients of the Company or the Subsidiaries, have not at any time:
(i)   knowingly and willfully made or caused to be a false statement or representation of a material fact in any application for any benefit or payment to any Federal Health Care Program or Third Party Payor;
(ii)   knowingly and willfully made or caused to be a false statement or representation of a material fact for use in determining rights to any benefit or payment from any Federal Health Care Program or Third Party Payor;
(iii)   directly or indirectly presented or caused to be presented a claim for reimbursement for services under Medicare or Medicaid, or other state or Federal Health Care Programs or any Third Party Payor that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;
(iv)   failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment from any Federal Health Care Program or Third Party Payor;
(v)   knowingly and willfully offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state or Federal Health Care Programs, or (B) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state or Federal Health Care Programs;
(vi)   offered or transferred any remuneration to any individual eligible for benefits under Medicare, Medicaid or other state or Federal Health Care Program that such person knew or should have known would be likely to influence such individual to order or receive any item or service from the Company for which payment may be made, in whole or in part by Medicare, Medicaid or other state or Federal Health Care Programs;

(vii)   knowingly made a payment, directly or indirectly, to a physician as an inducement to refer individuals who are under the direct or indirect care of the physician and who are entitled to benefits under Medicare, Medicaid, Third Party Payors or other state or Federal Health Care Programs;
(viii)   knowingly and willfully (A) charged and been paid a rate in excess of the rates established by a Federal Health Care Program including any rates established as part of the Medicare Competitive Bidding Program, as applicable, or (B) for services covered in whole or in part by Medicare or Medicaid, charged, solicited, accepted or received, in addition to amounts paid by Medicare or Medicaid, any gift, money, donation or other consideration as a precondition of treating the patient, or as a requirement for the patient’s continued treatment;
(ix)   completed Certificates of Medical Necessity or any physician written orders or prescriptions on behalf of physicians in violation of Medicare, Medicaid and Third Party Payors’ directives;
(x)   violated the FDA’s guidelines or OSHA regulations and 29 C.F.R. 1910, 1030 Occupational Exposure to Bloodborne Pathogens;
(xi)   had or has any “financial relationship” with any “referring physician” or an immediate family member or such physician, within the meaning of those terms under 42 U.S.C. § 1395nn, or any party in a position to refer or recommend business or patients that may be reimbursed in whole or in part by Medicare, Medicaid or any other Federal Health Care Program or Third Party Payor, that is prohibited by 42 U.S.C. § 1395nn (commonly referred to as the “Stark Law”) or any similar state law;
(xii)   had or has engaged in any activities with any Persons which are prohibited by the Federal Health Care Program anti-kickback law, 42 U.S.C. §§ 1320a-7b et seq. and the regulations promulgated thereunder (commonly referred to as the “Anti-Kickback Law”) or any similar state law that prohibits the payment or receipt of remuneration in return for referring an individual to the Company or the furnishing or arranging for the furnishing of any item or service for which payment is made in whole or in part by a Third Party Payor, or in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any goods, facility, service, or item for which payment may be made in whole or in part by a Third Party Payor.
(xiii)   (A) has been or is a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the Office of Inspector General of the Department of Health and Human Services, or similar government-mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority; or (C) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to its business operations;
(xiv)   contracted with or employed any person or entity excluded from participation in the Medicare or Medicaid programs;
(xv)   violated or entered into any arrangement that violated any state statute or regulation respecting health care fraud and abuse; or
(xvi)   engaged in activities such that the actions or inactions in the foregoing clauses (i) through (xv), individually or in the aggregate, that could materially and adversely affect Company or Buyer.
(e)   None of the Unitholders, or any of the Company’s or its Subsidiaries’ current or former agents, contractors or employees (at the time of, in connection with, arising from, or otherwise related to such agents’ or contractors’ employment or retention by, or representation of the Company or its Subsidiaries): (i) has been convicted of or charged with any violation of any law related to Medicare, Medicaid or any other healthcare program; (ii) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of any laws; (iii) is excluded, suspended, or debarred from participation, or has received a written notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Medicare, Medicaid or any other government healthcare program; (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder; or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.
(f)   The Company and its Subsidiaries currently have no revalidations pending with the Centers for Medicare and Medicaid Services in the U.S. Department of Health and Human Services (“CMS”) or any other Federal Health Care Program nor are there any revalidations with CMS or any other Federal Health Care Program that are required to be made by Company or its Subsidiaries within twelve months of the Closing Date. The most recent revalidation of each Company and Subsidiary location was completed on the date set forth opposite such location on Schedule 6.25(f) to this Agreement, and true, correct and complete copies of all Medicare Provider Enrollment, Chain, and Ownership System (PECOS) profiles pertaining to such Company and Subsidiary locations has been made available to Buyer. For purposes of this provision, a revalidation shall include any information provided as part of or in connection with a CMS-855S application submitted by the Company or any Persons acting on behalf of the Company.
(g)   Except as set forth on Schedule 6.25(g), the Company and its Subsidiaries do not have any rate appeal pending before any Governmental Authority of any administrator of any Third Party Payor that is one of the five largest Key Customers. Except as set forth on Schedule 6.25(g), the Company has not been notified by any Third Party Payor that is one of the five largest Key Customers or any government or governmental entity of any reduction in reimbursement rates. Except as set forth on Schedule 6.25(g), there are no impending proposed reductions in reimbursement from any Third Party Payor that is one of the five largest Key Customers or any government or governmental entity.
6.26   HIPAA.   The Company is a Covered Entity pursuant to HIPAA and complies with HIPAA’s accompanying transaction set, privacy, breach notification, and security regulations. Company is in compliance with the standard transaction requirements established by HIPAA and has developed and has implemented reasonable and appropriate policies and procedures and training programs to ensure compliance with HIPAA’s privacy, breach notification, security and standard transactions regulations. Except as set forth on Schedule 6.26, the Company is not engaged in any internal or external investigations regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information in violation of HIPAA or any other applicable law relating to the privacy, breach notification, security and transmission of health information. Except as set forth on Schedule 6.26, there has been no breach (as defined at 45 C.F.R. § 164.402), involving unsecured protected health information (as defined at 45 C.F.R. § 164.402) held by, the Company or any of its agents. To the extent required under HIPAA, the Company is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with HIPAA.
6.27   No Additional Representations or Warranties.
Except for the representations and warranties contained in this Article VI, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Buyer or their Affiliates.
ARTICLE VII
PRE-CLOSING COVENANTS
7.01   Reasonable Best Efforts.   Subject to the terms of this Agreement (including the limitations set forth in Section 7.02 and this Section 7.01), the Company will, and will cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transaction, including using reasonable best efforts to cause the conditions to Closing set forth in Article X to be satisfied.
7.02   Regulatory Filings.
(a)   General.   Subject to Section 7.02(b), each of the Parties shall, and Buyer shall cause its Affiliates to, use reasonable best efforts to (i) as promptly as practicable, obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by Buyer, Merger Sub, the Company or any of its Subsidiaries, and to avoid any action or Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (ii) as promptly as practicable, and in any event within ten Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. The Parties shall, and Buyer shall cause its Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or orders and the making of all such filings, including, if requested, providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing Party and its advisors in connection therewith. Buyer, Merger Sub and the Company shall, and Buyer shall cause its Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by any Party in connection with the Transactions. Buyer will not, and will not permit its Affiliates to, consent or agree to any voluntary delay of the consummation of the Transactions without the prior written consent of the Company.
(b)   Antitrust Laws.   The Parties agree to make, and to cause their Affiliates to make, any necessary filings under the Hart-Scott-Rodino Act and any other applicable antitrust Laws as soon as practicable and no later than ten Business Days after the date hereof (provided that the Parties will use their respective reasonable best efforts to make such filings no later than five Business Days after the date hereof), which filings shall include a request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act and any other antitrust Laws. The Parties shall, and shall cause its Affiliates to, comply at the earliest practicable date with any request under the Hart-Scott-Rodino Act or, if applicable, such other antitrust Laws to provide information, documents or other materials requested by any Governmental Authority. The Parties shall, and shall cause its Affiliates to use their reasonable best efforts to respond to any questions or any objections asserted by any Governmental Authority with respect to this Agreement or the Transactions and to resolve as soon as practicable. The Parties shall, and shall cause its Affiliates to, coordinate and cooperate with each other in connection with their efforts to respond to any questions or objections, including (A) cooperating in all respects in connection with any investigation or other inquiry, (B) keeping each other promptly informed of any material communication received by Buyer or any of its Affiliates from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar foreign Governmental Authority, regarding any of the Transactions, (C) providing each other and their advisors with a reasonable opportunity to (x) review and approve the content of any communication, presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, (y) consult with each other prior to any meeting or conference with any Governmental Authority, and (z) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (D) providing such other information and assistance as the Parties may reasonably request in connection with the foregoing. Buyer and Company shall be equally responsible for the payment of all filing fees under the Hart-Scott-Rodino Act and any other antitrust Laws.
7.03   Conduct of the Business.
(a)   From the date hereof until the Closing Date or the earlier valid termination of this Agreement, except (a) as set forth on Schedule 7.03, (b) as otherwise contemplated or permitted by this Agreement (including the consummation of the Pre-Closing Reorganization), (c) as required by Law, (d) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (e) for the use of available cash to repay any Funded Debt and pay Transaction Expenses prior to the Closing, the Company and Blocker Seller (i) shall use its reasonable best efforts to carry on the business of the Company, Blocker and their respective Subsidiaries in the Ordinary Course of Business and (ii) shall not, and shall cause its Subsidiaries not to:
(i)   issue, deliver, reissue or sell, dispose or pledge any of its equity securities;
(ii)   make any declaration or payment of any non-cash distributions on or in respect of any equity securities in the Company or Blocker or any redemption, purchase or acquisition of any of the Company’s or Blocker’s outstanding equity securities;
(iii)   create, incur, assume or guarantee any Funded Debt, other than (x) in the Ordinary Course of Business pursuant to the Company’s existing credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its Subsidiaries;
(iv)   enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(v)   transfer, assign, sell or make any other disposition of any of the properties or assets shown or reflected in the Latest Balance Sheet or cancel any indebtedness owed by third parties except for transactions entered into in the Ordinary Course of Business;
(vi)   transfer, assign or make any grant of any license or sublicense of any material rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;
(vii)   make any loan to (or forgive any loan to), or enter into any other transaction or Contract with, any of its members, managers, officers or employees (including any of the Unitholders) or any of their respective Affiliates (other than salaries, wages or benefits paid in the Ordinary Course of Business);
(viii)   make any change in the organizational documents of the Blocker, Company or any of its Subsidiaries;
(ix)   make an election to change the tax classification of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes;
(x)   except in the Ordinary Course of Business, as required by applicable Law or pursuant to the Plans or Contracts set forth on Schedule 6.19(a), (A) increase the salary payable or to become payable by it to any of the Company’s or its Subsidiaries’ employees whose base salary is in excess of $100,000, or (B) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement;
(xi)   terminate or make any material modification to or cancellation of any Material Contract with a Third Party Payor (excluding, for the avoidance of doubt, the expiration of any Material Contract in accordance with its terms); or
(xii)   adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement).
(b)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Company or any of its Subsidiaries from taking or failing to take any COVID-19 Measures or any action that is taken in good faith in response to COVID-19 and no such action (or failure to act) shall serve as a basis for Buyer or Parent to terminate this Agreement or that any of the conditions to the Closing contained herein have not been satisfied.
7.04   Access to Information; Contact with Business Relations.
(a)   From the date hereof until the Closing Date or the earlier valid termination of this Agreement, the Company shall provide Parent, Buyer and their authorized agents and representatives reasonable access, to the extent permissible under applicable law, at reasonable times and upon reasonable advance notice, to the Company’s and Blocker’s senior executive employees and the books and records of the Company, Blocker and their respective Subsidiaries to the extent relating to the transition of the Company’s and Blocker’s business to Buyer and Parent; provided that (i) such access does not unreasonably interfere with the operation of the Company’s, Blocker’s and their respective Subsidiaries’ business, (ii) in no event shall Parent or Buyer be permitted to conduct or cause to be conducted any environmental investigation, testing, sampling or other intrusive assessment of the current or former operations, facilities or real property of the Company, Blocker or any of their respective Subsidiaries without the prior written consent of the Company or Blocker, as applicable, which consent may be withheld by the Company or Blocker, as applicable, in its sole discretion, and (iii) the Company, Blocker and their respective Subsidiaries shall not be required to furnish to Parent, Buyer or any of their respective authorized agents or representatives or provide Parent, Buyer or any of their respective authorized agents or representatives with access to information if such access (x) would cause competitive harm to the Company, Blocker or any of their respective Subsidiaries if the Transactions are not consummated, (y) would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege or (z) would be in violation of applicable Laws or the provisions of any Contract to which the Company, Blocker or any of their respective Subsidiaries is a party.
(b)   From the date hereof until the Closing Date or the earlier valid termination of this Agreement, Parent, Buyer and Merger Sub shall not, and shall cause their Affiliates not to, contact any channel partner, customer, supplier, distributor, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company or its Subsidiaries with respect to the Company, its Subsidiaries, their businesses or the Transactions, in each case, without receiving the prior written consent of the Company.
7.05   Exclusivity.   From the date hereof until the Closing Date or the earlier valid termination of this Agreement, the Company, Blocker and their respective Subsidiaries shall not, and shall direct their respective directors, managers, officers, employees, investment bankers and other representatives not to, (a) solicit, initiate or encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal.
7.06   Confidentiality Agreement.   Each of the Buyer Parties, for themselves and on behalf of their respective Affiliates, employees and advisors, hereby agrees to be bound by and to comply with the letter agreement, dated as of February 13, 2020, by and between Robert W. Baird & Co. (as agent for the Company) and Buyer (the “Confidentiality Agreement”). Any information provided to the Buyer Parties and their respective authorized agents and representatives pursuant to Section 7.04(a) shall be governed by the Confidentiality Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing herein shall prevent the Buyer Parties from making any public announcement (whether in a press release, periodic securities filing or other external announcement) related to the Transaction that Buyer Parties reasonably believe to be required by applicable Law or the requirements of any stock exchange or quotation system. Buyer Parties may make earnings announcements and participate in investor conferences in the ordinary course of business in which this Agreement and the Transactions are discussed.
7.07   Pre-Closing Reorganization.   Blocker Seller shall, and shall cause Blocker and Splitter to, consummate the Pre-Closing Reorganization prior to the Closing.
7.08   Notice of Certain Events.
(a)   From the date hereof until the Closing or the earlier valid termination of this Agreement, the Company will use its reasonable best efforts to promptly notify Buyer in writing if the Company, Blocker or their respective Subsidiaries receive any of the following:
(i)   receipt of a written termination notice of any agreement with any Third Party Payor constituting 5% or more of the Company’s revenues in the immediately preceding twelve (12) months period prior to the execution date of this Agreement;
(ii)   receipt of written notice of governmental investigation or audit by the Office of the Inspector General of the Department of Health and Human Services, the U.S. Department of Justice, Medicaid or any other Federal Health Care Program, other than routine claims audits which shall be defined, for purposes this Section 7.08, as any audit that is not based upon a statistical sample or any request for data or information, including medical records, relating to fewer than 50 paid claims for any items or services furnished to patients by the Company;
(iii)   receipt of written termination notice or a written dispute notice received from any vendor that supplies CGM monitors;
(iv)   any written demand or written claim from any Person in excess of $500,000;
(v)   any written demand or written claim from any Taxing Authority in excess of $150,000;
(vi)   any Class Action lawsuit filed by any Persons against the Company, regardless of any specified amount;
(vii)   any written termination or written revocation notice from any Federal Health Care Program;
(viii)   any written investigation, written claim or written demand asserted by any state licensure authority;
(ix)   any written correspondence, written filing or other written communication with any Governmental Authority relating to the Phishing Incident, opposing counsel in the Espinoza Litigation, or opposing counsel in the Data Breach Litigation (in each case, as such terms are defined in the Schedules); or
(x)   written notice of any data breach (as defined under 42 C.F.R. § 164.402) involving unsecured protected health information (as defined under 42 C.F.R. § 164.402) associated with fifty (50) patient medical records or any other data breach that would be reportable to the Office of Civil Rights.
(b)   The Buyer’s receipt of information pursuant to this Section 7.08 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Blocker Seller or the Company in this Agreement and shall not be deemed to amend or supplement the Schedules.
(c)   Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 10.02, as it applies to the Company’s obligations under this Section 7.08, shall be deemed satisfied so long as the Company does not, with knowledge (actual or constructive) or negligently, materially breach its obligations under this Section 7.08.
7.09   Financing.   Each of the Buyer Parties and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange, obtain and consummate the Financing no later than the date the Closing is required to be effected in accordance with this Agreement, including using reasonable best efforts to (a) comply in all material respects with their obligations under the Financing Letters, (b) maintain the Financing Letters in full force and effect in accordance with its terms, (c) satisfy (or, if deemed advisable by Parent or Buyer, to obtain the waiver of) on a timely basis all conditions applicable to Parent’s or Buyer’s obtaining the Financing, (d) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions described in the Financing Letters (and any flex provisions in the Fee Letters) or on terms and conditions not less favorable to Parent or Buyer with respect to conditionality than the terms and conditions contained in the Financing Letters so long as such terms shall not in any respect expand on the conditions to funding of the Financing at or prior to the Closing or reduce (or could have the effect of reducing) the aggregate amount of the Financing below the amount required (together with other financial resources of the Buyer Parties and their Subsidiaries, including cash on hand of Parent or Buyer and its Subsidiaries) to pay the aggregate consideration and other amounts payable by the Buyer Parties on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by the Buyer Parties in connection with this Agreement on the Closing Date, (e) enforce their rights under the Financing Letters, and (f) in the event that all conditions to the Financing have been satisfied or waived (and that the funding of such Financing is necessary to pay the aggregate consideration payable by Parent and Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date), cause the equity sources, lenders and other Persons providing

Financing to fund on the Closing Date the Financing, if and to the extent necessary for the foregoing purposes. Without limiting the generality of the foregoing, prior to the Closing, the Buyer Parties shall give the Company reasonably prompt notice (i) of any material breach or default related to the Financing of which any Buyer Party becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person party to the Financing Letters (or any Affiliate of such Person) with respect to (1) any actual or threatened breach, default, termination, or repudiation by any party to the Financing Letters with respect to the obligation to fund the Financing, (2) any material dispute or disagreement between or among parties to any of the Financing Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Financing Letters) or (3) the assertion of any “material adverse effect” with respect to the Company or the Buyer Parties or Merger Sub (or their respective Subsidiaries), or any term of similar meaning, (iii) of the expiration or termination for any reason of the Financing Letters or any definitive documentation with respect to the Financing entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the Financing Letters or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid), and (iv) if at any time for any reason any of the Buyer Parties or Merger Sub believes in good faith that all or any portion of the Financing is unavailable on the terms and conditions contemplated by the Financing Letters. In connection with any notice thereof, the Buyer Parties shall promptly provide information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii), or (iv) of the immediately preceding sentence (other than information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality). If any portion of the Financing for any reason becomes unavailable on the terms and conditions contained in the Financing Letters, the Buyer Parties shall (A) notify the Company of such unavailability and (B) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing, including from alternative sources, with conditions not less favorable in any material respect to the Buyer Parties than the conditions contained in the Financing Letters (the “Alternative Financing”). Prior to the Closing, without the prior written consent of the Company, the Buyer Parties shall not agree to, or permit, any amendment, modification, supplement, termination, replacement or waiver under, the Financing Letters, Fee Letter or definitive documentation relating to the Financing; provided that the Buyer Parties shall have the right from time to time to amend, supplement, modify, terminate, waive, replace or extend the Financing Letters, Fee Letter or definitive documentation with respect to the Financing so long as such amendment, modification, supplement, termination, waiver, extension or replacement would not reasonably be expected to (A) reduce (or could have the effect of reducing) the amounts available to be funded under the Financing on the Closing Date below the amount required (together with other financial resources of the Buyer Parties, Merger Sub and their respective Subsidiaries, including cash on hand of the Buyer Parties, Merger Sub and their respective Subsidiaries) to pay the aggregate consideration and other amounts payable by the Buyer Parties on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by the Buyer Parties in connection with this Agreement on the Closing Date, or (B) expand on, or impose new or additional conditions precedent or terms, or amend or modify any conditions precedent or terms in each case which would reasonably be expected to (i) prevent, delay, or impair the availability of the Financing when required to be funded or the satisfaction of the conditions to obtaining the Financing, in each case on the Closing Date, or (ii) adversely affect the ability of the Buyer Parties to enforce its rights against the other parties to the Financing Letters. After any amendment, supplement, modification, replacement or waiver of the Financing Letters or the definitive documentation (prior to the Closing) with respect to the Financing in accordance with this Section 7.09, the Buyer Parties shall promptly deliver to the Company true and complete copy thereof (and in the case of the Fee Letters, redacted in a manner consistent with Section 4.06). For purposes of this Agreement, the terms “Financing Letters” and “Fee Letters” shall include and mean such documents as amended, supplemented, modified, waived, replaced or extended in compliance with this Section 7.09 (including any Alternative Financing) and references to “Financing” shall include and mean the financing contemplated by the Financing Letters or Fee Letters, as applicable, as so amended, supplemented, modified, waived, replaced or extended, as applicable, or any Alternative Financing, if applicable. Notwithstanding anything in this Agreement to the contrary, none of the Company, the Blocker, the Blocker Seller or any of their respective Subsidiaries or Affiliates shall have any agreement, covenant or obligation to assist any of the Buyer Parties or any other Person with respect to the Financing. Notwithstanding anything herein to the contrary, in no event shall “reasonable best efforts” of Buyer Parties or Merger Sub under this Section 7.09 be deemed or construed to require any Buyer Party or Merger Sub to instigate or pursue litigation against any of the Debt Financing Sources.
7.10   Company 2019 Audited Financials.   On or before June 30, 2020, the Company shall deliver to Parent copies of the audited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as December 31, 2019 and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2019 (collectively, the “2019 Audited Financials”). The 2019 Audited Financials shall fairly present in all material respects the financial position and results of operations of Solara Medical Supplies, LLC and its subsidiaries as of the date and for the period referred to therein and shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved. From and after the date on which the 2019 Audited Financials are delivered to Parent pursuant to this Section 7.10 until the Closing or the earlier valid termination of this Agreement, the Company will in good faith assist Parent with its efforts to obtain any consents or approvals required from the auditor of the 2019 Audited Financials so that Parent may include the 2019 Audited Financials in any periodic securities filing or other external announcement of Parent to the extent required by applicable Law or the requirements of any stock exchange or quotation system. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 10.02, as it applies to the Company’s obligation to in good faith assist Parent with its efforts to obtain any consents or approvals required from the auditor of the 2019 Audited Financials shall be deemed satisfied so long as the Company does not knowingly and willfully materially breach its obligations under this Section 7.10.
ARTICLE VIII
POST-CLOSING COVENANTS
8.01   Further Assurances.   From and after the Closing, upon the reasonable request of any Party and at such Party’s expense, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.
8.02   Director and Officer Liability and Indemnification.
(a)   For a period of six years after the Closing Date, Buyer shall not, and shall not permit Blocker, the Company or any of its Subsidiaries to amend, repeal or modify any provision in Blocker’s, the Company’s or any of its Subsidiaries articles of incorporation or bylaws (or equivalent organizational documents) relating to the exculpation or indemnification of any current or former officer or director or person exercising similar authority (the “D&O Indemnified Persons”) (unless required by Law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent of the law.
(b)   During the period from the Closing until the six-year anniversary thereof, Buyer shall, and shall cause Blocker, the Company and each of its Subsidiaries to (i) indemnify, defend and hold harmless each D&O Indemnified Person against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with Blocker, the Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of Blocker, the Company and its Subsidiaries, as applicable, to the D&O Indemnified Persons in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the respective organizational documents of each of Blocker, the Company and its Subsidiaries as in effect on the date hereof and (B) any indemnification agreements with a D&O Indemnified Person, which shall in each case survive the Closing and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Closing, Buyer shall ensure that each of Blocker, the Company and its Subsidiaries fulfills its obligations to the applicable D&O Indemnified Person pursuant to the terms of the respective organizational documents of each of Blocker, the Company and its Subsidiaries as in effect on the date hereof; provided, however, notwithstanding anything to the contrary, the sole recourse of any D&O Indemnified Person shall be the proceeds of the Tail Policy and as provided in this Section 8.02.
(c)   At the Closing, Buyer will, or will cause the Company to, obtain and maintain irrevocable “tail” insurance policies (the “Tail Policy”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, and will cause the Company to not, cancel or change such insurance policies in any respect. All fees and expenses incurred in connection with obtaining the Tail Policy shall be borne by the Unitholders (as a Transaction Expense).
(d)   If Buyer, Blocker, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, Blocker, the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
8.03   R&W Policy.   The R&W Policy shall provide that, except in the event of Fraud, the insurer or the insurers issuing such policy shall have no right, and shall waive any right, of subrogation, contribution or otherwise against Blocker Seller and the Unitholders or any of their representatives based upon, arising out of, or in any way connected to this Agreement, the transactions contemplated hereby or the R&W Policy. Blocker Seller and the Unitholders shall be express third party beneficiaries under the R&W Policy of the immediately preceding subrogation provision. The Buyer Parties and their Affiliates shall not agree to amend, waive, modify or otherwise revise the foregoing subrogation provision without the prior written consent of the Representative.
8.04   Access to Books and Records.   From and after the Closing until the seventh anniversary of the Closing Date, Buyer shall, and shall cause the Surviving Company and its Subsidiaries, (a) not to destroy, alter or otherwise dispose of any books and records of the Surviving Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Unitholders and Blocker Seller) such books and records or such portions thereof and (b) to provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Company and its Subsidiaries with respect to periods prior to the Closing Date.
8.05   Transfer Taxes.   Buyer shall pay, or cause to be paid, when due all stamp, stock transfer, documentary, filing, value-added, transfer (including real property transfer or gains) tax, recording charge or other similar Tax, charge, or fee imposed on Blocker, the Company and its Subsidiaries, Blocker Seller or one or more of the Unitholders as a result of the Transactions (collectively, “Transfer Taxes”) and shall file (at its own expense), or cause to be filed, all Tax Returns with respect to such Transfer Taxes. The Representative shall use its reasonable best efforts to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes.
8.06   Employment and Benefit Arrangements.   Except as required under applicable Law or as may be set forth in any employment agreement, nothing herein shall obligate Buyer to cause the Company or its Subsidiaries to continue to employ any employee for any specific time period, and, except as may be set forth in any employment agreement or required under applicable Law, employees shall be treated as employees at will, subject to the employment policies implemented or continued by Buyer. During the twelve-month period following the Closing, Buyer shall provide each employee of the Company and its Subsidiaries, who are employed by the Company and its Subsidiaries as of the Closing Date (the “Continuing Employees”) with

(a) base salary or wage rate and other compensation and bonus opportunities (to the extent pursuant to a written bonus plan) no less favorable to that provided immediately prior to the Closing Date, and (b) employee benefits that are substantially comparable, in the aggregate, to those employee benefits and Plans provided to such employees immediately prior to the Closing Date. Nothing herein shall be construed to grant any employee, independent contractor, or other Person, not party to this agreement, any rights or benefits, including as a third party beneficiary. The Company or its Subsidiaries will provide all required notices and shall comply with all legal requirements regarding the termination of any employees on and following the Closing including, but not limited to, the Worker Adjustment and Retraining Notification Act and all similar Laws. Buyer shall use commercially reasonably efforts provide all Continuing Employees full service credit for periods of employment with the Company and its Subsidiaries for all purposes under any employee benefit plans and arrangements in which they participate following the Closing Date to the same extent such service is recognized by the Company and its Subsidiaries immediately prior to Closing; provided, however, that Buyer shall not be required to recognize such service (i) for purposes of benefit accrual under defined benefit pension plans, (ii) for purposes of plans that are frozen to new participants, or (iii) to the extent that such credit would result in a duplication of benefits. To the extent that Buyer modifies any coverage or benefit plans under which the Continuing Employees participate, Buyer shall use commercially reasonable efforts to waive all applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give all such Continuing Employees full credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the plan year in which such coverage or plan modification occurs. This Section 8.06 shall survive the Closing, and shall be binding on all successors and assigns of Buyer, the Company and its Subsidiaries.
8.07   Name Change.   Within seven days after the Closing, Buyer shall cause Blocker to amend its organizational documents and file such documents with the Delaware Secretary of State as are necessary to eliminate any reference to “Linden Capital Partners,” “Linden”, “LCP” or any derivation thereof.
8.08   Overpaid Founder Earnout Amount.   In the event that the Founder Earnout Amount included in the Estimated Closing Statement is greater than the amount actually paid by the Company and its Subsidiaries pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement as finally determined in accordance with the 2018 Purchase Agreement (excluding any amounts that may become due and payable under Section 2.6(k) of the 2018 Purchase Agreement) (the amount of such difference, the “Overpaid Founder Earnout Amount”), then within two Business Days of such payment pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement, Buyer shall pay, or cause to be paid, to the Representative (for further distribution to Blocker Seller and the Unitholders, as applicable) the Overpaid Founder Earnout Amount by wire transfer of immediately available funds.
8.09   Restrictive Covenants.
(a)   During the period beginning on the Closing Date and ending on the second anniversary thereof, Blocker Seller will and will cause the directors, managers, officers and employees of any investment fund that is an Affiliate thereof or a portfolio company that is controlled by such investment fund (each a “Restricted Party”) not to solicit for hire or engagement or hire or engage any person set forth on Schedule 8.09(a); provided, that the foregoing shall not prohibit (i) soliciting or hiring any such person who responds to a general, non-targeted media advertising, (ii) soliciting or hiring any such person whose employment with the Company or any of its Subsidiaries was terminated or otherwise ceases prior to the date of such initial solicitation or hiring or (iii) the chief executive officer of the Company as of the date of this Agreement from serving on any board of directors, board of managers or similar governing body of any portfolio company (as such term is commonly understood among private equity professionals) of any investment fund that is an Affiliate of Blocker Seller.
(b)   Buyer, on the one hand, and each Restricted Party on the other hand, agree that the duration and geographic scope of the restrictions set forth in this Section 8.09 as applicable to such Restricted Party are fair, reasonable and necessary to protect the legitimate business interests of Buyer and the goodwill of the Company. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each Restricted Party agrees that the provision applicable to such Restricted Party shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(c)   If a court of competent jurisdiction should declare the covenants contained in this Section 8.09 unenforceable because of any unreasonable restriction of activities, duration, and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant the Surviving Company and Buyer such other relief at law or in equity reasonably necessary to protect the interests of the Surviving Company.
(d)   The Restricted Parties acknowledge that a breach of any provision of this Section 8.09 by any such party would cause the Surviving Company and Buyer to suffer immediate and irreparable harm, for which no adequate remedy at law exists. In the event of a breach or threatened breach by any of the Restricted Parties of the provisions of the covenants contained in this Section 8.09, the Surviving Company and Buyer shall be entitled to injunctive or mandatory relief to prevent or end such breach to enforce the covenant. Nothing herein shall be construed as prohibiting the Surviving Company or Buyer from pursuing any other remedies available to it at law or in equity for such breach or such threatened breach, including the recovery of damages.
8.10   Share Consideration Restrictions.   Until the date which is one year following the Closing Date, Blocker Seller and the Unitholders shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Parent Common Stock constituting Share Consideration, enter into any transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Parent Common Stock, whether any such aforementioned transaction is to be settled by delivery or such securities or such other securities, in case or otherwise; provided, that, the restrictions set forth in this Section 8.10 shall not prohibit (a) any Unitholder who is a natural person from transferring any Parent Common Stock either during his or her lifetime, or on death by will or intestacy, to (i) any of his or her Family Members, (ii) a trust, the beneficiaries of which are exclusively such Unitholder or a Family Member thereof or (iii) a family partnership, the partners of which consist exclusively of such Unitholder or a Family Member thereof or (b) any Unitholder who is not a natural person from transferring any Parent Common Stock to any of its Affiliates, stockholders, equityholders, general partners, limited partners, limited liability company members, or any investment fund managed by such person or any of its Affiliates; provided, that each such transfer is made in compliance with applicable U.S. state and federal securities Laws, the transferee agrees to be bound in writing by the terms of this Section 8.10 prior to such transfer and such transfer shall not constitute a disposition for monetary value.
8.11   NASDAQ Listing.   Promptly following the issuance of the Share Consideration, Parent shall use reasonable best efforts to cause the Share Consideration to be listed on the NASDAQ Capital Market.
8.12   Parent Common Stock Legend Removal.
(a)   On the date that is one year following the Closing Date, Parent shall remove, or cause its registrar and transfer agent to remove, the restrictive legends referred to in Section 5.10 from the certificates evidencing the Share Consideration provided that the holder of such Parent Common Stock is not, and has not been for three months preceding such date, an “affiliate” of Parent as such term is defined in Section 501 of the Securities Act.
(b)   If any restrictive legends referred to in Section 5.10 remain on the certificates evidencing the Share Consideration following the one year anniversary of the Closing Date because the holders of such Parent Common Stock were an “affiliate” of Parent, then upon request of a holder of Parent Common Stock and Parent’s receipt of an opinion of counsel for such requesting holder that the removal of the restrictive legends referred to in Section 8.10 is in compliance with applicable Law, Parent shall remove, or cause its registrar and transfer agent to remove, the restrictive legends referred to in Section 5.10 from the certificates evidencing the Share Consideration.

ARTICLE IX
TAX COVENANTS
9.01   Tax Return Filing.
(a)   After the Closing, Representative shall prepare or cause to be prepared all Income Tax Returns with respect to Pass-Through Income Tax Matters of the Company and its Subsidiaries and of Blocker for periods ending on or before the Closing Date, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date, but only to the extent not filed prior to the Closing Date (the “Representative Returns”). Representative shall submit each such Representative Return to Buyer at least thirty days prior to the due date (taking into account any extensions) for Buyer’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)   Excluding any Representative Returns, Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries and for Blocker for periods ending on or before the Closing Date and for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date (the “Buyer Returns”). Buyer shall submit (i) each such Buyer Return related to the Company and its Subsidiaries to the Representative at least thirty days prior to the due date (taking into account any extensions) for the Representative’s review, comment, and approval, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) each such Buyer Return related to Blocker to Blocker Seller at least thirty days prior to the due date (taking into account any extensions) for Blocker Seller’s review, comment, and approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   All Tax Returns prepared under Sections 9.01(a) or (b) shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries or Blocker, as applicable, and this Article IX; provided that, with respect to the preparation and filing of the Tax Returns under this Section 9.01 with respect to Income Taxes, such Tax Returns shall reflect all applicable Transaction Tax Deductions in the Pre-Closing Tax Period so long as such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period (and, for that purpose, the safe-harbor election of Internal Revenue Service Revenue Procedure 2011-29 (or corresponding state or local election) shall be made on the applicable Tax Return for any success-based fees), and if any such Tax Return shows a net operating loss, the Company or its Subsidiaries shall carryback such net operating loss to previous Pre-Closing Tax Periods to the maximum extent permitted by applicable Law. Buyer shall cause the Company and its Subsidiaries and Blocker to timely file all Tax Returns prepared pursuant to this Section 9.01.
9.02   Pre-Closing Tax Matters.   After the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including Blocker and the Company and its Subsidiaries) not to, (a) other than Tax Returns that are filed pursuant to Section 9.01, file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date any Tax Return filed pursuant to Section 9.01 is filed, amend or otherwise modify any such Tax Return, (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (d) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (e) make or initiate any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period, or (f) take any other action with respect to a Pre-Closing Tax Period that could cause the Unitholders and/or Blocker Seller to have additional Tax liability for any such Pre-Closing Tax Period.
9.03   Tax Proceedings.   Notwithstanding any other provision of this Agreement, after the Closing, the Company and its Subsidiaries and Buyer (and any of their respective Affiliates) shall promptly notify the Representative in writing upon receiving notice from any Taxing Authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes or any Tax Return filed by the Company or its Subsidiaries with respect to Pre-Closing Tax Periods for any Pass-Through Income Tax Matter (a “PT-Tax Proceeding”). Notwithstanding any other provision of this Agreement, the Representative shall have the sole right in its discretion to elect to represent the interests of the Company and its Subsidiaries and its direct and indirect owners in any PT-Tax Proceeding (including any settlement or disposition thereof) that is not conducted pursuant to the Partnership Audit Tax Rules. Buyer shall take all action reasonably necessary (including providing a power of attorney) to enable the Representative to exercise its control rights as set forth in this Section 9.03; provided that Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative. Notwithstanding the above, Representative shall not consent to the entry of any judgment, or settle, compromise or discharge any PT-Tax Proceeding without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) if such action would have the effect of increasing the Tax liability of the Company and its Subsidiaries or Blocker in a Post-Closing Tax Period. With respect to any PT-Tax Proceedings that is not conducted pursuant to the Partnership Tax Audit Rules that the Representative does not elect to control pursuant to this Section 9.03, Buyer shall have the sole responsibility for, and shall control, such PT-Tax Proceeding, including the settlement and disposition thereof; provided, however, that (i) the Representative shall have the right to participate in such PT-Tax Proceeding, including to review in advance and reasonably comment upon submissions made in the course of such PT-Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Buyer shall diligently pursue such PT-Tax Proceeding in good faith as if it were the sole party in interest and (iii) the Representative’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement that could affect the Tax liability of the Unitholders or Blocker Seller. Buyer shall represent the interest of the Company and its Subsidiaries and its direct and indirect owners in any PT-Tax Proceeding that is conducted pursuant to the Partnership Tax Audit Rules and shall not make, nor shall Buyer allow any person serving as the “partnership representative” (as defined in Section 6223 of the Code) or “designated individual” of the Company to make, any election pursuant to Section 6226 of the Code or any similar state or local law with respect to any such PT-Tax Proceeding.
9.04   Cooperation. Buyer, the Company and its Subsidiaries and Blocker and the Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 9.01 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Article IX (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall, and shall cause its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Representative so requests, the Company shall, and shall cause its Subsidiaries to, allow the Representative to take possession of such books and records rather than destroying or discarding such books and records.
9.05   No Code Section 338 or Section 336 Election.   Buyer shall not, and shall cause its Affiliates (including Blocker and the Company (and the Surviving Company) and its Subsidiaries) not to, make any election under Section 338 or 336 of the Code (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition of Blocker pursuant to this Agreement; provided that (a) Buyer or its Affiliates may, in their sole discretion, make an election under Section 338(g) of the Code and (b) if an election under Section 338(g) of the Code is so made, Buyer and its Affiliates shall pay all Taxes arising from or associated with such election under Section 338(g) of the Code and shall indemnify and otherwise promptly reimburse Blocker Seller, the Unitholders, the Representative and any Affiliate or direct or indirect owner, partner, shareholder or member of each of the foregoing with respect to any Taxes or other costs and expenses arising from or attributable to such election under Section 338(g) of the Code.
9.06   Tax Refunds.   After the Closing Date, except to the extent (a) included as an asset in Working Capital as finally determined hereunder or (b) attributable to the carryback of any loss from a Post-Closing Tax Period to a Pre-Closing Tax Period, Blocker Seller and the Unitholders shall be entitled to all Tax refunds (including any Tax refunds resulting from the carryback of net operating losses, capital loss or other tax attribute from one Pre-Closing Tax Period to another Pre-Closing Tax Period, to the maximum extent permitted by applicable Law, including the CARES Act) (and Overpayment Credits) received by Buyer or any of its Affiliates, the Company (including, for the avoidance of doubt, the Surviving Company) or any of its Subsidiaries or Blocker for any Pre-Closing Tax Period; provided that, any such amounts with respect to the Blocker shall be for the sole benefit of Blocker Seller. Buyer (or any of its Affiliates, including Blocker or the Surviving Company) will pay over to the Representative (for further distribution to Blocker Seller and the Unitholders, as applicable) any such Tax refund promptly (but in all cases within five Business Days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within five Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable). Buyer shall, and shall cause the Surviving Company, to elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions and any pre-closing losses generally to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures) and, for the avoidance of doubt, neither Parent nor Buyer shall, and each of them shall not allow the Surviving Company, its Subsidiaries, or the Blocker, to make any election to waive the carryback of any net operating loss under Section 172(b)(3) of the Code (or any similar state, local, or non-U.S. Law) or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company (including pursuant to Section 2303 of the CARES Act). To the extent permitted by applicable Law, Buyer (or any of its Affiliates, including Blocker or the Surviving Company) shall request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods. If requested by the Representative, Buyer shall cause the Surviving Company, any Subsidiaries thereof, or Blocker to amend any Tax Returns for any Pre-Closing Tax Period to conform to the provisions of the CARES Act that apply to years ending on or prior to January 1, 2020, to the extent such amendment is reasonably expected to result in a refund that is for the benefit of Blocker Seller or the Unitholders under Section 9.06.
9.07   Straddle Period.   To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company and its Subsidiaries and Blocker, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.
9.08   Closing of Tax Period.
(a)   The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes; provided that the Parties agree that the Transactions result in a continuation of the Company and applicable Subsidiaries and not a termination within the meaning of Section 708(b) of the Code and no Party shall take a position inconsistent therewith for any Tax purpose. Notwithstanding anything in this Section 9.08 to the contrary, following the Closing, Buyer may cause a termination within the meaning of Section 708(b) of the Code.
(b)   With respect to the preparation of any Income Tax Return for any Straddle Period, the Parties agree (a) the Company and its Subsidiaries shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. law) to account for any varying interests in the Company such that any income, gain, loss and deduction (and any other items) for the portion of such Straddle Period ending on and including the Closing Date shall be allocated solely to the members of the Company with respect to the Pre-Closing Tax Period, (b) all deductions of the Company and its Subsidiaries attributable to the Transactions (including any deductions attributable to the Transaction Tax Deductions) shall be taken into account in the Pre-Closing Tax Period (and allocated solely to the members of the Company with respect to the Pre-Closing Tax Period) to the extent “more likely than not” deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period, determined as if the Tax year ended on and included the Closing Date, and applying the seventy percent safe-harbor election under Internal Revenue Service Revenue Procedure 2011-29 to any “success-based fees,” (c) any financing or refinancing arrangements entered into at any time by or at the direction of the Buyer or its Affiliates or any other transactions entered into by or at the direction of the Buyer or its Affiliates in connection with the Transactions shall not be taken into account in the Pre-Closing Tax Period, and (d) any items of income, gain, loss and deduction attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall not be taken into account in the Pre-Closing Tax Period.
(c)   Buyer shall cause Blocker to join Buyer’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date. The Parties agree that Buyer and its Affiliates and the Company and its Subsidiaries (i) shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Law) and (ii) shall not apply the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.
9.09   Allocation of the Closing Cash Payment.   For U.S. federal and applicable state income Tax purposes, the Representative shall allocate the Transaction Consideration (other than the Blocker Purchase Price) plus a ratable share of the applicable liabilities of the Company and its Subsidiaries and any other relevant items required to be taken into account for income Tax purposes in accordance with the allocation principles set forth on the Allocation Schedule attached hereto as Exhibit E for purposes of determining the portion of the gain or loss recognized upon the sale of the Preferred Units and the Common Units pursuant to the Merger that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code). The Parties shall not, and Buyer shall cause its Affiliates not to, take any position in any audits, Tax Returns or otherwise which is inconsistent with such allocation unless required to do so by a final “determination” pursuant to Section 1313(a) of the Code.
9.10   Tax Treatment of Payments.   Any adjustment payments pursuant to Section 3.03 and any payments of Tax refunds pursuant to Section 9.06 will be deemed adjustments to the Closing Cash Payment, unless otherwise required by Law.
9.11   Intermediary Transaction Tax Shelter.   Buyer shall not take any action with respect to Blocker, the Company or any of its Subsidiaries that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF BUYER, PARENT AND MERGER SUB
The obligations of Buyer, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by Buyer:
10.01   Accuracy of Representations and Warranties.   The representations and warranties set forth in Article V and Article VI shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
10.02   Compliance with Covenants.   The Company and Blocker Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
10.03   No Adverse Proceeding.   No Proceeding by or before any Governmental Authority shall be pending against the Company or Blocker Seller wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded.
10.04   No Material Adverse Effect.   Since the date hereof, there has not been any Material Adverse Effect.

10.05   Termination of HSR Waiting Period.   The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.
ARTICLE XI
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BLOCKER SELLER
The obligation of the Company and Blocker Seller to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Company and the Representative:
11.01   Accuracy of Representations and Warranties.   The representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Buyer Material Adverse Effect”), as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate has not, or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
11.02   Compliance with Covenants.   Each of Buyer, Parent and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
11.03   No Adverse Proceeding.   No Proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded.
11.04   Termination of HSR Waiting Period.   The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.
ARTICLE XII
DEFINITIONS
12.01   Defined Terms.   As used herein, the following terms shall have the following meanings:
“2018 Purchase Agreement” means that certain Purchase Agreement, dated as of May 8, 2018, by and among Solara Intermediate, LLC, a Delaware limited liability company, Tod Robinson, Solara Medical Holding Corporation, a California corporation, and Solara Medical Supplies, a California corporation.
“2018 Year-End Financial Statements” has the meaning set forth in Section 6.07(a).
“2019 Year-End Financial Statements” has the meaning set forth in Section 6.07(a).
Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.
“2019 Audited Financials” has the meaning set forth in Section 7.10.
“Accounting Principles” means (i) the accounting principles, policies, procedures and categorizations set out in Exhibit I and (ii) to the extent not addressed in the preceding clause, GAAP.
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“Acquisition Proposal” means any proposal or offer from any Person (other than the Buyer Parties, Merger Sub and their respective accountants, attorneys, consultants, advisors, investment bankers, or other representatives) relating to any merger, consolidation, or recapitalization involving the Company or its Subsidiaries, sale of a majority of the equity securities, directly or indirectly, in the Company, Blocker or any of their respective Subsidiaries, any sale, lease, or other disposition, directly or indirectly, of all or substantially all of the assets of the Company, Blocker or any of their respective Subsidiaries or other similar transaction involving the Company, Blocker or their respective Subsidiaries (excluding, for the avoidance of doubt, sales of inventory in the ordinary course of business).
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“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Escrow Amount” means $4,000,000.00.
“Adjustment Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the account into which the Adjustment Escrow Amount was deposited at Closing.
“Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 7.09.
“Authorized Action” has the meaning set forth in Section 15.15(d).
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.03.
“Base Amount” means $362,500,000.00.
“Blocker” has the meaning set forth in the Recitals.
“Blocker Adjustment Payment” has the meaning set forth in Section 3.03(b)(i).
“Blocker Closing” has the meaning set forth in Section 1.03.
“Blocker Closing Payment” has the meaning set forth in Section 1.02(a).
“Blocker Company Units” has the meaning set forth in the Recitals.
“Blocker Purchase” has the meaning set forth in the Recitals.
“Blocker Purchase Price” has the meaning set forth in Section 1.02.
“Blocker Seller” has the meaning set forth in the Preamble.
“Blocker Shares” has the meaning set forth in the Recitals.
“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer, Parent or Merger Sub to consummate the Transactions and perform all of their respective obligations hereunder and under the other Transaction Documents to which they are party in a timely manner.
“Buyer Returns” has the meaning set forth in Section 9.01(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Capitalization Date” has the meaning set forth in the Section 4.07(a).
“Cash Amount” means (a) the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits, outstanding drafts, wire payments and short term investments) of the Company and its Subsidiaries, less (b) issued but uncleared checks and bank overdrafts, plus (c) checks, other wire transfers, cash-in-transit and drafts which have been received by the Company and its Subsidiaries but not yet cleared, in each case, as of as of the Adjustment Time. For the avoidance of doubt, “Cash Amount” shall (i) not include restricted cash or security deposits, (ii) be reduced for any accrued and unpaid tax distribution owed by the Company to the Unitholders unless the obligation to provide such tax distribution shall be terminated on or prior to the Closing and (iii) be determined on a consolidated basis.
“Certificate of Merger” has the meaning set forth in Section 2.02.
“Class A Common Units” has the meaning set forth in the LLC Agreement.
“Class A Common Stock” has the meaning set forth in the Section 4.07(a).
“Class A Preferred Units” has the meaning set forth in the LLC Agreement.
“Class B Common Units” has the meaning set forth in the LLC Agreement.
“Class A Common Stock” has the meaning set forth in the Section 4.07(a).
“Class B Preferred Units” has the meaning set forth in the LLC Agreement.
“Class Z Common Units” has the meaning set forth in the LLC Agreement.
“Closing” has the meaning set forth in Section 3.01.
“Closing Cash Payment” means the amount equal to (a) the Base Amount, plus (b) the Cash Amount, minus (c) the outstanding amount of all Funded Debt as of immediately prior to the Closing, minus (d) the Transaction Expenses Amount, minus (e) the Adjustment Escrow Amount, minus (f) the Indemnity Escrow Amount, minus (g) the Specific Escrow Amount, minus (h) the Representative Holdback, minus (i) the Working Capital Deficit, if any, plus (j) the Working Capital Surplus, if any.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Failure Notice” has the meaning set forth in Section 13.01(c)(ii).
“Closing Statement” has the meaning set forth in Section 3.03(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the LLC Agreement.
“Common Stock” has the meaning set forth in the Section 4.07(a).
“Company” has the meaning set forth in the Preamble.
“Company’s Knowledge” means the actual knowledge of Stephen Foreman, Aaron Heisler, Keith Crawford, and Marty Hoffman, after due inquiry.
“Confidentiality Agreement” has the meaning set forth in Section 7.06.
“Continuing Employee” has the meaning set forth in Section 8.06.
“Contract” means any contract or other legally binding agreement (whether written or oral).
“COVID-19” means SARS-CoV-2 or COVID-19 and any related epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, closure sequester or other Law issued by any Governmental Authority in response to COVID-19.

“D&O Claim” has the meaning set forth in Section 8.02(b).
“D&O Indemnified Persons” has the meaning set forth in Section 8.02(a).
“Debt Commitment Letter” has the meaning set forth in Section 4.06.
“Debt Financing” has the meaning set forth in Section 4.06.
“Debt Financing Source” has the meaning set forth in Section 15.21.
“Designated Courts” has the meaning set forth in Section 15.09(a).
“Designated Unitholder” means each Unitholder other than Blocker.
“Distribution Principles” means the principles of distribution set forth in Section 4.1 of the LLC Agreement (i.e., the principles of distribution if all of the assets and properties of the Company and its Subsidiaries were sold and the resulting proceeds were distributed among the members of the Company pursuant to Section 4.1 of the LLC Agreement) after giving effect to any Participation Threshold (as defined in the LLC Agreement) applicable to any Common Unit; provided that (i) any amounts that would otherwise be distributed to Blocker pursuant to the principles of distributions set forth in Section 4.1 of the LLC Agreement shall be distributed to Blocker Seller; and (ii) the portion of the Estimated Closing Cash Payment and/or any Future Distribution Amount allocated to Blocker Seller will be increased by the Cash Amount held by Blocker (i.e., so that Blocker Seller receives 100% of the increase in the purchase price as a result of such Cash Amount) and will be decreased by the total outstanding amount of Funded Debt of Blocker as of immediately prior to the Closing (i.e., so that Blocker Seller bears 100% of the decrease in the purchase price as a result of such Funded Debt).
“DLLCA” has the meaning set forth in the Recitals.
“Effective Time” has the meaning set forth in Section 2.02.
“End Date” means the date that is 120 days after the date hereof.
“Environmental Laws” means all applicable Laws enacted and in effect on the Closing Date concerning pollution or protection of the environment.
“Equity Financing” has the meaning set forth in Section 4.06.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company or any Subsidiary, is or at any relevant time was required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Acquiom Financial LLC.
“Escrow Agreement” means an Escrow Agreement substantially in the form of Exhibit F attached hereto, to be dated as of the Closing Date, by and among the Escrow Agent, the Representative and Buyer.
“Estimated Closing Cash Payment” has the meaning set forth in Section 3.03(a).
“Estimated Closing Statement” has the meaning set forth in Section 3.03(a).
“Family Member” of any natural person means such person’s spouse, parents, step-parents, step-children, mother-in-law, father-in-law, son-in-law, daughter-in-law, domestic partners, grandparents and descendants, including adoptive relationships, together with any spouse of any of the foregoing individuals.
“Federal Health Care Program” has the meaning given it in 42 U.S.C. § 1320a-7b(f).
“Fee Letters” has the meaning set forth in Section 4.06.
“Financial Statements” has the meaning set forth in Section 6.07(a).
“Financing” has the meaning set forth in Section 4.06.

“Financing Letters” has the meaning set forth in Section 4.06.
“Firm” has the meaning set forth in Section 3.03(b)(i).
“Founder Earnout Amount” means the amount of the Performance Payment (as that term is defined in the 2018 Purchase Agreement) required to be paid pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement as finally determined in accordance with the 2018 Purchase Agreement. If the Founder Earnout Amount has not been finally determined prior to the Closing, then the Founder Earnout Amount will be the maximum amount that could become payable by the Company and its Subsidiaries pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement (which amount shall be determined by the Representative in good faith). For the avoidance of doubt, if the Performance Payment has been finally determined and paid by the Company or its Subsidiaries prior to the Closing, then the Founder Earnout Amount shall be $0. In no event will the Founder Earnout Amount include any amounts that may become due and payable under Section 2.6(k) of the 2018 Purchase Agreement.
“Fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement. A claim for Fraud may only be made against the Party committing such Fraud. “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.
“Funded Debt” means, as of the time of determination, without duplication, (a) the amount of all indebtedness for borrowed money under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) of the Company or any of its Subsidiaries, (b) liabilities of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation of the Company or any of its Subsidiaries evidenced by any letters of credit or bankers’ acceptances, in each case, solely to the extent drawn upon, (d) the Founder Earnout Amount, (e) any liability or obligation of the Company or any of its Subsidiaries with respect to deferred and unpaid purchase price obligations for equity, property or other assets (including all seller notes, “earn-out” payments or similar payments, whether contingent or otherwise), solely to the extent not included in Working Capital, (f) any capitalized or lease obligation, as determined under GAAP, (g) any obligation due and owing under any interest rate swap, forward contract or other hedging arrangement, (h) an amount equal to $3,699,178.00 and any additional amounts received by the Company or any of its Subsidiaries prior to the Closing Date pursuant to Section 3719 of the CARES Act; provided, however, that if, prior to the final determination of the Closing Cash Payment pursuant to Section 3.03, it is determined by the Representative in good faith and based upon available guidance issued by the applicable Governmental Authority that the Company’s obligation to repay all or any portion of such amount will be forgiven by the U.S. Department of Health and Human Services without cash payment therefor or otherwise as an offset or recoupment to any ongoing Medicare payments then such portion shall not constitute Funded Debt, (i) any employee bonuses for employees of the Company or any of its Subsidiaries triggered by the Closing or as a result of the consummation of the Transactions, (j) the Pre-Closing Tax Liability Amount, solely to the extent not reflected on the Latest Balance Sheet, and (k) guarantees by the Company or any of its Subsidiaries of the foregoing (but only to the extent called upon or drawn); provided that Funded Debt shall not include (i) any amounts included in the Transaction Expenses Amount or Working Capital, (ii) any undrawn letters of credit or bankers acceptances or similar facilities, (iii) any liabilities or obligations related to inter-company debt between or among the Company and its Subsidiaries or (iv) any fees and expenses to the extent incurred by or at the direction of Buyer or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or any of its Affiliates in connection with the Transactions. For the avoidance of doubt, (w) the term “Funded Debt” shall not include any known or identified overpayment paid to the Company or any of its Subsidiaries from any Third Party Payor, Medicare, Medicaid or any other Federal Health Care Program, (x) the term “Funded Debt” shall include any unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs, premiums and other expenses incurred in connection with the repayment of any of the foregoing, (y) any amount of “Funded Debt” that is reduced as a result of any payment of the Cash Amount at any time after the Adjustment Time and prior to the Closing shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the

Closing Cash Payment under this Agreement, and (z) if any liabilities meet the definition of both Funded Debt and Working Capital such liability shall be included in Funded Debt for purposes of determining the Closing Cash Payment.
“Future Distribution Amount” means any amounts to be distributed to the Unitholders or Blocker Seller pursuant to the Escrow Agreement, Section 3.03(b), Section 8.08, Section 9.06 or Section 15.15.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any United States or non-United States, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Healthcare-Related Law” means (i) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the federal Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1395(y)(e) and 1395nn), (iii) statutes governing TRICARE (10 U.S.C. § 1071 et seq.), (iv) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), (v) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (vi) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), (vii) the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, including as regarding the transaction and code set standards, and the privacy, breach, and security standards set forth at 45 C.F.R. Parts 160 and 164, (viii) all applicable federal and state statutes and regulations applicable to the sale, storage, shipping, distribution or dispensing of durable medical equipment; and (ix) all other applicable quality, safety certification and accreditation standards and requirements applicable to the sale of durable medical equipment.
“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes, including with respect to any Pass-Through Income Tax Matter.
“Income Taxes” means Taxes imposed on, measured by, or determined by reference to (in whole or in part), net income.
“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to hold the Indemnity Escrow Funds.
“Indemnity Escrow Amount” means $5,000,000.00.
“Indemnity Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the Indemnity Escrow Account.
“Indemnity Matters” has the meaning set forth in Section 14.02(b)(i).
“Insurance Policies” has the meaning set forth in Section 6.16.
“Intellectual Property” means all (i) all copyrightable works, all copyrights, and all applications, registrations and renewals thereof, (ii) trade names, fictional business names, trade dress rights, registered and unregistered trademarks, service marks and logos and other proprietary indicia of goods and services, whether registered or unregistered, and including all registrations and applications therefor, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and re-examinations thereof, (iv) all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including data and related documentation), whether purchased, licensed or internally developed; and (vii) all copies and tangible embodiments of the above in whatever form or medium.
“Interim Financial Statements” has the meaning set forth in Section 6.07(a).
“Investment Agreement” has the meaning set forth in Section 4.06.
“Key Customer” has the meaning set forth in Section 6.22(a).
“Key Supplier” has the meaning set forth in Section 6.22(b).
“Latest Balance Sheet” has the meaning set forth in Section 6.07(a).
“Law” means any foreign, federal, state, local, municipal, or foreign order, constitution, law, ordinance, rule, regulation, statute or treaty, but specifically excluding any Healthcare-Related Law.
“LCP IV-A” means Linden Capital Partners IV-A LP, a Delaware limited partnership.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business.
“Letter of Transmittal” has the meaning set forth in Section 2.09(b).
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, easement or other material encumbrance, but excluding restrictions on transfer generally arising under federal and state securities Laws.
“LLC Agreement” means that Second Amended and Restated Limited Liability Company Agreement of the Company, dated February 4, 2015.
“Losses” has the meaning set forth in Section 14.02(b).
“Management Services Agreement” means that Management Services Agreement, dated as of May 31, 2018, by and between Solara Medical Supplies, LLC and Linden Manager IV LP.
“Material Adverse Effect” means any state of facts, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon the financial condition, business or operating results of the Company and its Subsidiaries taken as a whole; provided that none of the following (or the results thereof), either alone or taken together with other facts, events, effects or developments, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change or condition that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ii) any national or international political, regulatory or social conditions, including any acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof, (iii) conditions generally affecting the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions or any disruption thereof and any decline in the price of any security, commodity or market index), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (v) pandemic, epidemic or disease outbreak (including COVID-19), (vi) changes in GAAP, (vii) changes or prospective changes in Laws or the enforcement or interpretation thereof or any action required to be taken under any Law by which the Company or its Subsidiaries (or any of their respective assets or properties) is bound, (viii) (a) the taking of any action permitted or required by this Agreement or taken at the written request of Buyer or its Affiliates, (b) the failure to take any action if such action is prohibited by this Agreement, (c) Buyer’s failure to consent to any of the actions restricted in Section 7.03 or (d) the negotiation or execution of this Agreement or any other Transaction Document or announcement, pendency or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any of its or their business relations or employees, (ix) failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, guidance, milestones, revenue, earnings or performance metrics or operating statistics or the inputs into such items (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect) or (x) any action taken by Buyer or its Affiliates with respect to the Transactions, except, in the case of clauses (i) through (iv), to the extent such fact, event, effect or development has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 6.19(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Non-Party Affiliates” has the meaning set forth in Section 15.18.
“Objection Disputes” has the meaning set forth in Section 3.03(b)(i).
“Objection Statement” has the meaning set forth in Section 3.03(b)(i).
“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, any actions taken, or omitted to be taken, in good faith in light of COVID-19 and actions to respond to COVID-19 Measures).
“Overpayment Credits” means any overpayment of Taxes from a Pre-Closing Tax Period or any prepayment of Taxes in a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.
“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.
“Parent Stock Awards” has the meaning set forth in the Section 4.07(a).
“Parent Stock Options” has the meaning set forth in the Section 4.07(a).
“Partnership Tax Audit Rules” means Code Section 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws with respect to audits or assessments pursuant to which any resulting Taxes are assessed at the partnership-level absent a contrary election.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Pass-Through Income Tax Matter” means any matter relating to the determination of Income Taxes with respect to the operations of the business of the Company and its Subsidiaries if any of Unitholders (or their direct and indirect owners) would be liable as a matter of Law for such Income Taxes (e.g., the income tax liability for items of income, gain, loss, deduction and credit passed-through to owners with respect to a partnership for U.S. federal or applicable state and local income Tax purposes).
“Paying Agent” has the meaning set forth in Section 2.09(a).
“Paying Agent Agreement” has the meaning set forth in Section 2.09(a).
“Payoff Letters” has the meaning set forth in Section 3.02(b)(i).
“Permits” has the meaning set forth in Section 6.17.
“Permitted Liens” means (i) any restriction on transfer arising under applicable securities Laws, (ii) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings, (iii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iv) Liens relating to Funded Debt included in the calculation of the Closing Cash Payment pursuant to this Agreement, (v) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, none of which materially impacts the current use of the affected property, (vi) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (vii) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use and operation of such real property by the Company and its Subsidiaries, (viii) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries, taken as a whole, (ix) with respect to the Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (x) licenses to Intellectual Property granted in the ordinary course of business, and (xi) Liens set forth on Schedule 12.01(i).
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
“Plan” has the meaning set forth in Section 6.14(a).
“PPACA” has the meaning set forth in Section 6.14(f).
“Pre-Closing Reorganization” means the transactions set forth on Exhibit H.
“Pre-Closing Tax Liability Amount” means an amount equal to the Tax Liability Amount of the Company and its Subsidiaries separately calculated for (a) each jurisdiction in which the Company and its Subsidiaries are currently filing Tax Returns with respect to Taxes and (b) each jurisdiction in which the Company and its Subsidiaries commenced activities and became subject to Tax on or after January 1, 2020, and prior to the Closing Date.
“Preferred Stock” has the meaning set forth in the Section 4.07(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.
“Preferred Units” means the Class A Preferred Units and the Class B Preferred Units.
“Proceeding” means any litigation, suits, arbitration or similar proceeding.
“PT-Tax Proceeding” has the meaning set forth in Section 9.03.
“R&W Policy” means the buyer-side representations and warranties insurance policy purchased by, and issued to, Buyer by Liberty Surplus Insurance Corporation.
“Representative” has the meaning set forth in Section 15.15(a).
“Representative Holdback” means $750,000.00.
“Representative Returns” has the meaning set forth in Section 9.01(a).
“Restricted Party” has the meaning set forth in Section 8.09(a).
“Schedules” means the disclosure schedules to this Agreement.
“Securities Act” means the Securities and Exchange Act of 1933.
“Share Consideration” means 3,906,250 shares of Parent Common Stock.

“Specific Matters” has the meaning set forth in Section 14.02(b)(ii).
“Specific Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to hold the Specific Escrow Funds.
“Specific Escrow Amount” means $5,100,000.00.
“Specific Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the Specific Escrow Account.
“Splitter” has the meaning set forth in the Recitals.
“Stock Plan” has the meaning set forth in the Section 4.07(a).
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.
“Surviving Company” has the meaning set forth in Section 2.01.
“Surviving Matters” has the meaning set forth in Section 14.02(b)(ii).
“Target Working Capital” means $15,314,217.00.
“Tax Liability Amount” means, with respect to any jurisdiction, an amount equal to the liability for Taxes unpaid as of the Closing Date; provided that, for purposes of calculating any such liability for Taxes: (i) such liability for Taxes shall be calculated in accordance with the past practice (including reporting positions, elections, accounting and valuations methods, and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Taxes; (ii) all Transaction Tax Deductions shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success-based fees”; (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Parent, Buyer or any of their respective Affiliates or any other transactions entered into by or at the direction of Parent, Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby shall not be taken into account; (iv) any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing shall be excluded; (v) any liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent Taxes or with respect to uncertain Tax positions shall be excluded; (vi) any election made after the Closing Date that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period (other than any election actually made on any such Tax Return that is recurring in nature and was consistently made by the Company on Tax Returns filed prior to the Closing Date) shall be excluded; (vii) all deferred Tax liabilities established or required to be established for GAAP purposes shall be excluded; (viii) the amount of accruals for Taxes for the portion of any Straddle Period that is a Pre-Closing Tax Period shall be consistent with Section 9.07; and (ix) any Taxes arising from or attributable to any election made by Buyer or any of its Affiliates under Section 338(g) of the Code shall be excluded.
“Tax Return” means any return, claim for refund, election, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.
“Taxes” means all federal, provincial, territorial, state, municipal, local, U.S., non-U.S. or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions, fines or penalties.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.
“Termination Fee” has the meaning set forth in Section 13.02(a).
“Transaction Consideration” means the sum of the Estimated Closing Cash Payment, plus the Share Consideration, plus the aggregate of all Future Distribution Amounts.
“Third Party Payor” means a private reimbursement program including any private commercial insurance carrier, plan or similar company or organization that provides health insurance coverage, managed care or preferred provider organization or network, self-funded health insurance plan as established under ERISA, or private or workers’ compensation insurance program under which the Company has received payment other than the Plans.
“Transaction Documents” has the meaning set forth in Section 15.02.
“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiaries as of the Adjustment Time, the amount of (i) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions (but excluding any such fees costs and expenses incurred by the Company or its Subsidiaries at the direction or request of Buyer or any of its Affiliates), (ii) 100% of all costs and expenses of the Tail Policy, (iii) all bonus, incentive and similar change in control or retention payments payable to employees, officers or directors of the Company and its Subsidiaries that, in each case, become payable solely as a result of the consummation of the Transactions, together with the employer’s share of any payroll Taxes thereof and (iv) 50% of all costs and expenses of the Paying Agent and the Escrow Agent.
“Transaction Expenses Amount” means the aggregate amount of all Transaction Expenses that have not been paid prior to the Closing Date.
[***]
“Transaction Tax Deductions” means any deductions that would result from or be attributable to the Transactions (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction-related fees, costs or expenses and/or bonuses (or similar amounts), and the payment of Funded Debt that is outstanding as of immediately prior to the Closing or the Transaction Expenses) and, for such purpose, the Parties agree to apply the seventy percent safe-harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such Revenue Procedure.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Blocker Purchase and the Merger.
“Transfer Taxes” has the meaning set forth in Section 8.05.
“Union” has the meaning set forth in Section 6.13(e).
“Unitholder” means each holder of record of Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units or Class Z Common Units.
“Unitholder Consent” has the meaning set forth in the Recitals.
“Unitholder Percentage” means, with respect to each Unitholder or Blocker Seller, a percentage equal to the aggregate dollar amount of Transaction Consideration actually received by such Unitholder or Blocker Seller, divided by the aggregate amount of Transaction Consideration.

“Unvested Common Unit” means a Common Unit that is not a Vested Common Units.
“Vested Common Unit” means a Common Unit that, as of the Effective Time, is not subject to vesting or has vested in accordance with the terms of the agreement pursuant to which such Common Unit was granted to the holder thereof.
“Working Capital” means, as of the Adjustment Time, (a) the current assets of the Company and its Subsidiaries set forth on Exhibit G attached hereto, minus (b) the current liabilities of the Company and its Subsidiaries set forth on Exhibit G attached hereto, in each case, calculated on a consolidated basis, after eliminating any intercompany amounts; provided that (i) Working Capital shall exclude the Cash Amount, any Funded Debt, any Transaction Expenses, any current or deferred Tax assets or current or deferred Tax liabilities and shall include the adjustments under the heading “Net Working Capital Adjustments” on Exhibit G, (ii) Working Capital shall be calculated in accordance with the Accounting Principles, and (iii) Working Capital shall (x) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions; and (y) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing.
“Working Capital Deficit” means the amount (if any) by which Working Capital is less than Target Working Capital.
“Working Capital Surplus” means the amount (if any) by which Working Capital is greater than Target Working Capital.
“Year-End Financial Statements” has the meaning set forth in Section 6.07(a).
12.02   Other Definitional Provisions.
(a)   All terms defined in this Agreement shall have such defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires or as otherwise indicated therein.
(b)   Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)   All references to “$” in this Agreement shall be deemed references to United States dollars.
(d)   Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
ARTICLE XIII
TERMINATION
13.01   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual written consent of Buyer, Parent and the Company;
(b)   by Buyer or Parent, if:
(i)   there has been a material breach by the Company or Blocker Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article X and (A) Buyer has provided written notice to the Company and the Representative of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(b)(i); and (B) the Company or Blocker Seller, as applicable, has not cured such material breach within twenty Business Days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer and Parent shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(i) if there has been a material breach by Buyer, Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Article XI; or

(ii)   the Transactions have not been consummated by the End Date; provided, however, that Buyer and Parent shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(ii) if Buyer’s, Parent’s or Merger Sub’s breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions; provided, further, that the Company may extend the End Date up to an additional 30 days to the extent necessary to satisfy the condition set forth in Section 10.05 so long as the other conditions in Article X have been satisfied (other than those conditions that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing);
(c)   by the Company, if:
(i)   there has been a material breach by Buyer, Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article XI and (A) the Company has provided written notice to Buyer of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(c)(i); and (B) Buyer, Parent or Merger Sub, as applicable, has not cured such material breach within twenty Business Days (or by the End Date, if sooner) after receiving written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(i) if there has been a material breach by the Company or Blocker Seller that has prevented or would prevent satisfaction of any condition set forth in Article X;
(ii)   (A) all the conditions set forth in Article X (other than those conditions (1) the failure of which to be satisfied is caused by a breach by Buyer, Parent or Merger Sub of their respective obligations under this Agreement or (2) that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing) have been satisfied or waived, (B) the Company has delivered a written notice (a “Closing Failure Notice”) to Buyer confirming that (x) all the conditions set forth in Article XI (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) have been satisfied or that the Company is willing to waive any such conditions that remain unsatisfied, and (y) the Company and Blocker Seller are each ready, willing and able to perform their respective obligations to effect the Closing on such date of notice if the Buyer Parties and Merger Sub perform their respective obligations hereunder to consummate the Closing, and (C) the Buyer Parties and Merger Sub fail to consummate the Closing within three Business Days following the date of the delivery of the Closing Failure Notice; or
(iii)   the Transactions have not been consummated by the End Date; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(iii) if the Company’s or Blocker Seller’s breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions; or
(d)   by either Buyer or the Company, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the Transactions, which injunction, judgment, order or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 13.01(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, order or ruling.
13.02   Termination Fee.
(a)   If (i) the Company terminates this Agreement pursuant to Section 13.01(c)(i) or Section 13.01(c)(ii) or (ii) Buyer or Parent terminates this Agreement at a time when the Company could have terminated this Agreement pursuant to Section 13.01(c)(i) or Section 13.01(c)(ii), then the Buyer Parties shall pay to the Representative (for further distribution to Blocker Seller and/or the Unitholders) a cash payment of $30,000,000.00 (the “Termination Fee”), it being understood that in no event shall the Buyer Parties be required to pay the Termination Fee on more than one occasion. Each of the Parties agree that (x) the Termination Fee constitutes liquidated damages and is not a penalty, (y) the liabilities and damages that may be incurred or suffered by the Company, Blocker Seller or Unitholders in circumstances where the Termination Fee is payable are impossible or very difficult to accurately estimate, and (z) the Termination Fee is a reasonable estimate of the anticipated or actual harm that might be suffered by the Company, Blocker Seller or Unitholders in these circumstances. The Termination Fee shall be payable in immediately available funds by wire transfer no later than two Business Days after such termination.
(b)   Notwithstanding anything to the contrary in this Agreement, (i) the Representative’s right to receive payment of the Termination Fee pursuant to this Section 13.02 and any expenses that may become payable under Section 15.20 shall be the sole and exclusive remedy of the Company, Blocker Seller or Unitholders or any of their respective Affiliates against the Buyer Parties, Merger Sub or any of their Affiliates or any of their respective stockholders, partners, or members or any Debt Financing Source for any and all losses that may be suffered based upon, resulting from or arising out of the termination of this Agreement in accordance with the first sentence of Section 13.02(a), and (ii) upon payment in full of the Termination Fee and any expenses that may become payable under Section 15.20 to the Representative, none of the Buyer Parties, Merger Sub or any of their Affiliates or any of their respective stockholders, partners, or members or any Debt Financing Source shall have any further liability or obligation relating to or arising out of Buyer’s, Parent’s or Merger Sub’s failure to consummate the Transactions; provided that nothing in this Section 13.02(b) shall limit the right of the Company, its Subsidiaries and their respective Affiliates (x) to bring or maintain any Action for injunction, specific performance or other equitable relief as provided in Section 15.10 prior to the termination of this Agreement or (y) to bring or maintain any Action proceeding against the Buyer Parties arising out of or in connection with any breach of the Confidentiality Agreement. In no event shall this Section 13.02 be construed to mean that receipt of the Financing is a condition to the Buyer Parties’ or Merger Sub’s obligations hereunder.
(c)   Each of the Parties acknowledges that the agreements contained in this Section 13.02 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement.
13.03   Effect of Termination.   If any Party validly terminates this Agreement pursuant to Section 13.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that the provisions of this Article XIII and Article XV (other than Section 15.10) and the Confidentiality Agreement shall survive the termination of this Agreement; provided that, except as set forth in Section 13.02(b), no termination of this Agreement shall in any way limit any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of such non-breaching Party to seek all other remedies available to it at law or equity; provided, further, that a failure of Parent, Buyer or Merger Sub to consummate the Transactions at a time when all of the conditions to closing set forth in Article X have been satisfied or waived shall be deemed to be an willful and intentional breach of this Agreement.
ARTICLE XIV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
14.01   Survival.   Each of the representations and warranties (other than the representations and warranties set forth in Sections 4.12, 5.11 and 6.27, which shall survive the Closing indefinitely), and each of the covenants and agreements that contemplate or require performance prior to the Closing, in each case, set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder, shall terminate at and as of the Closing. Without limiting the foregoing, except as set forth in Section 14.02, the sole and exclusive recourse of Parent, Buyer, Merger Sub and their Affiliates for any breach of any such representations and warranties shall be against the R&W Policy. Each covenant and agreement set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder that contemplates or requires performance at or after the Closing shall expressly survive the

Closing in accordance with its terms until fully performed or satisfied or, if no performance is specified, indefinitely (with the parties hereto agreeing to contractually lengthen any applicable statutes of limitation).
14.02   Indemnification.
(a)   Survival.   Notwithstanding anything in this Agreement to the contrary, the Indemnity Matters shall survive the Closing and shall remain in full force and effect until the date that is the eighteen month anniversary of the Closing Date and the Specific Matters shall survive the Closing and shall remain in full force and effect until the date that is the twelve month anniversary of the Closing Date (as applicable, the “Expiration Date”), at which time the Indemnity Matters and the Specific Matters, as applicable, shall expire. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from Buyer or Parent to the Representative prior to the applicable Expiration Date shall not thereafter be barred by the expiration of the Surviving Matter and such claims shall survive until finally resolved.
(b)   Indemnification.   Subject to the other terms and conditions of this Article XIV, and solely from amounts in the Indemnity Escrow Account or the Specific Escrow Account, the Buyer Parties and Surviving Company shall be indemnified against, and shall be held harmless from and against, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (but excluding consequential, exemplary and punitive damages) (collectively, “Losses”) incurred or sustained by, or imposed upon, Buyer, Parent or the Surviving Company based upon, arising out of, with respect to or by reason of (i) any of the matters identified on Exhibit L (collectively, the “Indemnity Matters”); and (ii) any of the matters identified on Exhibit M (collectively, the “Specific Matters” and, together with the Indemnity Matters, collectively, the “Surviving Matters”).
(c)   Certain Limitations.   The indemnification provided for in Section 14.02(b) shall be subject to the following limitations and any limitations set forth on Exhibit M:
(i)   Buyer, Parent and Surviving Company acknowledge and agree that Buyer, Parent and Surviving Company shall first recover any Losses with respect to the Surviving Matters from the R&W Policy and the Alternative Arrangements (if the policy provides coverage for such a claim) then, only to the extent that the amount of such Losses has not been satisfied by recovery under the R&W Policy and the Alternative Arrangements, directly from amounts in the Indemnity Escrow Account (in the case of the Indemnity Matters) or the Specific Escrow Account (in the case of the Specific Matters). In no event may Buyer, Parent or Surviving Company actually recover amounts from the Indemnity Escrow Account or the Specific Escrow Account, as applicable, the R&W Policy and any other third party in an aggregate amount in excess of its Losses with respect to such claim, and in the event that Buyer, Parent or Surviving Company has actually recovered amounts in excess of its Losses for a claim, any such excess recovery shall be promptly, and in any event within 30 days after such payment is received, paid over to the Representative (to the extent such amount has been paid out of the Indemnity Escrow Account or the Specific Escrow Account). The Buyer Parties and Surviving Company further acknowledge and agree that the provisions of this Section 14.02(c) shall apply regardless of whether (a) Buyer, Parent or Surviving Company obtains at or following the Closing or maintains following the Closing the R&W Policy or (b) the R&W Policy is revoked, cancelled or modified in any manner after issuance through no fault of, or contribution by the Representative. With respect to any Losses for which the Buyer Parties or Surviving Company is entitled to indemnification under Section 14.02(b), the Buyer Parties and Surviving Company shall (and, if applicable, shall cause its Affiliates to) use reasonable best efforts to seek recovery for Losses under the R&W Policy and any other insurance policy for any Losses covered by such policy (“Alternative Arrangements”) with respect to such Loss; provided, however, that Buyer, Parent and their Affiliates shall have no obligation to initiate any litigation or arbitration in connection with seeking such recovery. The amount of any Losses for which the Buyer Parties or Surviving Company is entitled to indemnification under Section 14.02(b) shall be net of any amounts actually received under the Alternative Arrangements. Buyer, Parent and Surviving Company acknowledge and agree that in the event a claim under the R&W Policy with respect to the Surviving Matters is denied and Buyer’s, Parent’s or Surviving

Company’s grossly negligent actions (or inaction) is the primary cause of such denial, Buyer, Parent and Surviving Company shall not be entitled to indemnity pursuant to this Agreement to the extent Blocker Seller and the Designated Unitholders are prejudiced thereby.
(ii)   The aggregate amount of Losses that the Buyer Parties and the Surviving Company shall be entitled to be indemnified with respect to under Section 14.02(b)(i) shall not exceed the amount in the Indemnity Escrow Account. The aggregate amount of Losses that the Buyer Parties and the Surviving Company shall be entitled to be indemnified with respect to under Section 14.02(b)(ii) shall not exceed the amount in the Specific Escrow Account. Notwithstanding anything in this Agreement to the contrary, (x) the sole and exclusive source of recovery for any claim for indemnification pursuant to Section 14.02(b)(i) shall be the amounts remaining in then Indemnity Escrow Account from time to time, (y) the sole and exclusive source of recovery for any claim for indemnification pursuant to Section 14.02(b)(ii) shall be the amounts remaining in the Specific Escrow Account from time to time and (z) with respect any claim for indemnification pursuant to Section 14.02(b), there shall be no recovery against or from any of the Designated Unitholders, Blocker Seller or any other Person directly.
(iii)   Blocker Seller and Unitholders acknowledge and agree that the denial of any claim by the Buyer Parties under the R&W Policy shall not be construed as, or used as evidence that, the Buyer Parties or Surviving Company is not entitled to indemnification under this Article XIV.
(iv)   The amount of any Losses subject to indemnification under this Article XIV shall be calculated net of any Tax Benefit inuring to the Buyer Parties, the Surviving Company or any of their Affiliates on account of such Losses. If a Tax Benefit is realized by the Buyer Parties, the Surviving Company or any of their Affiliates after an indemnification payment is made to it, then the Buyer Parties shall promptly pay to the Representative (on behalf of Blocker Seller and the Designated Unitholders) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized. For purposes hereof, “Tax Benefit” shall mean any cash refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid in cash.
(d)   Indemnification Procedures.
(i)   Control of Surviving Matters.   The Representative shall have the right to participate in, and by giving written notice to Buyer (1) within 90 days of the Closing Date or (2) at any time that the Representative determines in good faith that the Buyer has failed or is failing to defend any Surviving Matter, to assume control of the defense of any Surviving Matter at the Representative’s expense and by the Representative’s own counsel, and the Buyer Parties and the Surviving Company shall cooperate in good faith in such defense; provided, that the Representative shall not have the right to assume control of the defense of any such Surviving Matter that seeks an injunction or other equitable relief against the Representative. In the event that the Representative assumes the defense of any Surviving Matter, subject to Section 14.02(d)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Surviving Matter in the name and on behalf of the Buyer Parties and the Surviving Company. In the event that the Representative assumes the defense of any Surviving Matter, the Buyer Parties shall have the right to participate in the defense of such Surviving Matter with counsel selected by it that is reasonably acceptable to the Representative, subject to the Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be borne by the Buyer Parties or Surviving Company, provided, that if in the reasonable opinion of counsel to the Buyer Parties or Surviving Company, (A) there are legal defenses available to the Buyer Parties or Surviving Company that are materially different from or additional to those available to the Representative; or (B) there exists a material conflict of interest between the Representative and the Buyer Parties or Surviving Company that cannot be waived, the Representative shall be liable for the reasonable fees and expenses of one counsel to the Buyer Parties or Surviving Company in each jurisdiction for which the Buyer Parties or Surviving Company reasonably determines counsel is required. The party controlling such defense of any Surviving Matter shall keep the other party reasonably apprised of the status of, and any material developments with respect to, such Surviving Matter. If the Representative elects not to assume control of the defense of any Surviving Matter, fails to notify Buyer, Parent or Surviving Company in writing of its election to defend as provided in this Agreement within 90 days of the Closing Date, or fails to diligently prosecute the defense of any Surviving Matter, Buyer, Parent or Surviving Company may, subject to Section 14.02(d)(ii), assume control of the defense of such Surviving Matter and, subject to the other limitations in this Agreement, seek indemnification for any and all Losses based upon, arising from or relating to such Surviving Matter. If the Representative does not assume the defense of any Surviving Matter, then the Buyer Parties and the Surviving Company shall engage (i) the legal counsel that was engaged by the Company prior to the Closing with respect to such Surviving Matter or (ii) any other counsel that is reasonably acceptable to the Representative. The rights under this Section 14.02(d)(i) to participate in and/or control the defense or settlement of any Surviving Matter shall be exercised on behalf of Blocker Seller and the Unitholders only by the Representative.
(ii)   Cooperation.   The Representative, on the one hand, and the Buyer Parties and Surviving Company, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Surviving Matter, including making available records relating to such Surviving Matter and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Surviving Matter. The Parties will use their reasonable best efforts to resolve the Surviving Matters as promptly as practicable.
(iii)   Settlement of Surviving Matters.   Notwithstanding any other provision of this Agreement, the Representative shall not enter into settlement of any Surviving Matter without the prior written consent of Buyer, Parent or Surviving Company, as applicable, except as provided in this Section 14.02(d)(iii). If a firm offer is made to settle a Surviving Matter without leading to liability or the creation of a financial or other obligation on the part of the Buyer Parties or Surviving Company and provides for the unconditional release of each of the Buyer Parties from all liabilities and obligations in connection with such Surviving Matter and the Representative desires to accept and agree to such offer, the Representative shall give written notice to that effect to the Buyer. If the Buyer fails to consent to such firm offer within ten days after its receipt of such notice, the Buyer Parties or Surviving Company may continue to contest or defend such Surviving Matter and in such event, the maximum liability of the Representative as to such Surviving Matter shall not exceed the amount of such settlement offer. If the Buyer Parties or Surviving Company, as applicable, fails to consent to such firm offer and also fails to assume defense of such Surviving Matter, the Representative may settle the Surviving Matter upon the terms set forth in such firm offer to settle such Surviving Matter. If Buyer, Parent or Surviving Company, as applicable, has assumed or otherwise controls the defense of such Surviving Matter, it shall not agree to any settlement without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).
14.03   Release of Indemnity Escrow Account.   On the date that is the eighteen month anniversary of the Closing Date, Buyer and the Representative shall cause the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) the then-remaining amounts held by the Escrow Agent in the Indemnity Escrow Account in excess of the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made pursuant to the terms of this Agreement and the Escrow Agreement; provided, that following the resolution of any such claim for indemnification, Buyer and the Representative shall promptly and jointly instruct the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) any amounts that would otherwise have been released by the Escrow Agent to the Representative pursuant to this Section 14.03 and which were retained in the Indemnity Escrow Account pending resolution of such claim (other than amounts to be paid to the in satisfaction of the now resolved claim for indemnification).
14.04   Release of Specific Escrow Account.   On the date that is the twelve month anniversary of the Closing Date, Buyer and the Representative shall cause the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the

Designated Unitholders) the then-remaining amounts held by the Escrow Agent in the Specific Escrow Account in excess of the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made pursuant to the terms of this Agreement and the Escrow Agreement; provided, that following the resolution of any such claim for indemnification, Buyer and the Representative shall promptly and jointly instruct the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) any amounts that would otherwise have been released by the Escrow Agent to the Representative pursuant to this Section 14.04 and which were retained in the Specific Escrow Account pending resolution of such claim (other than amounts to be paid to the in satisfaction of the now resolved claim for indemnification).
14.05   Exclusive Remedy.   Each of the Parties acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article XIV shall be the sole and exclusive remedy of the Buyer Parties, Merger Sub, the Surviving Company and their respective Affiliates with respect to the transactions contemplated by this Agreement and all other documents or agreements contemplated hereby (except for (i) disputes under Section 3.03, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 3.03, (ii) the Letters of Transmittal and (iii) claims against any Party for Fraud committed by such Party), provided that nothing herein shall prevent a party from seeking or obtaining an injunction or other equitable remedy in accordance with Section 15.10. The Parties agree that the limits imposed on each Party’s remedies with respect to this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Blocker Seller and the Unitholders hereunder.
ARTICLE XV
GENERAL PROVISIONS
15.01   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Parent, Buyer, the Representative, Blocker Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:
(a)   if to Buyer, Parent, Merger Sub and/or the Surviving Company (after the Effective Time) to:
AdaptHealth LLC
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
Attention: Luke McGee and Chris Joyce
Email: lmcgree@adapthealth.com and cjoyce@adapthealth.com
with a copy (which notice shall not constitute notice) to:
Polsinelli PC
555 Fayetteville Street, Suite 720
Raleigh, NC 27601
Attention: Barry Alexander
Email: barry.alexander@polsinelli.com
(b)   if to the Company (prior to the Effective Time) to:
Solara Holdings, LLC
c/o Linden Capital Partners
150 North Riverside Plaza, Suite 5100
Chicago, IL 60606
Attention: Brian Miller and Michael Bernard
Email: bmiller@lindenllc.com and mbernard@lindenllc.com

with a copy (which notice shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Robert A. Wilson, P.C. and Daniel A. Guerin, P.C.
Email: robert.wilson@kirkland.com and daniel.guerin@kirkland.com
(c)   if to Blocker Seller or Representative to:
LCP Solara Blocker Seller, LLC
c/o Linden Capital Partners
150 North Riverside Plaza, Suite 5100
Chicago, IL 60606
Attention: Brian Miller and Michael Bernard
Email: bmiller@lindenllc.com and mbernard@lindenllc.com
with a copy (which notice shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Robert A. Wilson, P.C. and Daniel A. Guerin, P.C.
Email: robert.wilson@kirkland.com and daniel.guerin@kirkland.com
15.02   Entire Agreement.   This Agreement (including the Exhibits and Schedules attached hereto), the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Letters of Transmittal, and the certificates of the Parties delivered pursuant to Section 3.02 (collectively, the “Transaction Documents”) contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Exhibits and Schedules constitute a part hereof as though set forth in full above.
15.03   Expenses.   Except as otherwise provided herein, each Party shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement, except that Buyer will pay all costs of obtaining the R&W Policy, including all premiums, underwriting fees and related brokers fees.
15.04   Amendment; Waiver.   Except as otherwise provided in Section 15.21, this Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by Buyer and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other Transaction Document shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
15.05   Binding Effect; Assignment.   The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder, except that (a) the former and current officers, directors, employees and agents of Blocker, the Company and its Subsidiaries are express third party beneficiaries of Section 8.02, (b) Non-Party Affiliates are expressly intended as third-party beneficiaries of Section 15.18 and (c) the Debt Financing Sources are expressly intended as third-party beneficiaries of Sections 13.02(b), 15.04, 15.05, 15.08 and 15.21. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties. Buyer and Merger Sub may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to Buyer.

15.06   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, including by electronic mail transmission of a “.pdf” or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.
15.07   Interpretation; Schedules.   When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender. The word “or” shall not be exclusive. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section. References to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated, and any description of any Contract, plan, instrument, document or other item set forth on a Schedule is a summary only and is qualified in its entirety by the terms of such Contract, plan, instrument, document or other item. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise, and permitted assigns. Any information set forth in one section of the Schedules will be deemed to apply to other sections of the Schedules to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items not included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or that the amounts, or higher or lower amounts, or the items so included, or other items not included, are within or outside the ordinary course of business. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
15.08   Governing Law; Interpretation.   Except as otherwise provided in Section 15.21, this Agreement shall be interpreted and construed in accordance with the internal laws of the State of Delaware. Any and all claims, controversies, causes of action and Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
15.09   Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Any Proceeding against Parent, Buyer, Merger Sub, the Company, any of the Unitholders, Blocker Seller, the Surviving Company or the Representative arising out of, relating to, or with respect to, this Agreement or the Transactions shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any Designated Court and hereby further irrevocably waives any claim that any such Proceeding brought in the Designated Courts has been brought in an inconvenient forum. Each Party agrees that service of any process, summons, notice or document sent in accordance with Section 15.01 shall be effective service of process in any such Proceeding.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 15.09(b). EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
15.10   Specific Performance.
(a)   Each of the Parties agrees that irreparable harm would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other judgment. Notwithstanding the foregoing to the contrary, Buyer’s payment of the Termination Fee in accordance with the terms of Section 13.02 and reimbursement of expenses in accordance with Section 15.20 is Buyer’s sole liability and the exclusive remedy for the Company, Blocker Seller and the Unitholders for termination by the Company in accordance with the first sentence of Section 13.02(a).
(b)   Notwithstanding anything in Section 15.10(a) to the contrary, in the event that (i) all of the conditions set forth in Article X (other than those conditions that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing) have been satisfied or waived by Buyer, (ii) the Company has delivered to Parent or Buyer a Closing Failure Notice, (iii) the Equity Financing has been funded or will be funded subject to the Closing, and (iv) the Debt Financing has been funded or will be funded subject to the Closing, then the Company shall be entitled to specific performance of Parent’s, Buyer’s and Merger Sub’s obligations to consummate the Closing. The Company and the Representative may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) this Section 15.10 and the payment of the Termination Fee pursuant to Section 13.02; provided that, under no circumstances will the Company, the Representative or their respective Affiliates be entitled to receive both (x) a grant of specific performance of Parent’s, Buyer’s and Merger Sub’s obligation to consummate the Closing and (y) payment of the Termination Fee.
15.11   Arm’s Length Negotiations; Drafting.   Each Party expressly represents and warrants to the other Parties that before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such Party has relied solely and completely upon its own judgment in executing this Agreement and such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
15.12   Time.   With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
15.13   Made Available.   The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the virtual data room maintained by the Company or its representatives or delivered to Buyer or its accountants, attorneys or other agents.
15.14   Confidentiality; Publicity.   No press release or public announcement related to this Agreement or the Transactions or, prior to the Closing, any other announcement or communication (other than by the Company or its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or its Subsidiaries shall be issued or made without the joint approval of Buyer and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided that Blocker Seller and its respective Affiliates shall be entitled to communicate with their respective investors relating to this Agreement and the Transactions; provided further no Party shall be required to mention or otherwise use the name of another Party or its Affiliates (other than the Company or its Subsidiaries) in such press release or public announcement and such omission shall not be used as a basis for withholding approval of such press release or public announcement.
15.15   Designation of the Representative.
(a)   Designation.   Blocker Seller is hereby designated to serve as the representative of the Unitholders and Blocker Seller (in its capacity as such, the “Representative”) with respect to the matters expressly set forth in this Agreement and the other Transaction Documents to be performed by the Representative.
(b)   Authority.   By executing a Letter of Transmittal (or, in the case of Blocker Seller, this Agreement), each Unitholder and Blocker Seller hereby irrevocably appoints the Representative as such Person’s agent, proxy and attorney-in-fact for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf) (i) to consummate the Transactions, (ii) to pay expenses incurred by such Person or the Representative in connection with the Transactions, including the negotiation and performance of the Transaction Documents (whether incurred on or after the date hereof), (iii) to calculate any amounts payable to such Person pursuant to any Transaction Document, (iv) to execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the Transactions, all of which shall have the effect of binding such Person as if such Person had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver to any Transaction Document, (viii) to take all other actions to be taken by or on behalf of such Person in connection with the Transactions, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the Transactions and (x) to do each and every act and exercise any and all rights which such Person is permitted or required to do or exercise under the Transaction Documents. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Person. If, after the execution of this Agreement, any Unitholder or Blocker Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Unitholders and Blocker Seller, and none of Blocker Seller or any Unitholder shall have the right to object, dissent, protest or otherwise contest the same.
(c)   Representative Holdback.   The Representative Holdback shall be withheld and paid directly to an account maintained by the Representative as a fund for the fees and expenses of the Representative incurred in its capacity as such, with any balance of the Representative Holdback not utilized for such purposes to be returned to Blocker Seller and the Unitholders in accordance with their Unitholder Percentages. In the event that the Representative Holdback is insufficient to satisfy the fees and expenses of the Representative incurred in its capacity as such, the Representative shall be entitled to recover any such expenses from any portion of the Adjustment Escrow Funds, the Indemnity Escrow Funds and the Specific Escrow Funds to be distributed to Blocker Seller and the Unitholders. The Representative shall also be entitled to recover any remaining expenses directly from Blocker Seller and the Unitholders, and the Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.
(d)   Authority; Indemnification.   Parent and Buyer shall be entitled to rely on any action taken by the Representative, pursuant to Section 15.15(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on Blocker Seller and each Unitholder as fully as if such Person had taken such Authorized Action. Parent and Buyer each agree that the Representative, as the Representative, shall have no liability to Parent or Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Blocker Seller and each Unitholder severally in accordance to its Unitholder Percentage, and not jointly or jointly and severally, will indemnify, reimburse and hold harmless the Representative against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any Proceeding to which the Representative is made a party by reason of the fact that the Representative is or was acting as the Representative pursuant to the terms of this Agreement.
(e)   Duties of the Representative.   The Representative shall have only the duties expressly stated in the Transaction Documents, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of Blocker Seller, any Unitholder or any other Person. The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company or any other Person. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.
(f)   Exculpation.   The Representative shall not be liable to Blocker Seller or any Unitholder for any action taken or omitted by it or any agent employed by it under any Transaction Document, except to the extent that such action or omission is found by a final order of a court of competent jurisdiction to have constituted actual fraud. The Representative shall not be liable to Blocker Seller or any Unitholder for any apportionment or distribution of the Transaction Consideration except to the extent that such apportionment or distribution is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Neither the Representative nor any agent employed by it shall incur any liability to Blocker Seller or any Unitholder relating to the performance of its other duties hereunder, except to the extent that the Representative is found by a final order of a court of competent jurisdiction to have committed actual fraud in connection therewith.
15.16   Acknowledgements.   The Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledge and agree that: (a) the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V constitute the sole and exclusive representations and warranties made to the Buyer Parties and their respective Affiliates or any other Person with respect to the Company and its Subsidiaries, the Unitholders, Blocker Seller, Blocker and their respective Affiliates in connection with the Transactions; (b) except for the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V, none of the Company or its Subsidiaries, the Unitholders, Blocker Seller, Blocker, any their respective Affiliates, nor any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company and its Subsidiaries, the Unitholders, Blocker Seller, Blocker and their respective Affiliates in connection with the Transactions and that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company and its Subsidiaries, the Unitholders, Blocker, Blocker Seller and their respective Affiliates and shall not form the basis of any claim against Company and its Subsidiaries, the Unitholders, Blocker, Blocker Seller, any of their respective Affiliates or any other Person; and (c) in connection with the Transactions, the Buyer Parties and their respective Affiliates are relying solely upon the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V and are not relying, and have not relied, upon any information (including the completeness or accuracy thereof) other than the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to Parent, Buyer, their respective Affiliates or representatives or Parent’s or Buyer’s lenders or other financing sources or their respective Affiliates or representatives, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of the Company and its Subsidiaries or Blocker or their respective Affiliates or representatives and whether delivered to or made available prior to or after the date hereof. In furtherance of the foregoing, the Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledge that the Buyer Parties and their respective Affiliates have conducted, to their satisfaction, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of Blocker and the Company and its Subsidiaries prior to making their determination to proceed with the Transactions and have completed such investigations of Blocker and the Company and its Subsidiaries as they deem necessary and appropriate, and have received all of the information that they have requested from the Company and its Subsidiaries and Blocker in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. In connection with Parent’s, Buyer’s and their respective Affiliates’ investigation of Blocker and the Company and its Subsidiaries, the Buyer Parties and their respective Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. The Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer Parties and their respective Affiliates are familiar with such uncertainties and that the Buyer Parties and their respective Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.
15.17   Company Representation.   Parent and Buyer, for themselves and on behalf of their respective Subsidiaries (including Merger Sub) and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agree that, in the event that a dispute arises after the Closing between Parent, Buyer, Blocker, the Surviving Company and/or its Subsidiaries, on the one hand, and the Representative, Blocker Seller or any Unitholder, on the other hand, Kirkland & Ellis LLP may represent the Representative, Blocker Seller or such Unitholder in such dispute, even though the interests of the Representative, Blocker Seller or such Unitholder may be directly adverse to Parent, Buyer, Blocker, the Surviving Company and/or its Subsidiaries and even though Kirkland & Ellis LLP may have represented Blocker, the Company and/or its Subsidiaries in a matter substantially related to such dispute. Parent, Buyer and Merger Sub further agree that, as to all communications among Kirkland & Ellis LLP, the Representative, the Company, and of its Subsidiaries and any of their respective Affiliates that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Representative and shall not pass to or be claimed by Parent, Buyer, Blocker, the Surviving Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Buyer, Blocker, the Surviving Company or any of their Subsidiaries and a third party (other than a party to any Transaction Document or any Affiliate of any such party) after the Closing, Blocker, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither Blocker nor the Surviving Company or its Subsidiaries may waive such privilege without the prior written consent of the

Representative. In addition, all of the client files and records in the possession of Kirkland & Ellis LLP related to the Transactions will be property of (and be controlled by) the Representative and neither Blocker nor the Surviving Company or any of its Subsidiaries shall be entitled to retain copies of, or have access to, any such records.
15.18   Non-Recourse Parties.   All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto, as applicable. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, Debt Financing Source, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 15.18.
15.19   Guaranty of Obligations of Buyer.   Parent hereby irrevocably and unconditionally guarantees the full and complete performance of all obligations (including all performance and payment obligations) of Buyer under this Agreement and the other Transaction Documents, and acknowledges that a breach of this Agreement or any Transaction Document by Buyer shall be deemed to be a breach of this Agreement or such Transaction Document by Parent. Parent agrees to (a) take all actions necessary to cause Buyer to perform all of its obligations, covenants and agreements under this Agreement and the other Transaction Documents and (b) not circumvent the provisions of this Agreement by disposing of, or otherwise transferring, all or any portion of its equity interests in Buyer.
15.20   Prevailing Party.   Other than with respect to disputes arising pursuant to Section 3.03, in any dispute arising out of or related to this Agreement, any of the Exhibits or Schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the Exhibits or Schedules hereto, any agreement, document, instrument or certificate contemplated hereby or any transactions contemplated hereby or thereby, and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the Exhibits or Schedules hereto, any agreement, document, instrument or certificate contemplated hereby or any transaction contemplated hereby or thereby.
15.21   Debt Financing Arrangements.   Notwithstanding anything to the contrary contained in this Agreement: (a) each of Blocker Seller, Representative and the Company agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person that has committed or subsequently commits to provide or otherwise enters into any agreements in connection with providing debt financing to the Buyer Parties, Merger Sub or any of their respective Affiliates (the “Debt Financing Sources,” which defined term for the purposes of this provision shall include their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such debt financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) each of the Parties hereto agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of law of another jurisdiction; and (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, ANY RELATED FEE LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING CONTEMPLATED THEREBY. Notwithstanding anything to the contrary contained in this Agreement, (i) Blocker Seller, Representative and the Company and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to Blocker Seller, Representative, the Company or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 15.21 and Sections 13.02(b), 15.04, 15.05, 15.08 and 15.18 to the same extent as if the Debt Financing Sources were parties to this Agreement. This Section 15.21 and Sections 13.02(b), 15.04, 15.05, 15.08 and 15.18 (and any related definitions) may not be amended, modified or supplemented, or any of its provisions waived, in each case, in a manner that is materially adverse to the Debt Financing Sources, without the written consent of the Debt Financing Sources.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
BUYER:
ADAPTHEALTH LLC
By: /s/ Luke McGee Name: Luke McGee Title: Chief Executive Officer
PARENT:
ADAPTHEALTH CORP.
By: /s/ Luke McGee Name: Luke McGee Title: Chief Executive Officer
MERGER SUB:
ELEANOR MERGER SUB, LLC
By: /s/ Luke McGee Name: Luke McGee Title: Chief Executive Officer
Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

COMPANY:
SOLARA HOLDINGS, LLC
By: /s/ Stephen Foreman Name: Stephen Foreman Title: Chief Executive Officer
Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

BLOCKER SELLER AND REPRESENTATIVE:
LCP SOLARA BLOCKER SELLER, LLC
By: /s/ Michael Bernard Name: Michael Bernard Title: President, Secretary and Treasurer
Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

ANNEX B
Unaudited Pro Forma Condensed Combined Financial Information of AdaptHealth Corp.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ADAPTHEALTH CORP.
The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of March 31, 2020 and the unaudited pro forma condensed combined statements of operations for three months ended March 31, 2020 and the year ended December 31, 2019 based upon the combined historical financial statements of AdaptHealth Corp. (“AdaptHealth”), the Patient Care Solutions business (“PCS”), and Solara Medical Supplies, LLC (“Solara”), after giving effect to AdaptHealth’s acquisition of PCS on January 2, 2020 (the “PCS Acquisition”) and AdaptHealth’s acquisition of Solara (the “Solara Acquisition”) and related adjustments described in the accompanying notes.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 give pro forma effect to the PCS Acquisition and the Solara Acquisition as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives pro forma effect to the Solara Acquisition as if it was completed on March 31, 2020.
The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
•
The audited historical financial statements of AdaptHealth and the notes thereto as included in the Form 10-K filed on March 6, 2020;

•
The unaudited historical financial statements of AdaptHealth and the notes thereto as included in the Form 10-Q filed on May 8, 2020;

•
The audited and unaudited historical financial statements of PCS and the notes thereto included in the Form S-1/A filed on March 9, 2020; and

•
The audited and unaudited historical financial statements of Solara and the notes thereto included elsewhere in this Form 8-K.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PCS Acquisition and the Solara Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact, of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had AdaptHealth owned PCS and Solara in the periods indicated above, or any integration costs and benefits from restructuring plans.
In May 2020, the SEC adopted Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule is effective on January 1, 2021, however, voluntary early adoption is permitted. The Company has elected to early adopt the provisions of the Final Rule, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2020
(in thousands)	AdaptHealth Historical	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Assets
Current assets:
Cash and cash equivalents	$48,164	$21,579	$(22,018)	(a)	$47,725
Accounts receivable, net	118,651	24,203	—		142,854
Inventory	17,968	9,373	—		27,341
Prepaid and other current assets	9,759	3,974	(867)	(b)	12,866
Total current assets	194,542	59,129	(22,885)		230,786
Equipment and other fixed assets, net	87,301	4,511	—		91,812
Goodwill	340,807	110,355	279,005	(c)	730,167
Intangible asset, net	—	53,170	(39,170)	(d)	14,000
Other assets	5,670	70	—		5,740
Deferred tax asset	33,519	—	—		33,519
Total assets	$661,839	$227,235	$216,950		$1,106,024
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$136,072	$28,158	$(8,863)	(e)	$155,367
Current portion of capital lease obligations	20,421	—	—		20,421
Current portion of long-term debt	2,616	1,660	8,402	(f)	12,678
Contract Liabilities	15,584	—	—		15,584
Other liabilities	16,460	5,397	(5,212)	(g)	16,645
Total current liabilities	191,153	35,215	(5,673)		220,695
Long-term debt, less current portion	463,553	179,467	(52,468)	(h)	590,552
Other long-term liabilities	36,580	144	—		36,724
Total liabilities	$691,286	$214,826	$(58,141)		$847,971
Total stockholders’ equity (deficit):
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	(10,656)	12,409	275,091	(i)	$276,844
Non controlling interest in subsidiaries	(18,791)	—	—		(18,791)
Total stockholders’ equity (deficit)	(29,447)	12,409	275,091		258,053
Total Liabilities and Stockholders’ Equity (Deficit)	$661,839	$227,235	$216,950		$1,106,024

(1)
Refer to Note 2 for reclassification of Solara historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(in thousands, except per share data)	AdaptHealth Historical	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Net revenue	$191,439	$38,876	$—		$230,315
Costs and expenses:
Cost of net revenue	166,540	34,158	—		200,698
General and administrative expenses	14,347	1,631	(931)	(j)	15,047
Depreciation, excluding patient equipment depreciation	1,241	160	—		1,401
Total costs and expenses	182,128	35,949	(931)		217,146
Operating income (loss)	9,311	2,927	931		13,169
Interest expense, net	7,938	3,565	(2,733)	(k)	8,770
Income (loss) before income taxes	1,373	(638)	3,664		4,399
Income tax expense	1,107	—	(51)	(l)	1,056
Net income (loss)	266	(638)	3,715		3,343
Income attributable to non controlling interests	424	—	(270)	(m)	154
Net income (loss) attributable to AdaptHealth Corp.	$(158)	$(638)	$3,985		$3,189
Net income (loss) per common share:
Basic	$—				$0.05
Diluted	$—				$0.05
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic	41,977		17,724	(n)	59,701
Diluted	41,977		19,487	(n)	61,464

(1)
Refer to Note 2 for reclassification of Solara historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except per share data)	AdaptHealth Historical	PCS Reclassified(1)	Solara Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro-Forma
Net revenue	$529,644	$132,885	$179,572	$—		$842,101
Costs and expenses:
Cost of net revenue	440,386	163,772	146,669	—		750,827
General and administrative expenses	56,493	5,563	6,521	(3,721)	(o)	64,856
Depreciation, excluding patient equipment depreciation	3,068	235	590	—		3,893
Total costs and expenses	499,947	169,570	153,780	(3,721)		819,576
Operating income (loss)	29,697	(36,685)	25,792	3,721		22,525
Interest expense, net	39,305	(90)	13,261	(11,365)	(p)	41,111
Loss on extinguishment of debt, net	2,121	—	—	—		2,121
Income (loss) before income taxes	(11,729)	(36,595)	12,531	15,086		(20,707)
Income tax expense	1,156	—	294	591	(l)	2,041
Net income (loss)	(12,885)	(36,595)	12,237	14,495		(22,748)
Income attributable to non controlling interests	2,111	—	—	(1,094)	(m)	1,017
Net income (loss) attributable to AdaptHealth Corp.	$(14,996)	$(36,595)	$12,237	$15,589		$(23,765)
Net income (loss) per common share:
Basic and diluted	$(0.66)					$(0.59)
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic and diluted	22,557			17,724	(n)	40,281

(1)
Refer to Note 2 for reclassification of PCS and Solara historical information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — General Information
Basis of presentation
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that reflect the GAAP accounting for the PCS Acquisition and the Solara Acquisition (collectively, “the Acquisitions”) and are prepared to illustrate the estimated effects of the Acquisitions to the Company’s audited historical financial statements.
AdaptHealth’s historical results reflect AdaptHealth’s unaudited consolidated balance sheet as of March 31, 2020, unaudited consolidated statement of operations for the three months ended March 31, 2020, and audited consolidated statement of operations for the year ended December 31, 2019. PCS’ historical results reflect the unaudited consolidated statement of operations for the twelve-month period ended December 31, 2019. Solara’s historical results reflect the audited consolidated statement of operations for the twelve month period ended December 31, 2019, the unaudited consolidated statement of operations for the three month period ended March 31, 2020, and the unaudited condensed consolidated balance sheet as of March 31, 2020.
Description of the PCS Acquisition
On January 2, 2020, AdaptHealth purchased 100% of the equity interests of PCS, a subsidiary of McKesson Corporation (McKesson). PCS currently provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. PCS maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. AdaptHealth allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $16.3 million to accounts receivable, $0.5 million to equipment and other fixed assets, $1.4 million to goodwill, and $3.2 million of net liabilities to other working capital accounts. Management of AdaptHealth will finalize the measurement of the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations. In addition, AdaptHealth may be required to make an additional payment of $1.5 million to McKesson after the closing of the PCS Acquisition pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the PCS Acquisition. The total investment, including restructuring costs until PCS is fully integrated on AdaptHealth Corp.’s platform in the latter half of 2020, is expected to be approximately $30 million.
Description of the Solara Acquisition
On May 25, 2020, AdaptHealth signed a Stock Purchase Agreement and Agreement and Plan of Merger to acquire 100% of the equity interests of Solara. Solara is the largest independent distributor of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. Solara maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states.
The base purchase price for the Solara Acquisition is $425 million, consisting of a combination of cash, and 3,906,250 shares of Class A Common Stock, par value $0.0001 per share, of AdaptHealth valued at $16 per share. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives pro forma effect to the Solara Acquisition as if was completed on March 31, 2020, and includes an allocation of the base purchase price to the estimated fair values of Solara’s net assets at such date, including $24.2 million to accounts receivable, $9.4 million to inventory, $4.5 million to equipment and other fixed assets, $389.3 million to goodwill, $14.0 million to estimated identifiable intangible assets, $19.3 million to accounts payable and accrued expenses, and $2.9 million of net assets in other working capital accounts.
Basis of the Pro Forma Presentation
Upon consummation of the Solara Acquisition, Solara will adopt AdaptHealth’s accounting policies. AdaptHealth may identify differences between the accounting policies among the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.

Note 2 — Reclassifications to Historical Financial Information of PCS and Solara
Certain balances and transactions presented in the historical financial statements of PCS and Solara included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of the financial statements of AdaptHealth as indicated in the tables below.
Solara Balance Sheet Reclassifications at March 31, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Assets:
Accounts receivable, net	$25,991	$(1,788)	$24,203
Equipment and other fixed assets, net	$2,517	$1,994	$4,511
Rental pumps, net	$1,994	$(1,994)	$—
Liabilities:
Accounts payable and accrued expenses	$—	$28,158	$28,158
Accounts payable	$13,555	$(13,555)	$—
Accrued expenses	$16,576	$(16,576)	$—
Other liabilities	$—	$5,397	$5,397
Contingent consideration, current portion	$5,212	$(5,212)	$—
Total stockholders’ equity:
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	$—	$12,409	$12,409
Total members’ equity	$12,409	$(12,409)	$—
Solara Statement of Operations Reclassifications for the Three Months Ended March 31, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$39,681	$(805)	$38,876
Costs and expenses:
Cost of Sales	$24,387	$9,771	$34,158
General and administrative expenses	$—	$1,631	$1,631
Depreciation, excluding patient equipment depreciation	$—	$160	$160
Selling, general and administrative expenses	$12,398	$(12,398)	$—
Other income	$(31)	$31	$—
Solara Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$183,352	$(3,780)	$179,572
Costs and expenses:
Cost of Sales	$113,335	$33,334	$146,669
General and administrative expenses	$—	$6,521	$6,521
Depreciation, excluding patient equipment depreciation	$—	$590	$590
Selling, general and administrative expenses	$44,360	$(44,360)	$—
Other income	$(135)	$135	$—

PCS Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of Sales	$82,263	$81,509	$163,772
General and administrative expenses	$—	$5,563	$5,563
Depreciation, excluding patient equipment depreciation	$—	$235	$235
Selling, distribution, and administrative expenses	$82,483	$(82,483)	$—
Restructuring Charges	$4,838	$(4,838)	$—
Interest expense (income)	$—	$(90)	$(90)
Other expense, net	$(104)	$104	$—
Note 3 — Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2020 are as follows:
(a)
Represents the following adjustments:

•
Reduction of $21.6 million representing Solara’s March 31, 2020 cash balance since cash will not be acquired in connection with the Solara Acquisition;

•
Increase of $225.0 million to reflect the equity investment in the form of common stock and non-voting stock to partially fund the Solara Acquisition;

•
Increase of $465.0 million to reflect the issuance of new long-term debt to partially fund the Solara Acquisition;

•
Reduction of $327.9 million to reflect the payoff of existing long-term debt; and

•
Reduction of $362.5 million to reflect the closing date payment in connection with the Solara Acquisition.

(b)
Represents adjustments to reflect certain assets included in the historical March 31, 2020 balance sheet of Solara that will not be acquired by AdaptHealth.

(c)
Represents the following adjustments (1) reduction of $110.3 million representing goodwill included in the historical March 31, 2020 balance sheet of Solara, and (2) increase of $389.3 to reflect estimated goodwill in connection with AdaptHealth’s acquisition accounting for the Solara Acquisition.

(d)
Represents the following adjustments (1) reduction of $53.2 million representing intangible assets included in the historical March 31, 2020 balance sheet of Solara, and (2) increase of $14.0 million to reflect estimated identifiable intangible assets in connection with AdaptHealth’s acquisition accounting for the Solara Acquisition.

(e)
Represents adjustments to reflect certain accrued expenses included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth.

(f)
Represents the following adjustments (1) reduction of $1.7 million representing the current portion of long-term debt balance included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth, (2) increase of $11.6 million to reflect the current portion of long-term debt incurred to partially fund the Solara Acquisition, and (3) decrease of $1.5 million to reflect the payoff of existing long-term debt.

(g)
Represents adjustment to reflect certain other liabilities included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth.

(h)
Represents the following adjustments (1) reduction of $179.5 million representing the long-term debt balance included in the historical March 31, 2020 balance sheet of Solara that will not be assumed by AdaptHealth, (2) increase of $453.4 million to reflect the long-term debt incurred to partially fund the Solara Acquisition, and (3) reduction of $326.4 million to reflect the payoff of existing long-term debt.

(i)
Represents the following adjustments (1) decrease of $12.4 million representing the total members’ equity balance included in the historical March 31, 2020 balance sheet of Solara, (2) increase of $225.0 million to reflect the equity investment in the form of common stock and non-voting stock to partially fund the Solara Acquisition, and (3) increase of $62.5 million to reflect the issuance of common stock in connection with the Solara Acquisition.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2020 and for the year ended December 31, 2019 are as follows:
(j)
Represents the following adjustments (1) elimination of Solara’s historical intangible amortization expense of $1.6 million, and (2) increase of $0.7 million to reflect estimated amortization expense associated with the estimated intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition.

(k)
Represents the following adjustments (1) elimination of Solara’s historical interest expense on long-term debt of $3.5 million, (2) elimination of Solara’s historical amortization of deferred financing costs of $0.1 million, (3) decrease of $3.4 million to reflect interest expense on AdaptHealth’s existing credit facility, and (4) increase of $4.3 million to reflect estimated interest expense associated with the issuance of new long-term debt in order to partially fund the Solara Acquisition.

(l)
Adjustment to eliminate the historical tax expense of AdaptHealth and Solara and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.

(m)
Represents the proforma adjustment to the non controlling interest resulting from the PCS Acquisition and the Solara Acquisition.

(n)
Represents adjustment to AdaptHealth historical weighted average basic and diluted common shares outstanding to include incremental shares issued in connection with the Solara Acquisition and related equity financing, and the dilutive effect of other potential common shares outstanding.

(o)
Represents the following adjustments (1) elimination of Solara’s historical intangible amortization expense of $6.5 million, and (2) increase of $2.8 million to reflect estimated amortization expense associated with the estimated intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition.

(p)
Represents the following adjustments (1) elimination of Solara’s historical interest expense on long-term debt of $12.9 million, (2) elimination of Solara’s historical amortization of deferred financing costs of $0.4 million, (3) decrease of $15.2 million to reflect interest expense on AdaptHealth’s existing credit facility, and (4) increase of $17.1 million to reflect estimated interest expense associated with the issuance of new long-term debt in order to partially fund the Solara Acquisition.

Page
Solara Medical Supplies, LLC
Unaudited Consolidated Interim Financial Statements
Consolidated Balance Sheets as of March 31, 2020 and December 31, 2019	F-107
Consolidated Statements of Operations for the Three Months Ended March 31, 2020 and 2019	F-108
Consolidated Statements of Members’ Equity for the Three Months Ended March 31, 2020 and 2019	F-109
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2020 and 2019	F-110
Notes to Unaudited Consolidated Interim Financial Statements	F-111
Audited Consolidated Financial Statements
Independent Auditor’s Report	F-122
Consolidated Balance Sheets as of December 31, 2019 and 2018 (Successor)	F-123
Consolidated Statements of Operations for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Operations for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-124
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor)	F-125
Statement of Stockholder’s Equity for the Period from January 1, 2018 to May 31, 2018 (Predecessor)	F-126
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Cash Flows for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-127
Notes to Consolidated Financial Statements	F-128 - F-140

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$48,163,701	$76,878,134
Accounts receivable	118,650,575	78,619,230
Inventory	17,967,948	13,239,037
Prepaid and other current assets	9,759,439	12,678,423
Total current assets	194,541,663	181,414,824
Equipment and other fixed assets, net	87,300,924	63,559,080
Goodwill	340,806,853	266,790,518
Other assets	5,670,301	6,851,892
Deferred tax assets	33,518,857	27,505,379
Total Assets	$661,838,598	$546,121,693
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$136,071,887	$102,728,093
Current portion of capital lease obligations	20,421,195	19,749,854
Current portion of long-term debt	2,615,705	1,721,132
Contract liabilities	15,584,066	9,556,423
Other liabilities	16,459,388	17,138,684
Total current liabilities	191,152,241	150,894,186
Long-term debt, less current portion	463,552,896	395,111,563
Other long-term liabilities	36,580,187	29,364,151
Total Liabilities	691,285,324	575,369,900
Commitments and contingencies (note 14)
Stockholders’ Deficit
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 43,354,251 and 40,816,292 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	4,336	4,082
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 30,563,799 and 31,563,799 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	3,056	3,156
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	21,843,967	11,252,052
Accumulated deficit	(27,367,676)	(27,209,514)
Accumulated other comprehensive (loss) income	(5,139,138)	1,431,029
Total stockholders’ deficit attributable to AdaptHealth Corp.	(10,655,455)	(14,519,195)
Noncontrolling interests in subsidiaries	(18,791,271)	(14,729,012)
Total Stockholders’ Deficit	(29,446,726)	(29,248,207)
Total Liabilities and Stockholders’ Deficit	$661,838,598	$546,121,693

See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Net revenue	$191,439,034	$119,498,274
Costs and expenses:
Cost of net revenue	166,539,690	100,226,876
General and administrative expenses	14,346,919	13,082,631
Depreciation, excluding patient equipment depreciation	1,241,837	840,722
Total costs and expenses	182,128,446	114,150,229
Operating income	9,310,588	5,348,045
Interest expense, net	7,938,243	6,260,331
Loss on extinguishment of debt	—	2,121,451
Income (loss) before income taxes	1,372,345	(3,033,737)
Income tax expense	1,106,722	2,418,441
Net income (loss)	265,623	(5,452,178)
Income attributable to noncontrolling interests	423,785	348,139
Net loss attributable to AdaptHealth Corp.	$(158,162)	$(5,800,317)
Net loss per common share attributable to AdaptHealth Corp.:
Basic and diluted	$—	$(0.42)
Weighted average shares outstanding for net loss attributable to AdaptHealth Corp.:
Basic and diluted	41,976,560	13,863,570
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Net income (loss)	$265,623	$(5,452,178)
Other comprehensive loss:
Interest rate swap agreements, inclusive of reclassification adjustment	(11,417,216)	—
Comprehensive loss	(11,151,593)	(5,452,178)
Income attributable to noncontrolling interests	423,785	348,139
Comprehensive loss attributable to AdaptHealth Corp.	$(11,575,378)	$(5,800,317)
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated deficit	Accumulated other comprehensive income (loss)	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	40,816,292	$4,082	31,563,799	$3,156	$11,252,052	$—	$—	$(27,209,514)	$1,431,029	$(14,729,012)	$(29,248,207)
Issuance of Class A Common Stock for an acquisition	386,874	39	—	—	6,247,976	—	—	—	—	—	6,248,015
Exchange of Class B Common Stock for Class A Common Stock	1,000,000	100	(1,000,000)	(100)	(361,005)	—	—	—	—	361,005	—
Cashless exercise of warrants	1,092,468	109	—	—	(109)	—	—	—	—	—	—
Equity-based compensation	58,617	6	—	—	2,222,603	—	—	—	—	—	2,222,609
Net income (loss)	—	—	—	—	—	—	—	(158,162)	—	423,785	265,623
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	2,482,450	—	—	—	—	—	2,482,450
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	(6,570,167)	(4,847,049)	(11,417,216)
Balance, March 31, 2020	43,354,251	$4,336	30,563,799	$3,056	$21,843,967	$—	$—	$(27,367,676)	$(5,139,138)	$(18,791,271)	$(29,446,726)

	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated deficit	Accumulated other comprehensive income	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	—	$—	—	$—	$—	$113,274,181	$(13,370,648)	$—	$—	$2,865,125	$102,768,658
Issuance of members’ interest, net of offering costs of $837,156	—	—	—	—	—	19,162,844	—	—	—	—	19,162,844
Redemption of members’ interest	—	—	—	—	—	(2,112,500)	(1,600,955)	—	—	—	(3,713,455)
Distributions to members	—	—	—	—	—	—	(250,000,000)	—	—	—	(250,000,000
Equity-based compensation	—	—	—	—	—	5,223,108	—	—	—	—	5,223,108)
Net income (loss)	—	—	—	—	—	—	(5,800,317)	—	—	348,139	(5,452,178)
Balance, March 31, 2019	—	$—	—	$—	$—	$135,547,633	$(270,771,920)	$—	$—	$3,213,264	$(132,011,023)

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$265,623	$(5,452,178)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, including patient equipment depreciation	16,740,154	14,971,628
Equity-based compensation	2,222,609	5,223,108
Deferred income tax	479,092	1,483,430
Change in fair value of interest rate swaps, net of reclassification adjustment	(707,381)	2,702,400
Change in fair value of contingent consideration	(2,000,000)	—
Amortization of deferred financing costs	391,591	136,801
Write-off of deferred financing costs	—	2,121,451
Gain on sale of investment	(590,701)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,457,579)	(8,636,030)
Inventory	51,528	(161,065)
Prepaid and other assets	3,908,676	(172,468)
Accounts payable and accrued expenses	24,076,642	4,015,039
Net cash provided by operating activities	24,380,254	16,232,116
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(7,534,433)	(5,297,940)
Proceeds from sale of investment	2,045,701	—
Payments for business acquisitions, net of cash acquired	(105,840,930)	(20,881,343)
Net cash used in investing activities	(111,329,662)	(26,179,283)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	70,000,000	317,000,000
Repayments on long-term debt and lines of credit	(984,480)	(151,916,121)
Payments on capital leases	(10,780,545)	(9,874,276)
Proceeds from issuance of promissory note payable	—	100,000,000
Proceeds from issuance of members’ interests	—	20,000,000
Payments for equity issuance costs	—	(837,156)
Payments of deferred financing costs	—	(9,027,753)
Distributions to members	—	(250,000,000)
Payment of contingent consideration	—	(12,000,000)
Payments for redemption of members’ interests	—	(3,713,455)
Net cash provided by (used in) financing activities	58,234,975	(368,761)
Net decrease in cash and cash equivalents	(28,714,433)	(10,315,928)
Cash and cash equivalents at beginning of period	76,878,134	25,185,681
Cash and cash equivalents at end of period	$48,163,701	$14,869,753
Supplemental disclosures:
Cash paid for interest	$7,704,405	$2,829,928
Cash paid for income taxes	2,085,831	39,244
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	$9,757,735	$8,564,442
Unpaid equipment and other fixed asset purchases at end of period	7,814,170	11,073,629
Equity consideration issued in connection with an acquisition	6,248,015	—
Contingent purchase price in connection with an acquisition	—	1,500,000
Seller note issued in connection with an acquisition	—	2,000,000
See accompanying notes to consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(1) General Information
AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB) is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors.
On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The Business Combination closed on November 8, 2019. Refer to Note 3, Significant Transactions, for additional information regarding the Business Combination.
Unless the context otherwise requires, “the Company”, “we,” “us,” and “our” refer, for periods prior to the closing of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods upon or after the closing of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.
The consolidated interim financial statements are unaudited, but reflect all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Interim results are not necessarily indicative of the results for a full year.
There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(a) Basis of Presentation
The consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
The Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and other exemptions.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(b) Basis of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
(c) Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.
(d) Accounting Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.
(e) Business Segment
The Company’s chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assess performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-makers, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors, corporate compliance with healthcare laws and regulations, and revenue cycle management. Accordingly, the Company has a single reportable segment and operating segment structure.
(f) Recently Issued Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The Company adopted this standard on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(2) Revenue Recognition and Accounts Receivable
Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.
The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company’s revenue-generating contracts vary by payor type and payor source.
The composition of net revenue by payor type for the three months ended March 31, 2020 and 2019 are as follows:
	Three Months Ended March 31,
	2020	2019
Insurance	$114,450,697	$67,717,162
Government	51,244,994	38,100,765
Patient pay	25,743,343	13,680,347
Net revenue	$191,439,034	$119,498,274

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
The composition of net revenue by core service lines for the three months ended March 31, 2020 and 2019 are as follows:
	Three Months Ended March 31,
	2020	2019
Net sales revenue:
Sleep	$68,893,964	$47,127,169
Supplies to the home	33,338,901	2,028,936
HME	11,579,127	10,489,009
Respiratory	2,768,427	1,279,075
Other	12,393,306	8,031,775
Total net sales revenue	$128,973,725	$68,955,964
Net revenue from fixed monthly equipment reimbursements:
Sleep	$22,668,559	$18,056,858
HME	12,177,277	10,242,636
Respiratory	25,006,951	20,429,189
Other	2,612,522	1,813,627
Total net revenue from fixed monthly equipment reimbursements	$62,465,309	$50,542,310
Total net revenue:
Sleep	$91,562,523	$65,184,027
Supplies to the home	33,338,901	2,028,936
HME	23,756,404	20,731,645
Respiratory	27,775,378	21,708,264
Other	15,005,828	9,845,402
Total net revenue	$191,439,034	$119,498,274
Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. The Company recorded unbilled revenue of $18,064,863 and $8,611,272 as of March 31, 2020 and December 31, 2019, respectively.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(3) Significant Transactions
Acquisitions
During the three months ended March 31, 2020 and 2019, the Company made several acquisitions to strengthen its current market share in existing markets or to expand into new markets. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy and is expected to be deductible for tax purposes. The estimated fair values of the net assets of acquired businesses as described below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.
Three Months Ended March 31, 2020
On January 2, 2020, the Company purchased 100% of the equity interests of the Patient Care Solutions business (PCS), a subsidiary of McKesson Corporation. PCS is a home medical equipment supplies business. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $16.3 million to accounts receivable, $0.5 million to equipment and other fixed assets, $1.4 million to goodwill, and $3.2 million of net liabilities to other working capital accounts. In addition, on March 2, 2020, the Company purchased certain assets of the durable medical equipment business of Advanced Home Care, Inc. (Advanced). The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $18.5 million to equipment and other fixed assets, $38.5 million to goodwill, and $1.5 million of net assets in other working capital accounts. The acquisition of Advanced also includes a potential contingent payment of up to $9.0 million based on certain conditions after closing. The Company is in the process of determining the fair value of such contingent payment, and as such an estimated fair value was not included in the consideration paid as part of the Company’s preliminary acquisition accounting. The valuation of such payment will be completed during the second quarter of 2020. In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three months ended March 31, 2020.
The following table summarizes the consideration paid for the acquisitions during the three months ended March 31, 2020:
Cash consideration	$106,178,017
Equity consideration	6,248,015
Deferred payments	14,250
Total	$112,440,282
The Company allocated the consideration paid to the net assets acquired based on their estimated fair values. The Company is still evaluating the fair value of certain assets and liabilities for which provisional amounts were recorded and expects to finalize such evaluation during the second quarter of 2020. Based upon management’s evaluation, which is preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the three months ended March 31, 2020:

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Cash	$337,087
Accounts receivable	19,573,766
Inventory	4,780,439
Prepaid and other current assets	1,334,306
Equipment and other fixed assets	24,406,410
Goodwill	74,016,335
Accounts payable and accrued expenses	(6,494,599)
Contract liabilities	(2,467,643)
Unfavorable lease liability	(1,418,931)
Capital lease obligations	(1,626,888)
Net assets acquired	$112,440,282
Three Months Ended March 31, 2019
On January 2, 2019, the Company purchased 100% of the equity of Gould’s Discount Medical, LLC (Goulds). Goulds is a home medical equipment and supplies business. During the three months ended March 31, 2019, the Company allocated the consideration paid to the estimated fair values of the net assets acquired on a preliminary basis, including $3.7 million to accounts receivable, $2.4 million to inventory, $1.7 million to equipment and other fixed assets, $18.6 million to goodwill, and $2.1 million of net liabilities to other working capital accounts. In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three months ended March 31, 2019.
The following table summarizes the consideration paid for the acquisitions during the three months ended March 31, 2019.
Cash consideration	$21,562,495
Seller note	2,000,000
Estimated contingent consideration	1,500,000
Total	$25,062,495
The Company allocated the consideration paid to the net assets acquired based on their estimated fair values. Based upon management’s evaluation, which was preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the three months ended March 31, 2019. The Company finalized the valuation of the fair value of the net assets acquired for these acquisitions during the remainder of 2019.
Cash	$117,000
Accounts receivable	3,691,030
Inventory	2,468,427
Prepaid and other current assets	11,835
Equipment and other fixed assets	1,658,714
Goodwill	19,381,515
Accounts payable and accrued expenses	(2,266,026)
Net assets acquired	$25,062,495
During the three months ended March 31, 2019, the Company received net cash of $564,152 relating to working capital adjustments associated with businesses that were acquired during 2018 which was recorded as a reduction to goodwill during the period.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Pro-Forma Information
The unaudited pro-forma financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro-forma information. The unaudited pro-forma financial information does not reflect the impact of future events that may occur after the acquisitions, such as the impact of cost savings or other synergies that may result from these acquisitions, and does not include interest expense associated with debt incurred to fund the acquisitions.
	Three Months Ended March 31,
	2020	2019
Net revenue	$204,619,618	$181,724,059
Operating income (loss)	$9,082,482	$(4,746,892)
The pro-forma operating loss for the three months ended March 31, 2019 is primarily due to operating losses related to PCS.
Results of Businesses Acquired
The following table presents the amount of net revenue and operating income (loss) since the respective acquisition dates included in the Company’s consolidated statements of operations for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
Net revenue	$40,724,747	$8,626,378
Operating income (loss)	$(5,559,851)	$1,431,523
The operating loss for the three months ended March 31, 2020 is primarily due to operating losses related to PCS.
Business Combination
As discussed in Note 1, General Information, on July 8, 2019, AdaptHealth Holdings entered into the Merger Agreement, as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB. The completion of the Business Combination (the Closing) occurred on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the Business Combination, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.
Following the Closing of the Business Combination, the holders of Class A Common Stock owned an approximate 56% direct controlling interest, with the remaining 44% direct noncontrolling interest owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units), which is presented as noncontrolling interest in the consolidated financial statements. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of shares of non-economic Class B Common Stock, which enables the holder to one vote per share. The New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchangeable on a one-to-one basis for shares of Class A Common Stock. The holders of New AdaptHealth Units owned an approximate 41% direct noncontrolling economic interest in AdaptHealth Holdings at March 31, 2020. This direct noncontrolling

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
interest will continue to decrease as New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchanged for shares of Class A Common Stock.
(4) Equipment and Other Fixed Assets
Equipment and other fixed assets as of March 31, 2020 and December 31, 2019 are as follows:
	March 31, 2020	December 31, 2019
Patient medical equipment	$132,311,790	$112,070,831
Vehicles	6,916,895	4,461,041
Other	18,456,871	15,474,589
	157,685,556	132,006,461
Less accumulated depreciation	(70,384,632)	(68,447,381)
	$87,300,924	$63,559,080
(5) Goodwill
The change in the carrying amount of goodwill for the three months ended March 31, 2020 was as follows:
Balance at December 31, 2019	$266,790,518
Acquired goodwill during the period	74,016,335
Balance at March 31, 2020	$340,806,853
The Company did not record any goodwill impairment charges during the three months ended March 31, 2020 and 2019.
(6) Fair Value of Assets and Liabilities
FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. Assets and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs, as defined by ASC 820, are as follows:
Level input	Input Definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
The following table presents the valuation of the Company’s financial assets and liabilities as of March 31, 2020 and December 31, 2019 measured at fair value on a recurring basis. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
March 31, 2020	Level 1	Level 2	Level 3	Fair Value
Assets
Money market accounts	$4,117,161	$—	$—	$4,117,161
Total assets measured at fair value	$4,117,161	$—	$—	$4,117,161
Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$7,675,000	$7,675,000
Acquisition-related contingent consideration-long term	—	—	5,050,000	5,050,000
Interest rate swap agreements-short term	—	5,373,647	—	5,373,647
Interest rate swap agreements-long term	—	13,675,476	—	13,675,476
Total liabilities measured at fair value	$—	$19,049,123	$12,725,000	$31,774,123

December 31, 2019	Level 1	Level 2	Level 3	Fair Value
Assets
Money market accounts	$54,014,591	$—	$—	$54,014,591
Total assets measured at fair value	$54,014,591	$—	$—	$54,014,591
Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$4,825,000	$4,825,000
Acquisition-related contingent consideration-long term	—	—	9,900,000	9,900,000
Interest rate swap agreements-short term	—	2,157,324	—	2,157,324
Interest rate swap agreements-long term	—	6,181,964	—	6,181,964
Total liabilities measured at fair value	$—	$8,339,288	$14,725,000	$23,064,288
Interest Rate Swaps
The Company recognizes its interest rate swaps as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Company’s interest rate swaps held as of March 31, 2020 and December 31, 2019 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.
Contingent Consideration
The Company estimates the fair value of acquisition-related contingent consideration liabilities by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. At March 31, 2020, contingent consideration liabilities of $7,675,000 and $5,050,000 were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets. At December 31, 2019, contingent consideration liabilities of $4,825,000 and $9,900,000 were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
A reconciliation of the Company’s contingent consideration liabilities related to acquisitions for the three months ended March 31, 2020 and 2019 is as follows:
Three Months Ended March 31, 2020	Beginning Balance	Additions	Payments	Change in Fair Value	Ending Balance
Contingent consideration – Level 3 liabilities	$14,725,000	$—	$—	$(2,000,000)	$12,725,000
Three Months Ended March 31, 2019	Beginning Balance	Additions	Payments	Change in Fair Value	Ending Balance
Contingent consideration – Level 3 liabilities	$15,250,000	$1,500,000	$(12,000,000)	$—	$4,750,000
(7) Derivative Instruments and Hedging Activities
The Company records all derivatives on its consolidated balance sheet at fair value. As of March 31, 2020 and December 31, 2019, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 as of March 31, 2020 and December 31, 2019 and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, the Company designated its swaps as effective cash flow hedges of interest rate risk. Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification in the consolidated balance sheets at March 31, 2020 and December 31, 2019:
	As of March 31, 2020
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(5,373,647)
Interest rate swap agreements	Other long-term liabilities	(13,675,476)
Total derivatives designated as hedging instruments		$(19,049,123)

	As of December 31, 2019
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,157,324)
Interest rate swap agreements	Other long-term liabilities	(6,181,964)
Total derivatives designated as hedging instruments		$(8,339,288)
During the three months ended March 31, 2020, as a result of the effect of cash flow hedge accounting, the Company recognized a loss of $10,709,835 in other comprehensive income (loss) and $707,381 was reclassified from other comprehensive income (loss) and recognized as a reduction to interest expense, net, in the accompanying consolidated statements of operations. During the three months ended March 31, 2019, as a result of the effect of the Company’s derivative financial instruments that were not designated as

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
hedging instruments, the Company recognized $2,702,400 in interest expense, net in the accompanying consolidated statements of operations.
(8) Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses as of March 31, 2020 and December 31, 2019 consisted of the following:
	March 31, 2020	December 31, 2019
Accounts payable	$105,194,402	$79,237,323
Employee related accruals	9,002,909	12,319,746
Accrued interest	4,672,868	4,021,660
Other	17,201,708	7,149,364
Total	$136,071,887	$102,728,093
(9) Debt
The following is a summary of long term-debt as of March 31, 2020 and December 31, 2019:
	March 31, 2020	December 31, 2019
Secured term loans	$295,937,500	$246,250,000
Revolving credit facility	32,000,000	12,000,000
Note payable	143,500,000	143,500,000
Other	1,053,205	1,725,185
Unamortized deferred financing fees	(6,322,104)	(6,642,490)
	466,168,601	396,832,695
Current portion	(2,615,705)	(1,721,132)
Long-term portion	$463,552,896	$395,111,563
In March 2019, the Company entered into several agreements, amendments and new credit facilities (herein after referred to as the March 2019 Recapitalization Transactions). The March 2019 Recapitalization Transactions included $425,000,000 in new credit facilities, which consisted of a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. In November 2019, the Company amended its credit agreement primarily to (i) increase the amount available under the Delayed Draw to $100,000,000, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit agreement. Amounts borrowed under the Credit Facility Term Loan and Delayed Draw bear interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The Delayed Draw carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the credit facility, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Consolidated Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt amendment, the Company may be required to repay principal based on excess cash flow, as defined.
The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a $250,000,000 distribution to AdaptHealth Holdings’ members, and (4) redeem certain members’ interests, including the cumulative preferred dividends, for $3,713,455. In addition, the Company paid deferred financing costs of $9,027,753; amortization of such costs is included in interest expense, net in the accompanying consolidated statements of operations. Further, the Company wrote off deferred financing costs of $2,121,451, which is included in loss on extinguishment of debt in the accompanying consolidated statements of operations for the three months ended March 31, 2019.
Secured Term Loans
The Credit Facility Term Loan requires quarterly principal repayments beginning June 30, 2019 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. In November 2019, the Company repaid $50,000,000 under the Credit Facility Term Loan; such repayment satisfied the required principal repayments through September 2023. At March 31, 2020, there was $246,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 4.35% at March 31, 2020.
The Delayed Draw has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the three months ended March 31, 2020, the Company borrowed $50,000,000 under the Delayed Draw. The borrowing under the Delayed Draw requires quarterly principal repayments of $312,500 beginning March 31, 2020 through December 31, 2020, quarterly principal repayments of $625,000 beginning March 31, 2021 through December 31, 2023, and the unpaid principal balance is due at maturity in March 2024. At March 31, 2020, there was $49,687,500 outstanding under the Delayed Draw. The interest rate under the Delayed Draw was 4.11% at March 31, 2020.
Revolving Credit Facility
During the three months ended March 31, 2020, the Company borrowed $20,000,000 under the New Revolver; such amount was repaid in April 2020. At March 31, 2020, there was $32,000,000 outstanding under the New Revolver. The interest rate under the New Revolver was 4.35% at March 31, 2020. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $40,503,482 at March 31, 2020.
Note Payable
In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company signed a promissory note agreement with a principal amount of $100,000,000 (the Promissory Note) and the Company also received proceeds of $20,000,000 for the purchase of members’ interests. In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100,000,000, and the investor converted certain of its members’ interests to a $43,500,000 promissory note. The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal balance under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash under the New Promissory Note, which it did during the three months ended March 31, 2020. If the Company elects to prepay the New Promissory Note prior to the third anniversary of the Closing of

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If the Company elects to prepay the New Promissory Note prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
In connection with the Business Combination the investor generated taxable income and a current federal and state income tax liability of approximately $5,870,000 on the exchange of its members’ interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability included in Other liabilities, in the accompanying consolidated balance sheets as of and December 31, 2019. This amount is no longer outstanding as of March 31, 2020.
(10) Stockholders’ Equity
The Closing of the Business Combination occurred on November 8, 2019, refer to Note 3, Significant Transactions, for additional details regarding the Business Combination.
Warrants
At the Closing of the Business Combination, the Company had 12,666,666 warrants outstanding. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. During the three months ended March 31, 2020, 3,938,630 warrants were exercised in cashless transactions which resulted in the issuance of 1,092,468 shares of Class A Common Stock. As of March 31, 2020, the Company had 8,728,036 warrants outstanding.
Contingent Consideration
Pursuant to the Merger Agreement, the former owners of AdaptHealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of AdaptHealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the 30-day volume-weighted average price of the Company’s Class A Common Stock equals or exceeds certain hurdles set forth in the Merger Agreement. The former owners of AdaptHealth Holdings can potentially receive up to an additional 1,000,000 shares in December 2020, 2021 and 2022, for a total of 3,000,000 shares, as a part of the earn-out consideration. As of March 31, 2020, the hurdles have not been met.
Equity-based Compensation
Incentive Units
AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (May 20, 2019). The remaining 50% had vesting terms based upon a performance condition. In connection with the Business

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Combination, the vesting conditions for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the Closing of the Business Combination. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and is being recognized as expense over the employees’ requisite service period based on the vesting conditions described above. In conjunction with the March 2019 Recapitalization Transactions, the vesting of certain of the 2018 Incentive Units was accelerated and all holders of the 2018 Incentive Units received an advance for future distribution, which were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of a majority of the unvested 2018 Incentive Units was accelerated.
2019 Stock Incentive Plan
On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees’ interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8,000,000 shares of Class A Common Stock, subject to certain adjustments and limitations.
Stock Options
During the fourth quarter of 2019, the Company granted 3,416,666 options to purchase shares of common stock of the Company to certain executive officers that have an exercise price of $11.50 per share. A portion of the options are eligible to vest on December 31, 2020, 2021 and 2022 based on defined performance conditions, subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7,248,653 and is being recognized as expense on a straight-line basis over the employees’ requisite service period subject to management’s estimation of the probability of vesting of such awards. The Company has no other options outstanding as of March 31, 2020.
Restricted Stock
On March 3, 2020, the Company granted 300,000 shares of restricted stock to an employee in conjunction with an acquisition. Of the total shares granted, 250,000 are eligible to vest based on certain performance conditions, subject to the employee’s continuous employment through the applicable vesting date. The remaining 50,000 shares will vest 25% annually on December 31, 2020 through 2023, subject to the employee’s continuous employment through the applicable vesting date. The total grant-date fair value of the award was $4,905,000 and is being recognized as expense on a straight-line basis over the employee’s requisite service period subject to management’s estimation of the probability of vesting of such awards (as it relates to the performance-based awards).
On March 3, 2020, the Company granted 321,123 shares of restricted stock to various employees. Of the total shares granted, 15,417 shares vested on the grant date, and the remaining shares will vest 25% on each anniversary of the Vesting Commencement Dates (as defined in the agreements), subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of the awards was $5,250,361, of which $252,068 was recognized as expense on the grant date and $4,998,293 is being recognized as expense on a straight-line basis over the employees’ requisite service period.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Activity related to the Company’s non-vested restricted stock grants for the three months ended March 31, 2020 is presented below:
	Number of Shares of Restricted Stock	Weighted- Average Grant Date Fair Value per Share
Non-vested balance at January 1, 2020	901,250	$5.83
Granted	621,123	$16.35
Vested	(15,417)	$16.35
Forfeited	(20,000)	$8.11
Non-vested balance at March 31, 2020	1,486,956	$10.09
During the three months ended March 31, 2020, the Company recorded equity-based compensation expense of $2,222,609, of which $1,671,923 and $550,686 was included in general and administrative expenses and cost of net revenue, respectively, in the accompanying consolidated statement of operations. During the three months ended March 31, 2019, the Company recorded equity-based compensation expense of $5,223,108 which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense during the three months ended March 31, 2019 included $4,894,720 in connection with the acceleration of vesting of certain of the 2018 Incentive Units and the modification of such awards discussed above. At March 31, 2020, there was $20,025,505 of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of 2.8 years. At March 31, 2020, 3,037,761 shares of the Company’s Class A Common Stock are available for issuance under the 2019 Plan.
(11) Net Income (Loss) Per Common Share
The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.
The Company excluded the effect of the warrants, unvested restricted stock, stock options and Class B Common Stock from the computation of diluted net income (loss) per share for the three months ended March 31, 2020 because the effect of including them would be anti-dilutive as a result of the Company being in a net loss position for such period. There were no such items outstanding for the three months ended March 31, 2019.
(12) Leases
Capital Leases
The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly at various interest rates. Interest expense related to capital leases was $16,305 and $35,083 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, future annual minimum payments required under lease obligations are as follows:

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
Twelve months ended March 31,
2021	$20,442,099
2022	215,164
Total	20,657,263
Less amount representing interest	(70,192)
20,587,071
Current portion	(20,421,195)
Long-term portion	$165,876
At March 31, 2020 and December 31, 2019, equipment under capital leases consisted of patient equipment with a cost basis of approximately $40,600,000 and $39,100,000, respectively, and accumulated depreciation of approximately $12,200,000 and $11,700,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
Operating Leases
The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through March 2033. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at March 31, 2020 and December 31, 2019 was $1,180,874 and $1,124,702, respectively. The Company recorded rent expense of $3,505,955 and $2,351,566 for the three months ended March 31, 2020 and 2019, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of March 31, 2020 are as follows:
Twelve months ended March 31,
2021	$16,547,233
2022	11,746,784
2023	9,823,064
2024	8,316,930
2025	6,390,029
Thereafter	17,668,659
Total minimum payments required(a)	$70,492,699

(a)
Minimum payments have not been reduced by minimum sublease rentals of $2,712,886 due in the future under noncancelable subleases.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
(13) Income Taxes
The Company is subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income or loss of AdaptHealth Holdings. AdaptHealth Holdings is treated as a partnership for U.S. income tax purposes and generally does not pay income taxes in most jurisdictions. Instead, AdaptHealth Holdings’ taxable income or loss is passed through to its members, including the Company. Additionally, the Company is subject to U.S. federal, state, and local income taxes on the taxable income or loss of the underlying C-corporations in the AdaptHealth group where taxes are paid at the entity level.
For the three months ended March 31, 2020 and 2019, the Company recorded income tax expense of $1,106,722 and $2,418,441 respectively.
As of March 31, 2020 and December 31, 2019, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated interim financial statements.
Tax Receivable Agreement
AdaptHealth Corp. is party to a Tax Receivable Agreement (TRA) with certain current and former members of AdaptHealth Holdings. The TRA provides for the payment by AdaptHealth Corp. of 85% of the tax savings, if any, that AdaptHealth Corp. realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (ii) certain tax attributes of the corresponding sellers existing prior to an exchange; (iii) imputed interest deemed to be paid by AdapthHealth Corp. as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments AdaptHealth Corp. makes under the TRA.
During the three months ended March 31, 2020, the Company increased its TRA liability through an aggregate $4.0 million reduction in additional-paid-in capital resulting from additional exchanges of New AdaptHealth Units and shares of Class B Common Stock. Correspondingly, during the three months ended March 31, 2020, the Company increased its deferred tax asset by approximately $6.5 million through an increase in additional-paid-in-capital resulting from these exchanges and additional increases of AdaptHealth Corp.’s ownership interest in AdaptHealth Holdings.
At March 31, 2020 and December 31, 2019, the Company had a liability recorded relating to the TRA of approximately $14,800,000 and $10,800,000, respectively, which is included in other long-term liabilities in the accompanying consolidated balance sheets.
(14) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
In connection with the Company’s acquisition of PPS HME Holdings LLC (PPS) in May 2018, the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS’ subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and

ADAPTHEALTH CORP. AND SUBSIDIARIES
Notes to Consolidated Interim Financial Statements (Unaudited)
therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.
(15) Related Party Transactions
The Company has an outstanding note payable with a principal balance of $143,500,000 with an investor who also has equity ownership in the Company.
The Company and two of its executive officers each owned an equity interest in a vendor of the Company that provides workflow technology services. Each individual’s equity ownership was less than 1%. The expense related to this vendor was $1,456,501 and $779,110 for the three months ended March 31, 2020 and 2019, respectively. The Company accounted for this investment under the cost method of accounting based on its level of equity ownership. In February 2020, the Company and each executive officer sold their respective equity interest. The Company’s investment had a carrying value of $1,455,000 and the Company received proceeds of $2,045,701 in connection with the transaction, resulting in a gain of $590,701 which is included in cost of net revenue in the accompanying consolidated statements of operations for the three months ended March 31, 2020.
The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual’s equity ownership is less than 1%. The expense related to this vendor was $544,449 and $450,000 for the three months ended March 31, 2020 and 2019, respectively. The Company accounts for this investment under the cost method of accounting based on its level of equity ownership.
(16) Subsequent Events
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, the Company activated certain business interruption protocols, including acquisition and distribution of personal protective equipment to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. The Company also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million made available by CMS under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, which was received in April 2020. In addition, in April 2020, the Company received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. As permitted under the CARES Act, the Company has also elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, which will be paid in two equal installments on December 31, 2021 and December 31, 2022.
In April 2020 the Company repaid $20 million of amounts borrowed under the New Revolver upon receipt of the advanced payments from CMS and provider relief funds discussed above.
Subsequent to March 31, 2020, holders of New AdaptHealth Units and Class B Common Stock exchanged 1,953,549 New AdaptHealth Units together with a corresponding number of shares of Class B Common Stock for 1,953,549 shares of Class A Common Stock.
Subsequent to March 31, 2020, 109,983 warrants were exercised for proceeds of $1,264,804 resulting in the issuance of 109,983 shares of Class A Common Stock.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
AdaptHealth Corp:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of AdaptHealth Corp. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) / members’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2015.
Philadelphia, Pennsylvania
March 6, 2020

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$76,878,134	$25,185,681
Accounts receivable	78,619,230	53,016,649
Inventory	13,239,037	7,672,646
Prepaid and other current assets	12,678,423	4,915,277
Total current assets	181,414,824	90,790,253
Equipment and other fixed assets, net	63,559,080	61,601,350
Goodwill	266,790,518	202,436,212
Other assets	6,851,892	5,049,628
Deferred tax asset	27,505,379	9,079,190
Total Assets	$546,121,693	$368,956,633
Liabilities and Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$102,728,093	$85,558,419
Current portion of capital lease obligations	19,749,854	20,814,404
Current portion of long-term debt	1,721,132	7,089,976
Contract liabilities	9,556,423	7,508,428
Other liabilities	17,138,684	14,705,719
Total current liabilities	150,894,186	135,676,946
Long-term debt, less current portion	395,111,563	127,094,723
Capital lease obligations, less current portion	233,139	172,467
Other long-term liabilities	29,131,012	3,243,839
Total Liabilities	575,369,900	266,187,975
Commitments and contingencies (note 2(p))
Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 40,816,292 shares issued and outstanding as of December 31, 2019	4,082	—
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 31,563,799 shares issued and outstanding as of December 31, 2019	3,156	—
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	11,252,052	—
Accumulated deficit	(27,209,514)	—
Members’ interest	—	113,274,181
Controlling interest members’ deficit	—	(13,370,648)
Accumulated other comprehensive income	1,431,029	—
Total stockholders’ equity (deficit) / members’ equity (deficit) attributable to AdaptHealth Corp.	(14,519,195)	99,903,533
Noncontrolling interests in subsidiaries	(14,729,012)	2,865,125
Total Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)	(29,248,207)	102,768,658
Total Liabilities and Stockholders’ Equity (Deficit) / Members’ Equity (Deficit)	$546,121,693	$368,956,633
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2019	2018
Revenue:
Revenue, net of contractual allowances and discounts		$361,053,975
Provision for doubtful accounts		(15,775,638)
Net revenue	$529,644,247	345,278,337
Costs and expenses:
Cost of net revenue	440,386,387	293,384,635
General and administrative expenses	56,492,554	18,068,821
Depreciation, excluding patient equipment depreciation	3,068,477	2,733,807
Total costs and expenses	499,947,418	314,187,263
Operating income	29,696,829	31,091,074
Interest expense, net	39,304,488	7,452,737
Loss on extinguishment of debt, net	2,121,451	1,398,929
(Loss) income before income taxes	(11,729,110)	22,239,408
Income tax expense (benefit)	1,156,002	(2,097,705)
Net (loss) income	(12,885,112)	24,337,113
Income attributable to noncontrolling interests	2,110,783	1,076,766
Net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347
Net (loss) income per common share:
Basic and diluted	$(0.66)	$1.95
Weighted average shares outstanding for net (loss) income attributable to AdaptHealth Corp.:
Basic and diluted	22,557,213	11,899,898
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
	Year Ended December 31,
	2019	2018
Net (loss) income	$(12,885,112)	$24,337,113
Other comprehensive income:
Interest rate swap agreements, net of reclassification adjustment	2,536,836	—
Comprehensive (loss) income	(10,348,276)	24,337,113
Net income attributable to noncontrolling interests	2,110,783	1,076,766
Comprehensive (loss) income attributable to AdaptHealth Corp.	$(12,459,059)	$23,260,347
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) / MEMBERS’ EQUITY (DEFICIT)
	Class A Common Stock		Class B Common Stock		Preferred Stock		Additional paid-in capital	Members’ interest	Controlling interest members’ deficit	Accumulated Deficit	Accumulated other comprehensive income	Noncontrolling interests in subsidiaries	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2017	—	$—	—	$—	—	$—	$—	$33,455,223	$(36,180,242)	$—	$—	$2,088,359	$(636,660)
Accrued return on members’ interest	—	—	—	—	—	—	—	316,403	(316,403)	—	—	—	—
Issuance of members’ interest for acquisitions	—	—	—	—	—	—	—	78,484,832	—	—	—	—	78,484,832
Cashless exercise of members’ interest	—	—	—	—	—	—	—	134,350	(134,350)	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	883,373	—	—	—	—	883,373
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(300,000)	(300,000)
Net income	—	—	—	—	—	—	—	—	23,260,347	—	—	1,076,766	24,337,113
Balance, December 31, 2018	—	$—	—	$—	—	$—	$—	$113,274,181	$(13,370,648)	$—	$—	$2,865,125	$102,768,658
Activity prior to the Business Combination:
Issuance of members’ interest, net of offering costs of $837,156	—	—	—	—	—	—	—	19,162,844	—	—	—	—	19,162,844
Redemption of members’ interest	—	—	—	—	—	—	—	(2,112,500)	(1,600,955)	—	—	—	(3,713,455)
Distributions to members	—	—	—	—	—	—	—	—	(250,000,000)	—	—	—	(250,000,000)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(1,338,383)	(1,338,383)
Equity-based compensation	—	—	—	—	—	—	—	6,914,677	—	—	—	—	6,914,677
Net income (loss)	—	—	—	—	—	—	—	—	(16,315,045)	—	—	1,531,838	(14,783,207)
Effects of the Business Combination:
Recapitalization	27,796,166	2,780	34,113,799	3,411	—	—	—	(137,239,202)	281,286,648	(63,289,710)	—	(47,995,919)	32,768,008
Proceeds from sale of Class A Common Stock	12,500,000	1,250	—	—	—	—	—	—	—	69,561,286	—	55,437,464	125,000,000
Redemption of Class B Common Stock	—	—	(2,000,000)	(200)	—	—	—	—	—	(11,129,806)	—	(8,869,994)	(20,000,000)
Conversion of equity to long-term debt	—	—	—	—	—	—	—	—	—	(24,207,763)	—	(19,292,237)	(43,500,000)
Forgiveness of employee loan	—	—	—	—	—	—	—	—	—	537,329	—	428,221	965,550
Activity subsequent to the Business Combination:
Equity-based compensation	—	—	—	—	—	—	4,155,398	—	—	—	—	—	4,155,398
Shares withheld to pay withholding taxes	(29,874)	(3)	—	—	—	—	(283,805)	—	—	—	—	—	(283,808)
Exchange of Class B Common Stock to Class A Common Stock	550,000	55	(550,000)	(55)	—	—	(820,121)	—	—	—	—	820,121	—
Net income (loss)	—	—	—	—	—	—	—	—	—	1,319,150	—	578,945	1,898,095
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	8,200,580	—	—	—	—	—	8,200,580
Change in fair value of interest rate swaps, net of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	1,431,029	1,105,807	2,536,836
Balance, December 31, 2019	40,816,292	$4,082	31,563,799	$3,156	—	$—	$11,252,052	$—	$—	$(27,209,514)	$1,431,029	$(14,729,012)	$(29,248,207)
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(12,885,112)	$24,337,113
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	62,566,500	47,876,835
Equity-based compensation	11,070,075	883,373
Deferred income tax	895,298	(2,875,895)
Change in fair value of interest rate swaps, net of reclassification adjustment	11,425,921	(546,832)
Gain on change in fair value of contingent consideration	(150,000)	—
Provision for doubtful accounts	—	15,775,638
Amortization of deferred financing costs	1,311,573	477,781
Write-off of deferred financing costs	2,121,451	1,219,205
Forgiveness of employee loan	965,550	—
Gain on debt extinguishment	—	(800,000)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,197,521)	(22,042,721)
Due from affiliates and related parties	—	700,791
Inventory	(1,305,350)	2,309,508
Prepaid and other assets	(9,558,118)	(1,579,969)
Accounts payable and accrued expenses	14,157,579	2,691,981
Net cash provided by operating activities	60,417,846	68,426,808
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(21,331,581)	(9,949,930)
Payments for business acquisitions, net of cash acquired	(63,538,392)	(86,334,011)
Net cash used in investing activities	(84,869,973)	(96,283,941)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	305,000,000	140,000,000
Payments on long-term debt	(194,071,757)	(24,830,307)
Proceeds from issuance of promissory note payable	100,000,000	—
Increase in cash from the Business Combination	43,911,748	—
Proceed from sale of Class A Common Stock	125,000,000	—
Proceeds from issuance of members’ interests	20,000,000	—
Payments for equity issuance costs	(837,156)	—
Payments for redemptions of Class B Common Stock	(20,000,000)	—
Payments of deferred financing costs	(9,027,753)	(2,715,849)
Payments on capital leases	(37,271,512)	(27,936,993)
Borrowings on lines of credit	55,500,000	24,750,000
Payments on lines of credit	(43,500,000)	(59,218,647)
Distributions to members	(250,000,000)	—
Payments for redemption of members’ interests	(3,713,455)	—
Payments of contingent consideration	(13,000,000)	—
Payments for debt prepayment penalties	—	(979,724)
Payments for tax withholdings from equity-based compensation activity, net	(507,152)	—
Distributions to noncontrolling interests	(1,338,383)	(300,000)
Net cash provided by financing activities	76,144,580	48,768,480
Net increase in cash and cash equivalents	51,692,453	20,911,347
Cash and cash equivalents at beginning of year	25,185,681	4,274,334
Cash and cash equivalents at end of year	$76,878,134	$25,185,681
Supplemental disclosures:
Cash paid for interest	$23,074,703	$7,327,942
Cash paid for income taxes	1,318,330	405,205
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	36,267,634	27,079,171
Unpaid equipment and other fixed asset purchases at end of year	8,514,047	12,557,763
Seller note issued in connection with an acquisition	2,000,000	—
Contingent purchase price in connection with acquisitions	12,625,000	15,250,000
Deferred purchase price in connection with acquisitions	1,572,500	500,000
Conversion of equity to debt	43,500,000	16,845,937
See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2019 And 2018
(1) Nature of Business
AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB), a Delaware corporation, was originally formed in November 2017 as a publicly traded special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses.
On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The merger was approved by DFB’s stockholders, and the Business Combination closed on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the merger, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. The net assets of DFB were stated at historical costs in the Company’s consolidated financial statements, with no goodwill or intangible assets recorded. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.
Pursuant to the Merger Agreement, on the closing date, the Company contributed cash to AdaptHealth Holdings in exchange for AdaptHealth Holdings common unit interests equal to the number of shares of the Company’s Class A Common Stock outstanding on the closing date. In connection with the Business Combination, the Company also issued and sold in a private placement an aggregate of 12,500,000 shares of Class A Common Stock for aggregate consideration of $125,000,000. In addition, the Company (1) issued 17,386,201 shares of Class A Common Stock to certain members of AdaptHealth Holdings in exchange for their interests in AdaptHealth Holdings, and (2) issued 32,113,799 shares of Class B Common Stock to certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings.
The number of shares issued and outstanding of the Company immediately following the closing of the Business Combination is summarized in the table below:
	Class A Common Stock	Class B Common Stock
Total shares outstanding prior to the Business Combination	31,250,000	—
Less: redemption of public shares	(20,840,035)	—
Add: shares issued in private placement	12,500,000	—
Add: shares issued in connection with the Business Combination	17,386,201	32,113,799
Total shares outstanding at the closing date of the Business Combination	40,296,166	32,113,799
Following the completion of the Business Combination, substantially all of the Company’s assets and operations are held and conducted by AdaptHealth Holdings and its subsidiaries, and the Company’s only assets are equity interests which represented a 56% controlling ownership of AdaptHealth Holdings as of November 8, 2019.
Following the completion of the Business Combination, certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings, held the remaining 44% noncontrolling ownership as of November 8, 2019. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of non-economic Class B Common stock, which enables the holder to one vote per share.
Unless the context otherwise requires, “the Company”, “we,” “us,” and “our” refer, for periods prior to the completion of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(1) Nature of Business (Continued)
upon or after the completion of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.
AdaptHealth is a leading provider of home healthcare equipment and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) oxygen and related chronic therapy services in the home. AdaptHealth also provides hospice-focused home medical equipment (HME) services, wound therapy and nutritional HME services. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors.
(2) Summary of Significant Accounting Policies
(a) Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
As discussed in Note 1, Nature of Business, the Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
(b) Basis of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
(c) Accounting Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.
(d) Revenue Recognition
The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.
Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.
The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.
Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.
The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.
The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.
The Company’s business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. The Company’s net revenue and quarterly operating results may fluctuate significantly in the future depending on these and other factors.
Adoption of ASC 606
The Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective January 1, 2019, using the modified retrospective transition method. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.
The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded $27,515,952 of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606. The adoption of ASC 606 is not expected to have a material impact on net income or loss on an ongoing basis.
Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.
Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
Disaggregation of net revenue
The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company’s revenue-generating contracts vary by payor type and payor source.
The composition of net revenue by payor type for the years ended December 31, 2019 and 2018 are as follows:
	Year Ended December 31,
	2019	2018
Government	$168,686,247	$128,278,922
Insurance	300,360,975	178,726,197
Patient pay	60,597,025	38,273,218
Net revenue	$529,644,247	$345,278,337
The composition of net revenue by core service lines for the years ended December 31, 2019 and 2018 are as follows:
	Year Ended December 31,
	2019	2018
Net sales revenue – Point in time
Sleep	$224,542,433	$123,585,029
Respiratory	5,779,842	4,910,755
HME	45,948,275	36,724,311
Other	40,180,387	24,651,320
Total Net sales revenue	$316,450,937	$189,871,415
Net revenue from fixed monthly equipment reimbursements
Sleep	$80,846,378	$52,703,572
Respiratory	81,417,997	66,341,108
HME	43,212,228	35,941,985
Other	7,716,707	420,257
Total Net revenue from fixed monthly equipment reimbursements	$213,193,310	$155,406,922
Total net revenue
Sleep	$305,388,811	$176,288,601
Respiratory	87,197,839	71,251,863
HME	89,160,503	72,666,296
Other	47,897,094	25,071,577
Total net revenue	$529,644,247	$345,278,337

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
(e) Accounts Receivable
Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.
The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.
Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue in the period of revision.
The Company’s allowance for uncollectible accounts was $21,840,787 as of December 31, 2018.
Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. The Company recorded unbilled revenue of $8,611,272 and $4,002,067 as of December 31, 2019 and 2018, respectively. Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.
(f) Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses. The carrying values of the Company’s financial instruments approximate their fair value based on their short-term nature.
The borrowings under the Company’s long-term debt arrangements, which were amended in November 2019 in connection with the Business Combination, bear interest at the variable rates described in Note 10, Debt, and therefore management believes approximates fair value.
(g) Fair Value Accounting
FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement, and states that a fair value measurement is to estimate the price at which an orderly transaction to sell an asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Assets and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
Level inputs, as defined by ASC 820, are as follows:
Level input	Input definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Refer to Note 6, Fair Value of Assets and Liabilities, for additional information.
(h) Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with a maturity of three months or less to be cash equivalents. Cash represents cash on hand and deposits held at banks. The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. Cash and cash equivalents consist of the following:
	December 31,
	2019	2018
Cash	$22,863,543	$9,058,782
Money market accounts	54,014,591	16,126,899
Total	$76,878,134	$25,185,681
(i) Inventory
Inventory consists of equipment and medical supplies and is stated at the lower of cost or market value. Cost is determined by the first-in-first-out method. These finished goods are charged to cost of net revenue in the period in which products and related services are provided to customers.
(j) Equipment and Other Fixed Assets
Equipment and other fixed assets are stated at cost less accumulated depreciation or, when acquired as part of a business combination, fair value at date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives for patient medical equipment correlate with the medical reimbursement periods. Computer equipment, vehicles and other assets are depreciated over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs and minor replacements are expensed as incurred.
The useful lives of property and equipment for purposes of computing depreciation are:
Patient medical equipment	13 months – 5 years
Vehicles	5 years
Other	2 – 7 years
(k) Impairment of Long-Lived Assets
The Company’s long-lived assets, such as equipment and other fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not incur any impairment charges on equipment and other fixed assets for the years ended December 31, 2019 and 2018.
In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets.
(l) Valuation of Goodwill
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstances indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is “more likely than not” that the carrying value of the Company’s reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.
(m) Business Combinations
The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.
(n) Deferred Financing Costs
Costs incurred in connection with the Company’s borrowings, referred to as deferred financing costs, are capitalized and included on the accompanying consolidated balance sheets in other assets for costs associated with revolving credit facilities, and as a debt reduction for costs associated with term loans. Deferred financing costs are amortized to interest expense using the effective interest method over the term of the related financing agreement. Refer to Note 8, Deferred Financing Costs, for additional information.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
(o) Deferred Rent
The Company’s operating leases for its office and warehouse leases include scheduled rent increases. The Company has accounted for the leases to provide straight-line charges to operations over the life of the leases. Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period and expensed on a straight-line basis exceed or are less than the cash payments required. Deferred rent is included in accounts payable and accrued expenses and other long-term liabilities on the accompanying consolidated balance sheets based on when the payments will be made. See Note 14, Lease Commitments, for additional information.
(p) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
In connection with the Company’s acquisition of PPS HME Holdings LLC (PPS), the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS’ subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.
(q) Advertising Costs
Advertising costs are charged to expense as incurred. The Company’s advertising costs for the years ended December 31, 2019 and 2018 were $2,144,730 and $1,788,220, respectively, and are primarily included in cost of net revenue in the accompanying consolidated statements of operations.
(r) Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Equity-based compensation expense related to these grants is included within general and administrative expenses in the accompanying consolidated statements of operations. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period. See Note 11, Stockholders’ Equity, for additional information
(s) Cost of Net Revenue
Cost of net revenue includes the cost of products and supplies sold to patients, patient equipment depreciation and other operating expenses. At December 31, 2019, the Company operated through its

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
network of 173 locations in 35 states, from which customers are provided equipment, supplies and services. The Company also includes in cost of net revenue the salaries, labor and benefits costs incurred at the Company’s operating facilities for service personnel, offshore labor expenses, occupancy costs (rent, utilities, property taxes, etc.), and other expenses (software expenses, billing fees, IT related costs, general business supplies, etc.) incurred to operate the businesses. Cost of net revenue for the years ended December 31, 2019 and 2018 consisted of the following:
	Year ended December 31,
	2019	2018
Cost of products, supplies and patient equipment depreciation	$215,927,438	$140,034,522
Salaries, labor and benefits	154,030,773	107,484,610
Occupancy	13,407,384	8,869,386
Other operating costs	57,020,792	36,996,117
Total	$440,386,387	$293,384,635
(t) General and Administrative Expenses
General and administrative expenses (G&A) primarily include expenses related to corporate salaries and benefits, legal, equity-based compensation, transaction costs and other business support functions. Included in G&A during the years ended December 31, 2019 and 2018 are salaries, labor and benefits expenses (including equity-based compensation) of $31,651,728 and $10,653,547, respectively.
(u) Business Segment
The Company’s chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors and corporate compliance with healthcare laws and regulations. Accordingly, the Company has a single reportable segment and operating segment structure.
(v) Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2019, and 2018, less than 10% of the Company’s net accounts receivable are from patients under co-pay or private plan arrangements. Credit evaluations, account monitoring procedures and a third party collection agent are utilized to minimize the risk of loss. Collateral is not required.
Cost-containment efforts of governmental organizations, primarily Medicare, could have a material adverse effect on the Company’s sales and profitability. Medicare typically awards contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple distributors with intention of driving down pricing. The Company was previously in a protected three year window which expired in 2016. The Company was able to maintain protection for the round 2 recompete contracts that became effective on July 1, 2016, however, all Medicare Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (DMEPOS) Competitive Bidding Program contracts expired on December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
Subsequent to December 31, 2018 any registered suppliers can provide equipment and services in all areas. As a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that the Centers for Medicare & Medicaid Services (CMS) expects will last until December 31, 2020.
On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas (CBAs) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021 and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.
For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in the Company’s product lines are included on the list of products subject to Round 2021. The competitive bidding process has historically put pressure on the amount the Company is reimbursed in the markets in which it exists, as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. The Company will continue to monitor developments regarding the competitive bidding program. While the Company cannot predict the outcome of the competitive bidding program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.
(w) Concentration of Customers
The Company provides and distributes medical equipment and health care services, including home oxygen, respiratory medications and sleep therapy equipment and services, to both commercial organizations and directly to end users. This results in a customer concentration relating to Medicare’s service reimbursement programs. During the years ended December 31, 2019 and 2018, the Company derived approximately 32% and 37% of its net revenue from government healthcare programs, including Medicare and Medicaid, respectively. Concentration of credit risk with respect to other payors is limited due to the large number of such payors and varied geographical locations.
(x) Self-Insurance Risk
The Company is subject to workers’ compensation, auto liability and employee medical claims, which are primarily self-insured; however, the Company maintains certain stop-loss and other insurance coverage which it believes to be appropriate. Provisions for estimated settlements relating to the workers’ compensation and medical plans are provided in the period of the related claim on a case-by-case basis plus an amount for incurred but not reported claims. Differences between the amounts accrued and subsequent settlements are recorded in operations in the period of settlement.
(y) Derivative Instruments
The Company recognizes all derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. Derivative instruments consist of interest rate swap agreements. The interest rate swap agreements are used to manage interest rate risk associated with the Company’s variable rate debt. The Company utilizes the interest rate swap agreements to modify the Company’s exposure to interest rate risk by converting a portion of its variable rate borrowings to a fixed rate. See Note 7, Derivative Instruments and Hedging Activities, for additional information.
(z) Income Taxes
Prior to the completion of the Business Combination, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. As such, income and loss from

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
operations of the Company were allocated to the members for inclusion in their tax returns. In addition, there were regular C-corporations included in the Company’s structure where taxes were paid at the entity level. The C-corporations used the asset and liability method of accounting for income taxes as described below.
Following the Business Combination, the Company uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and (ii) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized. The Company’s deferred tax calculations and valuation allowance requires management to make certain estimates about future operations. Changes in state or federal tax laws, as well as changes in the Company’s financial condition or the carrying value of existing assets and liabilities, could affect those estimates. The effect of a change in tax rates is recognized as income or expense in the period that the rate is enacted.
FASB ASC 740, Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
(aa) Net Income (Loss) Per Share
Net income (loss) per share is based upon the weighted average number of common shares outstanding during the respective periods. The Company follows the provisions of the authoritative guidance for determining whether instruments granted in equity-based compensation transactions are participating securities for purposes of calculating net income (loss) per common share. See Note 12, Net Income (Loss) Per Share.
(bb) Recently Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) (Accounting Standards Codification (ASC) Topic 606), which supersedes all existing revenue recognition requirements, including guidance specific to the healthcare industry. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services, and requires enhanced disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance allows for adoption using a full retrospective method, or a modified retrospective method. Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. The Company adopted ASC 606 effective January 1, 2019 using the modified retrospective transition method. The new standard impacted amounts presented in certain captions on the Company’s consolidated statements of operations, as upon adoption, the majority of amounts previously classified as provision for doubtful accounts are reflected as implicit price concessions, and therefore a direct reduction to revenue, net of contractual allowances and discounts. Other

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(2) Summary of Significant Accounting Policies (Continued)
than as described above, the standard did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. However, expanded disclosures were required. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business (ASU 2017-01), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The adoption of ASU 2017-01 was effective for the Company on January 1, 2018. The adoption of ASU 2017-01 did not have a material impact on the Company’s consolidated financial condition and results of operations.
(cc) Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The new guidance was required for the Company for the annual reporting period beginning January 1, 2020, and interim reporting periods beginning January 1, 2021. However, in November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extended the adoption date of the new standard for the Company. The Company is now required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance will be effective for annual and interim impairment tests performed in annual reporting periods beginning after December 15, 2020, and early adoption is permitted for annual or interim impairment tests performed after January 1, 2017. The Company is still evaluating the impact that this standard will have on the Company’s results of operations.
(3) Acquisitions
During the years ended December 31, 2019 and 2018, the Company made several acquisitions to strengthen its current market share in existing markets or to expand into new markets. Each of the Company’s

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(3) Acquisitions (Continued)
acquisitions was accounted for using the acquisition method pursuant to the requirements of FASB ASC Topic 805, Business Combinations, and are included in the accompanying consolidated financial statements since the respective acquisition date. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy. The goodwill from these acquisitions is expected to be deductible for tax purposes. Also, see subsection, “Pro-forma information” of this Note 3 for further pro-forma information on revenue and operating income.
Certain estimated fair values of the net assets of acquired businesses as determined below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.
Year ended December 31, 2019
On January 2, 2019, the Company purchased 100% of the stock of Gould’s Discount Medical, LLC (Goulds). Goulds is headquartered in Louisville, Kentucky and provides home medical equipment, supplies, and respiratory products such as home oxygen and sleep apnea equipment. The total consideration was $24,264,344, inclusive of an initial cash payment of $20,764,344, the issuance of a promissory note in the amount of $2,000,000 (payable in six equal quarterly installments commencing on September 30, 2019 and accruing 5.0% interest annually), and estimated potential contingent earn-out payments in an aggregate amount up to $1,500,000 based on certain financial metrics for the years ended December 31, 2020 and 2021. The estimated contingent earn-out liability of $1,500,000 was included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.
On July 5, 2019, the Company purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (SleepMed). SleepMed is a durable medical equipment company headquartered in Atlanta, GA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. The total consideration was $15,405,000, inclusive of an initial cash payment of $11,405,000 and estimated potential contingent earn-out payments in an aggregate amount up to $4,000,000. The estimated contingent earn-out liability was recorded as part of the acquisition accounting based on its estimated fair value at the acquisition date. Subsequent to the acquisition, based on certain events that occurred during the fourth quarter of 2019, it was determined that the fair value of the contingent earn-out liability decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $2,000,000 during the quarter ended December 31, 2019 and reduced the estimated contingent earn-out liability to $2,000,000, which is included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment date.
On October 31, 2019, the Company purchased 100% of the stock of Choice Medical Healthcare, Inc. (Choice). Choice is headquartered in Salt Lake City, Utah and provides products and services relating to continuous positive airway pressure devices and related supplies. The acquisition date fair value of the consideration was $18,683,832, inclusive of an initial cash payment of $12,483,832 and potential contingent earn-out payments in an aggregate amount up to $12,500,000, which were determined to have an acquisition date fair value of $6,200,000. The estimated contingent earn-out liability of $6,200,000 was included other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.
During the year ended December 31, 2019, the Company also completed acquisitions of multiple individually immaterial businesses. The total consideration was $21,139,579, inclusive of initial cash

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(3) Acquisitions (Continued)
payments of $18,642,079, potential deferred payments of $1,572,500 and estimated potential earn-out payments in an aggregate amount up to $925,000. Subsequent to the acquisition accounting for these transactions, it was determined that the fair value of the contingent earn-out liabilities decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $525,000 during the quarter ended December 31, 2019. Of the remaining estimated contingent earn-out liabilities, $200,000 and $200,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates. The results of these acquired companies were immaterial to the Company’s results for the year ended December 31, 2019.
The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:
	Goulds	SleepMed	Choice	Other	Total
Cash	$—	—	—	91,894	91,894
Accounts receivable	3,968,011	—	758,558	678,491	5,405,060
Inventory	2,452,777	266,759	33,880	1,507,625	4,261,041
Prepaid and other current assets	11,835	—	110,212	—	122,047
Equipment and other fixed assets	3,352,330	1,401,491	107,120	6,107,790	10,968,731
Goodwill	17,947,636	14,064,750	18,908,961	14,348,123	65,269,470
Contract liabilities	(509,000)	(328,000)	(22,000)	(849,995)	(1,708,995)
Accounts payable and accrued expenses	(2,959,245)	—	(1,212,899)	(744,349)	(4,916,493)
Net assets acquired	$24,264,344	15,405,000	18,683,832	21,139,579	79,492,755
Year ended December 31, 2018
On May 17, 2018, as set forth in a Contribution and Exchange Agreement, the members of PPS contributed all of their membership units in PPS to AdaptHealth LLC, a subsidiary of AdaptHealth Holdings, in exchange for cash consideration of $7,000,000 and members’ interests with a value of $48,484,848. PPS provides home oxygen, respiratory medications and sleep therapy equipment and services. Prior to the May 17, 2018 transaction, in May 2017, MedStar Surgical & Breathing Equipment, Inc (MedStar), a subsidiary of AdaptHealth LLC, entered into an Administrative Services Agreement with Braden Partners L.P. (BP), a subsidiary of PPS. Under the agreement, MedStar provides management, consulting and administrative support to all BP’s business operations. During 2018, prior to the May 17, 2018 transaction, AdaptHealth Holdings recorded management fee income of $576,458 related to this agreement, which is included in net revenue less provision for doubtful accounts in the accompanying consolidated statements of operations for the year ended December 31, 2018. At May 17, 2018, AdaptHealth Holdings had accounts receivable of $1,715,430 with BP, which primarily related to unpaid management fees, which was settled as part of the May 17, 2018 transaction. The settlement of this receivable was included in the total consideration for purposes of the acquisition accounting for the transaction.
On May 17, 2018, AdaptHealth Holdings entered into an Agreement and Plan of Merger with Verus Healthcare, Inc. (Verus) in which AdaptHealth Holdings purchased 100% of the stock of Verus for total consideration of $100,399,268, inclusive of cash payments of $58,399,284, issuance of members’ interests with a value of $13,154,047, issuance of convertible notes of $16,845,937, and contingent consideration of $12,000,000. Verus is headquartered in Tennessee and provides and distributes various types of medical equipment and health care services, including respiratory medications, sleep therapy equipment and

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(3) Acquisitions (Continued)
services and nutrition products, to both commercial organizations and directly to end users. The contingent consideration was based on the achievement of certain financial targets after the transaction. Verus achieved these targets and amounts were paid in February 2019; accordingly, the contingent consideration was included within other current liabilities in the accompanying consolidated balance sheets at December 31, 2018. The parties intended that the convertible notes would convert to equity which occurred on December 31, 2018; such convertible notes converted to members’ interests. During 2018, the Company recorded $293,400 of interest expense relating to the convertible notes.
On July 31, 2018, AdaptHealth Holdings purchased 100% of the stock of Home Medical Express, Inc. (HME) for total consideration of $13,250,000, inclusive of an initial cash payment of $9,000,000, an escrow payment of $1,000,000, and estimated potential earn-out payments of up to $3,250,000. HME is headquartered in Illinois and provides respiratory and durable medical equipment and services. The escrow payment was made at closing and was due to the sellers on the first anniversary of the closing date, subject to certain conditions after the closing date, with any amounts not paid to the sellers to be paid back to the Company. Refer to Note 5, Goodwill, for additional information. The estimated potential earn-out payments were based upon the achievement of certain financial targets for the first and second years after the transaction ($1,625,000 each year). Based on HME’s actual results during the first year after closing, $1,000,000 of the first-year payout was earned and paid to the sellers during the year ended December 31, 2019 which reduced the initial contingent earn-out liability. As part of a separate arrangement executed in September 2019, the Company provided the sellers with the potential to receive the unearned portion of the first-year payout based on revised financial targets through the end of 2019, which were achieved. As a result, $625,000 was recorded in other current liabilities at December 31, 2019 in the accompanying consolidated balance sheets.
On December 31, 2018, the Company purchased 100% of the stock of a durable medical equipment company headquartered in Utah. The company provides respiratory, durable medical equipment and hospice services to its customers. The total consideration paid was $5,350,000, inclusive of a cash payment of $4,850,000 and a deferred payment of $500,000, which is due following the second anniversary of the closing date subject to certain conditions after the closing date. At December 31, 2019 and 2018, the $500,000 deferred payment is included within other long-term liabilities in the accompanying consolidated balance sheets based upon the estimated payment date. In addition, the sellers have the potential to receive earn-out payments up to a maximum of $5,000,000 which are based on the achievement of certain financial targets for the three years subsequent to the transaction. Based on the available information at the acquisition date, management determined that the targets relating to the earn-out payments were not probable of achievement, and therefore these potential payments were not reflected in the acquisition accounting for the transaction. Based on the financial results subsequent to the transaction, it was determined that $1,000,000 of the potential earn-out payments under the agreement was earned and an additional $2,000,000 is expected to be earned. As a result, $3,000,000 was included in cost of net revenue for the year ended December 31, 2019 in the accompanying consolidated statements of operations, of which $1,000,000 and $2,000,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets, based on the expected payment dates.
During the year ended December 31, 2018, the Company also completed acquisitions of multiple individually immaterial businesses for total cash consideration of $8,099,000. The results of these acquired companies were immaterial to the Company’s results for the year ended December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(3) Acquisitions (Continued)
The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:
	PPS	Verus	HME	Other	Total
Cash	$407,456	1,449,817	100,000	57,000	2,014,273
Accounts receivable	12,126,481	7,795,765	2,200,774	445,000	22,568,020
Inventory	1,344,535	2,923,211	75,493	674,678	5,017,917
Prepaid and other current assets	995,048	466,114	35,960	—	1,497,122
Equipment and other fixed assets	20,357,062	5,895,113	2,165,448	3,229,983	31,647,606
Deferred tax asset	—	6,525,269	—	—	6,525,269
Other assets	1,927,355	838,008	37,956	—	2,803,319
Goodwill	49,660,338	91,829,157	13,230,987	10,037,339	164,757,821
Accounts payable and accrued expenses	(20,484,673)	(11,963,664)	(3,180,531)	(995,000)	(36,623,868)
Contract liabilities	(1,677,813)	(306,194)	(341,667)	—	(2,325,674)
Capital lease obligations	(6,395,438)	(3,793,103)	(1,074,420)	—	(11,262,961)
Deferred tax liability	(321,974)	—	—	—	(321,974)
Other long-term liabilities	(738,099)	(1,260,225)	—	—	(1,998,324)
Net assets acquired	$57,200,278	100,399,268	13,250,000	13,449,000	184,298,546
Pro-Forma Information (unaudited)
The unaudited pro-forma financial information has been provided for illustrative purposes only. The unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Future results may vary significantly from the results reflected in the following unaudited pro-forma financial information because of future events and transactions, as well as other factors, many of which are beyond the Company’s control.
The unaudited pro-forma combined financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information does not include any adjustments to reflect the impact of cost savings or other synergies that may result from these acquisitions. As noted above, the unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented or that may be achieved by the combined company in the future.
The information in the following table represents net revenue and operating income for the years ended December 31, 2019 and 2018 had the Company consolidated its 2019 and 2018 significant acquisitions in those periods.
	Year ended December 31,
Pro-forma financial information:	2019	2018
Net revenue	$551,754,097	$477,649,368
Operating income	31,304,194	25,352,321

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(3) Acquisitions (Continued)
The above results do not include interest expense associated with debt incurred to fund the cash consideration paid for the acquisitions.
Results of Businesses Acquired
The amount of net revenue and operating income of the significant acquisitions in 2019 and 2018 since the respective acquisition dates included in the Company’s consolidated statements of operations for the years ended December 31, 2019 and 2018 are as follows:
	Year ended December 31,
	2019	2018
Net revenue	$53,295,178	$107,047,267
Operating income (loss)	7,406,919	(6,597,299)
(4) Equipment and Other Fixed Assets
Equipment and other fixed assets as of December 31, 2019 and 2018 are as follows:
	2019	2018
Patient medical equipment	$112,070,831	$123,881,314
Vehicles	4,461,041	3,903,819
Other	15,474,589	12,704,131
	132,006,461	140,489,264
Less accumulated depreciation	(68,447,381)	(78,887,914)
	$63,559,080	$61,601,350
For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense of $62,566,500 and $47,876,835, respectively. During the years ended December 31, 2019 and 2018, the Company wrote off $72,784,264 and $231,090 of fully depreciated patient medical equipment, respectively.
(5) Goodwill
The change in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 were as follows:
	Gross carrying amount	Accumulated impairment losses	Net carrying amount
Balance at December 31, 2017	$38,628,391	—	38,628,391
Acquired goodwill during the period	164,757,821	—	164,757,821
Decrease	(950,000)	—	(950,000)
Balance at December 31, 2018	$202,436,212	—	202,436,212
Acquired goodwill during the period	65,269,470	—	65,269,470
Receipt of prior escrow payment	(504,000)		(504,000)
Decrease	(411,164)	—	(411,164)
Balance at December 31, 2019	$266,790,518	—	266,790,518

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(5) Goodwill (Continued)
As discussed in Note 3, Acquisitions, in connection with the acquisition of HME in 2018, the Company made an escrow payment of $1,000,000 that would either be due to the sellers or paid back to the Company within one year subject to certain conditions after closing. Based on the outcome of such conditions, the Company received $504,000 of the escrow funds during the year ended December 31, 2019 and recorded that amount as a reduction of goodwill. The other decreases in the table above primarily relates to working capital and other measurement period adjustments relating to businesses that were acquired by the Company during 2018.
(6) Fair Value of Assets and Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. A hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs.
To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the Company’s degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases an asset or liability is classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.
Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition in the future may cause the Company’s financial instruments to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3. During the years ended December 31, 2019 and 2018, the Company did not have any reclassifications in levels.
The following table presents the valuation of the Company’s financial assets and liabilities as of December 31, 2019 and 2018 measured at fair value on a recurring basis. The fair value estimates presented herein are based on information available to management as of December 31, 2019 and 2018. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(6) Fair Value of Assets and Liabilities (Continued)
	Level 1	Level 2	Level 3	Fair Value
December 31, 2019
Assets
Money market accounts	$54,014,591	$—	$—	$54,014,591
Total assets measured at fair value	$54,014,591	$—	$—	$54,014,591
Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$4,825,000	$4,825,000
Acquisition-related contingent consideration obligations-long term	—	—	9,900,000	9,900,000
Interest rate swap agreements	—	8,339,288	—	8,339,288
Total liabilities measured at fair value	$—	$8,339,288	$14,725,000	$23,064,288

	Level 1	Level 2	Level 3	Fair Value
December 31, 2018
Assets
Money market accounts	$16,126,899	$—	$—	$16,126,899
Interest rate swap agreement	—	943,134	—	943,134
Total assets measured at fair value	$16,126,899	$943,134	$—	$17,070,033
Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$13,625,000	$13,625,000
Acquisition-related contingent consideration obligations-long term	—	—	1,625,000	1,625,000
Interest rate swap agreements	—	396,302	—	396,302
Total liabilities measured at fair value	$—	$396,302	$15,250,000	$15,646,302
Interest Rate Swaps
The Company uses interest rate swap agreements to manage interest rate risk by converting a portion of its variable rate borrowings to a fixed rate and recognizes these derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of the Company’s interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of FASB ASC Topic 820, Fair Value Measurement, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(6) Fair Value of Assets and Liabilities (Continued)
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and the respective counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the Company’s derivatives held as of December 31, 2019 and 2018 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.
Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):
Contingent Consideration
The Company estimates the fair value of acquisition-related contingent consideration obligations by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. Each period, the Company evaluates the fair value of acquisition-related contingent consideration obligations. The Company records any increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction of contingent consideration expense. Contingent consideration obligations of $14,725,000 were outstanding at December 31, 2019 which relate to business acquisitions that occurred during the years ended December 31, 2019 and 2018. Contingent consideration obligations of $15,250,000 were outstanding at December 31, 2018 which related to business acquisitions in May 2018 and July 2018, of which $13,000,000 was paid during the year ended December 31, 2019.
A reconciliation of the Company’s contingent consideration liabilities related to acquisitions is as follows:
	Beginning Balance	Additions	Payments	Gain	Ending Balance
Year Ended December 31, 2019
Contingent consideration	$15,250,000	$12,625,000	$(13,000,000)	$(150,000)	$14,725,000
Total Level 3 liabilities	$15,250,000	$12,625,000	$(13,000,000)	$(150,000)	$14,725,000
Year Ended December 31, 2018
Contingent consideration	$—	$15,250,000	$—	$—	$15,250,000
Total Level 3 liabilities	$—	$15,250,000	$—	$—	$15,250,000
The Company’s non-financial assets measured on a non-recurring basis were as follows:
	As of December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$266,790,518	$202,436,212

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(7) Derivative Instruments and Hedging Activities
FASB ASC Topic 815, Derivatives and Hedging (ASC 815), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As discussed in Note 6, Fair Value of Assets and Liabilities, and as required by ASC 815, the Company records all derivatives on its consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge.
The Company is exposed to certain risk arising from economic conditions. The Company principally manages its exposures to interest rate risk through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to the Company’s variable rate borrowings.
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in accumulated other comprehensive income and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. In the twelve months subsequent to December 31, 2019, the Company estimates that an additional $3,526,000 will be reclassified as a reduction to interest expense.
As of December 31, 2019 and 2018, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 and $85,000,000 as of December 31, 2019 and 2018, respectively, and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, in accordance with the provisions of ASC 815 and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company designated its swaps as effective cash flow hedges of interest rate risk.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(7) Derivative Instruments and Hedging Activities (Continued)
Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income within stockholders’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets at December 31, 2019 and 2018:
	As of December 31, 2019
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,157,324)
Interest rate swap agreements	Other long-term liabilities	(6,181,964)
Total derivatives designated as hedging instruments		$(8,339,288)

	As of December 31, 2018
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives not designated as hedging instruments:
Interest rate swap agreements	Prepaid and other current assets	$943,134
Interest rate swap agreements	Other current liabilities	(396,302)
Total derivatives not designated as hedging instruments		$546,832
The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income during the year ended December 31, 2019. There was no effect on accumulated other comprehensive income during the year ended December 31, 2018.
	Year Ended December 31, 2019
	Amount of Gain or (Loss) Recognized in OCI on Derivative	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
Derivatives in cash flow hedging relationships:
Interest rate swap agreements	$3,469,643	Interest expense	$932,807
Total	$3,469,643		$932,807
The table below presents the effect of the Company’s derivative financial instruments that were not designated as hedging instruments on the consolidated statements operations during the year ended December 31, 2019 and 2018 and represents the change in fair value of the Company’s interest rate swap agreements during such periods:
	Year Ended December 31, 2019
	Location of Gain or (Loss) Recognized in Loss on Derivative	Amount of Gain or (Loss) Recognized in Loss on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$(12,358,728)
Total		$(12,358,728)

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(7) Derivative Instruments and Hedging Activities (Continued)
	Year Ended December 31, 2018
	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$546,832
Total		$546,832
(8) Deferred Financing Costs
The change in the carrying amount of deferred financing costs for the years ended December 31, 2019 and 2018 was as follows:
	2019	2018
Balance at January 1	$2,258,253	$1,342,379
Capitalized fees	9,027,753	2,612,860
Amortization	(1,311,573)	(477,781)
Write-off due to debt refinancing	(2,121,451)	(1,219,205)
Balance at December 31	$7,852,982	$2,258,253
Amortization expense relating to deferred financing costs was $1,311,573 and $477,781 during the years ended December 31, 2019 and 2018, respectively, and is included in interest expense in the accompanying consolidated statements of operations. The write-off of deferred financing costs is included in loss on extinguishment of debt, net in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018.
The December 31, 2019 balance of deferred financing costs of $7,852,982 is estimated to be recorded to amortization expense as follows: $1,566,363 in 2020, 2021, 2022 and 2023, $840,068 in 2024, and $747,462 thereafter.
(9) Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses as of December 31, 2019 and 2018 consisted of the following:
	December 31,
	2019	2018
Accounts payable	$79,237,323	$70,603,562
Employee related accruals	12,319,746	9,142,347
Self insurance reserves	1,166,014	1,304,335
Accrued interest	4,021,660	404,015
Other	5,983,350	4,104,160
Total	$102,728,093	$85,558,419

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(10) Debt
The following is a summary of long term-debt as of December 31, 2019 and 2018:
	December 31,
	2019	2018
Secured term loans	$246,250,000	$134,875,000
Revolving credit facility	12,000,000	—
Note payable	143,500,000	—
Seller note (see Note 3)	1,666,667	—
Other	58,518	171,942
Unamortized deferred financing fees	(6,642,490)	(862,243)
	396,832,695	134,184,699
Current portion	(1,721,132)	(7,089,976)
Long-term portion	$395,111,563	$127,094,723
Interest expense related to long-term debt agreements, including amortization of deferred financing costs and payments made under the Company’s interest rate swap agreements, for the years ended December 31, 2019 and 2018 was $27,849,699 and $7,418,959, respectively.
In March 2019, the Company entered into several agreements, amendments and new financing facilities (herein after referred to as the March 2019 Recapitalization Transactions). In connection with the March 2019 Recapitalization Transactions, the Company signed the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. In November 2019, in connection with the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50,000,000 to $100,000,000 (see below), and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.
The maturity of total debt, excluding unamortized deferred financing fees, at December 31, 2019 is as follows.
Twelve months ended December 31,
2020	$1,721,132
2021	4,053
2022	—
2023	2,500,000
2024	255,750,000
Thereafter	143,500,000
Total debt maturity	$403,475,185
Long-Term Debt
The debt restructuring completed as part of the March 2019 Recapitalization Transactions consisted of $425,000,000 in credit facilities, which included a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. As noted above, in November 2019, the Company amended its credit facility to increase the amount available under the Delayed Draw from $50,000,000 to $100,000,000. The Credit Facility Term Loan and Delayed Draw loan may consist of Base Rate Loans or LIBOR Rate

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(10) Debt (Continued)
Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. Per the agreement, the Delayed Draw loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the debt restructuring, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt amendment, the Company may be required to repay principal based on excess cash flow, as defined.
The proceeds from the Credit Facility Term Loan were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a distribution to AdaptHealth Holdings’ members, and (4) redeem all of the AdaptHealth Holdings issued and outstanding Preferred Units, including the cumulative preferred dividends. The proceeds of any borrowings under the Delayed Draw loan will be used to finance Permitted Acquisitions (as defined in the agreement) and to pay fees and transaction costs associated with such acquisitions. The proceeds of any borrowings under the New Revolver will be for (1) an amount not to exceed $25,000,000 to finance working capital, make capital expenditures and for other general corporate purposes, and (2) an amount not to exceed $50,000,000 to finance Permitted Acquisitions and to pay fees and transaction costs associated with such acquisitions.
Secured Term Loan
In connection with the March 2019 debt restructuring the Company borrowed $300,000,000 under the Credit Facility Term Loan. The Credit Facility Term Loan requires quarterly principal repayments of $1,875,000 beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3,750,000 beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at maturity in March 2024. In November 2019, the Company repaid $50,000,000 under the Credit Facility Term Loan using the proceeds received from the transactions completed as part of the Business Combination; such repayment was applied to the principal payments required to be paid through September 2023. At December 31, 2019 there was $246,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 4.55% at December 31, 2019.
The Delayed Draw loan has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the year ended December 31, 2019 no amounts were borrowed under the Delayed Draw loan.
In February 2018, the Company signed the Second Amended and Restated Credit and Guaranty Agreement and refinanced its debt structure at that time. The refinancing consisted of $175,000,000, which included a $70,000,000 Initial Term Loan (Initial Term Loan), $80,000,000 Delayed Draw Term Loan (Delayed Draw Loan), and $25,000,000 Revolving Credit Facility (Revolver). The credit facilities bore interest quarterly at variable rates (6.02% at December 31, 2018). At December 31, 2018 there was $67,375,000 and $67,500,000 outstanding under the Initial Term Loan and Delayed Draw Loan, respectively, and there were no amounts outstanding under the Revolver. These amounts were repaid in connection with the March 2019 debt restructuring.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(10) Debt (Continued)
Revolving Credit Facility
During the year ended December 31, 2019, the Company borrowed $43,500,000 under the New Revolver. In November 2019, the Company repaid $31,500,000 under the New Revolver using the proceeds received from the transactions completed as part of the Business Combination. At December 31, 2019, there was $12,000,000 outstanding under the New Revolver. The interest rate under the New Revolver was 4.55% at December 31, 2019. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $60,503,482 at December 31, 2019.
Note Payables
In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company signed a promissory note agreement with the investor with a principal amount of $100,000,000 (the Promissory Note). In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100,000,000, and the investor converted certain of its members’ interests to a $43,500,000 promissory note. The investor generated taxable income and a current federal and state income tax liability of approximately $5,870,000 on the exchange of its members’ interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company has recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability, included in Other liabilities, in the accompanying consolidated balance sheets as of December 31, 2019.
The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash under the Promissory Note and the New Promissory Note, which it did during the year ended December 31, 2019, and thus no amounts were added to the principal balance during that period. If the Company elects to prepay the Promissory Note prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If the Company elects to prepay the Promissory Note prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.
In 2013, AdaptHealth Holdings issued a note payable of $5,500,000 to a former shareholder of an acquired company for repurchase of stock which was outstanding at December 31, 2017. In February 2018, in connection with a restructuring of its debt arrangement, AdaptHealth Holdings repaid the note payable for consideration of $4,700,000. In connection with the repayment of the note, the Company recorded a gain on extinguishment of debt of $800,000, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(10) Debt (Continued)
Term Note
In May 2017 AdaptHealth Holdings entered into a $7,000,000 Term Loan Promissory Note (the Term Loan). As of December 31, 2017, $5,979,167 was outstanding under the Term Loan, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Term Loan, the Company incurred a prepayment penalty expense of $634,038, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.
(11) Stockholders’ Equity
The completion of the Business Combination (the Closing) occurred on November 8, 2019, refer to Note 1, Nature of Business, for additional details regarding the Business Combination. The following table represents the structure of the combined company upon the Closing of the Business Combination:

Legacy AdaptHealth Owners
Public Shareholders
72% voting power
28% voting power
49% economic interest
51% economic interest
Units exchangeable to AdaptHealth Corp. Class A Common Stock
AdaptHealth Corp. (f/k/a DFB Healthcare Acquisitions Corp.)
56% voting and economic interest
44% voting and economic interest
AdaptHealth Holding LLC

Upon the Closing of the Business Combination, the former owners of AdaptHealth Holdings held approximately 49% of the economic interest in AdaptHealth Corp. and the former stockholders of DFB held the remaining approximate 51% of the economic interests in AdaptHealth Corp., both in the form of shares of the Company’s Class A Common Stock .AdaptHealth Corp. owns approximately 56% of the combined company with the remaining 44% owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units).
Following the Closing of the Business Combination, the combined results of DFB and AdaptHealth Holdings are consolidated, with the holders of Class A Common Stock owning an approximate 56% direct controlling interest and the holders of New AdaptHealth Units owning an approximate 44% direct noncontrolling economic interest shown as noncontrolling interest in the consolidated financial statements of the combined entity. The approximate 44% direct noncontrolling economic interest in AdaptHealth Holdings held by the current owners of AdaptHealth Holdings noted above is in the form of New AdaptHealth Units and are exchangeable on a one-to-one basis for Class A Common Stock. Following the Closing, 550,000 New AdaptHealth Units were exchanged for shares of Class A Common Stock, resulting in holders of New AdaptHealth Units owning an approximately 43% direct noncontrolling economic interest in

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(11) Stockholders’ Equity (Continued)
AdaptHealth Holdings at December 31, 2019. The approximately 43% direct noncontrolling economic interest will continue to decrease as New AdaptHealth Units are exchanged for shares of Class A Common Stock.
The following table sets forth the net assets of DFB at the Closing:
Cash and cash equivalents	$43,911,748
Current assets	70,763
Current liabilities	(11,214,503)
Net assets of DFB	$32,768,008
The following table sets forth the sources and uses of cash in connection with the Business Combination:
Sources
DFB’s cash and cash equivalents on hand	$43,911,748
Private placement(1)	125,000,000
Total Sources	$168,911,748

Uses
Cash to balance sheet(2)	$52,845,206
Legacy AdaptHealth Holdings LLC redemptions(3)	20,000,000
Debt repayment(4)	81,500,000
Transaction expenses(5)	14,566,542
Total Uses	$168,911,748

(1)
Represents the issuance and sale, in a private placement consummated concurrently with the Closing, of 12,500,000 shares of Class A Common Stock.

(2)
Represents remaining cash that will be used to fund operations and working capital needs of the Company after the closing of the Business Combination.

(3)
Represents cash that was used to fund redemptions made by legacy AdaptHealth Holdings investors.

(4)
Represents the amount of debt that the combined company paid down upon closing of the Business Combination.

(5)
Represents the amount of transaction expenses paid in connection with the closing of the Business Combination, including costs incurred by the Company and accrued costs incurred by DFB prior to the closing of the Business Combination, that were paid upon closing.

In connection with the Business Combination, the Company filed its Second Amended and Restated Certificate of Incorporation to increase the total number of shares of all classes of capital stock which the Company is authorized to issue to 250,000,000 shares, consisting of 210,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, 35,000,000 shares of Class B Common Stock with a par value of $0.0001 per share, and 5,000,000 shares of Preferred Stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. The shares of Preferred Stock shall be issued with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were 40,816,292 shares of Class A Common Stock and 31,563,799 shares of Class B Common Stock outstanding. At December 31, 2019 there were no shares of Preferred Stock issued or outstanding.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(11) Stockholders’ Equity (Continued)
Warrants
The Company has 12,666,666 warrants outstanding as of December 31, 2019. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.
Contingent Consideration
Pursuant to the Merger Agreement, the former owners of Adapthealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of Adapthealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the 30-day volume-weighted average price of the Company’s Class A Common Stock equals or exceeds certain hurdles set forth in the Merger Agreement. The former owners of AdaptHealth Holdings can potentially receive up to an additional 1,000,000 shares in December 2020, 2021 and 2022, for a total of 3,000,000 shares, as a part of the earn-out consideration. As of December 31, 2019, the hurdles have not been met.
March 2019 Recapitalization Transactions
As discussed in Note 10, Debt. in March 2019, the Company entered into several agreements, amendments and new financing facilities as part of the March 2019 Recapitalization Transactions. In addition to the debt proceeds received as part of these transactions, the Company also received proceeds of $20,000,000 for the purchase of members’ interests pursuant to the Note and Unit Purchase Agreement. The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company’s credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the Note and Unit Purchase Agreement, (3) pay a $250,000,000 distribution to AdaptHealth Holdings’ members, and (4) redeem certain members’ interests, including the cumulative preferred dividends, for $3,713,455.
Equity-based Compensation
AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in the long-term growth and financial success of the Company and were issued in exchange for services to be performed.
With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (which was determined to be May 20, 2019). The remaining 50% had vesting terms based upon the first to occur of a sale of AdaptHealth Holdings and the fourth anniversary of the Vesting Commencement Date, in either case, provided that the equity value of AdaptHealth Holdings at the time of such sale or fourth anniversary equals or exceeded a certain threshold as defined in the agreements, subject to the employee’s continuous employment through each applicable vesting date. In connection with the Business Combination, the vesting conditions for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the closing of the Business Combination. The grant date fair

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(11) Stockholders’ Equity (Continued)
value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and will be recognized as expense over the employees’ requisite service period.
The 2018 Incentive Units vest 50% on the second anniversary of the Vesting Commencement Date as defined in the agreements (which was determined to be May 17, 2018), and 25% on the third and fourth anniversaries of the Vesting Commencement Date, subject to the employee’s continuous employment with the Company through each applicable vesting date. The grant date fair value of the 2018 Incentive Units, as calculated under an Option Pricing Method, was $5,344,500, and will be recognized as expense over the employees’ requisite service period.
The assumptions used to determine the grant-date fair value of the 2019 Incentive Units and 2018 Incentive Units was as follows:
	2019 Incentive Units	2018 Incentive Units
Expected volatility(1)	40.0%	35.0%
Risk-free interest rate(2)	2.0%	2.3%
Expected term(3)	1.5 years	1.5 years
Discount for lack of marketability(4)	25.0%	30.0%

(1)
The expected volatility is derived from the asset volatilities of comparable public companies.

(2)
The risk-free interest rate is obtained from Standard and Poor’s Capital IQ, and represents the yield on a treasury note as of the valuation date with the maturity matching the expected term.

(3)
The expected term is based on management’s estimate.

(4)
The discount for lack of marketability is based on put option analyses using similar timing inputs.

In conjunction with the March 2019 Recapitalization Transactions, all holders of the 2018 Incentive Units received an advance for future distribution. These cash distributions were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of certain of the 2018 Incentive Units was accelerated. The 2019 Incentive Units and the 2018 Incentive Units were converted into members’ interests prior to the Closing of the Business Combination.
In connection with the Business Combination, certain members of management were awarded shares of the Company’s Class A Common Stock for services performed. The fair value of these immediately vested shares was $3,195,563 and was recognized as compensation cost on the grant date during the year ended December 31, 2019. In addition, in November 2019, the Company granted 15 shares of Class A Common Stock to each employee of the Company. The fair value of such shares was $313,979 and was recognized as compensation cost during the year ended December 31, 2019.
On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees’ interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8,000,000 shares of Class A Common Stock, subject to certain adjustments and limitations.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(11) Stockholders’ Equity (Continued)
The following awards were granted in connection with the 2019 Plan during the year ended December 31, 2019:
•
On November 21, 2019, the Company granted 410,000 shares of restricted stock to certain executive officers. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on the cumulative annual growth rate of the Company’s stock based on the volume weighted average price during the ten trading days immediately preceding the vesting date (which is considered a market condition), subject to the employee’s continuous employment with the Company at such vesting date. The grant-date fair value of the awards, using a Monte Carlo simulation analysis, was $1,193,100 and will be recognized as expense on a straight-line basis over the employees’ requisite service period.

•
On November 21, 2019, the Company granted 3,416,666 options to purchase shares of common stock of the Company to certain executive officers that have an exercise price of $11.50 per share. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on a performance condition relative to the achievement of certain defined financial metrics, subject to the employee’s continuous employment through the applicable vesting date. At December 31, 2019 management estimates that 50% of the shares will vest based on the projected achievement of such metrics. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7,248,653 and will be recognized as expense on a straight-line basis over the employees’ requisite service period if the awards are considered probable to vest.

The assumptions used to determine the grant-date fair value of stock options granted during the year ended December 31, 2019 were as follows:
2019
Expected volatility	35.9%
Risk-free interest rate	1.7%
Expected term	6.0 years
Dividend yield	N/A

•
On November 21, 2019, the Company granted 460,000 shares of restricted stock to certain senior management employees. Such shares will vest 25% on December 31, 2020, 2021, 2022 and 2023, subject to the employee’s continuous employment through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company’s common stock on the date of grant, was $3,730,600 and will be recognized as expense on a straight-line basis over the employees’ requisite service period.

•
On December 16, 2019, the Company granted 31,250 shares of restricted stock to its non-employee board members. Such shares will vest immediately prior to the Company’s annual stockholders’ meeting following the grant date, subject to the individual’s continuous service through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company’s common stock on the date of grant, was $333,125 and will be recognized as expense on a straight-line basis over the vesting period.

The Company recorded equity-based compensation expense of $11,070,075 and $883,373 during the years ended December 31, 2019 and 2018, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense recorded during the year ended December 31, 2019 included $2,694,201 in connection with the acceleration of vesting of the 2018 Incentive Units and $2,200,519 for the modification of the awards relating to the cash distributions discussed above. At December 31, 2019, there was $12,197,387 of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(11) Stockholders’ Equity (Continued)
2.8 years. At December 31, 2019, 3,682,084 shares of the Company’s Class A Common Stock are available for issuance under the 2019 Plan.
(12) Net Income (Loss) Per Common Share
The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.
The Company excluded the effect of the warrants, unvested restricted stock and stock options from the computation of diluted net income (loss) per share in the year ended December 31, 2019 as their inclusion would have been anti-dilutive because the Company is in a net loss position for such period. The Company excluded the Class B Common Stock from the computation of diluted net income (loss) per share because the effect of including them would be anti-dilutive as a result of the Company being in a loss position for the year ended December 31, 2019.
The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of common shares outstanding for the period subsequent to the transactions that occurred in connection with the Business Combination:
	Year Ended December 31,
	2019	2018
Basic net (loss) income per common share
Numerator:
Basic net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347
Denominator:
Basic and diluted weighted average shares outstanding	22,557,213	11,899,898
Basic and diluted net (loss) income per share attributable to Class A shareholders	$(0.66)	$1.95
(13) Capital Lease Obligations
The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly and bearing interest rates ranging from 0.0% to 10.2%. Interest expense related to capital leases was $161,629 and 287,210 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, future annual minimum payments required under lease obligations are as follows:
2020	$19,813,539
2021	255,652
Total	20,069,191
Less amount representing interest	(86,198)
19,982,993
Current portion	(19,749,854)
Long-term portion	$233,139

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(13) Capital Lease Obligations (Continued)
At December 31, 2019 and 2018, equipment under capital leases consisted of patient equipment with a cost basis of approximately $39,100,000 and $29,300,000, respectively, and accumulated depreciation of approximately $11,700,000 and $8,800,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
(14) Lease Commitments
The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through November 2028. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at December 31, 2019 and 2018 was $1,124,702 and $741,167, respectively. The Company recorded $10,281,541 and $6,393,522 of rent expense for the years ended December 31, 2019 and 2018, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of operations.
The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of December 31, 2019 are as follows:
2020	$12,291,753
2021	7,811,982
2022	5,632,124
2023	4,492,642
2024	3,082,588
Thereafter	4,036,732
$37,347,821
(15) Retirement Plans
At December 31, 2019 and 2018, the Company has a single consolidated retirement plan (the AdaptHealth Plan) which includes its subsidiaries’ 401(k) plans with one exception: the Royal Homestar 401(k) plan is administered by a noncontrolling interest. The AdaptHealth Plan allows employees to contribute up to the annual limitation imposed by the Internal Revenue Code. The Company, at its discretion, may make matching and profit-sharing contributions to the AdaptHealth Plan. The Company recorded no matching or profit-sharing expense related to the AdaptHealth Plan for the years ended December 31, 2019 and 2018. The Company recorded an immaterial amount of matching or profit-sharing expense for the Royal Homestar 401(k) plan during the years ended December 31, 2019 and 2018.
(16) Self-Insured Plans
The Company was self-insured for its employees’ medical, auto and workers’ compensation claims during 2019 and 2018. The Company purchased medical stop loss insurance that covers the excess of each specific loss over $175,000 in 2019 and $150,000 in 2018, and aggregate losses that exceed the greater of the

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(16) Self-Insured Plans (Continued)
calculated aggregate stop loss threshold or the minimum aggregate stop loss threshold. In 2019 and 2018, the Company purchased workers’ compensation stop loss insurance which has occurrence-based limits that vary by state based on statutory rules. The Company is subject to an aggregate annual limit. Self-insurance reserves include estimates of both known claims filed and estimates of claims incurred but not reported (IBNR). The Company uses historical paid claims information to estimate its claims liability. The liability for IBNR was $1,166,014, and $1,304,335 as of December 31, 2019 and 2018, respectively. This liability is included within accounts payable and accrued expenses in the accompanying consolidated balance sheets.
(17) Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.
(18) Related Party Transactions
As discussed in Note 10, Debt, the Company has an outstanding note payable with an investor with a principal amount of $143,500,000. This investor also has equity ownership in the Company.
At December 31, 2017, the Company had an outstanding balance of $1,123,181 payable to certain members of AdaptHealth Holdings. The payable was noninterest bearing and had no specific repayment terms. The Company repaid the amount in full during 2018.
In 2014, Ocean Home Health Supply LLC, a subsidiary of the Company, executed an agreement with a related party for software and billing services. The agreement was for one year and automatically renewed from year to year. This agreement was terminated effective December 31, 2018, therefore there was no expense related to the agreement during the year ended December 31, 2019. The expense for the year ended December 31, 2018 related to the agreement was $2,287,909.
On December 31, 2014, an executive of AdaptHealth Holdings borrowed $965,550 to acquire membership interests in AdaptHealth Holdings, which was recorded as a reduction to members’ equity at that time. The principal was due in full at maturity on December 31, 2021. Monthly payments were due of interest only at a rate of 1.9% per annum starting in February 2015. As part of the transactions completed in connection with the Business Combination, the loan was forgiven, resulting in an expense of $965,550, which is included in general and administrative expenses in the accompanying statements of operations during the year ended December 31, 2019.
In 2014, AdaptHealth Holdings entered into a term loan (the Loan) with a private investment group (the Lender) who also had equity ownership. As of December 31, 2017, $8,642,144 was outstanding under this agreement, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Loan, the Company incurred a prepayment penalty expense of $345,686, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.
The Company and two of its executive officers owned an equity interest in a vendor of the Company that provides workflow technology services. Each individual’s equity ownership was less than 1%. The expense

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(18) Related Party Transactions (Continued)
related to this vendor was $4,488,080 and $1,905,454 for the years ended December 31, 2019 and 2018, respectively. The Company accounted for this investment under the cost method of accounting based on its level of equity ownership. In February 2020, the Company and its executive officers sold its equity interest. The Company’s investment had a carrying value of $1,455,000 and the Company received proceeds of $2,045,701 in connection with the transaction, resulting in a gain of $590,701 which will be recorded in the first quarter of 2020.
The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual’s equity ownership is less than 1%. The expense related to this vendor was $1,964,266 and $1,636,919 for the years ended December 31, 2019 and 2018, respectively. The Company accounts for this investment under the cost method of accounting based on its level of equity ownership.
(19) Income Taxes
Prior to the completion of the Business Combination, AdaptHealth Holdings was a limited liability company and treated as a partnership for federal and state income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes, and as such, the results of operations were allocated to the members for inclusion in their income tax returns. In addition, there are regular C-corporations included in the AdaptHealth Holdings group where taxes were paid at the entity level.
Following the Business Combination, the income of AdaptHealth Holdings will flow through to the Company and will be taxed at the federal and state levels accordingly. The noncontrolling interest will be allocated to the AdaptHealth Holdings members for inclusion in their income tax returns. The underlying C-corporations included in the AdaptHealth group will still be taxed at the entity level for both federal and state income taxes.
The current and deferred income tax expense (benefit) for the years ended December 31, 2019 and 2018 is as follows:
	2019	2018
Current:
Federal	$(961,588)	$—
State	1,222,292	778,190
	260,704	778,190
Deferred:
Federal	673,664	(1,549,549)
State	221,634	(1,326,346)
	895,298	(2,875,895)
Total income tax (benefit) expense	$1,156,002	$(2,097,705)

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(19) Income Taxes (Continued)
A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate for the years ended December 31, 2019 and 2018 is as follows:
	2019	2018
Federal tax at statutory rate	21.0%	21.0%
Non-taxable income	(46.6)%	0.8%
State income taxes, net of federal benefit	(9.6)%	(3.2)%
Change in valuation allowance	5.3%	(32.3)%
Net operating loss write-offs	—	3.6%
Deferred adjustments	18.1	—%
Other	1.9%	0.7%
Effective income tax rate (benefit)	(9.9)%	(9.4)%
Deferred income tax assets and liabilities are comprised of the following at December 31, 2019 and 2018:
	2019	2018
Deferred income tax assets:
Accounts receivable	$3,188,976	$1,575,902
Goodwill	4,805,554	5,401,652
Investment in partnership	41,745,232	—
Inventory	60,677	54,239
Accruals	249,595	615,327
Net operating losses and credits	3,494,969	4,986,913
Charitable contribution	16,942	16,420
Start-up / organizational costs	509,221	—
AMT credit	208,056	208,056
Total deferred income tax assets	54,279,222	12,858,509
Valuation allowance	(22,502,544)	—
Net deferred income tax assets	$31,776,678	$12,858,509
Deferred income tax liabilities:
Equipment and other fixed assets	(4,271,299)	(3,779,319)
Total deferred income tax liabilities	(4,271,299)	(3,779,319)
Noncurrent net deferred income tax assets	$27,505,379	$9,079,190
Deferred income taxes are determined based on the temporary differences between the financial statement book basis and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that all, or some portion, of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities and projected future taxable income in making this assessment. Management evaluates the need for valuation allowances on

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(19) Income Taxes (Continued)
the deferred income tax assets according to the provisions of FASB ASC 740, Income Taxes. In making this determination, management assesses all available evidence, both positive and negative, available at the time balance sheet date. This includes, but is not limited to, recent earnings, internally prepared income projections, and historical financial performance. A history of cumulative losses is a significant piece of negative evidence used in the assessment. At the date of the Business Combination, FASB ASC 740 requires the Company to record deferred taxes on the difference between the book and tax basis of its investment in AdaptHealth Holdings. The tax basis in the Company’s investment in AdaptHealth Holdings exceeded the book basis at the date of the Business Combination, and therefore a deferred tax asset was recorded. The Company evaluated the realization of the deferred tax asset, and based on available evidence, a valuation allowance was recorded as the Company does not expect to realize the entire deferred tax asset. As of December 31, 2019, and 2018, the Company had a valuation allowance recorded against net deferred tax assets of $22,502,544, and $0, respectively.
As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $10,277,179 and $14,600,577, respectively. As of December 31, 2019, and 2018, the Company had state net operating losses of $21,864,894 and $32,963,779 respectively. Federal net operating losses generated after December 31, 2017 do not expire and the state rules vary by state. All of the Company’s net operating losses in existence for federal and state purposes were generated in tax years prior to 2018. The net operating losses, if not used, will begin to expire in 2036.
The Company will recognize a tax benefit in the financial statements for an uncertain tax position only if management’s assessment is that the position is “more likely than not” (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term “tax position” refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for financial reporting purposes. As of December 31, 2019 and 2018, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated financial statements. The Company files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. Tax years 2015 and forward remain open for examination for Federal and state tax purposes.
The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. The Company generally is no longer subject to U.S. or state examinations by tax authorities for taxable years prior to 2014, based on the U.S. statute of limitations. However, net operating losses utilized from prior years in subsequent years’ tax returns are subject to examination until three years after the filing of subsequent years’ tax returns.
Tax Receivable Agreement
The owners of AdaptHealth Holdings have the right to exchange their New AdaptHealth Units for shares of Class A Common Stock of the Company. As a result of such exchanges, the Company’s membership interest in AdaptHealth Holdings will increase and its purchase price will be reflected in its share of the tax basis of AdaptHealth Holdings’ tangible and intangible assets. Any resulting increases in tax basis are likely to increase tax depreciation and amortization deductions and, therefore, reduce the amount of income tax the Company would otherwise be required to pay in the future. Any such increase would also decrease gain (or increase loss) on future dispositions of the affected assets. At the closing of the Business Combination, there were exchanges of 3,480,466 New AdaptHealth Units resulting in approximately $33,600,000 of amortizable IRC Section 754 tax basis step-up in the tax-deductible goodwill of AdaptHealth Holdings. Through December 31, 2019, there were an additional 550,000 exchanges of New AdaptHealth Units that increased the amortizable IRC Section 754 tax basis step-up of tax-deductible goodwill by approximately $6,000,000.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(19) Income Taxes (Continued)
At the closing of the Business Combination, DFB and AdaptHealth Holdings entered into a Tax Receivable Agreement (TRA) with certain sellers and AdaptHealth Holdings members. The TRA will generally provide for the payment by DFB to the corresponding sellers and AdaptHealth Holdings members of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that DFB actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of the corresponding sellers existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (iii) imputed interest deemed to be paid by DFB as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments DFB makes under the TRA. Under the TRA, the benefits deemed realized by the Company as a result of the increase in tax basis attributable to the AdaptHealth Holdings members generally will be computed by comparing the actual income tax liability of the Company to the amount of such taxes that the Company would have been required to pay had there been no so increase in tax basis.
Estimating the amount of payments that may be made under the TRA depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon several factors, including:
•
The timing of such exchanges — for instance, the increase in any tax deductions will vary depending on the fair value of the depreciable or amortizable assets of AdaptHealth Holdings at the time of each exchange, which fair value may fluctuate over time;

•
The price of the Company’s Class A Common Stock at the time of the exchange — the increase in any tax deductions, and the tax basis increase in other assets of AdaptHealth Holdings is directly proportional to the price of the Company’s Class A Common Stock at the time of the exchange;

•
The amount and timing of the Company’s income — the Company is required to pay 85% of the deemed benefits as and when deemed realized. If AdaptHealth Holdings does not have taxable income, the Company is generally not required (absent a change in control or circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the TRA; and

•
Future tax rates of jurisdictions in which the Company has tax liability.

The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, AdaptHealth Holdings’ (or its successor’s) obligations under the TRA would be based on certain assumptions defined in the TRA. As a result of these assumptions, AdaptHealth could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits realized by the Company that are subject to the TRA. In addition, if AdaptHealth Holdings elects to terminate the TRA early, it would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.
Payments generally are due under the TRA within a specified period following the filing of AdaptHealth Holdings’ U.S. federal and state income tax returns for the taxable year with respect to which the payment obligation arises. Payments under the TRA generally will be based on the tax reporting positions that AdaptHealth Holdings will determine. Although AdaptHealth Holdings does not expect the Internal Revenue Service (IRS) to challenge the Company’s tax reporting positions, AdaptHealth Holdings will not be reimbursed for any overpayments previously made under the TRA, but instead the overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that AdaptHealth Holdings realizes in respect of the tax attributes subject to the TRA.

ADAPTHEALTH CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2019 And 2018
(19) Income Taxes (Continued)
The term of the TRA generally will continue until all applicable tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA and make an early termination payment.
In certain circumstances (such as certain changes in control, the election of the Company to exercise its right to terminate the agreement and make an early termination payment or an IRS challenge to a tax basis increase) it is possible that cash payments under the TRA may exceed actual cash savings.
At December 31, 2019, the Company recorded a liability relating to the TRA of approximately $10,800,000, which is included in other long-term liabilities in the accompanying consolidated balance sheets.
(20) Subsequent Events
Acquisitions
On January 2, 2020, the Company purchased 100% of the equity interests of NRE Holding Corporation (NRE), a subsidiary of McKesson Corporation (McKesson). In connection with the transaction, AdaptHealth Corp. acquired the Patient Care Solutions business (PCS) from McKesson. PCS provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. The total cash paid at closing was approximately $15,000,000. In addition, the Company may be required to make an additional payment of $1,500,000 to McKesson after the closing of the transaction pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the transaction.
On March 2, 2020, the Company purchased certain assets relating to the durable medical equipment business of Advanced Home Care, Inc. (Advanced). Advanced is a durable medical equipment company headquartered in North Carolina. The total consideration was $67,516,604, inclusive of an initial cash payment of $52,526,604, an escrow payment of $5,990,000, and a potential deferred payment up to $9,000,000 to be paid within six months subsequent to closing based on certain required conditions after closing. The initial cash payment was partially funded by proceeds of $50,000,000 borrowed under the Delayed Draw Loan.
On February 28, 2020, the Company purchased 100% of the membership interests of Healthline Medical Equipment, LLC, (Healthline). Healthline is headquartered in Texas and provides durable medical equipment and supplies to its customers. The total consideration was $38,433,188, inclusive of an initial cash payment of $29,433,188, an escrow payment of $3,000,000, and shares of Class A Common Stock with a value of $6,000,000, with such number of shares based on the volume-weighted average price of the Company’s Class A Common Stock for the 20 consecutive trading days prior to closing.
As of the date the consolidated financial statements were available to be issued, the Company was in the process of determining the allocation of the purchase price to the fair value of the net assets acquired for these acquisitions.
Other
Subsequent to December 31, 2019, holders of New AdaptHealth Units and Class B Common Stock exchanged 500,000 New AdaptHealth Units together with a corresponding number of shares of Class B Common Stock for 500,000 shares of Class A Common Stock, which were then sold to unrelated third parties in a private transaction.
Subsequent to December 31, 2019, 3,050,746 warrants were exercised in cashless transactions resulting in the issuance of 857,990 shares of the Company’s Class A Common Stock.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
AdaptHealth Corp.
We have audited the accompanying combined financial statements of the Patient Care Solutions Business, which comprise the combined balance sheets as of March 31, 2019 and 2018, and the related combined statements of operations and comprehensive loss, net parent investment, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Patient Care Solutions Business as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Southfield, Michigan
January 17, 2020

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)
	Years Ended
	March 31, 2019	March 31, 2018
Revenues	$134,774	$144,461
Cost of sales	(84,995)	(91,040)
Gross profit	49,779	53,421
Operating expenses
Selling, distribution and administrative expenses	(86,269)	(106,196)
Restructuring charges	(7,601)	(2,887)
Total operating expenses	(93,870)	(109,083)
Operating loss	(44,091)	(55,662)
Other expense, net	62	(11)
Loss from operations before income taxes	(44,029)	(55,673)
Income tax expense	—	—
Net loss attributable to Patient Care Solutions Business	(44,029)	(55,673)
Comprehensive loss	(44,029)	(55,673)
Comprehensive loss attributable to Patient Care Solutions	$(44,029)	$(55,673)

PATIENT CARE SOLUTIONS BUSINESS
COMBINED BALANCE SHEETS
(In thousands)
	As of March 31, 2019	As of March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$18,908	$17,659
Receivables, net	16,997	17,140
Contract assets	7,548	—
Prepaid expenses and other	915	719
Total current assets	44,368	35,518
Property, plant and equipment, net	9,263	1,127
Other noncurrent assets	15	16
Total assets	$53,646	$36,661
LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$4,103	$6,607
Other accrued liabilities	5,880	21,293
Total current liabilities	9,983	27,900
Other noncurrent liabilities	89	72
Net parent investment	43,574	8,689
Total liabilities and equity	$53,646	$36,661

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)
Net Parent Investment
Balance as of March 31, 2017	$18,628
Net loss	(55,673)
Net transfers from parent	45,734
Balance as of March 31, 2018	8,689
Net loss	(44,029)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	70,950
Balance as of March 31, 2019	$43,574

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended
	March 31, 2019	March 31, 2018
Net loss	$(44,029)	$(55,673)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	314	485
Provision for bad debts	(1,547)	(11,007)
Other non-cash items	437
Changes in assets and liabilities:
Receivables, net	1,690	14,351
Contract assets	416	—
Prepaid expenses and other	(65)	225
Drafts and accounts payable	(2,504)	(6,945)
Other accrued liabilities	(15,413)	14,349
Net cash used in operating activities	(60,701)	(44,215)
Investing Activities
Payments for property, plant and equipment	(9,000)	(130)
Net cash used in investing activities	(9,000)	(130)
Financing Activities
Net transfers from parent	70,950	45,734
Net cash provided by financing activities	70,950	45,734
Net increase in cash and cash equivalents	1,249	1,389
Cash and cash equivalents at beginning of year	17,659	16,270
Cash and cash equivalents at end of year	$18,908	$17,659

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS
(In thousands)
1. Business Overview and Basis of Presentation
Patient Care Solutions (“PCS” or “the Company” or “we”) is a component of the Medical-Surgical Solutions segment (“MMS”) of McKesson Corporation (“McKesson”). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.
PCS operations began with the acquisitions of Sterling Medical (“SMS”) in 2006 and National Rehab (“NR”) in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.
PCS is a direct provider of durable medical supplies and durable medical equipment (“DME”) supplies to the patient’s home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.
On November 21, 2019, MMS entered into a Securities Purchase Agreement (“Agreement”) to sell its Patient Care Solutions business to AdaptHealth Corp (“AH” or the “Buyer”) (“Proposed Transaction”). The Proposed Transaction closed on January 1, 2020.
Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson’s historical accounting records as if PCS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”).
As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment (“NPI”). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.
The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS’s future results of operations, financial position and cash flows.
The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.
The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS’s bank cash balances are transferred to McKesson’s

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
1. Business Overview and Basis of Presentation (Continued)
cash management accounts regularly by McKesson at its discretion and therefore are not included in the Combined Financial Statements. Only cash balances legally owned by PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson’s long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson’s borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.
All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson’s centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”).
PCS’s operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns (“Separate Return Method”). PCS’s tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net Parent Investment.
2. Significant Accounting Policies
Fiscal period:   The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.
Use of estimates:   The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.
Cash and cash equivalents:   PCS participates in McKesson’s cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.
The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.
Concentrations of credit risk and receivables:   Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
Shipping and handling costs:   We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $9,389 and $8,325 were recognized in 2019 and 2018.
Property, plant and equipment:   We state our property, plant and equipment (“PPE”) at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.
Revenue recognition:   Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient’s home and invoice the patient’s insurance provider.
Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of March 31, 2019 and 2018. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.
Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.
We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract Balances
Contract assets primarily relate to the Company’s rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. The following table summarizes the activity in the Company’s contract assets during the fiscal year ended March 31, 2019 (in thousands):
(In thousands)
Balance as of March 31, 2018	$—
Cumulative effect adjustment at April 1, 2018	7,964
Revenue recognized	134,774
Amounts collected or invoiced	(135,190)
Balance as of March 31, 2019	$7,548

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of March 31, 2019.
Supplier incentives:   Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.
Supplier reserves:   We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.
Income taxes:   Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.
Net parent investment:   Net parent investment in the Combined Balance Sheets represents McKesson’s historical investment in PCS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment” provides additional information regarding the allocation to PCS for expenses incurred by McKesson.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
Loss contingencies:   We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.
Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.
Restructuring charges:   Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.
Recently adopted accounting pronouncements
Revenue recognition:   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) that supersedes ASC 605, Revenue Recognition. Subsequently, the FASB issued several updates to ASU 2014-09, which are codified in Accounting Standards Codification Topic 606 (“ASC 606”). In the first quarter of 2019, we adopted amended guidance for revenue recognition using the modified retrospective method and applied the amended guidance to those contracts which were not completed as of April 1, 2018.
Previously the Company recognized revenue when persuasive evidence of an arrangement existed, product was delivered and title passed to the customer, the price was fixed or determinable, and collection of the amounts were reasonably assured. As the transaction price was deemed fixed and determinable at the time of invoicing, revenue recognition was deferred until this point time. Under ASC 606, the Company recognizes revenue when control of goods is transferred to the customer which occurs based upon our delivery terms with the customer. Accordingly, revenue is recognized at this earlier point in time and a contract asset is recorded until the customer is billed.
The cumulative effect of initially applying the new revenue standard was $7,964 and has been recorded as an adjustment to increase the opening balance Net parent investment. The cumulative effect adjustment relates to the recognition of revenue at this earlier point in time. The comparative information has not been restated and is reported in accordance with accounting standard ASC 605, which was in effect for the year ended March 31, 2018.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
2. Significant Accounting Policies (Continued)
The adoption of the new revenue standard impacted the Combined Financial Statements as follows:
	Year Ended March 31, 2019
(In thousands)	As Reported	Effect of Change	Amount Without Adoption of ASC 606
Revenues	$134,774	$416	$135,190
Gross profit	49,779	416	50,195
Operating loss	(44,091)	416	(43,675)
Net loss	(44,029)	416	(43,613)
Current assets
Contract assets	7,548	(7,548)	—
Net parent investment
Net parent investment	(43,574)	(7,548)	(51,122)
Recently issued accounting pronouncements not yet adopted
Leases:   In February 2016, amended guidance was issued for lease arrangements. The amended guidance requires lessees to recognize lease liabilities and right-of-use (“ROU”) assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements. The amended guidance is effective for us commencing in the first quarter of 2020. We will adopt the amended guidance on a modified retrospective basis through a cumulative-effect adjustment to the beginning retained earnings in the period of adoption.
We will elect the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases commenced before April 1, 2019. We will also elect not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.
Upon adoption of this amended guidance, we will record $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We will have no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our condensed consolidated statements of operations and cash flows.
3. Corporate Allocations, Related Party Transactions and Net Parent Investment
The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS, including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $13,468 and $15,207 in 2019 and 2018 respectively.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)
These costs have been recorded within Cost of sales and Selling, distribution and administrative in the Combined Statements of Operations and Comprehensive Income as follows:
	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Cost of sales	$(2,357)	$(1,969)
Selling, distribution and administrative	15,825	17,176
Total corporate allocations	$13,468	$15,207
The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.
Related party purchases
The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company’s customers. In 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $104,078 and $113,314 respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Income. In 2019 and 2018, expenses related to the distribution of inventory by McKesson and its subsidiaries were $7,349 and $7,533, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.
Related party transaction with Change Healthcare
The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC (“Change Healthcare”), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.
In 2019 and 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,352 and $1,245, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. Accounts payable related to the Change Healthcare arrangement were not considered material as of March 31, 2019 and March 31, 2018.
Net parent investment
Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.
4. Restructuring Charges
On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
4. Restructuring Charges (Continued)
operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.
On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that consolidated PCS operations (the Plan). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically located within the existing MMS “Hub” locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.
The Plan was approved to support the Company’s continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the third quarter of FY2020 and provide them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2020, PCS is planning to consolidate certain facilities. In connection with the consolidations, various non-PCS employees (specifically sales personnel supporting the Extended Care (EC) business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.
The following restructuring costs are incurred as part of the Plan:
1)   Temporary transitional resources to complete the consolidation;
2)   Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.
During the period ended March 31, 2019, $1,823 of cash payments were made, primarily related to severance. At March 31, 2019, restructuring liabilities of $2,482 were recorded in Other accrued liabilities in our Combined Balance Sheets.
Under the Plan, we expect to record total pre-tax charges of approximately $12,225, of which $10,158 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.
Restructuring charges for the Plan for the years ended March 31, 2019 and March 31, 2018 directly attributable to PCS consisted of the following:
	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Severance and employee-related costs, net	$1,790	$1,637
Exit and other-related costs	5,334	1,250
Asset impairments and accelerated depreciation	477	—
Total	$7,601	$2,887

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
4. Restructuring Charges (Continued)
The following table summarizes the activity related to the restructuring liabilities associated with the fiscal 2019 initiatives for the year ended March 31, 2019:
(In thousands)
Balance as of March 31, 2017	$475
Restructuring charges recognized	2,887
Non-cash charges	—
Cash payments	(100)
Temporary charges	(800)
Balance as of March 31, 2018	2,462
Restructuring charges recognized	7,601
Non-cash charges	(477)
Cash payments	(1,823)
Temporary charges	(5,281)
Balance as of March 31, 2019	$2,482
5. Income Taxes
As previously mentioned, the provision for income taxes is computed as if the Company has filed a separate tax return following the Separate Return Method. The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a stand-alone enterprise for the periods presented. The Company’s operations are included in the income tax returns of the parent for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary, or similar group filings for U.S. state or local income tax jurisdictions. Although the Company is showing a hypothetical deferred tax asset for these separate company loss carryforwards on its balance sheet, the losses were actually used by other profitable subsidiaries of its parent and are not available to offset the Company’s future taxable income. The Company may also file on a standalone basis with respect to certain other state or local tax jurisdictions in accordance with the taxing jurisdiction’s filing requirements.
	Years Ended March 31,
(In thousands)	2019	2018
Total income from continuing operations before income taxes (United States)	$(44,029)	$(55,673)
Income tax expense (benefit) related to continuing operations consists of the following:
Years Ended March 31,
(In thousands)	2019	2018
Current
Federal	$—	$—
State	—	—
Total current	—	—
Deferred
Federal	—	—
State	—	—
Total deferred	—	—
Income tax expense (benefit)	$—	$—

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
5. Income Taxes (Continued)
We recorded no income tax expense and our effective tax rate was 0% related to continuing operations in both 2019 and 2018 due to losses in each period and full valuation allowance on our deferred tax assets.
The reconciliation of income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 21% for 2019 and 31.5% for 2018 to the income before income taxes is as follows:
	Years Ended March 31,
(In thousands)	2019	2018
Income tax expense at federal statutory rate	$(9,246)	$(17,537)
State income taxes net of federal tax benefit	(1,179)	(1,931)
Other	45	40
Change in tax rate		28,490
Valuation allowance	10,380	(9,062)
Income tax expense (benefit)	$—	$—
In March 2016, amended guidance was issued for employee share-based payment awards. Under the amended guidance, all windfalls and shortfalls related to employee share-based compensation arrangements are recognized within income tax expense. We elected to early adopt this amended guidance in the first quarter of 2017. The primary impact of the adoption was the recognition of tax shortfalls in the income statement on a prospective basis, rather than additional paid-in capital. As a result, we recognized tax expense, before valuation allowance, of $34 in 2019 and $21 in 2018.
Deferred tax balances consisted of the following:
	Years Ended March 31,
(In thousands)	2019	2018
Assets
Receivable allowances	$179	$6,706
Compensation and benefit related accruals	974	722
Accrued Litigation	—	3,866
Federal and state net operating loss	62,996	40,614
Intangibles	4,929	6,549
Other	246	487
Subtotal	69,324	58,944
Less: valuation allowance	(69,324)	(58,944)
Net deferred tax	$—	$—
We assess the available positive and negative evidence to determine whether deferred tax assets are more likely than not to be realized. As a result of this assessment, valuation allowances have been recorded on certain deferred tax assets in various tax jurisdictions. The valuation allowance was approximately $69,324 and $58,944 in 2019 and 2018. The increase of $10,380 in valuation allowances in the current year relates primarily to federal and state net operating losses incurred in certain tax jurisdictions for which no tax benefit was recognized.
We have federal and state net operating loss carry forwards of $249,007 and $174,614 as of March 31, 2019. Federal and state net operating losses will expire at various dates from 2022 through 2037.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
5. Income Taxes (Continued)
We have not recorded any unrecognized tax benefits as of March 31, 2019 and March 31, 2018. Although we report interest and penalties on income taxes as income tax expense, PCS did not recognize any interest or penalties for the years ended March 31, 2019 and 2018.
We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. state jurisdictions for fiscal years 2010 through the current fiscal year.
2017 Tax Act
On December 22, 2017, the U.S. government enacted the 2017 Tax Act, which was comprehensive new tax legislation. The 2017 Tax Act made broad and complex changes to the U.S. tax code that affected our fiscal year 2018 due to the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent. The SEC Staff issued guidance on income tax accounting for the 2017 Tax Act on December 22, 2017, which allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. However, even as a result of this guidance, we recognized no net tax impact from re-measurement in 2018 as our deferred taxes were subject to full valuation allowance. During 2019, we have not made any measurement period adjustments to this amount. Our accounting for the impact of the 2017 Tax Act was completed as of the period ending December 31, 2018.
6. Receivables, Net
(In thousands)	March 31, 2019	March 31, 2018
Trade receivables	$21,481	$24,589
Other receivables(1)	1,439	2,383
Total	22,920	26,972
Allowances	(5,923)	(9,832)
Net	$16,997	$17,140

(1)
Other receivables primarily include amounts due from vendors for vendor incentives and rebates.

7. Property, Plant and Equipment, Net
(In thousands)	March 31, 2019	March 31, 2018
Machinery and equipment	$1,684	$3,665
Leasehold improvements	732	1,067
Construction in progress	9,005	21
Accumulated depreciation	(2,158)	(3,626)
Property, plant and equipment, net	$9,263	$1,127
Depreciation expense was $314 and $485 for the years ended March 31, 2019 and 2018, respectively.
8. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
8. Fair Value Measurements (Continued)
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on inputs that are both significant to the fair value measurement and unobservable.
At March 31, 2019 and 2018, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.
There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended March 31, 2019 and 2018.
9. Other Accrued Liabilities
(In thousands)	March 31, 2019	March 31, 2018
Restructuring reserves	$2,482	$2,462
Accrued employee expenses	1,651	1,731
Accrued taxes	329	310
Accrued legal	—	15,204
Accrued other	1,418	1,586
Other accrued liabilities	$5,880	$21,293
10. Lease Obligations
We primarily lease facilities and vehicles under operating leases. Our equipment leases are not material. At March 31, 2019, future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year for the year ending March 31, 2019 are:
Noncancelable Operating leases
2020	$2,187
2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140
Total minimun lease payments	$12,641
Rent expense under operating leases was $1,835 and $1,721 in 2019 and 2018. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease. Remaining terms for facilities leases generally range from one to fifteen years, while remaining terms for equipment leases range

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO COMBINED FINANICAL STATEMENTS (Continued)
(In thousands)
10. Lease Obligations (Continued)
from one to six years. Most real property leases contain renewal options (generally for five-year increments) and provisions requiring us to pay property taxes and operating expenses in excess of base period amounts. Sublease rental income was not material for 2019 and 2018.
11. Commitments and Contingent Liabilities
In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.
Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.
Litigation and Claims
Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant (FTI) to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS’s legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors (MACs) in May 2018 for overpayments received between 2011 through 2016.
PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.
PCS has received notifications of overpayments from the Recovery Auditor Contractor (RAC) regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.
12. Subsequent Events
On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.
In connection with the issuance of the March 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through January 17, 2020.

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)
(Unaudited)
	Nine months ended December 31,
	2019	2018
Revenues	$99,544	$101,433
Cost of sales	(63,863)	(66,594)
Gross profit	35,681	34,839
Operating expenses
Selling, distribution and administrative expenses	(58,876)	(62,662)
Restructuring charges	(3,245)	(6,009)
Total operating expenses	(62,121)	(68,671)
Operating loss	(26,440)	(33,832)
Other expense, net	76	35
Loss from operations before income taxes	(26,364)	(33,797)
Income tax expense	—	—
Net loss attributable to Patient Care Solutions Business	(26,364)	(33,797)
Comprehensive loss	(26,364)	(33,797)
Comprehensive loss attributable to Patient Care Solutions Business	$(26,364)	$(33,797)

PATIENT CARE SOLUTIONS BUSINESS
COMBINED BALANCE SHEETS
(In thousands)
(Unaudited)
	As of December 31, 2019	As of March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$70	$18,908
Receivables, net	16,341	16,997
Contract assets	5,550	7,548
Prepaid expenses and other	793	915
Total current assets	22,754	44,368
Property, plant and equipment, net	9,118	9,263
Other noncurrent assets	9,763	15
Total assets	$41,635	$53,646
LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$2,651	$4,103
Other accrued liabilities	6,260	5,880
Total current liabilities	8,911	9,983
Other noncurrent liabilities	8,200	89
Net parent investment	24,524	43,574
Total liabilities and equity	$41,635	$53,646

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)
(Unaudited)
Net Parent Investment
Balance as of March 31, 2018	$8,689
Net loss	(33,797)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	58,608
Balance as of December 31, 2018	$41,464
Balance as of March 31, 2019	$43,574
Net loss	(26,364)
Net transfers from parent	7,314
Balance as of December 31, 2019	$24,524

PATIENT CARE SOLUTIONS BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine months ended December 31,
	2019	2018
Net loss	$(26,364)	$(33,797)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	263	790
Provision for bad debts	(1,295)	(1,388)
Non-cash operating lease expense	1,568	—
Changes in assets and liabilities, net of acquisitions:
Receivables	1,951	3,758
Contract assets	1,998	(157)
Prepaid expenses and other	122	(322)
Drafts and accounts payable	(1,452)	(5,362)
Other accrued liabilities	(1,576)	(14,531)
Operating leases	(1,223)	—
Other	(26)	15
Net cash used in operating activities	(26,034)	(50,994)
Investing Activities
Payments for property, plant and equipment	(118)	(6,198)
Net cash used in investing activities	(118)	(6,198)
Financing Activities
Net transfers from parent	7,314	58,608
Net cash provided by financing activities	7,314	58,608
Net increase in cash and cash equivalents	(18,838)	1,416
Cash and cash equivalents at beginning of year	18,908	17,659
Cash and cash equivalents at end of year	$70	$19,075

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
1. Business Overview and Basis Of Presentation
Patient Care Solutions (“PCS” or “the Company” or “we”) is a component of the Medical-Surgical Solutions segment (“MMS”) of McKesson Corporation (“McKesson”). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.
PCS operations began with the acquisitions of Sterling Medical (“SMS”) in 2006 and National Rehab (“NR”) in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.
PCS is a direct provider of durable medical supplies and durable medical equipment (“DME”) supplies to the patient’s home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.
On November 21, 2019, MMS entered into a Securities Purchase Agreement (“Agreement”) to sell its Patient Care Solutions business to AdaptHealth Corp (“AH” or the “Buyer”) (“Proposed Transaction”). The Proposed Transaction closed on January 1, 2020.
Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson’s historical accounting records as if PCS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”).
As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment (“NPI”). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.
The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS’s future results of operations, financial position and cash flows.
The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.
The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS’s bank cash balances are transferred to McKesson’s cash management accounts regularly by McKesson at its discretion and therefore are not included in the

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
1. Business Overview and Basis Of Presentation (Continued)
Combined Financial Statements. Only cash balances legally owned by PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson’s long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson’s borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.
All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson’s centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment”).
PCS’s operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns (“Separate Return Method”). PCS’s tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net parent investment.
2. Significant Accounting Policies
Fiscal period:   The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.
Use of estimates:   The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the combined financial statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.
Cash and cash equivalents:   PCS participates in McKesson’s cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.
The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.
Concentrations of credit risk and receivables:   Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
Shipping and handling costs:   We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $5,390 and $7,481 were recognized in the nine months ended December 31, 2019 and 2018.
Property, plant and equipment:   We state our property, plant and equipment (“PPE”) at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.
Revenue recognition:   Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient’s home and invoice the patient’s insurance provider.
Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of December 31, 2019 and March 31, 2019. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.
Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.
We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract balances:   Contract assets primarily relate to the Company’s rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. Contract assets were $5,550 and $7,548 as of December 31, 2019 and March 31, 2019, respectively.
We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of December 31, 2019 and March 31, 2019.
Supplier incentives:   Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.
Supplier reserves:   We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.
Income taxes:   Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.
Net parent investment:   Net parent investment in the Combined Balance Sheets represents McKesson’s historical investment in PCS and includes accumulated net earnings attributable to parent, and the net effect of transactions with, and cost allocations from, parent. Note 3, “Corporate Allocations, Related Party Transactions and Net Parent Investment” provides additional information regarding the allocation to PCS for expenses incurred by McKesson.
Loss contingencies:   We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.
Restructuring charges:   Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.
Recently adopted accounting pronouncements
Leases:   In the first quarter of 2020, we adopted amended guidance for leases using the modified retrospective method. Under the amended guidance, entities are required to recognize operating lease liabilities and operating right-of-use (“ROU”) assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements.
We elected the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases commenced before April 1, 2019. We also elected not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.
Upon adoption of this amended guidance, we recorded $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We had no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our Combined Statements of Operations and Comprehensive Loss and Cash Flows.
3. Corporate Allocations, Related Party Transactions and Net Parent Investment
The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS, including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $10,778 and $10,408 in the nine months ended on December 31, 2019 and 2018 respectively.
These costs have been recorded within Cost of sales and Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss as follows:
	Nine months ended December 31,
(In thousands)	2019	2018
Cost of sales	$(1,768)	$(1,768)
Selling, distribution and administrative expenses	$12,546	$12,175
Total corporate allocations	$10,778	$10,408

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)
The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.
Related party purchases
The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company’s customers. For the nine months ended December 31, 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $75,341 and $80,708, respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Loss. For the nine months ended December 31, 2019 and 2018, expenses related to the distribution of inventory by McKesson and its subsidiaries were $3,374 and $2,335, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.
Related party transaction with Change Healthcare
The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC (“Change Healthcare”), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.
During the nine months ended December 31, 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,091, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. Accounts payable related to the Change Healthcare arrangement were not considered material as of December 31, 2018. There were no expenses for the nine months ended December 31, 2019, and no Accounts Payable recorded as of December 31, 2019.
Net Parent Investment
Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.
4. Restructuring Charges
On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.
On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that will consolidate PCS operations (the “Plan”). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
4. Restructuring Charges (Continued)
located within the existing MMS “Hub” locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.
The Plan was approved to support the company’s continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the fourth quarter of FY2020 and beyond, providing them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2021, PCS is planning on completely vacating the facility in Moorestown, NJ and in connection with the closure of the facility, various non-PCS employees (specifically sales personnel supporting the Extended Care (“EC”) business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.
The following restructuring costs are incurred as part of the Plan:
1)   Temporary transitional resources to complete the consolidation;
2)   Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.
During the nine months ended December 31, 2019, $1,267 of cash payments were made, primarily related to severance. At, December 31, 2019, the restructuring liabilities of $968 were recorded in Other accrued liabilities in our Combined Balance Sheets.
Under the Plan, we expect to record total pre-tax charges of approximately $13,479 of which $13,403 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.
Restructuring charges for the Plan for the nine months ended December 31, 2019 and 2018 directly attributable to PCS consisted of the following:
	Nine months ended December 31,
(In thousands)	2019	2018
Severance and employee-related costs, net	$(250)	$3,249
Exit and other-related costs	3,499	3,231
Asset impairments and accelerated depreciation	(4)	477
Total	$3,245	$6,957
The following table summarizes the activity related to the restructuring liabilities associated with the Plan during the first nine months of 2019:
(In thousands)
Balance as of March 31, 2019	$2,482
Restructuring charges recognized	3,245
Non-cash charges	(4)
Cash payments	(1,267)
Temporary costs	(3,488)
Balance as of December 31, 2019	$968

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
5. Income Taxes
During the third quarters of 2020 and 2019, we recorded no income tax expense related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets. Similarly, during the first nine months of 2020 and 2019, we recorded no income tax expense related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets.
We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. states for fiscal years 2012 through the current fiscal year.
6. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on inputs that are both significant to the fair value measurement and unobservable.
At December 31, 2019 and March 31, 2019, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.
There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the nine months ended December 31, 2019 and 2018.
7. Other Accrued Liabilities
(In thousands)	December 31, 2019	March 31, 2019
Restructuring reserves	$968	$2,482
Accrued employee expenses	1,497	1,651
Operating lease liability – current	1,956	—
Accrued taxes	300	329
Refunds payable	410	461
Accrued other	1,129	957
Other accrued liabilities	$6,260	$5,880
8. Leases
We primarily lease facilities under operating leases and vehicles under short-term leases. Our equipment leases are not material. We recognize lease expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease.
Remaining terms for facility leases range from four months to seven years. Most facility leases contain renewal options which range from one to five year increments. Generally, the renewal option periods are not

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
8. Leases (Continued)
included within the lease term as we are not reasonably certain to exercise that right at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets and operating lease liabilities are recognized at the lease commencement date. ROU assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease liabilities are recognized based on the present value of the future lease payments over the lease term discounted at our incremental borrowing rate as the implicit rate in the lease is not readily determinable for most of our leases. We estimate the discount rate as our incremental borrowing rate based on qualitative factors including Company-specific credit rating, lease term, general economic and the interest rate environment. For existing leases that commenced prior to the adoption of the amended leasing guidance, we determined the discount rate on April 1, 2019 using the full lease term. Operating lease liabilities are recorded in Other accrued liabilities and Other noncurrent liabilities, and the corresponding lease assets are recorded in Other noncurrent assets in our Combined Balance Sheets.
Supplemental balance sheet information related to leases was as follows:
(In thousands)	December 31, 2019
Operating leases
Operating lease right-of-use assets	$9,747
Current portion of operating lease liabilities	1,956
Long-term operating lease liabilities	8,136
Total operating lease liabilities	$10,092
Weighted average remaining lease term (years)
Operating leases	5.62
Weighted average discount rate
Operating leases	3.31
The components of lease cost were as follows:
(In thousands)	Nine months ended December 31, 2019
Short-term lease cost	$1,597
Operating lease cost	237
Variable lease cost(1)	230
Total lease cost(2)	$2,064

(1)
These amounts include payments for maintenance, taxes, payments affected by the consumer price index and other similar metrics and payments contingent on usage.

(2)
These amounts are recorded within Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss.

We did not recognize any sublease income for the nine months ended December 31, 2019.
Supplemental cash flow information related to leases was as follows:

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
8. Leases (Continued)
(In thousands)	Nine months ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,654
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	11,481
Maturities of lease liabilities as of December 31, 2019 were as follows:
(In thousands)	Operating leases
The remainder of 2020	$558
2021	2,199
2022	1,862
2023	1,651
2024	1,666
Thereafter	3,140
Total lease payments	11,076
Less imputed interest	985
Present value of lease liabilities	$10,091
As previously disclosed in our 2019 Combined Financial Statements and under the previous lease accounting, the minimum lease payments required under operating leases were as follows as of March 31, 2019:
(In thousands)	Noncancelable operating leases
2020	$2,187
2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140
Total minimum lease payments	$12,641
9. Commitments and Contingent Liabilities
In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.
Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a

PATIENT CARE SOLUTIONS BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)
9. Commitments and Contingent Liabilities (Continued)
claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.
Litigation and Claims
Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant (“FTI”) to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS’s legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors (“MACs”) in May 2018 for overpayments received between 2011 through 2016.
PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.
PCS has received notifications of overpayments from the Recovery Auditor Contractor (“RAC”) regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.
10. Subsequent Events
On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.
In connection with the issuance of the December 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through March 9, 2020.

SOLARA MEDICAL SUPPLIES, LLC
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019,
AND FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

SOLARA MEDICAL SUPPLIES
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash	$21,579,000	$9,768,000
Accounts Receivable, Net	25,991,000	26,970,000
Inventory	9,373,000	18,213,000
Prepaid Expenses and Other Current Assets	3,974,000	3,155,000
Total Current Assets	$60,917,000	$58,106,000
Property and Equipment, Net	2,517,000	2,181,000
Rental Pumps, Net	1,994,000	2,323,000
Goodwill	110,355,000	110,355,000
Intangible Assets, Net	53,170,000	54,801,000
Other Assets	70,000	70,000
TOTAL ASSETS	$229,023,000	$227,836,000
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$13,555,000	$26,498,000
Accrued Expenses	16,576,000	19,527,000
Debt, Current Portion	1,660,000	1,660,000
Contingent Consideration, Current Portion	5,212,000	5,156,000
Total Current Liabilities	$37,003,000	$52,841,000
Debt, Net of Debt Acquisition Costs	179,467,000	159,708,000
Other Long-Term Liabilities	144,000	149,000
TOTAL LIABILITIES	$216,614,000	$212,698,000
Commitments and Contingencies (Note 5)
Members’ Equity
Common Units	944,000	944,000
Preferred Units (Class A)	63,240,000	63,240,000
Preferred Units (Class B)	25,740,000	25,740,000
Accumulated Deficit	(77,515,000)	(74,786,000)
TOTAL MEMBERS’ EQUITY	$12,409,000	$15,138,000
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$229,023,000	$227,836,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Revenue, Net	$39,681,000	$37,676,000
Cost of Goods Sold	24,387,000	23,666,000
Gross Profit	$15,294,000	$14,010,000
Operating Expenses
Selling, General and Administrative Expenses	12,398,000	11,531,000
Operating Income	$2,896,000	$2,479,000
Interest Expense	(3,565,000)	(2,395,000)
Other Income	31,000	26,000
(Loss) Income Before Income Taxes	$(638,000)	$110,000
Income Tax Expense	—	(73,000)
Net (Loss) Income	$(638,000)	$37,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(UNAUDITED)
	Common Units		Preferred Units (Class A)		Preferred Units (Class B)		Accumulated Deficit	Total Members’ Equity
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units
Balance at December 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(74,786,000)	$15,138,000
Distributions to Members	—	—	—	—	—	—	(2,091,000)	(2,091,000)
Net Loss	—	—	—	—	—	—	(638,000)	(638,000)
Balance at March 31, 2020	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(77,515,000)	$12,409,000

	Common Units		Preferred Units (Class A)		Preferred Units (Class B)
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Accumulated Deficit	Total Members’ Equity
Balance at December 31, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(4,573,000)	$85,001,000
Members Contributions	48,000	3,000	302,000	302	—	—	—	350,000
Distributions to Members	—	—	—	—	—	—	(71,059,000)	(71,059,000)
Net Income	—	—	—	—	—	—	37,000	37,000
Balance at March 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(75,595,000)	$14,329,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income/(Loss)	$(638,000)	$37,000
Adjustments to Reconcile Net Income/(Loss) to Net Cash Used in Operating Activities
Depreciation and Amortization	1,791,000	1,767,000
Rental Pump Amortization	1,127,000	956,000
Deferred Rent	(5,000)	—
Change in Fair Value of Contingent Liability	56,000	171,000
Bad Debt Expense and Contractual Allowance	1,202,000	3,214,000
Amortization of Debt Acquisition Costs	178,000	160,000
Changes in Operating Assets and Liabilities
Accounts Receivable, Net	(223,000)	(362,000)
Inventory	8,041,000	(20,000)
Prepaid Expenses and Other Current Assets	(819,000)	(509,000)
Accounts Payable	(12,943,000)	(4,086,000)
Accrued Expenses	(2,950,000)	(3,117,000)
Net Cash Used in Operating Activities	$(5,183,000)	$(1,789,000)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(496,000)	(67,000)
Purchase Price Adjustment	—	(126,000)
Net Cash Used in Investing Activities	$(496,000)	$(193,000)
Cash Flows from Financing Activities:
Proceeds from Term Loan	—	72,000,000
Proceeds from Revolving Line of Credit	20,000,000	—
Payments of Debt Acquisition Costs	—	(2,170,000)
Term Loan Repayments	(419,000)	(380,000)
Distributions to Members	(2,091,000)	(71,059,000)
Members Contributions	—	350,000
Net Cash Provided by/(Used in) Financing Activities	$17,490,000	$(1,259,000)
Increase (Decrease) in Cash	$11,811,000	$(3,241,000)
Cash, Beginning of Period	9,768,000	10,643,000
Cash, End of Period	$21,579,000	$7,402,000
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for Interest	$3,387,000	$2,235,000
Cash Paid During the Period for Income Taxes	—	73,000
See accompanying notes to the unaudited consolidated interim financial statements.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
1. General Information
Description of Company
Solara Medical Supplies, LLC, a Delaware limited liability company (“LLC”), and its subsidiaries (collectively, the “Company”) were formed upon the completion of the purchase of Solara Medical Supplies, Inc. on May 31, 2018. Solara Medical Supplies, LLC is a subsidiary of Solara Intermediate, LLC, and Solara Intermediate, LLC is a subsidiary of Solara Holdings, LLC (“Holdings”), which operates under an LLC agreement (“LLC Agreement”) (Note 7). The Company is a direct-to-customer supplier of advanced diabetic devices, including continuous glucose monitors, insulin pumps and other supplies for the intensely managed diabetic. The Company is headquartered in Chula Vista, California, and operates additional offices in Michigan, Texas, Alabama, Ohio and South Carolina.
Basis of Presentation
The unaudited consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the unaudited consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.
Basis of Consolidation
The unaudited consolidated interim financial statements include the accounts of Solara Medical Supplies, LLC and its wholly owned subsidiaries. All intercompany accounts and transactions were eliminated at consolidation.
2. Summary of Significant Accounting Policies
There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s consolidated financial statements for the year ended December 31, 2019.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates affect the reported amount of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors. Significant estimates made by management include, but are not limited to, contractual allowances, doubtful accounts, inventories, goodwill, fair value measurements and contingent liabilities.
Concentrations of Risk
The Company primarily sells its products directly to customers whereby the customer prepays an amount and the remaining amount is paid by the third-party payor. During the three months ended March 31, 2020, the Company had three third-party payors representing 21.7%, 7.4% and 5.6% of gross accounts receivable, and 13.9%, 18.2% and 16.4% of net revenue, respectively. During the three months ended March 31, 2019, the Company had three third-party payors representing 21.2%,17.4% and 6.0% of gross accounts receivable, and 17.0%, 23.8% and 13.3% of net revenue, respectively.
During the three months ended March 31, 2020, the Company purchased 50.5% and 18.3% of its inventory from two suppliers. During the three months ended March 31, 2019, the Company purchased 61.2% and 14.8% of its inventory from two suppliers.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Accounts Receivable and Allowance for Doubtful Accounts and Allowances
Accounts receivable are customer and third-party payor obligations due under normal sales terms. Management estimates the allowance for doubtful accounts based on several factors, including historical cash collections, bad debt experience, economic conditions, and the age and composition of the outstanding amounts. Changes in these conditions may result in additional allowances. Contractual allowances are estimated using the expected value method, which estimates the amount that is expected to be earned. Revisions in allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense within selling, general and administrative expenses. Revisions to contractual allowances are recorded as decreases to the transaction price, which reduces revenue. At March 31, 2020 and December 31, 2019, the allowance for doubtful accounts balance was $4,680,000 and $3,877,000, respectively, and the contractual allowance was $5,468,000 and $5,069,000, respectively.
Inventories
Inventories include finished goods and are stated at the lower of cost or estimated net realizable value, with cost being determined using average cost. The Company reviews inventory for potentially excess, obsolete, slow-moving or impaired items on an ongoing basis. There have been no adjustments resulting from the review of these items.
Property and Equipment
Property and equipment are valued at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized.
The Company capitalizes system development costs related to its internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years.
Rental Pumps
Certain inventory, primarily insulin pumps, are reclassified to an equipment classification upon shipment. The cost of the shipped pump is recorded to depreciation expense in cost of goods sold on a straight-line basis over the reimbursement term, which is typically 13 to 15 months. The cost basis and accumulated depreciation related to rental pumps was $4,153,000 and $2,159,000, respectively, at March 31, 2020 and $4,869,000 and $2,546,000, respectively, at December 31, 2019. Total depreciation expense related to rental pumps was $1,127,000 and $956,000 for the three months ended March 31, 2020 and 2019, respectively.
Long-Lived Asset Impairment Testing
Long-lived assets, which include property and equipment and intangible assets, are periodically reviewed for impairment indicators. The Company assesses and evaluates potential impairment to its long-lived assets held for use when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed at the asset group level, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities, using the estimated projected future undiscounted cash flows associated with the asset group over its remaining useful life compared to the asset group’s carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. The Company has not recognized any impairment losses on long-lived assets for the three months ended March 31, 2020 and 2019.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Revenue Recognition
The Company derives its revenues primarily from the sale of advanced diabetic devices, including continuous glucose monitors, insulin pumps, and supporting supplies and products. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. There are also no significant costs incurred to obtain contracts.
Revenues from product sales are the result of performance obligations satisfied at a point in time. The Company’s principal terms of sale are free on board (“FOB”) shipping point and the Company transfers control and records revenue for product sales upon shipment to the customer. The Company accounts for revenues from pump equipment rentals under ASC 840, Leases. Revenue from pump equipment rentals is recognized over the reimbursement term of the contract with the customer, which is typically 13 to 15 months.
The nature of the Company’s business gives rise to variable consideration, including contractual allowances and third-party payor overpayments that generally decrease the transaction price, which reduces revenue. Variable consideration is estimated using the expected value method, which estimates the amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.
The following are the Company’s revenues from performance obligations and their timing of transfer of goods and services:
	Three Months Ended March 31,
Performance Obligations	2020	2019	Timing of Transfer
Product Sales	$38,386,000	$36,507,000	Point in Time
Pump Equipment Rentals	1,295,000	1,169,000	Over Time
	$39,681,000	$37,676,000
Goodwill and Intangible Assets
Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Identifiable intangible assets consist of payor contracts, trademarks, leasehold interests and a domain name. Identifiable intangible assets are amortized using the straight-line method over their estimated useful lives, which reflects the pattern in which the economic benefits of the assets are expected to be consumed. The following table summarizes the lives of the intangible assets acquired:
Payor contracts	10 years
Trademarks	10 years
Leasehold Interest	5 years
Domain Name	10 years
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually or when a change in circumstances indicate a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
The impairment testing can be performed on either a quantitative or qualitative basis. Upon evaluating the qualitative analysis, it was more likely than not that the fair value exceeded the carrying value of the reporting unit.
Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under authoritative guidance must maximize the use of observable inputs and minimize the use of unobservable inputs. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. The three levels of inputs that may be used to measure fair value are:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2:   Other quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company applies fair value accounting to its financial instruments. The carrying amounts of financial instruments such as accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities, accrued payroll and related benefits approximate the related fair values due to the short-term maturities of these instruments. The carrying amounts of long-term debt as of March 31, 2020 and December 31, 2019 approximate fair value due to the timing of the debt draw-down in relation to the balance sheet date. Liabilities measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 are as follows:
	Fair Value Measurements at Reporting Date Using
	Balance	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
March 31, 2020:
Contingent Consideration	$5,212,000	$—	$—	$5,212,000
December 31, 2019:
Contingent Consideration	$5,156,000	$—	$—	$5,156,000
The contingent consideration is the result of the purchase of Solara Medical Supplies, Inc. and is calculated based on the present value of the expected future cash flows discounted at an interest rate consistent with that the Company could obtain from a third-party lender. The contingent consideration is recorded as a current liability at March 31, 2020 and December 31, 2019 based on the expected payment dates.
The following table provides a reconciliation for the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2020 and 2019:
Three Months Ended March 31, 2020:
Beginning Balance	$5,156,000
Adjustment in Fair Value of Contingent Consideration	56,000
Ending Balance	$5,212,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Three Months Ended March 31, 2019:
Beginning Balance	$20,266,000
Adjustment in Fair Value of Contingent Consideration	171,000
Ending Balance	$20,437,000
Income Taxes
The Company’s taxable income or loss is allocated to its members in accordance with the LLC Agreement. Therefore, no provision or liability for income taxes has been included in the consolidated interim financial statements related to the business activities of Solara Medical Supplies, LLC. The income tax expense recorded during the three months ended March 31, 2019 mainly relates to a taxable gain recognized upon liquidation of a wholly owned C corporation subsidiary of the Company.
Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period.
New Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
3. Balance Sheet Details
Property and equipment consist of the following:
	Useful Life	March 31, 2020	December 31, 2019
Leasehold Improvements	5 Years (or remaining lease term)	$851,000	$848,000
Furniture and Fixtures	7 Years	477,000	476,000
Software	3 Years	361,000	361,000
Computer Equipment	5 Years	246,000	206,000
Vehicles	6 Years	13,000	13,000
Construction in Process		1,019,000	567,000
		$2,967,000	$2,471,000
Less Accumulated Depreciation and Amortization		(450,000)	(290,000)
Total		$2,517,000	$2,181,000

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Depreciation expense totaled $160,000 and $137,000 for the three months ended March 31, 2020 and 2019, respectively.
Accrued expenses consist of the following:
	March 31, 2020	December 31, 2019
Accrued Distribution to Members	$2,091,000	$1,709,000
Third-Party Overpayments	8,544,000	8,263,000
Customer Deposits	1,788,000	1,415,000
Payroll Liabilities	1,611,000	2,846,000
Sales and Use Tax Payable	1,273,000	1,693,000
Other Accrued Liabilities	1,269,000	3,601,000
Total	$16,576,000	$19,527,000
4. Debt
Bank Credit Agreement
The Company entered into a secured credit agreement on May 31, 2018, which provided a term loan of $80,000,000 used as part of the purchase transaction for Solara Medical Supplies, LLC, and also extended availability to a delayed term loan of $15,000,000 and a revolving commitment loan of $10,000,000.
On February 27, 2019, the Company entered into the First Amendment to the Credit Agreement. The Company obtained an additional $72,000,000 of financing. The Company distributed a one-time cash dividend to the members of the LLC totaling $68,837,000. The remaining funds were used for financing fees and legal costs. The financing was accounted for as a debt modification in accordance with ASC 470, Debt, and $2,170,000 of financing fees and legal costs were recorded to debt acquisition costs and $992,000 was recorded to legal fee expense during the three months ended March 31, 2019. The available amounts for the delayed term loan and revolving commitment loan increased to $30,000,000 and $20,000,000, respectively. The Company is subject to certain affirmative and negative covenants, most significantly submitting monthly, quarterly and annual financial statements, as well as monthly compliance notifications. The maturity date was extended to February 27, 2024.
The delayed term loan and revolving commitment loan can be used for working capital, capital expenditures, acquisitions and general corporate purposes. The loans bear interest at either a base rate or an adjusted LIBOR, adjusted by an applicable margin percentage of 5.0% or 6.0% per annum, respectively. The interest rate for the delayed term loan as of March 31, 2020 and December 31, 2019 was 7.45013% and 7.94463%, respectively. The loans mature on February 27, 2024.
During the three months ended March 31, 2020, the Company borrowed $20,000,000 from the revolving commitment loan, which remained outstanding at March 31, 2020. There were two borrowings for $10,000,000 each and the interest rates as of March 31, 2020 were 7.11575% and 7.21563%.
Debt is presented net of the debt acquisition costs on the consolidated balance sheets. There were no debt acquisition costs incurred during the three months ended March 31, 2020. Debt acquisition costs totaling $2,170,000 were incurred during the three months ended March 31, 2019. Debt acquisition costs of $178,000 and $160,000 were amortized to interest expense during the three months ended March 31, 2020 and 2019, respectively.
5. Commitments and Contingencies
Legal
On June 28, 2019, the Company discovered it had experienced a data security incident as the result of a phishing email campaign. The Company, along with third-party forensic investigators, immediately launched

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
an investigation to determine the nature and scope of the activity, and determined the incident occurred at different points in time from April 2, 2019 to June 20, 2019. The investigation determined that the criminal motivation was financial, but the accessed accounts also had emails and attachments containing protected health information (“PHI”) and other personally identifiable information (“PII”), which gave rise to potential notification obligations (since the PII was exposed). Federal and state regulatory and legal requirements mandated various disclosures (individuals potentially affected, U.S. Department of Health and Human Services/Office for Civil Rights , various state attorneys general and the national newswire). To date, there remains no evidence suggesting the access to the accounts targeted PHI or PII.
The Company has been working with third-party forensic investigators, federal law enforcement, legal counsel and its insurance carrier. A class action complaint has been filed alleging unspecified monetary damages. The potential range of expenses from the data security incident, including ongoing civil litigation and regulatory responses, is not expected to exceed the Company’s insurable covered amounts.
From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without material effect on the Company’s consolidated financial position, operations or cash flows.
Other Contingent Liabilities
Third-Party Payor Overpayment Contingency:   During the year ended December 31, 2017, the Company became aware that certain of its receivables were being paid at 100% of the submitted amount from one of its significant third-party payors. The payor primarily reimburses the Company based on the payor’s internal fee schedule, which is based on its internally determined prevailing rates. The Company is working with the payor to determine whether an overpayment has occurred, and if so, how much based on a final determination by the payor as to the definitive reimbursement terms. The Company has accrued $8,544,000 and $8,263,000 as of March 31, 2020 and December 31, 2019, respectively, for this potential overpayment, contingent upon a determination by the third-party payor.
Affordable Care Act Contingency:   The Company did not offer an affordable health care benefit plan to its employees through December 31, 2017 and will therefore be subject to the employer mandate penalty under the 2013 Affordable Care Act (the “ACA”). Under the terms of the ACA, the Company estimated the Internal Revenue Service, upon notice, would charge a sum of $405,000 based on a penalty per employee for the time during which such benefits were not offered. Through March 31, 2020, the Company has paid $272,000. The Company began offering affordable health care benefits to its employees on April 1, 2018.
Lease Commitments
Operating Lease Obligations:   The Company leases three of its five facilities through short-term rental agreements with expiration dates through November 2024. The Company leases its two largest facilities from a related party (Note 8). Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:
Twelve Months Ending March 31,
2021	$761,000
2022	914,000
2023	715,000
2024	805,000
$3,195,000
Rent expense for the three months ended March 31, 2020 and 2019 totaled $248,000 and $176,000, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
6. Goodwill and Intangible Assets
There were no changes in the carrying amount of goodwill for the three months ended March 31, 2020.
Goodwill is amortizable for tax purposes.
Identifiable intangible assets that are separable and have determinable useful lives are valued separately and amortized over their benefit period. The following table presents the activity of the Company’s identifiable intangible assets for the three months ended March 31, 2020 and 2019:
	Payor Contracts	Trademarks	Leasehold Interest	Domain Name
Three Months Ended March 31, 2020:
Beginning Balance	$38,724,000	$15,992,000	$61,000	$24,000
Amortization Expense	(1,151,000)	(475,000)	(4,000)	(1,000)
Ending Balance	$37,573,000	$15,517,000	$57,000	$23,000

	Payor Contracts	Trademarks	Leasehold Interest
Three Months Ended March 31, 2019:
Beginning Balance	$43,325,000	$17,892,000	$79,000
Amortization Expense	(1,151,000)	(475,000)	(4,000)
Ending Balance	$42,174,000	$17,417,000	$75,000
The weighted-average amortization period of the identifiable intangible assets in the aggregate is 8.1 years. Total amortization expense of intangible assets above was $1,631,000 and $1,630,000 for the three months ended March 31, 2020 and 2019, respectively, and is included in Selling, General and Administrative Expenses in the accompanying consolidated statements of operations. Future amortization for the next five years and thereafter is as follows:
Years Ending March 31,
2021	$6,520,000
2022	6,520,000
2023	6,520,000
2024	6,520,000
2025	6,520,000
Thereafter	20,570,000
$53,170,000
7. Members’ Equity
The Company operates under the LLC Agreement established on May 31, 2018. The LLC Agreement designates Class A and Class B Common Units and Class A and Class B Preferred Units. Class Z units only come into effect upon the consummation of a liquidity event.
Class A Common Unitholders are granted one vote per vested unit. Class B Common Unitholders and Class A and Class B Preferred Unitholders have no voting rights.
Upon a liquidity event, distributions will be made first to Class A Preferred Unitholders, second to Class B Preferred Unitholders, and then to Common Unitholders.
Under the LLC Agreement, each Unitholder is to receive a tax distribution equal to the income amount allocated to each Unitholder multiplied by the applicable tax rate. For the three months ended March 31, 2020 and 2019, tax distributions of $2,091,000 and $2,222,000 were recorded, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
On February 27, 2019, the members were distributed a one-time cash dividend totaling $68,837,000 in conjunction with the First Amendment to the Credit Agreement (Note 4).
On May 31, 2018, the Company issued 895,740 Common Units totaling $896,000. The Company also issued 62,938 Class A Preferred Units and 25,740 Class B Preferred Units, totaling $62,938,000 and $25,740,000, respectively. During the three months ended March 31, 2019, the Company issued 3,000 Common Units totaling $48,000 and 302 Class A Preferred Units totaling $302,000.
Equity-based Compensation
In May 2018, the Company adopted the Management Incentive Unit Plan. The Company grants incentive units to certain members of management and the units have a 25% time-vesting component over five years and a 75% performance-vesting component, which becomes vested upon consummation of a liquidity event. As of March 31, 2020 and December 31, 2019, 34,000 and 218,000 time-vesting and performance-vesting incentive units were outstanding. Equity-based compensation was not significant and was therefore not recorded in the periods presented in the accompanying consolidated interim financial statements.
8. Related-Party Transactions
The Company leases two of its facilities from a related party. Total cash payments and lease expenditures under the leases totaled $151,000 and $145,000 for the three months ended March 31, 2020 and 2019, respectively.
The Company pays related-party management fees. Total cash payments for the fees totaled $519,000 and $494,000 for the three months ended March 31, 2020 and 2019, respectively.
9. Subsequent Events
Subsequent events were evaluated through the date the consolidated interim financial statements were available to be issued, June 16, 2020.
On May 19, 2020, the Company acquired certain assets of Active Healthcare, Inc. The total purchase price was $16,143,000. Any adjustments to the purchase price allocation of this acquisition will be made as soon as practicable but no later than one year from the acquisition date.
On May 25, 2020, Holdings entered into a stock purchase agreement and agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $362,500,000 in cash and $62,500,000 in AdaptHealth Corp. common stock. The transaction is expected to close in July 2020.
On June 9, 2020, the Company borrowed $5,223,000 from the delayed term loan and used the funds to make the final contingent performance payment related to the purchase transaction for Solara Medical Supplies, Inc.
The spread of COVID-19, a novel strain of the coronavirus, appears to be altering the behavior of businesses and people in a manner that is having negative effects on local, regional and global economies. The extent to which COVID-19 impacts the operations of the Company in the future will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, containment and treatment procedures. The Company does not anticipate the effects of COVID-19 having a significant impact on the Company’s operations.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND 2018 (SUCCESSOR),
AND FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018
(SUCCESSOR),
AND FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2018 TO MAY 31, 2018
(PREDECESSOR)

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report	F-122
Consolidated Balance Sheets as of December 31, 2019 and 2018 (Successor)	F-123

Consolidated Statements of Operations for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Operations for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-124
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor)	F-125
Statement of Stockholder’s Equity for the Period from January 1, 2018 to May 31, 2018 (Predecessor)	F-126

Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 (Successor) and the Period from June 1, 2018 to December 31, 2018 (Successor), and Statement of Cash Flows for the Period from January 1, 2018 to May 31, 2018 (Predecessor)
F-127
Notes to Consolidated Financial Statements	F-128 – F- 140

Independent Auditor’s Report
To the Board of Directors of
Solara Medical Supplies, LLC
Chula Vista, CA
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Solara Medical Supplies, LLC (Successor), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2019, and for the period from June 1, 2018, through December 31, 2018, and the related notes to the consolidated financial statements. We have also audited the accompanying financial statements of Solara Medical Supplies, Inc. (Predecessor), which comprise the statements of operations, stockholder’s equity and cash flows for the period from January 1, 2018, through May 31, 2018, and the related notes to the financial statements. The financial statements of the Predecessor and the Successor, and the related notes to the consolidated financial statements, are collectively referred to herein as the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solara Medical Supplies, LLC as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the year ended December 31, 2019, and for the period from June 1, 2018, through December 31, 2018, and the results of the operations and cash flows of Solara Medical Supplies, Inc. for the period from January 1, 2018, through May 31, 2018, in accordance with accounting principles generally accepted in the United States of America.
San Diego, California
June 16, 2020

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2019 AND 2018 (SUCCESSOR)
	Successor	Successor
	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$9,768,000	$10,643,000
Accounts Receivable, Net	26,970,000	21,889,000
Inventory	18,213,000	8,528,000
Prepaid Expenses and Other Current Assets	3,155,000	811,000
Total Current Assets	$58,106,000	$41,871,000
Property and Equipment, Net	2,181,000	2,088,000
Rental Pumps, Net	2,323,000	1,922,000
Goodwill	110,355,000	110,924,000
Intangible Assets, Net	54,801,000	61,296,000
Other Assets	70,000	36,000
TOTAL ASSETS	$227,836,000	$218,137,000
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$26,498,000	$17,717,000
Accrued Expenses	19,527,000	18,049,000
Debt, Current Portion	1,660,000	4,000,000
Contingent Consideration, Current Portion	5,156,000	15,750,000
Total Current Liabilities	$52,841,000	$55,516,000
Debt, Net of Debt Acquisition Costs	159,708,000	72,770,000
Contingent Consideration, Long-Term	—	4,516,000
Other Long-Term Liabilities	149,000	334,000
TOTAL LIABILITIES	$212,698,000	$133,136,000
Commitments and Contingencies (Notes 5 and 6)
Members’ Equity
Common Units	944,000	896,000
Preferred Units (Class A)	63,240,000	62,938,000
Preferred Units (Class B)	25,740,000	25,740,000
Accumulated Deficit	(74,786,000)	(4,573,000)
TOTAL MEMBERS’ EQUITY	$15,138,000	$85,001,000
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$227,836,000	$218,137,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR),
AND STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2018
TO MAY 31, 2018 (PREDECESSOR)
	Successor		Predecessor
	Year End December 31, 2019	Period from January 1, 2018 to December 31, 2018	Period from June 1, 2018 to May 31, 2018
Revenue, Net	$183,352,000	$99,928,000	$44,186,000
Cost of Goods Sold	113,335,000	63,184,000	29,660,000
Gross Profit	$70,017,000	$36,744,000	$14,526,000
Operating Expenses
Selling, General and Administrative Expenses	44,360,000	22,400,000	6,039,000
Operating Income	$25,657,000	$14,344,000	$8,487,000
Interest Expense	(13,261,000)	(5,201,000)	—
Other Income	135,000	107,000	80,000
Income Before Income Taxes	$12,531,000	$9,250,000	$8,567,000
Income Tax Expense	(294,000)	(7,000)	(120,000)
Net Income	$12,237,000	$9,243,000	$8,447,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR)
	Common Units		Preferred Units (Class A)		Preferred Units (Class B)			Total Members’ Equity
	Amount	Number of Units	Amount	Number of Units	Amount	Number of Units	Accumulated Deficit
Balance at June 1, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(7,528,000)	$82,046,000
Distributions to Members	—	—	—	—	—	—	(6,288,000)	(6,288,000)
Net Income	—	—	—	—	—	—	9,243,000	9,243,000
Balance at December 31, 2018	$896,000	895,740	$62,938,000	62,938	$25,740,000	25,740	$(4,573,000)	$85,001,000
Members Contributions	48,000	3,000	302,000	302	—	—	—	350,000
Distributions to Members	—	—	—	—	—	—	(82,450,000)	(82,450,000)
Net Income	—	—	—	—	—	—	12,237,000	12,237,000
Balance at December 31, 2019	$944,000	898,740	$63,240,000	63,240	$25,740,000	25,740	$(74,786,000)	$15,138,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
STATEMENT OF STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2018 TO MAY 31, 2018 (PREDECESSOR)
	Common Stock			Total Stockholder’s Equity
	Amount	Number of Shares	Retained Earnings
Balance at December 31, 2017	$20,000	20,000	$18,855,000	$18,875,000
Net Income	—	—	8,447,000	8,447,000
Dividends	—	—	(12,668,000)	(12,668,000)
Balance at May 31, 2018	$20,000	20,000	$14,634,000	$14,654,000
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2019 (SUCCESSOR)
AND THE PERIOD FROM JUNE 1, 2018 TO DECEMBER 31, 2018 (SUCCESSOR),
AND STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1, 2018
TO MAY 31, 2018 (PREDECESSOR)
	Successor		Predecessor
	Year Ended December 31, 2019	Period from June 1, 2018 to December 31, 2018	Period from January 1, 2018 to May 31, 2018
Cash Flows from Operating Activities
Net Income	$12,237,000	$9,243,000	$8,447,000
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	7,110,000	4,232,000	135,000
Rental Pump Amortization	4,173,000	1,671,000	912,000
Loss on Disposition of Assets	—	—	166,000
Deferred Rent	62,000	190,000	—
Change in Fair Value of Contingent Liability	640,000	576,000	—
Bad Debt Expense and Contractual Allowance	6,730,000	3,649,000	394,000
Amortization of Debt Acquisition Costs	640,000	1,088,000	—
Changes in Operating Assets and Liabilities
Accounts Receivable, Net	(11,811,000)	(13,511,000)	7,433,000
Inventory	(14,259,000)	(8,616,000)	2,329,000
Prepaid Expenses and Other Current Assets	(2,378,000)	150,000	(114,000)
Accounts Payable	8,781,000	14,090,000	(5,425,000)
Accrued Expenses	1,479,000	8,565,000	2,368,000
Net Cash Provided by Operating Activities	$13,404,000	$21,327,000	$16,645,000
Cash Flows from Investing Activities
Purchases of Property and Equipment	(930,000)	(1,351,000)	(248,000)
Purchase of Intangible Asset	(25,000)	—	—
Purchase Price Adjustment	569,000	—	—
Net Investment in Acquired Business	—	(1,506,000)	—
Net Cash Used in Investing Activities	$(386,000)	$(2,857,000)	$(248,000)
Cash Flows from Financing Activities
Proceeds from Term Loan	87,700,000	—	—
Payments of Debt Acquisition Costs	(2,173,000)	—	—
Term Loan Repayments	(1,570,000)	(2,000,000)	(25,000)
Dividends	—	—	(12,668,000)
Distributions	(82,450,000)	(13,816,000)	—
Contributions	350,000	—	—
Payments of Contingent Consideration	(15,750,000)	—	—
Net Cash Used in Financing Activities	$(13,893,000)	$(15,816,000)	$(12,693,000)
(Decrease) Increase in Cash	$(875,000)	$2,654,000	$3,704,000
Cash, Beginning of the Year	10,643,000	7,989,000	6,522,000
Cash, End of the Year	$9,768,000	$10,643,000	$10,226,000
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Period for Interest	$12,621,000	$4,113,000	$—
Cash Paid During the Period for Income Taxes	294,000	7,000	120,000
Contingent Liability Recognized at Purchase Date	—	19,690,000	—
See accompanying notes to the consolidated financial statements.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Company and Basis of Presentation
Description of Company
Solara Medical Supplies, LLC, a Delaware limited liability company (“LLC”), and its subsidiaries (collectively, the “Company”) were formed upon the completion of the purchase of Solara Medical Supplies, Inc. on May 31, 2018. Solara Medical Supplies, LLC is a subsidiary of Solara Intermediate, LLC, and Solara Intermediate, LLC is a subsidiary of Solara Holdings, LLC (“Holdings”), which operates under an LLC agreement (“LLC Agreement”) (Note 8). The Company is a direct-to-customer supplier of advanced diabetic devices, including continuous glucose monitors, insulin pumps and other supplies for the intensely managed diabetic. The Company is headquartered in Chula Vista, California, and operates additional offices in Michigan, Texas, Alabama, Ohio and South Carolina.
Basis of Presentation
Successor:   The consolidated financial statements for the year ended December 31, 2019 and the period from June 1, 2018 to December 31, 2018 include the accounts of Solara Medical Supplies, LLC and its wholly owned subsidiaries. All intercompany accounts and transactions were eliminated at consolidation.
Predecessor:   The financial statements for the period from January 1, 2018 to May 31, 2018 include the accounts of Solara Medical Supplies, Inc.
Predecessor and Successor Periods:   The purchase agreement was a stock purchase. As a result, Solara Intermediate, LLC is the acquirer and elected push-down accounting to Solara Medical Supplies, LLC, the accounting successor, and Solara Medical Supplies, Inc. is the acquiree and the accounting predecessor. The purchase was accounted for as a business combination using the acquisition method of accounting and the successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.
As a result of the application of the acquisition method of accounting as of the effective time of the purchase transaction, the accompanying financial statements include a black line division that indicates the predecessor and successor reporting entities shown are presented on a different basis and are therefore not directly comparable.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions. Such estimates affect the reported amount of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors. Significant estimates made by management include, but are not limited to, contractual allowances, doubtful accounts, inventories, goodwill, fair value measurements and contingent liabilities.
Concentrations of Risk
The Company primarily sells its products directly to customers whereby the customer prepays an amount and the remaining amount is paid by the third-party payor. During the year ended December 31, 2019 (Successor), the Company had three third-party payors representing 11.3%, 18.5% and 7.9% of gross accounts receivable, and 18.5%, 16.1% and 13.0% of net revenue, respectively. During the period from June 1, 2018 to December 31, 2018 (Successor), the Company had three third-party payors representing 28.8%, 19.8% and 16.4% of gross accounts receivable, and 22.6%, 16.5% and 12.5% of net revenue, respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the year ended December 31, 2019 (Successor), the Company purchased 67% and 12% of its inventory from two suppliers. During the period from June 1, 2018 to December 31, 2018 (Successor), the Company purchased 70% and 12% of its inventory from two suppliers. During the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company purchased 63% and 15% of its inventory from two suppliers.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents. The Company did not hold any cash equivalents during the successor or predecessor periods. The cash maintained in the Company’s bank account may, at times, exceed the federally insured limit of $250,000. The Company has not experienced any losses as a result of any excesses over the federally insured limit.
Accounts Receivable and Allowance for Doubtful Accounts and Allowances
Accounts receivable are customer and third-party payor obligations due under normal sales terms. Management estimates the allowance for doubtful accounts based on several factors, including historical cash collections, bad debt experience, economic conditions, and the age and composition of the outstanding amounts. Changes in these conditions may result in additional allowances. Contractual allowances are estimated using the expected value method, which estimates the amount that is expected to be earned. Revisions in allowance for doubtful accounts estimates are recorded as an adjustment to bad debt expense within selling, general and administrative expenses. Revisions to contractual allowances are recorded as decreases to the transaction price, which reduces revenue. At December 31, 2019 and 2018 (Successor), the allowance for doubtful accounts balance was $3,877,000 and $806,000, respectively, and the contractual allowance was $5,069,000 and $1,409,000, respectively.
Inventories
Inventories include finished goods and are stated at the lower of cost or estimated net realizable value, with cost being determined using average cost. The Company reviews inventory for potentially excess, obsolete, slow-moving or impaired items on an ongoing basis. There have been no adjustments resulting from the review of these items.
Property and Equipment
Property and equipment are valued at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred, while expenditures that increase asset lives are capitalized.
The Company capitalizes system development costs related to its internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years.
Rental Pumps
Certain inventory, primarily insulin pumps, are reclassified to an equipment classification upon shipment. The cost of the shipped pump is recorded to depreciation expense in cost of goods sold on a straight-line basis over the reimbursement term, which is typically 13 to 15 months. The cost basis and accumulated depreciation related to rental pumps was $4,869,000 and $2,546,000, respectively, at December 31, 2019 (Successor) and $3,886,000 and $1,964,000, respectively, at December 31, 2018 (Successor). Total depreciation expense for the rental pumps was $4,173,000, $1,671,000 and $912,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-Lived Asset Impairment Testing
Long-lived assets, which include property and equipment and intangible assets, are periodically reviewed for impairment indicators. The Company assesses and evaluates potential impairment to its long-lived assets held for use when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed at the asset group level, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities, using the estimated projected future undiscounted cash flows associated with the asset group over its remaining useful life compared to the asset group’s carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. The Company has not recognized any impairment losses on long-lived assets for the successor or predecessor periods.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective January 1, 2019, the first day of the Company’s fiscal year using the modified retrospective approach.
As part of the adoption of ASU 2014-09, the Company elected the following transition practical expedients: (i) to reflect the aggregate of all contract modifications that occurred prior to the date of initial application when identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price, (ii) to apply the standard only to contracts that are not completed at the initial date of application, (iii) to apply Accounting Standards Codification (“ASC”) 606 to a portfolio of similar contracts, and (iv) shipping and handling activities are treated as fulfillment activities and not promised services that would have to be further evaluated under ASC 606. There was no significant impact as a result of electing these practical expedients.
The Company derives its revenues primarily from the sale of advanced diabetic devices, including continuous glucose monitors, insulin pumps, and supporting supplies and products. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. There are also no significant costs incurred to obtain contracts.
Revenues from product sales are the result of performance obligations satisfied at a point in time. The Company’s principal terms of sale are free on board (“FOB”) shipping point and the Company transfers control and records revenue for product sales upon shipment to the customer. The Company accounts for revenues from pump equipment rentals under ASC 840, Leases. ASC 840 is included in the scope exceptions for ASC 606-10-15-2 and is therefore outside the scope of ASC 606. Revenue from pump equipment rentals is recognized over the reimbursement term of the contract with the customer, which is typically 13 to 15 months.
The following are the Company’s revenues from performance obligations and their timing of transfer of goods and services:

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Revenues, Net
	Successor		Predecessor
Performance Obligations	Year Ended December 31, 2019	Period from June 1, 2018 to December 31, 2018	Period from January 1, 2018 to May 31, 2018	Timing of Transfer
Product Sales	$178,205,000	$97,764,000	$42,979,000	Point in Time
Pump Equipment Rentals	5,147,000	2,164,000	1,207,000	Over Time
	$183,352,000	$99,928,000	$44,186,000
Overall, the adoption of this standard did not result in any changes to beginning accumulated deficit as of January 1, 2019. The nature of the Company’s business gives rise to variable consideration, including contractual allowances and third-party payor overpayments that generally decrease the transaction price, which reduces revenue. Variable consideration is estimated using the expected value method, which estimates the amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.
Goodwill and Intangible Assets
Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Identifiable intangible assets consist of payor contracts, trademarks, leasehold interests and a domain name. Identifiable intangible assets are amortized using the straight-line method over their estimated useful lives, which reflects the pattern in which the economic benefits of the assets are expected to be consumed. The following table summarizes the lives of the intangible assets acquired:
Payor Contracts	10 years
Trademarks	10 years
Leasehold Interest	5 years
Domain Name	10 years
The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually or when a change in circumstances indicate a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.
The impairment testing can be performed on either a quantitative or qualitative basis. Upon evaluating the qualitative analysis, it was more likely than not that the fair value exceeded the carrying value of the reporting unit. As a result, the Company did not record any goodwill impairment charges.
Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under authoritative guidance must maximize the use of observable inputs and minimize the use of unobservable inputs. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. The three levels of inputs that may be used to measure fair value are:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•
Level 2:   Other quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company applies fair value accounting to its financial instruments. The carrying amounts of financial instruments such as accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities, accrued payroll and related benefits approximate the related fair values due to the short-term maturities of these instruments. The carrying amounts of long-term debt as of December 31, 2019 and 2018 (Successor) approximate fair value due to the timing of the debt draw-down in relation to the balance sheet date. Liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018 (Successor) are as follows:
		Fair Value Measurements at Reporting Date Using
	Balance	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent Consideration, 2019	$5,156,000	$—	$—	$5,156,000
Contingent Consideration, 2018	$20,266,000	$—	$—	$20,266,000
The contingent consideration is the result of the purchase of Solara Medical Supplies, Inc. (Note 6) and is calculated based on the present value of the expected future cash flows discounted at an interest rate consistent with that the Company could obtain from a third-party lender.
The following table provides the activity for liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor):
Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Balance at May 31, 2018	$—
Establishment of Contingent Consideration	19,690,000
Adjustment in Fair Value of Contingent Consideration	576,000
Balance at December 31, 2018	$20,266,000
Payments of Contingent Consideration	(15,750,000)
Adjustment in Fair Value of Contingent Consideration	640,000
Balance at December 31, 2019	$5,156,000
The Company’s non-financial assets measured on a non-recurring basis were as follows:
	As of December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$110,355,000	$110,924,000
Income Taxes
For the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), as an LLC, the Company’s taxable income or loss is allocated to its members in accordance

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
with the LLC Agreement. Therefore, no provision or liability for income taxes has been included in the financial statements related to the business activities of Solara Medical Supplies, LLC. The $294,000 of income taxes paid in the year ended December 31, 2019 (Successor) mainly relates to a taxable gain recognized upon liquidation of a wholly owned C corporation subsidiary of the Company.
The Company complies with ASC 740-10, which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. As of December 31, 2019 and 2018 (Successor), the Company does not have any entity-level uncertain tax positions.
For the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the sole stockholder was liable for individual federal income taxes based on the Company’s taxable income. Distributions were made periodically to the sole stockholder to the extent needed to cover his income tax liability based on the Company’s taxable income.
Equity-based Compensation
The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period.
New Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.
In January 2017, the FASB issued ASU 2017-04, Intangibles  —  Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
quantitative impairment test is necessary. The Company adopted this standard on January 1, 2019, which did not have a material impact on the Company’s consolidated financial statements.
3. Balance Sheet Details
Property and equipment consist of the following:
		Successor
	Useful Life	As of December 31, 2019	As of December 31, 2018
Leasehold Improvements	5 Years (or remaining lease term)	$848,000	$1,072,000
Furniture and Fixtures	7 Years	476,000	574,000
Software	3 Years	361,000	173,000
Computer Equipment	5 Years	206,000	401,000
Office Equipment	4 Years	—	15,000
Telephone System	4 Years	—	39,000
Vehicles	6 Years	13,000	13,000
Construction in Process		567,000	—
		$2,471,000	$2,287,000
Less Accumulated Depreciation and Amortization		(290,000)	(199,000)
Total		$2,181,000	$2,088,000
Depreciation expense totaled $590,000, $429,000 and $135,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.
Accrued expenses consist of the following:
	Successor
	As of December 31, 2019	As of December 31, 2018
Accrued Distribution to Members	$1,709,000	$6,288,000
Third-Party Overpayments	8,263,000	6,477,000
Customer Deposits	1,415,000	2,100,000
Payroll Liabilities	2,846,000	1,329,000
Sales and Use Tax Payable	1,693,000	526,000
Other Accrued Liabilities	3,601,000	1,329,000
Total	$19,527,000	$18,049,000
4. Debt
Bank Credit Agreement
The Company entered into a secured credit agreement on May 31, 2018, which provided a term loan of $80,000,000 used as part of the Purchase Transaction (Note 6), and also extended availability to a delayed term loan of $15,000,000 and a revolving commitment loan of $10,000,000.
On February 27, 2019, the Company entered into the First Amendment to the Credit Agreement. The Company obtained an additional $72,000,000 of financing. The Company distributed a one-time cash

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
dividend to the members of the LLC totaling $68,837,000. The remaining funds were used for financing fees and legal costs. The financing was accounted for as a debt modification in accordance with ASC 470, Debt, and $2,173,000 of financing fees and legal costs were recorded to debt acquisition costs and $992,000 was recorded to legal fees. The available amounts for the delayed term loan and revolving commitment loan increased to $30,000,000 and $20,000,000, respectively. The Company is subject to certain affirmative and negative covenants, most significantly submitting monthly, quarterly and annual financial statements, as well as monthly compliance notifications. The maturity date was extended to February 27, 2024.
The delayed term loan and revolving commitment loan can be used for working capital, capital expenditures, acquisitions and general corporate purposes. The loans bear interest at either a base rate or an adjusted LIBOR, adjusted by an applicable margin percentage of 5.0% or 6.0% per annum, respectively. The interest rate as of December 31, 2019 and 2018 (Successor) was 7.94463% and 8.52238%, respectively. The loans mature on February 27, 2024 and the payment schedule is as follows:
Years Ending December 31,
2020	$1,660,000
2021	1,660,000
2022	1,660,000
2023	1,660,000
2024	157,490,000
$164,130,000
Debt is presented net of the debt acquisition costs on the consolidated balance sheets. Debt acquisition costs totaling $2,762,000 and $2,317,000 were incurred, and $640,000 and $1,088,000 of costs were amortized to interest expense, during the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively.
5. Commitments and Contingencies
Legal
On June 28, 2019, the Company discovered it had experienced a data security incident as the result of a phishing email campaign. The Company, along with third-party forensic investigators, immediately launched an investigation to determine the nature and scope of the activity, and determined the incident occurred at different points in time from April 2, 2019 to June 20, 2019. The investigation determined that the criminal motivation was financial, but the accessed accounts also had emails and attachments containing protected health information (“PHI”) and other personally identifiable information (“PII”), which gave rise to potential notification obligations (since the PII was exposed). Federal and state regulatory and legal requirements mandated various disclosures (individuals potentially affected, U.S. Department of Health and Human Services/Office for Civil Rights, various state attorneys general and the national newswire). To date, there remains no evidence suggesting the access to the accounts targeted PHI or PII.
The Company has been working with third-party forensic investigators, federal law enforcement, legal counsel and its insurance carrier. A class action complaint has been filed alleging unspecified monetary damages. The potential range of expenses from the data security incident, including ongoing civil litigation and regulatory responses, is not expected to exceed the Company’s insurable covered amounts.
From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. Management believes that such litigation and claims will be resolved without material effect on the Company’s consolidated financial position, operations or cash flows.
Other Contingent Liabilities
Third-Party Payor Overpayment Contingency:   During the year ended December 31, 2017 (Predecessor), the Company became aware that certain of its receivables were being paid at 100% of the submitted amount

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
from one of its significant third-party payors. The payor primarily reimburses the Company based on the payor’s internal fee schedule, which is based on its internally determined prevailing rates. The Company is working with the payor to determine whether an overpayment has occurred, and if so, how much based on a final determination by the payor as to the definitive reimbursement terms. The Company has accrued approximately $8,263,000 and $6,477,000 as of December 31, 2019 and 2018 (Successor), respectively, for this potential overpayment, contingent upon a determination by the third-party payor.
Affordable Care Act Contingency:   The Company did not offer an affordable health care benefit plan to its employees through December 31, 2017 (Predecessor), and will therefore be subject to the employer mandate penalty under the 2013 Affordable Care Act (the “ACA”). Under the terms of the ACA, the Company estimated the Internal Revenue Service, upon notice, would charge a sum of $405,000 based on a penalty per employee for the time during which such benefits were not offered. Through April 1, 2020, the Company has paid $272,000. The Company began offering affordable health care benefits to its employees on April 1, 2018.
Lease Commitments
Operating Lease Obligations:   The Company leases three of its five facilities through short-term rental agreements with expiration dates through November 2024. The Company leases its two largest facilities from a related party (Note 10). Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:
Years Ending December 31,
2020	$1,010,000
2021	914,000
2022	715,000
2023	480,000
2024	325,000
$3,444,000
Rent expense for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor) totaled $838,000, $348,000 and $176,000, respectively.
6. Acquisitions
The Company accounts for its acquisitions under the acquisition method and through the application of push-down accounting in accordance with ASC 805, Business Combinations. Accordingly, the results of operations of the acquired entities were included in the Company’s financial statements from the acquisition dates. The purchase price was allocated to the assets acquired based on the estimated fair value at the acquisition date, with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill. Purchase accounting adjustments associated with goodwill have been recorded as of December 31, 2019 and 2018 (Successor).
On May 31, 2018, Solara Intermediate, LLC acquired all of the stock and operations of Solara Medical Supplies, Inc. (“Purchase Transaction”). The total purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. Goodwill was recognized as a result of expected growth in this market. For federal income taxes, the Purchase Transaction was treated as a part taxable purchase of assets and a part contribution of assets to Holdings. The purchase price was allocated among the underlying assets and the purchased portion of goodwill is amortizable for tax purposes. The fair value of the acquiree was determined using the income approach, which discounts expected future cash flows to present value. The fair value assigned to the trademarks intangible asset was based on the relief-from-royalty method. The fair value of the leasehold

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
interest was based on the function of the market rent estimated for the properties and the risk rate used to discount the excess additional income and the fair value of payor contracts was based on a discounted cash flow model. These approaches rely on estimates and assumptions determined by management. Purchased intangible assets are amortized on a straight-line basis over the respective useful lives.
Pursuant to the terms of the acquisition agreement, the purchase price was $178,690,000 and comprised the following:
Cash	$114,801,000
Equity Rollover	26,000,000
Contingent Consideration	19,690,000
Escrow	16,000,000
Seller’s Fees	2,199,000
$178,690,000
To finance the transaction, the Company secured $80,000,000 in debt (Note 4) and raised $89,574,000 through the sale of member Common and Preferred Units (Note 8). The Company incurred approximately $7,528,000 of acquisition-related costs, which were recorded on Holdings’ records as a pass-through of equity on the Company’s records. The Company also incurred approximately $2,317,000 related to debt issuance costs.
The amounts held in escrow are held for indemnity and adjustments to the purchase price, and funds will be distributed from the account as the contingencies related to the transaction are released.
The purchase agreement contained a contingent performance payment of up to $21,000,000, which is based on a third-party payor’s gross profit performance during the fiscal year ended December 31, 2019. Quarterly payments were based on a defined calculation and were due beginning on March 31, 2019 and ended with the final payment made on June 11, 2020 (Note 11). As of December 31, 2019 and 2018 (Successor), the fair value of the contingent performance payment is calculated based on the present value of the expected future cash flows discounted at an effective debt interest rate. The Company processed $15,750,000 of payments as of December 31, 2019.
See the table below for the allocation of the purchase price.
On September 7, 2018, the Company acquired all of the stock and operations of J.M.R. Medical, Inc. (“J.M.R.”) for a purchase price of $195,000, which was funded with cash. The Company also incurred $10,000 of acquisition-related costs, which were expensed as incurred. J.M.R. is located in Ohio and is a provider of durable medical equipment products.
On November 30, 2018, the Company acquired all of the stock and the operations of Huey’s Home Medical, Inc. (“Huey”) for a purchase price of $345,000, which was funded with cash. The Company also incurred $34,000 of acquisition-related costs, which were expensed as incurred. Huey is located in Illinois and is a provider of durable medical equipment products.
On December 7, 2018, the Company acquired all of the stock and the operations of Pal-Med, Inc. (“Pal‑Med”) for a purchase price of $1,850,000, which was funded with cash. The Company also incurred $30,000 of acquisition-related costs, which were expensed as incurred. Pal-Med is located in South Carolina and is a provider of durable medical equipment products.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of each acquisition date:

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Solara Medical Supplies, Inc.	J.M.R.	Huey	Pal-Med	Total
Assets Acquired:
Cash	$—	$—	$10,000	$176,000	$186,000
Accounts Receivable	12,028,000	—	14,000	298,000	12,340,000
Inventories	1,991,000	—	—	176,000	2,167,000
Prepaid Expenses and Other
Current Assets	726,000	—	2,000	101,000	829,000
Property and Equipment	1,164,000	—	3,000	30,000	1,197,000
Goodwill	109,153,000	195,000	367,000	1,209,000	110,924,000
Intangible Assets	65,099,000	—	—	—	65,099,000
Other Assets	1,406,000	—	—	—	1,406,000
Total Assets Acquired	$191,567,000	$195,000	$396,000	$1,990,000	$194,148,000
Liabilities Assumed:
Accounts Payable	(4,156,000)	—	(2,000)	(50,000)	(4,208,000)
Accrued Expenses and Other
Current Liabilities	(8,721,000)	—	(49,000)	(90,000)	(8,860,000)
Total Liabilities Assumed	$(12,877,000)	$—	$(51,000)	$(140,000)	$(13,068,000)
Total Net Assets Acquired	$178,690,000	$195,000	$345,000	$1,850,000	$181,080,000
7. Goodwill and Intangible Assets
The change in the carrying amount of goodwill for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor) were as follows:
Gross Carrying Amount
Successor Balance at June 1, 2018	$109,153,000
Acquired Goodwill During the Period	1,771,000
Successor Balance at December 31, 2018	$110,924,000
Measurement Period Adjustment	(569,000)
Successor Balance at December 31, 2019	$110,355,000
Identifiable intangible assets that are separable and have determinable useful lives are valued separately and amortized over their benefit period. The following is the gross carrying value and accumulated amortization of the Company’s intangible assets identifiable as of December 31, 2019 and 2018 (Successor):
	Payor Contracts	Trademarks	Leasehold Interest	Domain Name
Successor Balance at June 1, 2018	$46,010,000	$19,000,000	$89,000	$—
Amortization Expense	(2,685,000)	(1,108,000)	(10,000)	—
Successor Balance at December 31, 2018	$43,325,000	$17,892,000	$79,000	$—
Purchase of Intangible Asset	—	—	—	25,000
Decrease	—	—	—	—
Amortization Expense	(4,601,000)	(1,900,000)	(18,000)	(1,000)
Successor Balance at December 31, 2019	$38,724,000	$15,992,000	$61,000	$24,000
The weighted-average amortization period of the identifiable intangible assets in the aggregate is 8.4 years. Total amortization expense of identifiable intangible assets above was $6,520,000 and $3,803,000 for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively. Future amortization for the next five years and thereafter is as follows:

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ending December 31,
2020	$6,520,000
2021	6,520,000
2022	6,520,000
2023	6,520,000
2024	6,520,000
Thereafter	22,201,000
$54,801,000
8. Members’ Equity (Successor)
The Company operates under the LLC Agreement established on May 31, 2018 as part of the Purchase Transaction. The LLC Agreement designates Class A and Class B Common Units and Class A and Class B Preferred Units. Class Z units only come into effect upon the consummation of a liquidity event.
Class A Common Unitholders are granted one vote per vested unit. Class B Common Unitholders and Class A and Class B Preferred Unitholders have no voting rights.
Upon a liquidity event, distributions will be made first to Class A Preferred Unitholders, second to Class B Preferred Unitholders, and then to Common Unitholders.
Under the LLC Agreement, each Unitholder is to receive a tax distribution equal to the income amount allocated to each Unitholder multiplied by the applicable tax rate. For the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), tax distributions of $13,613,000 and $6,288,000 were recorded, respectively.
On February 27, 2019, the members were distributed a one-time cash dividend totaling $68,837,000 in conjunction with the First Amendment to the Credit Agreement (Note 4).
As part of the Purchase Transaction, on May 31, 2018, the Company issued 895,740 Common Units totaling $896,000. The Company also issued 62,938 Class A Preferred Units and 25,740 Class B Preferred Units, totaling $62,938,000 and $25,740,000, respectively. During the year ended December 31, 2019 (Successor), the Company issued 3,000 Common Units totaling $48,000 and 302 Class A Preferred Units totaling $302,000.
Equity-based Compensation
In May 2018, the Company adopted the Management Incentive Unit Plan. The Company grants incentive units to certain members of management and the units have a 25% time-vesting component over five years and a 75% performance-vesting component, which becomes vested upon consummation of a liquidity event. As of December 31, 2019, there were 34,000 and 218,000 time-vesting and performance-vesting incentive units outstanding, respectively. As of December 31, 2018, there were 15,000 and 160,000 time-vesting and performance-vesting incentive units outstanding, respectively. Equity-based compensation was not significant and is therefore not recorded for the periods presented in the accompanying consolidated financial statements.
9. Stockholder’s Equity (Predecessor)
The Company was originally incorporated in the State of California in 1996 as Nationwide Diabetes Supply Company, and filed Amended Articles of Incorporation effective in March 2001 as Solara Medical Supplies. During the period from January 1, 2018 to May 31, 2018 (Predecessor), the Company had one class of no-par common stock authorized, issued and outstanding. All shares were owned by a sole stockholder until May 31, 2018 when they were dissolved as part of the Purchase Transaction (Note 6).

SOLARA MEDICAL SUPPLIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Related-Party Transactions
The Company leases two of its facilities from a related party. Total cash payments and lease expenditures under the leases totaled $592,000, $362,000 and $157,000 for the year ended December 31, 2019 (Successor), the period from June 1, 2018 to December 31, 2018 (Successor) and the period from January 1, 2018 to May 31, 2018 (Predecessor), respectively.
The Company pays related-party management fees. Total cash payments for the fees totaled $2,050,000 and $434,000 for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), respectively.
11. Subsequent Events
Subsequent events were evaluated through the date the financial statements were available to be issued, June 16, 2020.
On both March 20, 2020 and March 25, 2020, the Company borrowed $10,000,000 from the revolving loan commitment, resulting in an outstanding balance of $20,000,000.
On May 19, 2020, the Company acquired certain assets of Active Healthcare, Inc. The total purchase price was $16,143,000. Any adjustments to the purchase price allocation of this acquisition will be made as soon as practicable but no later than one year from the acquisition date.
On May 25, 2020, Holdings entered into a stock purchase agreement and agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $362,500,000 in cash and $62,500,000 in AdaptHealth Corp. common stock. The transaction is expected to close in July 2020.
On June 9, 2020, the Company borrowed $5,223,000 from the delayed term loan and used the funds to make the final contingent performance payment related to the Purchase Transaction (Note 6).
The spread of COVID-19, a novel strain of the coronavirus, appears to be altering the behavior of businesses and people in a manner that is having negative effects on local, regional and global economies. The extent to which COVID-19 impacts the operations of the Company in the future will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, containment and treatment procedures. The Company does not anticipate the effects of COVID-19 having a significant impact on the Company’s operations.

**FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF ADAPTHEALTH CORP.**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

**P R O X Y**

The undersigned hereby appoints Luke McGee and Christopher Joyce (together, the "Proxies"), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the "Shares") at the 2020 annual meeting (the "annual meeting") of stockholders of AdaptHealth Corp. (the "Company") to be held virtually at 10:30 a.m. Eastern time on August 27, 2020, and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies' discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

**THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.**

**The proxy statement is available at http://www.adapthealth.com/investor-relations. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.**

**PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.**

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**ADAPTHEALTH CORP. – THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.**

Please mark vote as indicated in this ☒ example

| | | | |
|---|---|---|---|
| **Election of Directors** – To elect three directors to our board of directors, each to serve as a Class I director for a term of three years expiring at the 2023 annual meeting of stockholders and until his successor is duly elected and qualified. The following persons have been nominated as Class I directors: | FOR ALL NOMINEES ☐ | WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ | FOR ALL EXCEPT (See instructions below) ☐ |

**Nominees:**

01 Richard Barasch
02 Luke McGee
03 Alan Quasha

To withhold authority to vote for any individual nominee(s), mark "For all Except" and write the number(s) of the nominees on the line below.

__________________________________

Dated: ______________________________________________, 2020

______________________________________________

(Signature)

______________________________________________

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partners, please sign in partnership name by an authorized person. A vote to abstain with respect to Proposal 2 will have the same effect as a vote AGAINST such Proposal. A vote to abstain with respect to Proposal 3 will have no effect on the adoption of such Proposal. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the Class I director nominees and FOR Proposals 2 and 3. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.